Exhibit (a)(1)(C)

OFFER TO PURCHASE FOR CASH

by

dMY Technology Group, Inc. VI

Up to 24,150,000 of its Class A Common Stock

at a Purchase Price of $10.231888 Per Share, Equal to a Pro Rata Share of the Trust Account (as defined herein)

in Connection with its Consummation of a Proposed Business Combination

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON MARCH 31, 2023 UNLESS THE OFFER IS EXTENDED.

dMY Technology Group, Inc. VI (the “Company,” “dMY VI,” “we,” “us” or “our”) hereby offers to purchase up to 24,150,000 of its shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $10.231888 per share (the “Purchase Price”).

Pursuant to our Amended and Restated Certificate of Incorporation, dMY VI is providing public stockholders (as defined herein) of Common Stock with the opportunity to redeem, upon the consummation of the Business Combination, shares of Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Business Combination) in the Trust Account. The Purchase Price, which is a fixed amount, was determined by calculating the quotient obtained by dividing: (i) the aggregate amount expected to be on deposit in the Trust Account initially established to hold the proceeds of the initial public offering (“IPO”) of dMY VI (the “Trust Account”), as of two business days prior to the Closing (as defined herein), including interest not previously released to dMY VI to pay its taxes (which will not include, for the avoidance of doubt, the Excise Tax, as defined herein), by (ii) the total number of then outstanding shares of Common Stock, upon the terms and subject to certain conditions described in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (“Letter of Transmittal,” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”). The balance of the Trust Account as of two business days prior to the Closing (as defined herein), including interest not previously released to dMY VI to pay its taxes is expected to be $247,100,000, which we have calculated based on the accrual of interest on the assets in the Trust Account on the balances therein as of today.

If you wish to remain invested in dMY VI following the Business Combination (as defined herein), you should not tender your Common Stock pursuant to the Offer, because Common Stock purchased by us pursuant to the Offer will cease to represent an interest in the Company following the Business Combination. However, even if you tender your Common Stock pursuant to the Offer, all outstanding warrants of dMY VI to purchase Common Stock will remain outstanding upon the closing of the Business Combination.

Because dMY VI intends to consummate the Business Combination without seeking stockholder approval, stockholders will not have the right or opportunity to vote on the Business Combination. Accordingly, the only opportunity afforded to the stockholders of dMY VI to make an investment decision regarding the Business Combination is to exercise their rights to tender their shares of Common Stock for the Purchase Price prior to the expiration of the Offer (which will be March 31, 2023) as set forth in this Offer to Purchase.

Only shares of Common Stock validly tendered, and not properly withdrawn, will be purchased by us pursuant to the Offer. If we are not able to consummate the Business Combination substantially contemporaneously with the expiration of the Offer, we may amend, terminate, or extend the Offer. If we terminate the Offer, we will NOT: (1) purchase any shares of Common Stock pursuant to the Offer or (2) consummate the Business Combination in accordance with the terms of the Share Purchase Agreement described in this Offer to Purchase. If we do not consummate the Business Combination on or before 18 months from the closing of our initial public offering, which occurred on October 5, 2021 (or 21 months if we extend the period of time to consummate a business combination by depositing $0.10 per share of Class A Common Stock into the Trust Account), we will terminate the Offer and will commence winding up our affairs and, liquidate without completing a business combination.

The Offer is being made pursuant to the terms of the Share Purchase Agreement, dated as of December 22, 2022 (as may be amended from time to time, the “Share Purchase Agreement”), by and among dMY VI, Rain Enhancement Technologies, Inc. (“Rainwater Tech”), Rainwater, LLC, Michael Nefkens and Keri Waters (“Sellers”). Upon the consummation of the Business Combination, Rainwater Tech will be a wholly owned subsidiary of dMY VI, and dMY VI will change its name to “Rain Enhancement Technologies, Inc.”.

Rainwater Tech is a business recently formed to combine unique expertise, personnel, and weather data to develop, improve and commercialize ionization rainfall generation technology that enhances rainfall when conditions are appropriate in the atmosphere. The aggregate consideration to be provided by dMY VI pursuant to the Share Purchase Agreement will consist of: (a) 100 shares of Class A Common Stock of dMY VI and $790 in cash per issued and outstanding share of Rainwater Tech capital stock, representing aggregate consideration to the Sellers of 170,000 shares of Class A Common Stock of dMY VI and $1,343,000 in cash, and (b) an amount of cash equal to the amount on deposit in the Trust Account immediately following the consummation of this Offer (i.e., net of redemptions), minus the amount of any transaction costs and expenses incurred by dMY VI and Rainwater Tech in connection with the Share Purchase Agreement and transactions contemplated thereby and the amount of cash consideration to be paid to the Sellers, plus the amount of any PIPE Investment (as defined in the Share Purchase Agreement). Pursuant to our Amended and Restated Certificate of Incorporation, we are required, in connection with the Business Combination, to provide all holders of shares of Common Stock (the “public stockholders”) with the opportunity to redeem their shares of Common Stock for cash through a tender offer pursuant to the tender offer rules promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Sponsor and the initial stockholders have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Business Combination. The Offer is being made to provide the public stockholders with such opportunity to redeem their shares of Common Stock. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

dMY VI assembled the management team and facilitated the formation of Rainwater Tech. Accordingly, our Sponsor’s role is distinct from the typical role of a sponsor in other SPAC business combination transactions, due to the Sponsor’s active role in forming the target company, rather than just evaluating potential business combination opportunities. Given the inferiority of existing water technology and non-operating status of most rainfall generation companies that dMY VI encountered, dMY VI took a more active role in facilitating the formation of Rainwater Tech. The Chief Executive Officer and Chief Product Officer of Rainwater Tech, Michael Nefkens and Keri Waters, respectively, did not have any preexisting relationships with the Sponsor prior to when dMY VI began to focus on water technology companies as optimal targets for a potential business combination shortly after the dMY VI IPO. However, Niccolo de Masi, Chief Executive Officer of dMY VI, served on the board of Resideo from 2018 to 2020, where Mr. Nefkens was CEO during that period. While CEO of Residio, Mr. Nefkens acquired Ms. Waters’ water technology company. Accordingly, Mr. de Masi was familiar with the expertise and leadership of both Mr. Nefkens and Ms. Waters through his service on Resideo’s board. In addition, Paul Dacier, who serves as current Executive Chairman of Rainwater Tech and is the manager and sole member of Rainwater, LLC, a shareholder of Rainwater Tech, served as General Counsel of EMC Corporation during the tenure of Harry You, the Chairman of dMY VI and manager of the Sponsor, at EMC Corporation and previously served on the board of directors of GTY Technology Holdings, Inc., a special purpose acquisition company sponsored by an entity controlled by Mr. You. David Chung, who currently serves as Vice President at dMY VI, is expected to serve as Chief Strategy Officer of Rainwater Tech following the consummation of the Business Combination. For more information, see “The Business Combination—Background of the Business Combination.”

THE OFFER IS CONDITIONED UPON THE SATISFACTION OF THE CLOSING CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE) AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE “THE OFFER—CONDITIONS OF THE OFFER.”

We will fund the purchase of shares of Common Stock in the Offer with cash available to us from the Trust Account upon consummation of the Business Combination. As of the Closing, dMY VI is expected to have approximately $247,100,000 held in the Trust Account. See “The Offer—Source and Amount of Funds.” The Offer is not conditioned on any minimum number of Common Stock being tendered. The Offer is, however, subject to certain other conditions, including the Closing Condition. See “The Offer—Purchase of Common Stock and Payment of Purchase Price” and “The Offer—Conditions of the Offer.”

dMY VI’s shares of Common Stock are listed on the New York Stock Exchange (“NYSE”) under the symbol “DMYS.” As of March 2, 2023, the closing price of the Common Stock was $10.15 per share. Stockholders are urged to obtain current market quotations for the Common Stock before deciding whether to tender their Common Stock pursuant to the Offer.

dMY VI also has outstanding units (the “Units”), each comprised of one share of Common Stock and one-half of one redeemable warrant (“warrant”). The Units, Common Stock and warrants are also listed on NYSE under the symbols “DMYS.U,” “DMYS” and “DMYS WS,” respectively. The Offer is only open for our Class A Common Stock, and not the Units or the other securities included as part of the Units. You may tender shares of Class A Common Stock that are included in Units, but to do so you must separate the Units into shares of Class A Common Stock and warrants prior to tendering such shares. The separation can typically be accomplished within three business days. See “The Offer—Procedures for Tendering Shares of Common Stock.”

Our board of directors (“Board”) has (i) approved our making the Offer, (ii) approved the Share Purchase Agreement and (iii) determined that the Business Combination is in the best interests of dMY VI and, if consummated, the Business Combination would constitute our initial business combination pursuant to our Amended and Restated Certificate of Incorporation, as amended. If you tender your shares of Common Stock in the Offer, you will not participate in the Business Combination with respect to such Common Stock. However, all outstanding warrants of dMY VI to purchase shares of Common Stock will remain outstanding following the Business Combination.

Our Sponsor, officers, and certain members of our board of directors will directly benefit from the Business Combination and have interests in the Business Combination that may be different from, or in addition to, the interests of dMY VI stockholders. See “The Business Combination—Interests of Certain Persons in the Business Combination.”

You must make your own decision as to whether to tender your shares of Common Stock and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer—Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Common Stock with your broker, if any, or other financial advisors. See “Risk Factors” for a discussion of risks that you should consider, including risks relating to Rainwater Tech, before participating in the Offer.

Our Sponsor and our initial stockholders have agreed to waive their redemption rights in connection with the Offer with respect to the shares of Common Stock they own and as such, will not tender any shares they hold to in the Offer. See “The Offer—Purpose of the Offer; Certain Effects of the Offer” and “The Business Combination— Interests of Certain Persons in the Business Combination.”

The information contained herein concerning Rainwater Tech, its future technology, and industry has been provided by Rainwater Tech.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Morrow Sodali LLC, as information agent (the “Information Agent”) for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents, if any, from the Information Agent at the telephone number and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

March 3, 2023

IMPORTANT

If you desire to tender all or any portion of your shares of Common Stock, you must do one of the following before the Offer expires:

•

if your shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Common Stock for you;

•

if you hold certificates for shares of Common Stock registered in your own name, you must complete and sign the appropriate enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares of Common Stock and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company;

•

if you are a participant institution of The Depository Trust Company, or DTC, you must tender your shares of Common Stock according to the procedure for book-entry transfer described in “The Offer—Procedures for Tendering Shares of Common Stock” of this Offer to Purchase; or

•

if you are a holder of Units and wish to tender shares of Common Stock included in such Units, you must separate the Units into shares of Common Stock and warrants prior to tendering such shares of Common Stock pursuant to the Offer. For specific instructions regarding separation of Units, you will need to contact your broker and/or see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the Units. Accordingly, while we believe that such separation of the Units can typically be accomplished within three business days, no assurance can be given regarding how quickly units can be separated and Unit holders are urged to promptly contact their broker/nominee if they wish to tender the shares underlying their Units. If you fail to cause your shares of Common Stock to be separated in a timely manner before the Offer expires, you will not be able to validly tender such shares of Common Stock prior to the expiration of the Offer.

To validly tender shares of Common Stock pursuant to the Offer, other than shares of Common Stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal and deliver it to us in accordance with the procedures described in Offer to Purchase.

We are not making the Offer to, and will not accept any tendered shares of Common Stock from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulations to make the Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender your shares of Common Stock pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or other information to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer. We will amend this Offer to Purchase to report material changes and material facts as required by Rules 13e-4(c)(3) and Section 14(e), respectively, under the Exchange Act. If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) under the Exchange Act.

HOW TO OBTAIN ADDITIONAL INFORMATION

This Offer to Purchase incorporates important information about us that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, the appendices or any other documents we file with the SEC, such information is available without charge upon written or oral request. Please contact the Information Agent for the Offering at:

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, CT 06902

Individuals, please call (800) 662-5200

Banks and brokerage firms, please call (203) 658-9400

Email: DMYS.info@investor.morrowsodali.com

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CERTAIN DEFINITIONS

Unless otherwise stated or where the context otherwise requires, references in this Offer to Purchase to:

•	“we,” “us,” “company,” “our company,” or “the company” are to dMY Technology Group, Inc. VI, a Delaware corporation;

•	“Additional Agreements” are to the Lock-Up Agreement and Sponsor Support Agreement, as contemplated by the Share Purchase Agreement;

•	“Amended and Restated Certificate of Incorporation” means dMY VI’s Certification of Incorporation, as further amended and in effect on the date hereof;

•	“Business Combination” are to the acquisition of Rainwater Tech by dMY VI pursuant to the terms of the Share Purchase Agreement;

•	“Business Combination Deadline” are to April 5, 2023, the deadline for consummating dMY VI’s business combination;

•	“combined company” are to dMY VI (to be renamed “Rain Enhancement Technologies, Inc.”) and its subsidiaries following the consummation of the Business Combination;

•	“Common Stock,” or “Class A Common Stock” are to shares of Class A Common Stock sold as part of the Units in dMY VI’s initial public offering;

•	“Common Stock Consideration” are to the 100 shares of Class A Common Stock per Rainwater Tech Share to be issued by dMY VI to the Sellers;

•

“Company Cash Consideration” are to an amount of cash equal to the amount in deposit in the Trust Account immediately following the consummation of this Offer, minus the transaction costs and expenses incurred by dMY VI and Rainwater Tech in connection with the Business Combination and amount of the Seller Cash Consideration, plus the amount of the PIPE Investment;

•	“DGCL” are to the Delaware General Corporation Law as the same may be amended from time to time;

•	“directors” are to our current directors and director nominees;

•	“Insiders” are to certain holders of securities and signatories to the Sponsor Support Agreement;

•	“Exchange Act” are to the United States Securities Exchange Act of 1934, as amended;

•

“founder shares” are to shares of Class B Common Stock initially purchased by our sponsor in a private placement prior to this offering and the shares of Class A Common Stock that will be issued upon the automatic conversion of the shares of Class B Common Stock at the time of our initial business combination as described herein;

•	“initial public offering” or “IPO” means dMY VI’s initial public offering of Units at $10.00 per Unit which closed in October 2021;

•	“initial stockholders” are to holders of our founder shares prior to this offering;

•	“License Agreement” are to the Exclusive License Agreement between Rainwater Tech and Theodore Anderson, dated as of November 21, 2022;

•

“Lock-Up Agreement” are to the Lock-Up Agreement substantially in the form attached to the Share Purchase Agreement, to be entered into between dMY VI and the Sellers, simultaneously with the closing of the Business Combination;

•	“management” or our “management team” are to our executive officers and directors;

•	“private placement warrants” are to the warrants issued to our sponsor in a private placement simultaneously with the closing of dMY VI’s initial public offering;

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•

“public stockholders” are to the holders of our public shares, including our initial stockholders and management team to the extent our initial stockholders and/or members of our management team purchase public shares, provided that each initial stockholder’s and member of our management team’s status as a “public stockholder” will only exist with respect to such public shares;

•

“Purchase Price” are to a pro rata share of the Trust Account, as further described on the cover of this Offer to Purchase and in “Summary Term Sheet,” “The Offer—General” and “The Offer—Purchase Price” herein;

•

“Rainwater Tech” are to Rain Enhancement Technologies, Inc., a Delaware corporation and business recently formed to combine unique expertise, personnel, and weather data to develop, improve and commercialize ionization rainfall generation technology that enhances rainfall when conditions are appropriate in the atmosphere.

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the United States Securities Act of 1933, as amended;

•	“Sellers” are to Rainwater, LLC, Michael Nefkens, and Keri Waters, who currently own all of the issued and outstanding capital stock of Rainwater Tech;

•	“Seller Cash Consideration” are to the $790 in cash per Rainwater Tech Share to be issued by dMY VI to the Sellers;

•	“Share Purchase Agreement” are to the Share Purchase Agreement between dMY VI, Rainwater Tech and the Sellers, dated as of December 22, 2022, as may be amended from time to time;

•	“Sponsor” are to dMY Sponsor VI, LLC, a Delaware limited liability company, which is controlled by Harry L. You, our Chairman;

•	“Sponsor Support Agreement” are to the Sponsor Support Agreement between dMY VI, Rainwater Tech, the Insiders and the Sponsor, dated as of December 22, 2022;

•

“Trust Account” are to the segregated account at Continental Stock Transfer and Trust Company, where certain of the proceeds from our IPO and the sale of the private placement warrants were deposited pursuant to an Investment Management Trust Agreement by and between dMY VI and Continental Stock Transfer & Trust Company, as trustee;

•	“underwriters” are to the underwriters of dMY VI’s IPO;

•

“Units” are to the units issued in dMY VI’s IPO; each Unit comprised of one share of Class A Common Stock and one-half of one redeemable warrant (whether they were purchased in the IPO or thereafter in the open market);

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SUMMARY TERM SHEET

This summary term sheet highlights important information regarding the Offer and the Business Combination. To understand the Offer fully and for a more complete description of the terms of the Offer and the Business Combination, you should carefully read this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Structure of the Offer	The Offer consists of our offer to purchase shares of Common Stock, par value $0.0001 per share, of dMY VI upon the closing of the Offer.

Securities Subject to the Offer	Up to 24,150,000 shares of Common Stock.

Price Offered Per Share of Common Stock in the Offer	$10.231888.

The Purchase Price per share was determined by calculating the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account initially established to hold the proceeds of the IPO of dMY VI, as of two business days prior to the Closing, including interest not previously released to dMY VI to pay its taxes (which will not include, for the avoidance of doubt, the Excise Tax, as defined herein), by (ii) the total number of then outstanding shares of Common Stock sold in the IPO.

Pursuant to our Amended and Restated Certificate of Incorporation, dMY VI is providing public stockholders of Common Stock with the opportunity to redeem, upon the consummation of the Business Combination, shares of Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account, including interest not previously released to dMY VI to pay its taxes (which will not include, for the avoidance of doubt, the Excise Tax, as defined herein). The balance of the Trust Account as of two business days prior to the Closing (as defined herein), including interest not previously released to dMY VI to pay its taxes is expected to be $247,100,000, which we have calculated based on the accrual of interest on the assets in the Trust Account on the balances therein as of today.

Scheduled Expiration of Offer	5:00 p.m., New York City time, on March 31, 2023 unless the Offer is otherwise extended, which may depend on whether the conditions to closing the Business Combination have been completed, as well as the timing and process of the SEC’s review of the Offer to Purchase, or the Offer has been terminated (the “Expiration Date”).

Party Making the Offer	dMY VI

Conditions to the Offer	Our obligation to purchase shares of Common Stock validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things, the Business Combination, in our reasonable judgment, to be determined immediately prior to the Expiration Date, being capable of being consummated substantially contemporaneously with this Offer, but in no event later than three business days after the Expiration Date (we refer to this condition, which is not waivable, as the “Closing Condition”).

Share Purchase Agreement and the Business Combination	The Offer is being made pursuant to the terms of the Share Purchase Agreement by and among dMY VI, Rainwater Tech and Sellers. Upon the consummation of the Business Combination, Rainwater Tech will be a wholly owned subsidiary of dMY VI, and dMY VI will change its name to “Rain Enhancement Technologies, Inc.”. The aggregate consideration to be provided by dMY VI pursuant to the Share Purchase Agreement will consist of: (a) 100 shares of Class A Common Stock of dMY VI and $790 in cash per issued and outstanding share of Rainwater Tech capital stock, representing aggregate consideration to the Sellers of 170,000 shares of Class A Common Stock of dMY VI and $1,343,000 in cash, and (b) an amount of cash equal to the amount on deposit in the Trust Account immediately following the consummation of this Offer (i.e., net of redemptions), minus the amount of any transaction costs and expenses incurred by dMY VI and Rainwater Tech in connection with the Share Purchase Agreement and transactions contemplated thereby and payment of the Seller Cash Consideration, plus the amount of any PIPE Investment.

For further information regarding the Offer, see “Questions and Answers About the Offer” beginning on page 3 and “The Offer” beginning on page 91.

QUESTIONS AND ANSWERS ABOUT THE OFFER

General

Q.	Who is offering to purchase the securities?

A:	dMY Technology Group, Inc. VI (“dMY VI,” “we,” “us,” “company,” “our company,” or “the company”) is offering to purchase the securities.

Q.	What is the background of dMY VI?

A:

We are a blank check company, incorporated in Delaware, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 7, 2021, we changed our name from TdMY Technology Group, Inc. to dMY Technology Group, Inc. VI. We are not limited to a particular industry or geographic region for purposes of consummating an initial business combination.

On October 5, 2021, we consummated an IPO of 24,150,00 Units, including 3,150,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $241,500,000, and incurring offering costs of approximately $14.0 million, of which approximately $8.5 million and approximately $440,000 was for deferred underwriting commissions and offering costs allocated to derivative warrant liabilities, respectively. Simultaneously with the closing of the IPO, we consummated the sale of an aggregate of 6,830,000 private placement warrants at a price of $1.00 per warrant in a private placement to dMY Sponsor VI, LLC, generating total gross proceeds of $6.8 million.

Following the closing of our IPO on October 5, 2021, $241,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the private placement warrants was placed in a Trust Account pending our completion of an initial business combination.

Beginning in November 2021, the Common Stock and warrants underlying the Units sold in the IPO began to trade separately.

If we do not consummate an initial business combination by the Business Combination Deadline, it will trigger our automatic winding up, liquidation and dissolution pursuant to the terms of our Amended and Restated Certificate of Incorporation.

Q.	Who is Rainwater Tech?

A:

Rainwater Tech was founded to provide the world with reliable access to water, one of life’s most important resources. To achieve this mission, Rainwater Tech aims to develop, manufacture and commercialize ionization rainfall generation technology. This ionization rainfall generation technology for weather modification seeks to provide the world with reliable access to water, and transform business, society and the planet for the better.

Rainwater Tech expects to combine unique expertise, personnel, and weather data to develop, improve and commercialize ionization rainfall generation technology that enhances rainfall when conditions are appropriate in the atmosphere. Rainwater Tech plans to build its core technology with software, meteorology, hardware, product design and operations to make rainfall generation more dependable. Rainwater Tech intends to improve on existing rainfall generation technologies by introducing robust measurement tools, including automation technology, rain gauges, and weather stations, to more precisely quantify the positive water benefit it expects to deliver to millions globally.

Rainwater Tech does not have any operating history and has not yet generated any revenue, and its ability to generate revenue sufficient to achieve profitability will depend on its ability to successfully build and commercialize its rainfall generation technology.

Rainwater Tech’s management and expected Board of Directors nominees (“Rainwater Tech Board”) include individuals with extensive experience in the water technology industry, which we believe will offer Rainwater Tech advantages, both in terms of its research and development and the commercial value of its intended product offerings.

Following the Business Combination, Rainwater Tech will become a wholly owned subsidiary of the Company and dMY VI will change its name to “Rain Enhancement Technologies, Inc.”.

Q.	Who is offering to purchase dMY VI’s Common Stock?

A:	dMY VI is offering to purchase its Common Stock.

Q.	What securities are sought?

A.

dMY VI is offering to purchase up to all of its outstanding shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer. dMY VI’s Sponsor and its initial stockholders have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Business Combination, and therefore will not tender such shares. If you wish to remain invested in dMY VI following the Business Combination, you should not tender your shares of Common Stock pursuant to the Offer, because shares of Common Stock purchased by dMY VI pursuant to the Offer will cease to represent an interest in the Company following the Business Combination. However, even if you tender your shares pursuant to the Offer, all outstanding warrants to purchase shares of Common Stock will remain outstanding.

Q.	Why are we making the Offer?

A.

On December 22, 2022 the Share Purchase Agreement was entered into by and among dMY VI, Rainwater Tech and Sellers. Upon the consummation of the Share Purchase Agreement, Rainwater Tech will become a wholly owned subsidiary of dMY VI, and dMY VI will change its name to “Rain Enhancement Technologies, Inc.”. This Offer is being made in connection with the Business Combination pursuant to our organizational documents to provide our public stockholders with an opportunity to redeem their shares of Common Stock for a pro-rata portion of our Trust Account. The holders of Common Stock issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer. Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been extended, terminated or delayed. If such offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Business Combination, dMY VI shall purchase and pay the Purchase Price for each share of Common Stock validly tendered and not properly withdrawn. The Business Combination must be consummated pursuant to our Amended and Restated Certificate of Incorporation. See “The Business Combination.”

Q.	Why is the Offer for 24,150,000 shares of Common Stock?

A.

Pursuant to our Amended and Restated Certificate of Incorporation, we are required, in connection with the Business Combination, to provide all holders of our shares sold in our IPO with the opportunity to redeem their Common Stock through a tender offer pursuant to the tender offer rules promulgated under the Exchange Act. The Offer is being made to provide our stockholders with such opportunity to redeem their shares of Common Stock in connection with consideration of the Business Combination. The Sponsor and the initial stockholders of dMY VI have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Business Combination. See “The Offer—Purpose of the Offer; Certain Effects of the Offer.”

Q.	What if the conditions to the Offer are not satisfied?

A.

Our obligation to purchase shares of Common Stock validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things, the satisfaction of the Closing Condition. If we are unable to satisfy the Closing Condition, we may amend, terminate or extend the Offer. If we terminate the Offer, we will NOT: (i) purchase any shares of Common Stock pursuant to the Offer or (ii) consummate the Business Combination in accordance with the terms of the Share Purchase Agreement. Shares of Common Stock tendered pursuant to the Offer but not purchased by us in the Offer will be returned at our expense promptly following the expiration of the Offer.

If we do not consummate the Business Combination or find an alternative combination within 18 months from the closing of the IPO, or April 5, 2023, or 21 months from the closing of the IPO, or July 5, 2023, if extended, we will commence winding up of our affairs and will liquidate without completing a business combination. See “The Offer—General” and “The Offer—Purchase Price.”

Q.	What will be the purchase price for the Common Stock and what will be the form of payment?

A.

The Purchase Price for the Offer is equal to $10.231888 per share. The Purchase Price was calculated by determining the pro rata share of the Trust Account (as described herein). See the cover page, “Summary Term Sheet,” “The Offer—General” and “The Offer— Purchase Price.” All shares of Common Stock we purchase will be purchased at the Purchase Price. Public stockholders who have redeemed their shares will also be entitled to receive a pro rata portion of the additional accrued interest, if any, remaining in the Trust Account, which we expect to be nominal. See “The Offer—General” and “The Offer—Purchase Price.” If your shares of Common Stock are purchased in the Offer, you will be paid the Purchase Price in cash promptly after the Expiration Date.

Q.	Has dMY VI or its board of directors adopted a position on the Offer?

A.

Our board of directors has (i) approved our making this Offer, (ii) approved the Share Purchase Agreement and (iii) determined that the Business Combination is in the best interests of dMY VI and, if consummated would constitute the initial business combination pursuant to our Amended and Restated Certificate of Incorporation. If the Closing Condition is not satisfied, we will be unable to consummate the Business Combination. If you wish to remain invested in dMY VI following the Business Combination, you should not tender your shares of Common Stock pursuant to the Offer, because shares of Common Stock purchased pursuant to the Offer will cease to represent an interest in the Company following the Business Combination. However, even if you tender your shares of Common Stock pursuant to the Offer, all outstanding warrants to purchase shares of Common Stock will remain outstanding. You must make your own decision as to whether to tender your shares of Common Stock and, if so, how many to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer.

The Business Combination

Q.	Is there a Share Purchase Agreement related to the Offer?

A.

Yes. On December 22, 2022 dMY VI, Rainwater Tech and Sellers entered into the Share Purchase Agreement. Upon the consummation of the Share Purchase Agreement, Rainwater Tech will become a wholly owned subsidiary of dMY VI, and dMY VI will change its name to “Rain Enhancement Technologies, Inc.”.

Q.	What is the structure of the Business Combination?

A.

Upon the closing of the Business Combination, dMY VI will acquire all the issued and outstanding capital stock of Rainwater Tech from Sellers, in exchange, dMY VI will issue a certain amount of Common Stock and pay a certain amount of cash to Sellers. In addition, Rainwater Tech will issue capital stock to dMY VI in exchange for a certain amount of cash.

Q.	What will be the ownership and organizational structure of dMY VI after consummation of the Business Combination?

A.

After the Business Combination, assuming no tenders of public shares for cash in the Offer, dMY VI’s current public stockholders will own approximately 79.3% of dMY VI, while dMY VI’s current directors, officers and initial stockholders, including the Sponsor, will collectively own approximately 19.8% of dMY VI and the Sellers will own approximately 0.9% of dMY VI. Assuming tenders by holders of 50% of the outstanding public shares in the Offer, dMY VI’s current public stockholders will own 65.7% of dMY VI and dMY VI’s current directors, officers and initial stockholders, including the Sponsor, will own approximately 32.8% of dMY VI and the Sellers will own approximately 1.5% of dMY VI. Assuming maximum tenders by holders of all of the outstanding public shares in the Offer, dMY VI’s current public stockholders will own 22.3% of dMY VI and dMY VI’s current directors, officers and initial stockholders, including the Sponsor, will own approximately 74.4% of dMY VI and the Sellers will own approximately 3.3% of dMY VI.

Q.	Will there be a single controlling stockholder following the completion of the Business Combination?

A.

Maybe. The ownership of shares of Common Stock following the consummation of the Business Combination will depend on the number of shares of Common Stock that are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer. Assuming that 24,150,000 shares of Class A Common Stock are outstanding upon consummation of the Business Combination and that a maximum number of shares of Class A Common Stock have been tendered in the Offer, our Sponsor will beneficially own in the aggregate approximately 74.4% of the outstanding shares of Common Stock. Assuming that 24,150,000 shares of Class A Common Stock are outstanding upon consummation of the Business Combination and that 50% of the shares of Class A Common Stock have been tendered in the Offer, our Sponsor will beneficially own in the aggregate approximately 32.8% of the outstanding shares of Common Stock. See “Principal Stockholders” for more information regarding the beneficial ownership of dMY VI following the Business Combination.

Q.	What assumptions have we made when disclosing ownership information?

A.

We have made several assumptions with respect to ownership of shares of Common Stock following the consummation of the Business Combination. These assumptions impact certain calculations of post-transaction ownership and voting rights throughout this Offer to Purchase. Unless otherwise expressly stated, all such calculations relating to beneficial ownership and voting rights post-Business Combination assume: (i) that no shares of Common Stock are validly tendered pursuant to the Offer; and (ii) the issuance of 170,000 shares of Common Stock as consideration to the Sellers in connection with the Business Combination.

Q.	Are there other agreements that will be entered into in connection with the Business Combination?

A.	Yes. In addition to the Share Purchase Agreement, the following agreements have been or will be executed in connection with the Business Combination:

•	Lock-Up Agreement. Sellers have agreed to enter into a Lock-Up Agreement, simultaneously with the closing of the Business Combination, with dMY VI with respect to their Common Stock Consideration.

•

Sponsor Support Agreement. The Sponsor and Insiders entered into a Sponsor Support Agreement with dMY VI and Rainwater Tech pursuant to which the Sponsor and Insiders have agreed not to participate in this Offer and as dMY VI stockholders to vote against any other business combination.

Q.	Are the Offer and the Business Combination conditioned on one another?

A.

Yes. Pursuant to the terms of the Share Purchase Agreement, it is a condition to the consummation of the Business Combination that the Offer is conducted in accordance with the terms of the Share Purchase

Agreement, and, pursuant to the terms of this Offer to Purchase, the Offer is subject to the condition that the Closing Condition (as described below) is satisfied, among other conditions. If the Closing Condition is not satisfied by the Expiration Date, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any shares of Common Stock, at our expense, that were delivered pursuant to the Offer upon the expiration or termination of the Offer and we will not consummate the Business Combination. If we do not consummate the Business Combination or find an alternative business combination on or before 18 months from the closing of the IPO, or April 5, 2023 (or until 21 months from the closing of the IPO, or July 5, 2023, if we extend the period of time to consummate a business combination by depositing $0.10 per share of Class A Common Stock into the Trust Account, as described in more detail herein), we will terminate the Offer and will commence winding up of our affairs and will liquidate without completing a business combination. See “The Share Purchase Agreement.”

Q.	What are the most significant conditions to the Offer?

A.	Our obligation to purchase shares of Common Stock validly tendered and not properly withdrawn at the Expiration Date is conditioned upon satisfaction of certain conditions.

Q.	What are the most significant conditions to the Business Combination?

A.	General Conditions

Consummation of the Business Combination is conditioned on the satisfaction of each of the following conditions, among others:

•	any required regulatory approvals applicable to the Transactions being obtained;

•	no injunction or other order, or law prohibiting, restraining, enjoining or making illegal the Transactions contemplated by the Share Purchase Agreement; and

•	the consummation of this Offer.

Conditions to Obligations of dMY VI

The obligations of dMY VI to consummate the Business Combination are subject to the satisfaction or waiver of certain conditions, including the following condition, among others:

•	the performance by Rainwater Tech and the Sellers in all material respects of their respective covenants and agreements under the Share Purchase Agreement.

Conditions to Obligations of Rainwater Tech and Sellers

The obligations of Rainwater Tech and the Sellers to consummate the Business Combination are subject to the satisfaction or waiver of certain conditions, including the following condition, among others:

•	the performance by dMY VI in all material respects of its covenants and agreements under the Share Purchase Agreement; and

•	the approval for listing by NYSE of the Common Stock Consideration.

If any of the conditions to the Business Combination are not satisfied, dMY VI, the Sellers or Rainwater Tech, as applicable, may choose to exercise any applicable right to terminate the Share Purchase Agreement. See “Risk Factors—Risks Relating to the Offer and the Business Combination” and “The Share Purchase Agreement—Conditions to Closing.” We refer to the conditions to the Offer and the Business Combination, as the “offer conditions.” See “The Share Purchase Agreement—Conditions to Closing” and “The Offer—Conditions of the Offer.”

Q.	What interests do our directors, executive officers, and Sponsor have in the Business Combination?

A.	Our Sponsor and certain of dMY VI’s directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of dMY VI’s stockholders.

The Sponsor and other initial stockholders have invested an aggregate $6,855,000 in dMY VI securities, comprising the $25,000 purchase price for the 6,037,500 shares of Class B Common Stock outstanding and $6,830,000 purchase price for 6,830,000 Private Placement Warrants. Such securities will have a significantly higher value at the Closing, which if unrestricted and freely tradable would be valued at approximately $62,578,325 based on the closing price of our Common Stock of $10.15 and warrants of $0.19, respectively, on the NYSE on March 2, 2023. However, dMY VI believes that such securities have less value given the restrictions on their transferability.

If the Business Combination is not completed by the Business Combination Deadline, dMY VI will be required to liquidate following distribution of the amounts in the Trust Account. In such event, there will be no distribution from the Trust Account with respect to the 6,037,500 shares of Class B Common Stock held by the Sponsor and other initial stockholders or the 6,830,000 Private Placement Warrants, which would expire worthless. Certain of dMY VI’s directors and executive officers are affiliated with the Sponsor. In addition, the compensation for our independent directors consists solely of shares of Common Stock held by the Sponsor which the Sponsor has agreed to grant to the independent directors, and as a result, if a Business Combination is not consummated, our directors will not have received any compensation for their service.

Unless dMY VI consummates the Business Combination, its officers, directors and their respective affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceeded the amount of its working capital. As a result, the financial interest of dMY VI’s officers, directors and their respective affiliates could influence their motivation in pursuing Rainwater Tech as a target and therefore there may be a conflict of interest when determining whether the Business Combination is in dMY VI’s stockholders’ best interests.

In addition, certain of dMY VI’s officers have provided loans to us in the aggregate amount of $381,000 as of February 18, 2023, and we expect that the officers and/or the Sponsor may provide additional loans to us prior to the Business Combination Deadline, which loans are repayable only upon the consummation of a business combination. Therefore, the officers have a financial interest in consummating any business combination, thereby resulting in a potential conflict of interest. The officers could influence dMY VI’s officers’ and directors’ motivation in pursuing Rainwater Tech as a target and therefore there may be a conflict of interest when the directors and officers determine whether the Business Combination is in dMY VI’s stockholders’ best interests.

If the Business Combination with Rainwater Tech is completed, dMY VI intends to propose amendments to its bylaws that will increase the size of the board of directors of Rainwater Tech is expected to be composed of eight directors. Under the Share Purchase Agreement, dMY VI has agreed to take all actions reasonably necessary or appropriate to cause Michael Nefkens to be included on the board of directors as of the closing of the Business Combination. Five of the directors must satisfy applicable independent director requirements.

The exercise of dMY VI’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in best interests of dMY VI’s stockholders.

The Offer

Q.	How will dMY VI fund the payment for the Common Stock?

A.

We will use funds on deposit in the Trust Account to purchase the shares of Common Stock of redeeming stockholders. See “The Offer—Source and Amount of Funds,” “The Offer—Purpose of the Offer; Certain Effects of the Offer” and “The Share Purchase Agreement.” The Purchase Price for the Offer is

$10.231888 per share. The Purchase Price was calculated by determining the pro rata share of the Trust Account (as described herein). See the cover page, “Summary Term Sheet” and “The Offer—General” and “The Offer— Purchase Price.” Public stockholders who have redeemed their shares will also be entitled to receive a pro rata portion of the additional accrued interest, if any, remaining in the Trust Account, which we expect to be nominal.

Q.	How long do I have to tender my Common Stock?

A.

The Offer will expire on March 31, 2023 at 5:00 p.m., New York City time, unless we extend or terminate the Offer. You may tender your shares of Common Stock pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with the terms of the Offer, we may extend the Offer depending on whether the conditions to the Business Combination have been satisfied and the timing and process of the SEC’s review of the Offer to Purchase and related materials and for other reasons. See “The Offer—General,” “The Offer—Purchase Price,” and “The Offer—Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Common Stock, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer—Procedures for Tendering Shares of Common Stock.”

Q.	Can the Offer be extended, amended or terminated and, if so, under what circumstances?

A.

We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law, rule or regulation, subject to certain restrictions in our Amended and Restated Certificate of Incorporation and the Share Purchase Agreement. If we extend the Offer, we will delay the acceptance of any shares of Common Stock that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the offer conditions listed in “The Offer—Conditions of the Offer” are not satisfied, and the satisfaction thereof has not been waived. See “The Offer—Extension of the Offer; Termination; Amendment.”

Q.	How will I be notified if the Offer is extended or amended?

A.

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer—Extension of the Offer; Termination; Amendment.”

Q.	How do I tender my shares of Common Stock?

A.

If you hold your shares of Common Stock in your own name as a holder of record and decide to tender your shares of Common Stock, you must deliver your shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer—Procedures for Tendering Shares of Common Stock”) to Continental Stock Transfer & Trust Company (the “Depositary”) before 5:00 p.m., New York City time, on March 31, 2023, or such later time and date to which we may extend the Offer.

If you hold your shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your shares of Common Stock. See “The Offer—Procedures for Tendering Shares of Common Stock” and the instructions to the Letter of Transmittal.

If you are a participant institution of The Depository Trust Company (“DTC”), you must tender your shares of Common Stock, according to the procedure for book-entry transfer described in “The Offer—Procedures for Tendering Shares of Common Stock” of this Offer to Purchase.

You may contact Morrow Sodali LLC (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer—Procedures for Tendering Shares of Common Stock” and the instructions to the Letter of Transmittal.

Q.	Can I tender my Units in the Offer?

A.

No. The Offer is only being made for our shares of Common Stock. If any or all of your Common Stock shares are held as part of a Unit and you wish to tender the shares included in such Units, you will need to separate the Unit into its component pieces prior to exercising your redemption rights with respect to the Common Stock in the Offer and undertake all actions necessary to allow for tender of the separated shares. For specific instructions regarding separation of Units, you will need to contact your broker and/or see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the Units. The voluntary separation of the Units occurs through the facilities of the DTC and is subject to the procedures of DTC and the various broker/nominees who hold their positions through DTC. Accordingly, while we believe that such separation of the Units can typically be accomplished within three business days, no assurance can be given regarding how quickly units can be separated and Unit holders are urged to promptly contact their broker/nominee if they wish to tender the shares underlying their Units. If you fail to cause your shares of Common Stock to be separated in a timely manner before the Offer expires, you will not be able to validly tender such shares of Common Stock prior to the expiration of the Offer.

Q.	Can I tender my warrants in the Offer?

A.

No. The Offer is only being made for our shares of Common Stock. We are not offering to purchase our warrants in the Offer. Furthermore, our warrants are not exercisable until the consummation of an initial business combination and therefore a warrant holder will not be able to exercise his, her or its warrants to purchase shares of Common Stock and then tender the shares of Common Stock pursuant to the Offer.

Q.	What are the risks to Public Warrant holders, and does the trading price affect the Company’s ability to redeem the Public Warrants?

A.

The redemption criteria for our warrants have been established at a price which is intended to provide public warrant (“Public Warrant”) holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants; however, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our Common Stock had your warrants remained outstanding. Historical trading prices for our Common Stock have not exceeded the $18.00 per share threshold at which the Public Warrants would become redeemable. However, this could occur in connection with or after Closing.

Q.	Do the Public Warrant holders have different rights to those held by Private Warrant holders?

A.

Upon Closing, the private warrants (“Private Warrants”) will be identical to the Public Warrants. Currently, so long as the Private Warrants are held by our Sponsor, the Company’s officers and directors or any of their permitted transferees, the Private Warrants: (i) may be exercised for cash on a cashless basis, (ii) may not be transferred, assigned or sold until 30 days after the completion by the Company of the initial business combination, including the Common Stock issuable upon exercise of the Private Warrants, and (iii) shall not be redeemable by the Company. The redemption rights provided to Public Warrant holders shall not apply to the Private Warrants if at the time of the redemption such Private Warrants continue to be held by the Sponsor or its permitted transferees, as applicable. If the Private Warrants are held by holders other than our

Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. No Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares, and unless the last sales price of our shares of Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. It is our current intention to have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares in effect promptly following consummation of an initial business combination. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within 60 days following the consummation of our initial business combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis. If the foregoing conditions are satisfied and we issue a notice of redemption, each Public Warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $18.00 trigger price as well as the $11.50 warrant exercise price per share after the redemption notice is issued and limit our ability to complete the redemption.

Q.	Will the holders of Public Warrants be notified when the Public Warrants become eligible for redemption?

A.

If the conditions to redeem the Public Warrants are satisfied, dMY VI shall fix a date for the redemption (the “Public Warrant redemption date”) to redeem the Public Warrants at a price of $0.01 per Public Warrant (“Public Warrant redemption price”). Notice of redemption shall be mailed by first class mail, postage prepaid, not less than 30 days prior to the Public Warrant redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder received such notice. The Public Warrants may be exercised at any time after notice of redemption shall have been given and prior to the Public Warrant redemption date; provided that dMY VI may require the registered holder to exercise the Public Warrants on a cashless basis. On and after the Public Warrant redemption date, the registered holder of the Public Warrants shall have no further rights except to receive, upon surrender of the Public Warrants, the Public Warrant redemption price.

Q.	Until what time can I withdraw previously tendered shares of Common Stock?

A.

You may withdraw your tendered shares of Common Stock at any time prior 5:00 p.m., New York City time, on March 31, 2023 or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered shares of Common Stock for payment, you may withdraw your tendered shares of Common Stock at any time after 5:00 p.m., New York City time, on March 31, 2023. See “The Offer—Withdrawal Rights.”

Q.	How do I properly withdraw shares of Common Stock previously tendered?

A.

You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer in order to properly withdraw your shares of Common Stock. Your notice of withdrawal must specify your name, the number of shares of Class A Common Stock to be withdrawn and the name of the registered holder of such Common Stock. Certain additional requirements apply if the certificates for Common Stock to be withdrawn have been delivered to the Depositary or if your Common Stock have been tendered under the procedure for book-entry transfer set forth in “The Offer—Procedures for Tendering Shares of Common Stock.” See “The Offer—Withdrawal Rights.”

Q.	When will dMY VI pay for the shares of Common Stock I tender that are accepted for purchase?

A.

We will pay the Purchase Price in cash for the shares of Common Stock we purchase promptly, and in any event concurrently with the consummation of the Business Combination, after (i) the expiration of the Offer if the offer conditions are satisfied or waived (as applicable), and (ii) our acceptance of the shares of Common Stock for payment. We will pay for the shares of Common Stock accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your shares of Common Stock accepted for payment. See “The Offer—Purchase of Common Stock and Payment of Purchase Price.”

Q.	Will I have to pay brokerage fees and commissions if I tender my shares of Common Stock?

A.

If you are a holder of record of your shares of Common Stock and you tender your shares of Common Stock directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares of Common Stock in street name through a broker, bank or other nominee and your broker tenders shares or Common Stock on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Offer—Procedures for Tendering Shares of Common Stock.”

Q.	What are the U.S. federal income tax consequences if I tender my shares of Common Stock?

A.

The receipt of cash for your tendered shares of Common Stock will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or as a distribution. Beneficial owners of shares of Common Stock should review “Material U.S. Federal Income Tax Consequences” below and are urged to consult their personal tax advisors with respect to the tax implication of a potential tender of shares pursuant to this Offer.

Q.	Will I have to pay stock transfer tax if I tender my shares of Common Stock?

A.

We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares of Common Stock to anyone other than the registered holder, you may incur a stock transfer tax. See “The Offer—Purchase of Common Stock and Payment of Purchase Price.”

Q.	Whom do I contact if I have questions about the Offer?

A.

For information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents from the Information Agent at: (800) 662-5200. Banks and brokers can call collect at (203) 658-9400.

Q.	How will the Offer affect the number of shares of Common Stock outstanding and the number of our stockholders?

A.

As of March 3, 2023, we had an aggregate of 30,187,500 shares of Common Stock outstanding (including Class B Common Stock). In addition, we had 18,905,000 outstanding warrants (including warrants included in Units) to acquire 18,905,000 shares of Common Stock at an exercise price of $11.50 per whole share.

If no shares of Class A Common Stock are tendered in this Offer, and prior to the completion of the Business Combination, the total number of our outstanding Class A Common Stock will not change (we will have 24,150,000 shares of Class A Common Stock outstanding). If the Offer is fully subscribed, following our purchase of the shares of Class A Common Stock tendered pursuant to this Offer, and prior to the completion of the Business Combination, we will have 6,037,500 shares of Common Stock outstanding (consisting of our Class B Common Stock). However, our Sponsor and the Insiders have agreed not to tender any shares that they own in this Offer. Warrants are not subject to the Offer and therefore the respective number of warrants outstanding will not be affected by the Offer. See “The Offer—Purpose of the Offer; Certain Effects of the Offer,” “The Offer—Source and Amount of Funds” and “Principal Stockholders.”

To the extent any of our stockholders validly tender their shares of Common Stock (without subsequently properly withdrawing such tendered shares of Common Stock) and that tender is accepted by us, the number of our holders would be reduced. See “The Offer—Purpose of the Offer; Certain Effects of the Offer,” and “Source and Amount of Funds.”

Q.	What is the pro forma amount of cash per share of Class A Common Stock after giving effect to the Business Combination?

A.

Assuming no redemptions, the pro forma amount of cash per share of Class A Common Stock, which we calculate as the amount of pro forma cash after giving effect to the Business Combination divided by the number of shares of Class A Common Stock outstanding after giving effect to the Business Combination (but without giving effect to the exercise of any warrants, other than penny warrants on 100,000 shares of Common Stock) is US$7.74 per share. Assuming maximum redemptions (as described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information – Basis of Pro Forma Presentation”), the pro forma amount of cash per share of Class A Common Stock would be US$1.14 per share. More specifically, the estimated pro forma amount of cash per share of Class A Common Stock is calculated as the quotient of (a) (i) the amount of funds held in the Trust Account (assuming either no redemptions or the maximum redemptions scenario), less (ii) the amount of Seller Cash Consideration to be paid in the Business Combination of $1,343,000, less (iii) the amount of estimated unpaid transaction expenses of approximately $8.0 million, divided by (b) the number of shares of Class A Common Stock anticipated to be outstanding as of immediately following the closing of the Transactions, assuming no redemptions and assuming the maximum redemptions scenario (after giving effect to the issuance of shares in the Transactions and the conversion of founder shares in the Business Combination, but without giving effect to the exercise of any warrants, other than penny warrants on 100,000 shares of Common Stock). This calculation does not take into account the outstanding warrants, which securities are not exercisable as of the Closing and are antidilutive.

The pro forma amount of cash per share of Class A Common Stock after giving effect to the Business Combination, both in the case of no redemptions and in the maximum redemption scenario, is less than the $10.00 per share ascribed to such shares in the Share Purchase Agreement or the $10.231888 per share that holders of Class A Common Stock would be entitled to receive upon exercise of their redemption rights.

Q.	Is there a limit on the total number of shares of Common Stock that may be tendered?

A.

Our Amended and Restated Certificate of Incorporation provides that we may not redeem our shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of a Business Combination, after giving effect to the completion of the Redemption and any PIPE Investment. Other than this limitation, our Amended and Restated Certificate of Incorporation and the Share Purchase Agreement do not provide a specified maximum redemption threshold. However, we will not consummate the Offer (and therefore the Share Purchase Agreement) if sufficient shares of Common Stock are tendered such that, after giving effect to the PIPE Investment Amount received and the assets acquired in the Business Combination, our net tangible assets will be below $5,000,001. Rainwater Tech’s assets are limited and Rainwater Tech has not yet generated any revenues.

Q.	What will happen if I do not tender my shares of Common Stock?

A.	Stockholders who choose not to tender their shares of Common Stock will retain their shares of Common Stock and participate in the Business Combination.

Continuing stockholders that do not tender their shares of Common Stock will also be subject to several other risks including:

•	reduced public float and therefore reduced liquidity;

•	the shares of Common Stock could be delisted from NYSE if we do not meet applicable requirements;

•	share price declines; and

•	risks related to the operation of Rainwater Tech’s business following the consummation of the Business Combination.

See “Description of dMY VI’s Securities and Material Differences in the Rights of Stockholders Following the Business Combination.”

Q.	If I object to the price being offered for my shares of Common Stock, will I have appraisal rights?

A.	No appraisal rights will be available to you in connection with the Offer. See “The Offer—Appraisal Rights.”

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender shares of Common Stock in this Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

The risks and uncertainties described below include all of the material risks applicable to dMY VI; however, they are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or the Business Combination.

Risks Relating to the Offer and the Business Combination

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its shares of Common Stock in the future following the completion of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of dMY VI might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the shares of Common Stock after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this Offer to Purchase. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If a stockholder fails to receive notice of our offer to redeem our shares of Common Stock in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the tender offer rules, a stockholder fails to receive our tender offer materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the tender offer materials that we are furnishing to holders of our shares of Common Stock in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem shares of Common Stock. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

If certain conditions are not met, dMY VI may terminate or extend the Offer.

Upon the consummation of the Offer, we plan to use the cash available from the funds held in the Trust Account to purchase the shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer, and the balance will be released to us to fund our working capital and the growth of Rainwater Tech. The trust fund balance as of two days prior to Closing is estimated to be approximately $247,100,000, assuming no redemptions and excluding payment of transaction expenses and Seller Cash Consideration. Assuming all of the 24,150,000 shares are tendered for redemption, the remaining balance will be further reduced to $0. However, if the conditions to the Offer are not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. See “The Offer—Conditions of the Offer.”

The Offer presents potential risks and disadvantages to us and our continuing stockholders.

Although our board of directors has determined that the Business Combination and making the Offer are in the best interests of our stockholders, the Offer exposes us to a number of risks including:

•

the use of a substantial portion of the cash in our Trust Account, which reduces the funds available as working capital for our businesses going forward, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our stockholders;

•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•

the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and the number of our stockholders, which may reduce the volume of trading in the Common Stock and may result in lower share prices and reduced liquidity in the trading of the Common Stock following completion of the Offer and limit our ability to meet NYSE listing standards, including having the requisite number of round lot holders or stockholders. Please see risk factor entitled “NYSE could delist our Common Stock, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions,” below.

Our Sponsor may be a controlling stockholder of the combined company, having control over key decision making, which may not always be in the interest of the combined company’s stockholders.

The ownership of shares of Common Stock following the consummation of the Business Combination will depend on the number of shares of Common Stock that are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer. In the event that a maximum number of shares of Common Stock are tendered in the Offer, our Sponsor will beneficially own in the aggregate approximately 81.1% of the outstanding share of Common Stock, becoming the beneficial owner of all of the Common Stock of the combined company upon the closing of the Business Combination. In the event that the Sponsor becomes a controlling stockholder, the Sponsor will be entitled to vote the shares it controls, in its own interests, which may not always be in the interests of the combined company’s stockholders generally. Further, concentrated control by the Sponsor over key decision making as a result of its control of a majority of the voting power could limit or preclude the combined company’s stockholders’ ability to influence corporate matters for the foreseeable future. As a controlling stockholder, the Sponsor would have the ability, among others, to control the outcome of matters submitted to the combined company’s stockholders for approval, including the election of directors, amendments to the combined company’s organizational documents, and any merger, consolidation, or sale of all or substantially all of the combined company’s assets, which other stockholders may not support. The concentrated control of the Sponsor could also discourage potential investors from acquiring the combined company’s publicly traded Common Stock.

Because we may accept for tender up to all of our shares of Common Stock in the Offer, the liquidity of our securities in the open market may be significantly reduced.

We may accept for tender up to all of our shares of Common Stock in the Offer, which would result in significantly fewer shares of Common Stock issued and outstanding and, in turn, would significantly reduce the liquidity of our securities, including our shares of Common Stock that are not redeemed.

Stockholders of dMY VI will not be afforded an opportunity to vote on the Business Combination, which means dMY VI may consummate the Business Combination even though a majority of its public stockholders do not support such a combination.

dMY VI will not hold a stockholder vote to approve the Business Combination before it consummates the Business Combination. Accordingly, dMY VI may consummate the Business Combination even if holders of a majority of its shares of Common Stock do not approve of the Business Combination.

The only opportunity stockholders of dMY VI have to make the investment decision regarding the Business Combination will be to exercise their right to tender shares of Common Stock for cash in the Offer.

Because dMY VI intends to consummate the Business Combination without seeking stockholder approval, stockholders will not have the right or opportunity to vote on the Business Combination. Accordingly, the only opportunity afforded to the stockholders of dMY VI to make an investment decision regarding the Business Combination is to exercise their rights to tender their shares of Common Stock prior to the expiration date (which will be March 31, 2023) as set forth in this Offer to Purchase.

dMY VI’s Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for substantially all disputes between dMY VI and its stockholders, and also provides that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of dMY VI’s stockholders to obtain a favorable judicial forum for disputes with dMY VI or its directors, officers, or employees.

dMY VI’s Amended and Restated Certificate of Incorporation provides that, unless dMY VI consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees of dMY VI or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.

dMY VI’s Amended and Restated Certificate of Incorporation also provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions.

This exclusive choice of forum provision in dMY VI’s Amended and Restated Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with dMY VI or any of its directors, officers or other employees, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, both of which may discourage such lawsuits against dMY VI and its directors, officers and employees. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, dMY VI may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect dMY VI’s financial condition and results of operations.

If dMY VI’s due diligence investigation of Rainwater Tech was inadequate, dMY VI may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause stockholders to lose some or all of their investment following the Business Combination.

Even though dMY VI conducted a due diligence investigation of Rainwater Tech, it cannot be sure that this diligence uncovered all material issues that may be present in Rainwater Tech or its business, or that it would be possible to uncover all material issues through a more protracted amount of due diligence, or that factors outside of Rainwater Tech and its business and outside of its control will not later arise. The requirement that dMY VI must complete the Business Combination by the Business Combination Deadline, and dMY VI’s lack of experience investing in or managing companies in the field of weather modification may have limited its ability to perform, and the available time to conduct, due diligence, and the Business Combination may be consummated pursuant to terms that dMY VI would have rejected upon a more comprehensive investigation. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. Accordingly, any of our stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

You may not have the same benefits as an investor in an underwritten public offering and may be subject to material risks present when a company is taken public through a business combination, including, but not limited to, the absence of due diligence conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement.

In an underwritten public offering, underwriters typically conduct due diligence on the issuer in order to establish a due diligence defense against liability claims under federal securities laws. In connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this Offer to Purchase. Investors in an underwritten public offering may also benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings.

In contrast, dMY VI has engaged a financial advisor (rather than an underwriter) in connection with the Business Combination. The role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters. Further, while potential investors in an underwriting public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, in a business combination no corresponding right of action against underwriters is available to investors for any material misstatements or omissions in this Offer to Purchase.

In addition, because there are no underwriters engaged in connection with the business combination, prior to the opening of trading on the trading day immediately following the closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the NYSE. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of Rainwater Tech shares on the NYSE will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of Rainwater Tech or helping to stabilize, maintain or affect the public price of Rainwater Tech shares following the closing. Moreover, dMY VI will not engage in, and have not and will not, directly or indirectly, request its financial advisor to engage in, any special selling efforts or stabilization or price support activities in connection with the Rainwater Tech shares that will be outstanding immediately following the closing. All of these differences from an underwritten offering could result in a more volatile price for the Rainwater Tech shares.

Therefore, such differences from an underwritten public offering may present increased or material risks to unaffiliated investors that would not exist if Rainwater Tech became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

dMY VI’s board of directors did not, and is not required to, obtain a fairness opinion in connection with the Business Combination.

dMY VI’s board of directors did not, and is not required to, obtain a fairness opinion in determining whether or not to proceed with the Business Combination. Stockholders of dMY VI will be relying on the judgment of dMY VI’s board of directors, who determined the advisability of the Business Combination and that the fair market value of Rainwater Tech is equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), as required by its Amended and Restated Certificate of Incorporation. dMY VI’s stockholders will be relying on the judgment of its board of directors. Furthermore, the directors may have a conflict of interest in analyzing the transaction due to their personal and financial interests and may be incorrect in its assessment of Rainwater Tech and the Business Combination. As such, no assurance can be provided that Rainwater Tech has a fair market value of at least 80% of the balance in the Trust Account or that the price dMY VI is paying for Rainwater Tech is fair to dMY VI and its stockholders from a financial point of view.

dMY VI may redeem the warrants at a time that is not beneficial to warrant holders.

dMY VI may call the warrants for redemption at any time after the redemption criteria have been satisfied. If dMY VI calls the warrants for redemption, a warrant holder may be forced to: (i) exercise its Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for it to do so, (ii) sell its Public Warrants at the then-current market price when it might otherwise wish to hold its Public Warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its Public Warrants.

Even if we consummate the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of the Public Warrants may be amended.

The exercise price for the Public Warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless. The terms of our Public Warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the Public Warrants may be amended without the consent of any registered holder to cure any ambiguity or correct any defective provision or mistake, but requires the approval by the registered holders of a majority of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a registered holder if registered holders of a majority of the then-outstanding Public Warrants approve of such amendment. Our ability to amend the terms of the Public Warrants (including the Private Warrants) with the consent of a majority of the then-outstanding Public Warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of our Common Stock purchasable upon exercise of a Public Warrant.

An investor will only be able to exercise the Public Warrants if the issuance of shares of Common Stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No Public Warrants will be exercisable for cash and we will not be obligated to issue shares of Common Stock unless the shares of Common Stock issuable upon such exercise have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Public Warrants. At the time that the Warrants become exercisable, we expect to continue to be listed on a national securities exchange, which would provide an exemption from registration in every state. However, we cannot assure you of this fact. If the shares of Common Stock issuable upon exercise of the Public Warrants are not qualified or exempt from qualification in the jurisdictions in which the holders of the Public Warrants reside, the warrants may be deprived of any value, the market for the warrants may be limited and they may expire worthless if they cannot be sold.

Our management’s ability to require holders of our Public Warrants to exercise such Public Warrants on a cashless basis will cause holders to receive fewer shares of Common Stock upon their exercise of the Public Warrants than they would have received had they been able to exercise their Public Warrants for cash.

If we call our Public Warrants for redemption after the redemption criteria have been satisfied (only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and if there is a current registration statement in effect with respect to the shares of Common Stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption) our management will have the option to require any holder that wishes to exercise its Public Warrants (including any Public Warrants held by our initial stockholders or their permitted transferees) to do so on a “cashless basis.” If our management chooses to require holders to exercise their warrants on a cashless basis, the number of shares of Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised its warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in our company. Recent Common Stock trading prices have not met the threshold that would allow us to redeem Public Warrants.

The Private Warrants are identical to the Public Warrants except that the Private Warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

The State of New York will be the exclusive forum for substantially all disputes between us and our Public Warrant holders, which could limit our Public Warrant holders’ ability to obtain a favorable judicial forum for disputes in connection with the Public Warrants.

The Public Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. Subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the dMY VI warrant agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. This provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Public Warrants shall be deemed to have notice of and to have consented to the forum provisions. If any action, the subject matter of which is within the scope the forum provisions, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York in the name of any Public Warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions, and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice of forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with dMY VI or its directors, officers, or other employees, which, along with potential increased costs of litigating in the courts provided by the choice of forum provision, may discourage such lawsuits against dMY VI and its directors, officers, and employees. Alternatively, if a court were to find these provisions of the dMY VI warrant agreement inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, dMY VI may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the dMY VI’s financial condition and results of operations.

dMY VI may waive one or more of the conditions to the Business Combination.

dMY VI may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws.

The Sponsor, private placement warrant holder, and the Sellers will have registration rights, the future exercise of which may adversely affect the market price of the Common Stock.

Pursuant to an agreement entered into concurrently with dMY VI’s IPO, following the Business Combination, the Sponsor and certain holders of the private placement warrants, may demand that we register their unregistered shares of Common Stock and private placement warrants. In addition, it is expected that at closing of the Business Combination, dMY VI will enter into an Amended and Restated Registration Rights Agreement to, among other things, grant Sellers certain registration rights with respect to the Common Stock Consideration.

dMY VI will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Common Stock.

Our officers, directors, security holders and their respective affiliates, including the Sponsor, may have competitive pecuniary interests that conflict with our interests.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. Further, we do not have a policy that expressly prohibits any of the Sponsor, officers, directors or their respective affiliates from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours.

The Sponsor and its affiliates will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

The Sponsor purchased the founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, and the Sponsor purchased 6,830,000 private placement warrants for an aggregate purchase price of $6,830,000, or $1.00 per private placement warrant. Such securities will have a significantly higher value at the Closing. As a result, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-Business Combination company. Given the differential in purchase price that the Sponsor paid for the founder shares (i.e., $25,000) as compared to the price of the dMY VI Units sold in the initial public offering and subsequent number of shares of dMY VI Class A Common Stock that the Sponsor will receive upon conversion of the founder shares in connection with the Business Combination, the Sponsor is likely to be able to make a substantial profit on its investment in dMY VI at a time when its public shares have lost significant value. On the other hand, if dMY VI liquidates without completing a business combination, the Sponsor will likely lose its entire investment in dMY VI. Accordingly, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

A market for the securities of dMY VI after the Business Combination may not fully develop, which would adversely affect the liquidity and price of our securities.

We intend to continue to list the Common Stock and warrants on NYSE under the symbols “RANY” and “RANY.WS”, respectively, on or promptly after the consummation of the Business Combination, by filing a new listing application with NYSE, however, there is no guarantee that we will meet the NYSE listing requirements. Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never fully develop or, if developed, it may not be sustained. In addition, the price of the securities after the offering can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NYSE for any reason, and are quoted on the Over the Counter markets, the liquidity and price of our securities may be more limited than if we were quoted or listed on NYSE or another national exchange. You may be unable to sell your securities unless a market can be established or sustained.

There is a limited amount of cash available to be used for other corporate purposes by dMY VI.

dMY VI and Rainwater Tech have incurred significant costs associated with the Business Combination, including dMY VI’s expenses of approximately $8.5 million as of December 22, 2022 (see “The Share Purchase Agreement”). These expenses have limited the amount of cash available to be used for other corporate purposes following the Business Combination.

The market price of dMY VI’s securities may decline as a result of the Business Combination.

The market price of dMY VI’s securities may decline as a result of the Business Combination for a number of reasons, including if:

•	investors react negatively to the prospects of the combined company’s business and the prospects of the Business Combination;

•	the effect of the Business Combination on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts;

•	the combined company does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts;

•	the value of Rainwater Tech proves to be materially less than the value used by our board of directors to determine the Closing consideration.

Accordingly, investors may experience a loss as a result of decreasing market prices. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

dMY VI’s stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, dMY VI’s stockholders will have experienced dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

In the event that a significant number of shares of Common Stock are tendered in the Offer, the Common Stock of dMY VI may become less liquid following the Business Combination.

If a significant number of shares of Common Stock are tendered in the Offer, dMY VI may be left with a significantly smaller number of stockholders following the Business Combination. As a result, trading in Common Stock following the Business Combination may be further limited and your ability to sell your shares of Common Stock in the market could be adversely affected.

The issuance of Common Stock in connection with the Business Combination, the potential exercise of the outstanding warrants and the issuance of additional Common Stock as a result thereof, or from future public or private offerings, and the automatic conversion of the outstanding rights, will result in substantial dilution and could have an adverse effect on the market prices of dMY VI’s securities.

dMY VI currently has 30,187,500 shares of Class A and Class B Common Stock outstanding. In connection with the Business Combination and pursuant to the Share Purchase Agreement, dMY VI has agreed to issue 170,000 shares of Common Stock to the Sellers as consideration. Additionally, dMY VI agreed following the closing of the Business Combination, subject to necessary approvals and compliance with law, to reserve up to 500,000 shares of Common Stock for new hire, inducement and similar grants of equity-based awards for Rainwater Tech employees. The issuance of shares of Common Stock as consideration for the Business Combination, the potential exercise of outstanding warrants, and the issuance of additional shares in future public or private offerings, will result in substantial dilution and could have an adverse effect on the market price of dMY VI’s securities.

Upon the consummation of the Business Combination, dMY VI’s former public stockholders will own:

•	approximately 79.3% of the outstanding shares of Common Stock, assuming no tender of Common Stock in connection with the Offer; or

•	0% of the outstanding shares of Common Stock assuming all of the Common Stock not owned by the Sponsor are validly tendered and not properly withdrawn, and are purchased.

The issuance of additional Common Stock, the exercise of warrants and the conversion of rights:

•	will significantly dilute the equity interest of existing dMY VI stockholders; and

•	may adversely affect prevailing market prices for Common Stock and warrants.

Assuming no redemptions, the pro forma amount of cash per share of Class A Common Stock, which we calculate as the amount of pro forma cash after giving effect to the Business Combination divided by the number of shares of Class A Common Stock outstanding after giving effect to the Business Combination (but without giving effect to the exercise of any warrants, other than penny warrants on 100,000 shares of Common Stock) is US$7.74 per share. Assuming maximum redemptions, the pro forma amount of cash per share of Class A Common Stock would be US$1.14 per share. More specifically, the estimated pro forma amount of cash per share of Class A Common Stock is calculated as the quotient of (a) (i)

the amount of funds held in the trust account (assuming either no redemptions or the maximum redemptions scenario), less (ii) the amount of Seller Cash Consideration to be paid in the Business Combination of $1,343,000, less (iii) the amount of estimated unpaid transaction expenses of approximately $8.0 million divided by (b) the number of shares of Class A Common Stock anticipated to be outstanding as of immediately following the closing of the Transactions, assuming no redemptions and assuming the maximum redemptions scenario (after giving effect to the issuance of shares in the Transactions and the conversion of founder shares in the Business Combination, but without giving effect to the exercise of any warrants, other than penny warrants on 100,000 shares of Common Stock). This calculation does not take into account the outstanding warrants, which securities are not exercisable as of the Closing and are antidilutive.

The pro forma amount of cash per share of Class A Common Stock after giving effect to the Business Combination, both in the case of no redemptions and in the maximum redemption scenario, is less than the $10.00 per share ascribed to such shares in the Share Purchase Agreement or the $10.231888 per share that holders of Class A Common Stock would be entitled to receive upon exercise of their redemption rights.

If dMY VI is not able to consummate the Business Combination by the Business Combination Deadline, dMY VI would cease all operations except for the purpose of the winding up of dMY VI, and dMY VI would redeem its public shares and liquidate.

dMY VI is required to complete the Business Combination by the Business Combination Deadline. If dMY VI is unable to consummate the Business Combination by the Business Combination Deadline, dMY VI will, as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of investment earnings to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case to our obligations under DGCL to provide for claims of creditors and the requirements of other applicable law.

If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our public stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the DGCL. In that case, investors may be forced to wait beyond the Business Combination Deadline before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their Common Stock. Only upon our redemption or any liquidation will public stockholders be entitled to distributions if we are unable to complete our initial business combination.

If we are unable to consummate a business combination, our public stockholders may be forced to wait before receiving liquidation distributions.

We have 18 months from the closing of our initial public offering (or 21 months if we extend the period of time to consummate a business combination by depositing $0.10 per share of Class A Common Stock into the trust account, as described in more detail herein) in which to complete a business combination. We have no obligation to return funds to investors prior to such date unless we consummate a business combination prior thereto and only then in cases where investors have sought to convert their shares. Only after the expiration of this full time period will public stockholders be entitled to liquidation distributions if we are unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate your investment, you may be forced to sell your securities potentially at a loss.

Our board of directors may decide not to extend the term we have to consummate our initial business combination, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, and the warrants will be worthless.

We have 18 months from the closing of our initial public offering (or 21 months as applicable) to consummate our initial business combination. However, if we anticipate that we may not be able to consummate our initial business combination by April 5, 2023, we may, by resolution of our board of directors, extend the period of time to consummate a business combination to no later than July 5, 2023. If we are unable to consummate our initial business combination within the applicable time period, we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares for a pro rata portion of the funds held in the Trust Account and as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants will be worthless.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Our Amended and Restated Certificate of Incorporation provides that we will continue in existence only until April 5, 2023 (or until July 5, 2023 if we extend the period of time to consummate a business combination by depositing $0.10 per share of Class A Common Stock into the Trust Account, as described in more detail herein) if a business combination has not been consummated by such time. If we are unable to complete an initial business combination during such time period, it will trigger our automatic winding up, liquidation and dissolution. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them pursuant to such process and any liability of our stockholders may extend beyond the date of such distribution. Accordingly, we cannot assure you that third parties, or us under the control of an official liquidator, will not seek to recover from our stockholders amounts owed to them by us.

If we are unable to consummate a transaction within the required time period, upon notice from us, the trustee of the Trust Account will distribute the amount in our Trust Account to our public stockholders. Concurrently, we shall pay, or reserve for payment, from funds not held in trust, our liabilities and obligations, although we cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the Trust Account for such purpose, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us and which have not executed a waiver agreement.

If we are forced to enter into an insolvent liquidation, any distributions received by stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our stockholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

The Excise Tax included in the Inflation Reduction Act of 2022 is expected to apply with respect to the Offer.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into law, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by a domestic corporation beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. For purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Because we are a Delaware corporation and our securities trade on the New York Stock Exchange, we are a “covered corporation” within the meaning of the Inflation Reduction Act, and while not free from doubt, it is anticipated that the Excise Tax will apply to the Offer and any other redemptions of our common stock after December 31, 2022.

To what extent the Company will be subject to the Excise Tax in connection with the Offer will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) the nature and amount of any private investment in public equity (PIPE) financing or other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination) and (iii) the content of regulations and other guidance from the Treasury. We expect to pay the Excise Tax with respect to the Offer when due, which will reduce the cash on hand for us to fund the operations of the Company.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete an initial business combination, and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect our ability to negotiate and complete our initial business combination and may increase the costs and time related thereto.

Risks Relating to dMY VI

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination within 18 months from the closing of the IPO, or April 5, 2023 (or 21 months from the closing of the IPO, or July 5, 2023, if we extend the period of time to consummate a business combination, as described in more detail herein). If we are unable to effect an initial business combination with 18 months (or 21 months), we will be forced to liquidate and our warrants will expire worthless.

We are a blank check company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination within 18 months from the closing of the IPO, or April 5, 2023 (or 21 months from the closing of the IPO, or July 5, 2023, if we extend the period of time to consummate a business combination by depositing $0.10 per share of Class A Common Stock into the Trust Account, as described in more detail herein). Unless we amend the current Bylaws to extend the life of dMY VI and certain other agreements into which we have entered, if we do not complete an initial business combination within 18 months from the closing of the IPO, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the dMY VI IPO. In addition, if we fail to complete an initial business combination within 18 months from the closing of the IPO, there will be no redemption rights or liquidating distributions with respect to our public warrants or the private warrants, which will expire worthless. We expect to consummate the Business Combination and do not intend to take any action to extend the life of dMY VI beyond 18 months from the closing of the IPO (or 21 months from the closing of the IPO, or July 5, 2023, if we extend the period of time to consummate a business combination by depositing $0.10 per share of Class A Common Stock into the Trust Account) if we are unable to effect an initial business combination by that date.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our current bylaws and applicable laws. However, if our board of directors determines that a failure to satisfy the condition is not material, then our board of directors may elect to waive that condition and close the Business Combination. We may not waive the condition that our stockholders approve the Business Combination. Please see the section titled “The Share Purchase Agreement—Conditions to Closing” for additional information.

If we are unable to complete an initial business combination, our public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an initial business combination within 18 months from the closing of the IPO, or April 5, 2023 (or 21 months from the closing of the IPO, or July 5, 2023, if we extend the period of time to consummate a business combination by depositing $0.10 per share of Class A Common Stock into the Trust Account, as described in more detail herein), our public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that the Sponsor is unable to indemnify (as described herein)) and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under indemnity of the underwriter of the dMY VI IPO against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of dMY VI. We have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) other than due to the failure to obtain a waiver to seek access to the Trust Account, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our tax obligations, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors, in exercising their business judgment, may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine a favorable outcome is unlikely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

We have no operating or financial history and our results of operations and those of the combined company may differ significantly from the unaudited pro forma financial data included in this Offer to Purchase.

We are a blank check company and we have no operating history and no revenues. This Offer to Purchase includes unaudited pro forma combined financial statements for the combined company. The unaudited pro forma combined statement of operations of the combined company combines our historical audited results of operations for the year ended December 31, 2022 and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet of the combined company combines our historical balance sheet as of December 31, 2022 and gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2022.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination or the future consolidated results of operations or financial position of the combined company. Accordingly, the combined company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma combined financial statements included in this document. For more information, please see the section titled “Unaudited Pro Forma Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

We may also be subject to a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023, further to the signature of the Inflation Reduction Act of 2022 into federal law. See “Management’s Discussion and Analysis on Financial Condition and Operations of dMY VI – Risks and Uncertainties” for further details on such new excise tax.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Past performance by Sponsor and by our management team may not be indicative of future performance of an investment in dMY VI or the combined company.

Past performance by Sponsor and by our management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of Sponsor or our management team’s performance as indicative of the future performance of an investment in dMY VI or the combined company or the returns dMY VI or the combined company will, or is likely to, generate going forward.

We may be unable to obtain additional financing to fund the operations and growth of the combined company.

We may require additional financing to fund the operations or growth of the combined company. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the combined company. None of our officers, directors or stockholders is required to provide any financing to us in connection with or following the consummation of the Business Combination.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and NYSE. In particular, we are required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the public stockholders upon the redemption of our public shares in the event we do not complete an initial business combination within 18 months from the closing of the IPO may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following April 5, 2023 in the event we do not complete an initial business combination and, therefore, we do not intend to comply with the foregoing procedures. Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete an initial business combination within 18 months from the closing of the IPO is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If, after we distribute the proceeds in the Trust Account to the public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to the public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the combined company will be required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Rainwater Tech as a privately-held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. Rainwater Tech’s status as an emerging growth company will end as soon as any of the following takes place: the last day of the fiscal year in which Rainwater Tech has at least $1.07 billion in annual revenue; the date Rainwater Tech qualifies as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; the date on which Rainwater Tech has issued, in any three-year period, more than $1.0 billion in nonconvertible debt securities; or the last day of the fiscal year ending after the fifth anniversary of the dMY VI IPO. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the combined company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the combined company or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Stock. Following the consummation of the Business Combination, our public stockholders will hold approximately 79.3% of our Class A Common Stock, assuming no exercise of redemption rights by our public stockholders. In addition, the holders of founder shares, private warrants and warrants that may be issued upon conversion of certain working capital loans, if any, (and any shares of Class A Common Stock issuable upon the exercise of the private warrants) are entitled to registration rights pursuant to our existing registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination.

In addition, at the consummation of the Business Combination, dMY VI, the Sellers, Sponsor and certain holders of securities and signatories thereto are expected to enter into the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, dMY VI shall grant Sellers certain registration rights with respect to the registration of the Common Stock Consideration.

NYSE could delist our Common Stock, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.

Our securities are listed on the NYSE, a national securities exchange. Our continued eligibility for listing may depend upon, among other things, the number of public shares that are redeemed. We cannot assure you that we will be able to remain in compliance with the NYSE listing requirements.

If the NYSE delists our securities, our public stockholders could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Common Stock are a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, it is a condition to consummation to the Business Combination that our Common Stock shall have been approved for listing on NYSE, subject to completion of the Business Combination. If our securities are delisted from NYSE, the Sellers could elect to terminate the Share Purchase Agreement and, as a result, we would not be able to complete the Business Combination, or another business combination, before the Business Combination Deadline.

Risks Relating to Rainwater Tech

Risks Relating to Rainwater Tech’s status as an emerging company

Rainwater Tech has no operating history and has not yet generated any revenues, which makes it difficult to forecast its future results of operations.

As a result of Rainwater Tech’s lack of operating history, its ability to accurately forecast the future results of operations is limited and subject to a number of uncertainties, including Rainwater Tech’s ability to plan for and model future growth. Rainwater Tech’s ability to generate revenues will largely be dependent on its ability to develop and improve ionization rainfall generation technology. Rainwater Tech’s business model is in the early stages of development and its technical roadmap may not be realized as quickly as hoped, or even at all. The development of Rainwater Tech’s business model will likely require the incurrence of significant costs, while Rainwater Tech’s revenues will not substantially increase due to a required number of technological go-to-market, operational advancements which may not occur on the currently anticipated timetable or at all. Further, in future periods, Rainwater Tech’s growth could slow or decline for a number of reasons, including but not limited to increased competition, changes to technology, inability to develop, improve or effectively scale up Rainwater Tech’s technology, a decrease in the growth of the overall market, or Rainwater Tech’s failure, for any reason, to continue to take advantage of growth opportunities.

Rainwater Tech will also encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If Rainwater Tech’s assumptions regarding these risks and uncertainties and its future growth are incorrect or change, or if Rainwater Tech does not address these risks successfully, Rainwater Tech’s operating and financial results could differ materially from its expectations, and its business could suffer. Rainwater Tech’s success as a business ultimately relies upon fundamental research and development breakthroughs in the coming years and decade. There is no certainty these research and development milestones will be achieved as quickly as hoped, or even at all.

Rainwater Tech expects to incur significant expenses and losses for the foreseeable future.

Rainwater Tech believes that it will incur operating and net losses until it is able to grow its one-to-many business model at scale, deliver a robust, sustainable pipeline of customers and acquire long-term, multi-annual contracts. Among other things, Rainwater Tech will incur ongoing expenses in connection with the design, development and manufacturing of its technology, conduct and expansion of its research and development activities, increases in its sales and marketing activities; development of its distribution infrastructure; and increases in its general and administrative functions to support its growing operations.

Rainwater Tech may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Rainwater Tech’s losses. If Rainwater Tech is unable to achieve and/or sustain profitability, or if Rainwater Tech is unable to achieve the growth that it expects, it could have a material effect on Rainwater Tech’s business, financial condition or results of operations. Rainwater Tech’s business model is unproven and may never allow it to cover its costs.

Rainwater Tech’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Market opportunity estimates and growth forecasts, including those Rainwater Tech has generated itself, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Rainwater Tech does not currently have customers, and the variables that go into the calculation of Rainwater Tech’s market opportunity are subject to change over time. There is no guarantee that any particular number or percentage of customers or companies covered by its market opportunity estimates will purchase its products at all or generate any particular level of revenue for Rainwater Tech. Any expansion in Rainwater Tech’s market depends on a number of factors, including the cost, performance, and perceived value associated with its technology.

The methodology and assumptions used to estimate market opportunities may differ materially from the methodologies and assumptions previously used to estimate total addressable market. To estimate the size of

Rainwater Tech’s market opportunities and its growth rates, Rainwater Tech has relied on market reports by leading research and consulting firms. These estimates of total addressable market and growth forecasts are subject to significant uncertainty, are based on assumptions and estimates about its potential customers that may not prove to be accurate and are based on data published by third parties that Rainwater Tech has not independently verified.

Even if the market in which Rainwater Tech competes achieves the forecasted growth, Rainwater Tech’s business could fail to grow at similar rates, if at all.

Rainwater Tech’s success will depend upon its ability to expand, scale its operations, and increase its sales capability. Even if the market in which Rainwater Tech competes meets the size estimates and growth forecasted, its business could fail to grow at similar rates, if at all.

Rainwater Tech’s growth will be dependent upon its ability to successfully scale up manufacturing of its products in sufficient quantity and quality, in a timely or cost-effective manner, or at all. Unforeseen issues associated with scaling up the technology at commercially viable levels could negatively impact Rainwater Tech’s business, financial condition and results of operations.

Rainwater Tech’s growth is dependent upon its ability to successfully support and service its customers.

Because Rainwater Tech’s platform is expected to be unique in certain respects, its future customers will require particular support and service functions, some of which are not currently available, and may never be available. If Rainwater Tech experiences delays in adding such support capacity or servicing its future customers efficiently, or experiences unforeseen issues with the reliability of its platform, it could overburden Rainwater Tech’s servicing and support capabilities. Similarly, increasing the number of Rainwater Tech products and services would require it to rapidly increase the availability of these services. Failure to adequately support and service its future customers may inhibit Rainwater Tech’s growth and ability to expand.

Rainwater Tech may not manage growth effectively.

Rainwater Tech’s failure to manage growth effectively could harm its business, results of operations and financial condition. Rainwater Tech anticipates that a period of significant expansion will be required to address potential growth. This expansion will place a significant strain on Rainwater Tech’s management, operational and financial resources. Expansion will require significant cash investments and management resources and there is no guarantee that they will generate additional sales of Rainwater Tech’s products or services, or that Rainwater Tech will be able to avoid cost overruns or be able to hire additional personnel to support them. In addition, Rainwater Tech will also need to ensure its compliance with regulatory requirements in various jurisdictions applicable to the sale, installation and servicing of its products. To manage the growth of its operations and personnel, Rainwater Tech must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. Rainwater Tech may be unable to acquire the necessary capabilities and personnel required to manage growth or to identify, manage and exploit potential strategic relationships and market opportunities.

Rainwater Tech may need additional capital to pursue its business objectives and respond to business opportunities, challenges or unforeseen circumstances, and it cannot be sure that additional financing will be available.

Rainwater Tech’s business and its future plans for expansion are capital-intensive and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. Rainwater Tech’s operating plan may change because of factors currently unknown, and Rainwater Tech may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect its business. In addition, Rainwater Tech may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to Rainwater Tech on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for Rainwater Tech to operate its business or implement its growth plans.

Rainwater Tech will be an emerging growth company and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make Rainwater Tech’s common stock less attractive to investors.

dMY VI currently is, and following the Business Combination, Rainwater Tech will be, an “emerging growth company,” as defined in the JOBS Act. For as long as it continues to be an emerging growth company, Rainwater Tech may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•	not being required to have independent registered public accounting firm audit Rainwater Tech’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in Rainwater Tech’s periodic reports and annual report on Form 10-K; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

As a result, the stockholders may not have access to certain information that they may deem important. Rainwater Tech’s status as an emerging growth company will end as soon as any of the following takes place:

•	the last day of the fiscal year in which Rainwater Tech has at least $1.07 billion in annual revenue;

•	the date Rainwater Tech qualifies as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;

•	the date on which Rainwater Tech has issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	the last day of the fiscal year ending after the fifth anniversary of the dMY VI IPO.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. Rainwater Tech may elect to take advantage of this extended transition period and as a result, its financial statements may not be comparable with similarly situated public companies.

Rainwater Tech cannot predict if investors will find Rainwater Tech’s common stock less attractive if it chooses to rely on any of the exemptions afforded to emerging growth companies. If some investors find Rainwater Tech’s common stock less attractive because Rainwater Tech relies on any of these exemptions, there may be a less active trading market for Rainwater Tech’s common stock and the market price of Rainwater Tech’s common stock may be more volatile and may decline.

Risks Relating to Rainwater Tech’s Business and Industry

There are many risks and uncertainties that may affect Rainwater Tech’s operations, performance, development and results. Many of these risks are beyond Rainwater Tech’s control. The following is a description of the important risk factors that may affect Rainwater Tech’s business and industry. If any of these risks were to actually occur, Rainwater Tech’s business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties not currently known to Rainwater Tech or that Rainwater Tech currently considers to be immaterial may also materially adversely affect its business, financial condition or results of operations.

Rainwater Tech can provide no assurance of the effectiveness and success of ionization rainfall generation technology in increasing precipitation.

Commercial applications of ionization rainfall generation technology are still at the initial stages of development, and further development and extensive testing will be required to determine its technical feasibility and commercial viability. The scientific community continues to debate whether rainfall generation technology has been able to produce statistically significant results in augmenting rainfall or other types of precipitation, with some authors suggesting that it remains a “pseudo-science”, whereas other authors have found statistically meaningful results. At this point in time, given the complexities of attributing increased precipitation to weather modification technologies, scientists have neither conclusively proven nor disproven that ionization rainfall generation technologies and/or other types of weather modification technologies augment and optimize precipitation.

Rainwater Tech’s success will depend on its ability to prove and demonstrate, to potential customers and the broader community, scientific and technological advances and to translate such advances into commercially competitive products. Failure can occur at any stage of the process. If the development of this technology is not successful or the market is not convinced that ionization rainfall generation technologies lead to demonstrable results, Rainwater Tech may invest substantial amounts of time and money without developing revenue-producing products. As Rainwater Tech eventually enters into more robust development and trials of the technology, the data and results generated may not be as compelling as earlier results in previous trials done by third parties.

In light of the unproven technology involved and the other factors described elsewhere in this section, there can be no assurance that Rainwater Tech will be able to successfully complete the development, commercialization or marketing of any new technology or products which could materially harm its business, results of operations and prospects.

Rainwater Tech has not demonstrated it can develop rainfall generation technology and faces barriers in replicating meaningful rainfall generation. If Rainwater Tech cannot successfully overcome those barriers, its business will be negatively impacted and could fail.

Rainfall generation is a difficult undertaking. There are significant engineering, technology, operational and climatological challenges that Rainwater Tech must overcome to deliver consistent results with its platform. Rainwater Tech is in the development stage and faces significant challenges in the development of its rainfall generation platform and in producing the necessary technology and machines in commercial volumes. Some of the development challenges that could prevent the introduction of Rainwater Tech’s technology include, but are not limited to, failure to: find scalable ways to secure real estate to setup and operate trials, secure paying customer engagements, hire key team members with relevant water expertise, address any and all permitting requirements, establish prototyping scalability and bespoke supply chains, find adequate construction partners, and grow, create and train a productive sales force. Additionally, Rainwater Tech may fail to achieve a high degree of repeat success in rainfall generation, which could lead to a failure to ensure the customer retention required to leverage historical validation of its services. Rainwater Tech may also fail to realize the potential of rainfall generation technology.

Additional development challenges Rainwater Tech is facing include: overcoming skepticism about creating too much rain, or taking rain away from areas where it could naturally fall, understanding the science thoroughly to allow acceptable predictability, streamlining its go-to-market strategy, ensuring technology integrations, supporting ongoing projects, building customer brand and engendering loyalty while improving the core technology offering, and managing paying timing.

In addition, Rainwater Tech will need to develop the manufacturing process necessary to make rainfall generation technology in high volume. Rainwater Tech has not yet devised or validated a manufacturing process or acquired the tools or processes that may be necessary to produce rainfall generation technology that meets all commercial requirements. If Rainwater Tech is not able to overcome these manufacturing hurdles in building its technology, Rainwater Tech’s business is likely to fail.

Even if Rainwater Tech completes development and achieves volume production of its platform, if the cost, performance characteristics or other specifications of the rainfall generation technology fall short of Rainwater Tech’s projections, Rainwater Tech’s business, financial condition and results of operations would be adversely affected.

Additionally, developing manufacturing techniques to produce the volume required to achieve forecasted production could hinder profitability in the future. If Rainwater Tech’s technology fails to achieve a broad advantage in generating rainfall, its business, financial condition and future prospects may be harmed.

The markets for rainfall generation-related products are in nascent stages, and we may have limited opportunities to license our technologies or sell our products.

The rainfall generation industry is in the early stage of commercializing rainfall generation technology. Skepticism around the efficacy of the technology’s ability to enhance rainfall has hindered previous adoption.

Rainwater Tech’s success will depend upon its ability to expand, scale its operations, and increase its sales capability, which may take longer than expected. Even if the market in which Rainwater Tech competes meets the size estimates and growth forecasted, its business could fail to grow at similar rates, if at all. Rainwater Tech’s growth is dependent upon its ability to successfully scale up manufacturing of its products in sufficient quantity and quality, in a timely or cost-effective manner, or at all. Unforeseen issues associated with scaling up and constructing Rainwater Tech’s technology at commercially viable levels could negatively impact Rainwater Tech’s business, financial condition and results of operations. Rainwater Tech’s growth is dependent upon its ability to successfully market and sell rainfall generation technology. Rainwater Tech does not have experience with the mass distribution and sale of rainfall generation technology. Its growth and long-term success will depend upon the development of its sales and delivery capabilities.

Rainwater Tech may be harmed by competing technologies.

The markets in which Rainwater Tech operates are rapidly evolving to address increasing global need for reliable access to water, creating additional investment in competition. There has been significant improvement in water generation technologies such as desalination and chemical-based cloudseeding. As these markets continue to mature and new technologies and competitors enter such markets, Rainwater Tech expects competition to intensify. Rainwater Tech could lose market share and its revenues could decline, thereby affecting its earnings and potential for growth. In particular, although Rainwater Tech does not plan to use chemicals in its manufacturing and production process, chemical-based cloudseeding companies may provide additional competition due to the maturity of chemical-based technology, more established historical operational data, stronger research groups, demonstrated effects in specific use cases, market acceptance and funding by recognized institutions.

In the future, Rainwater Tech’s technologies may also compete with other emerging technologies. These technologies may be less expensive and provide higher or additional performance. Companies with these competing technologies may also have greater resources. Technological change could render its technologies obsolete, and new, competitive technologies could emerge that achieve broad adoption and adversely affect the use of its technologies and intellectual property.

Rainwater Tech will be dependent on its suppliers and manufacturers, and supply chain issues could delay the introduction of Rainwater Tech’s product and negatively impact its business and operating results.

Rainwater Tech has not yet entered into relationships with potential suppliers and manufacturers. However, when Rainwater Tech enters into relationships with suppliers and manufacturers, it may face delays in the introduction of its product due to supply chain issues. The manufacture, installation, production and operation of the ionization rainfall generation technology is expected to be dependent upon third party suppliers, service providers and networks, including suppliers who may have been impacted by COVID-19, the global parts shortage and supply chain disruption. When Rainwater Tech begins contracting with suppliers and manufacturers, we may be adversely affected if we are not able to obtain the required materials, supplies and critical spare parts required to build the machinery and operate our technology.

Any of the following factors (and others) could have an adverse impact on our operations:

•	Rainwater Tech’s inability to enter into agreements with suppliers on commercially reasonable terms, or at all;

•	difficulties of suppliers ramping up their supply of materials to meet Rainwater Tech’s requirements;

•	a failure to forecast humidity conditions, natural updrafts and realized range for rainfall enhancement activities;

•	a failure to retain key technical staff;

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introduction of new regulations limiting or prohibiting weather modification, including the reinterpretation of existing regulations and/or the issuance of executive orders limiting/prohibiting weather modification;

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a significant increase in the price of one or more components, including due to industry consolidation occurring within one or more component supplier markets or as a result of decreased production capacity at manufacturers;

•	any reductions or interruption in supply, including disruptions on Rainwater Tech’s global supply chain as a result of geopolitical conflicts, which Rainwater Tech may in the future experience;

•	financial problems of either manufacturers or component suppliers;

•	significantly increased freight charges, or raw material costs and other expenses associated with Rainwater Tech’s business;

•	other factors beyond Rainwater Tech’s control or which it does not presently anticipate, could also affect its suppliers’ ability to deliver components to Rainwater Tech on a timely basis;

•	a failure to develop its supply chain management capabilities and recruit and retain qualified professionals;

•	a failure to adequately authorize procurement of inventory by Rainwater Tech’s contract manufacturers; or

•	a failure to appropriately cancel, reschedule, or adjust its requirements based on Rainwater Tech’s business needs.

If any of the aforementioned factors were to materialize, it could cause Rainwater Tech to halt production of its rainfall generation technology and/or entail higher manufacturing costs, any of which could materially adversely affect Rainwater Tech’s business, operating results, and financial condition and could materially damage relationships with future customers.

Rainwater Tech’s products may not achieve market success, but will still require significant costs to develop.

Rainwater Tech believes that it must continue to dedicate significant resources to its research and development efforts before knowing whether there will be market acceptance of its Rainwater Tech rainfall generation technologies. Furthermore, the performance of these products is uncertain. Rainwater Tech’s rainfall generation services could fail to attain sufficient market acceptance, if at all, for many reasons, including:

•	pricing and the perceived value of Rainwater Tech’s systems relative to its cost;

•	delays in releasing rainfall generation technologies with sufficient performance and scale to the market;

•	failure to produce products of consistent quality that offer functionality comparable or superior to existing or new products;

•	ability to produce products fit for their intended purpose;

•	failures to accurately predict market or customer demands;

•	defects, errors or failures in the design or performance of Rainwater Tech’s rainfall generation technologies;

•	negative publicity about the performance or effectiveness of Rainwater Tech’s system;

•	strategic reaction of companies that market competitive products; and

•	the introduction or anticipated introduction of competing technology.

To the extent Rainwater Tech is unable to effectively develop and market its rainfall generation technologies to address these challenges and attain market acceptance, its business, operating results and financial condition may be adversely affected.

Rainwater Tech makes significant investments in new products and services that may not achieve technological feasibility or profitability or that may limit Rainwater Tech’s revenue growth.

Rainwater Tech intends to make significant investments in research, development, and marketing of new technologies, products and services. Investments in new technologies are speculative and technological feasibility may not be achieved. Commercial success depends on many factors including demand for innovative technology, availability of materials and equipment, selling price the market is willing to bear, competition and effective licensing or product sales. Rainwater Tech may not achieve significant revenues from new product and service investments for a number of years, if at all. Moreover, new technologies, products and services may not be profitable, and even if they are profitable, operating margins for new products and businesses may not be as high as the margins we have experienced historically or originally anticipated.

Rainwater Tech may fail to obtain statistically significant results that demonstrate its ability to enhance rainfall.

Rainwater Tech intends to create standardized measurement approaches and collect climatological data in order to demonstrate statistically significant results indicating its ability to successfully achieve rainfall generation. Our ability to achieve replicable statistically significant results is not yet proven, and failure to do so may affect our commercial success. Currently, there is limited research and no historical basis for our ability to develop, manufacture, and deliver this technology, as well as on our ability to implement this technology regardless of location. Rainwater Tech may also experience increased costs relating to obtaining, analyzing, and reviewing data that demonstrates statistical significance of this technology in increasing rainfall.

Rainwater Tech may not be able to accurately estimate the future supply and demand for its rainfall generation technology, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Rainwater Tech fails to accurately predict how customers will adopt its platform, it could incur additional costs or experience delays.

It is difficult to predict Rainwater Tech’s future revenues and appropriately budget for its expenses, and Rainwater Tech may have limited insight into trends that may emerge and affect its business. Rainwater Tech anticipates being required to provide forecasts of its demand to its current and future suppliers prior to the scheduled delivery of products and technology to potential customers. Currently, there is limited research and no historical basis for making judgments on the demand for rainfall generation technology or its ability to develop, manufacture, and deliver this technology, or Rainwater Tech’s profitability, if any, in the future. If Rainwater Tech overestimates customer adoption of its platform, its suppliers may have excess inventory, which indirectly would increase Rainwater Tech’s costs. If Rainwater Tech underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that Rainwater Tech’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Rainwater Tech fails to accurately qualify customer adoption curves of its platform in the near- and medium-term period, which may cause failure to order sufficient quantities of product components in a timely manner, the delivery of its technology to its potential customers could be delayed, which would harm Rainwater Tech’s business, financial condition and operating results.

Rainwater Tech may fail to accurately estimate the size and growth of customer demands.

There is no assurance that Rainwater Tech will be able to ramp its business to meet customer demands about rainfall timing and predictability. Potential customers may require rapid increases in production on short notice. We may not be able to purchase sufficient supplies or allocate sufficient manufacturing capacity to meet such increases in demand. Rapid customer ramp-up in the future and significant increases in demand may strain our resources or negatively affect our margins. Inability to satisfy customer demand in a timely manner may harm our reputation, reduce our other opportunities, damage our relationships with customers, reduce revenue growth, and/or cause us to incur contractual penalties. Failure to grow at rates similar to that of other competitors in the industry may adversely affect Rainwater Tech’s operating results and ability to effectively compete within the industry.

Rainwater Tech may fail to find adequate sites to operate its systems and machinery.

Our ability to meet our financial and operating objectives depends on our ability to find adequate sites to operate our machines and systems, which can be difficult and expensive. The process to find adequate sites (including leases) requires numerous compliance with zoning, environmental, and governmental requirements. Further, the cost of operation, including leases, may become economically unfeasible causing Rainwater Tech to abandon or cease operations at said site. Our ability to find such sites could hinder our financial operating objectives and adversely affect operating results.

We may be affected by failures of our customers, both private and public, to meet their payment obligations.

A failure of our future customers to meet their payment obligations may affect our ability to receive payments under our contracts. In addition to our potential contracts with private parties, we expect to derive a portion of our revenues directly or indirectly from contracts with federal, state and city agencies, and other governmental authorities of various countries, in areas relating to, among others, water resiliency, decarbonization, forest fire mitigation, agricultural and other water infrastructure projects. The funding of these programs could be reduced or eliminated due to numerous factors beyond our control, including lack of funding or budgetary constraints due to current political party views, geopolitical events, sovereign default, and other macro- or micro-economic conditions. A reduction or elimination of government spending under our contracts could cause a material adverse effect on our business, financial condition, results of operations and cash flow.

Rainwater Tech’s customers may refuse to pay for rainfall generation services that directly or indirectly benefit other nearby parties.

Rainwater Tech expects its offerings to have an expansive operating range, with rainfall generation occurring anywhere within an approximately 50-mile radius. Accordingly, there may be situations where a party who has not paid for Rainwater Tech’s systems could still benefit from nearby rain generation, particularly since the success of the system is linked to specific weather conditions. It is possible that our customers may not want and/or fail to meet their payment obligations when the rain generation did not solely or directly benefit them or the specific area it was intended to. This failure to collect payment owed may adversely harm Rainwater Tech’s business, financial condition and operating results.

Rainwater Tech’s future success depends in part on recruiting and retaining key personnel and failure to do so may make it more difficult for us to execute the business strategy.

Rainwater Tech is dependent upon the continued services of key personnel, including members of our executive management team who have extensive experience in our industry. The loss of any one of these individuals could disrupt our operations or our strategic plans. Additionally, our future success will depend on, among other things, our ability to continue to retain the necessary qualified sales, marketing and managerial personnel, for whom we compete with numerous other companies, academic institutions and organizations. If we lose key employees, if we are unable to retain other qualified personnel, or if our management team is not able to effectively manage us through these events, our business, financial condition, and results of operations may be adversely affected.

Rainwater Tech’s operations, projects and prospects are located in remote areas, and our production, processing and product delivery rely on the infrastructure and skilled labor being adequate and remaining available.

Rainwater Tech’s success depends to a significant extent on our ability to attract, hire, and train qualified employees, including our ability to attract employees with the necessary skills in the regions in which we will operate. While very technical skills should not be required for basic construction and ongoing maintenance of our systems, in order to successfully operate our platform we will need to hire qualified project managers, engineers, and statisticians who, respectively, can properly and self-sufficiently maintain and manage our systems, evaluate weather data, and have the required expertise to improve system design and functionality. We could experience increases in our recruiting and training costs and decreases in our operating efficiency, productivity and profit margins if we are unable to attract, hire and train a sufficient number of skilled employees to support our operations.

Rainwater Tech’s business is dependent on the international market prices of energy and fiberglass, among other materials, which are both cyclical and volatile.

We expect that our business and financial performance will be affected by the market prices of energy needed to power the platform. Although our cost and energy requirements are modest on a per gallon basis, prices of energy have been subject to wide fluctuations and are affected by numerous factors beyond our control, including international economic and political conditions, the cyclicality of consumption, actual or perceived changes in levels of supply and demand, the availability and costs of substitutes, inventory levels maintained by users, actions of participants in the commodities markets and currency exchange rates. Current or future semiconductor shortages could also affect production. In addition, market prices and supply chain delays in obtaining fiberglass (the key material required for the apparatus design) could potentially inhibit production schedules.

System security and data protection breaches, as well as cyber-attacks, could disrupt Rainwater Tech’s operations, which may damage Rainwater Tech’s reputation and adversely affect its business.

In recent years, cyberattacks, including denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, social engineering (including phishing) and other tactics designed to gain access to and exploit sensitive information by breaching mission critical systems of large organizations have increased in volume and sophistication. Rainwater Tech’s information technology systems and automated machinery, which it will rely on to operate its business, could be exposed to such tactics. Rainwater Tech may also experience unavailable systems, unauthorized access or disclosure due to employee theft or misuse, sophisticated nation-state and nation-state supported actors and advanced persistent threat intrusions. Rainwater Tech may be unable to implement adequate preventative measures or stop security breaches while they are occurring, and attackers may sabotage or to obtain unauthorized access to Rainwater Tech’s systems, networks, or physical facilities. Actual or perceived breaches of Rainwater Tech’s security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about Rainwater Tech, its partners, its customers or third parties could expose us and the parties affected to a risk of loss or misuse of this information, resulting in litigation and potential liability, paying damages, regulatory inquiries or actions, damage to the Rainwater Tech brand and reputation or other harm to the Rainwater Tech business. Additionally, cyberattacks that impacts Rainwater Tech’s ability to operate its platform could result in production errors, processing inefficiencies and unscheduled downtime/degradation of operations, in turn causing the loss of sales and customers, and decreased revenue and increased overhead costs, which could have a material adverse effect on our results of operations.

Unfavorable conditions in Rainwater Tech’s industry or the global economy, could limit the company’s ability to grow its business and negatively affect its results of operations.

Rainwater Tech’s results of operations may vary based on the impact of changes in its industry or the global economy on the company or its potential customers. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, international trade relations, pandemics (such as the COVID-19 pandemic), political turmoil, natural catastrophes, warfare, and terrorist attacks on the United States or elsewhere, could cause a decrease in business investments, including the progress on development of rainfall generation technologies, and negatively affect the growth of Rainwater Tech’s business. In addition, in challenging economic times, potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to purchase our products and services. Additionally, if our customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable due to us. Moreover, our key suppliers may reduce their output or become insolvent, thereby adversely impacting our ability to manufacture our products. Furthermore, uncertain economic conditions may make it more difficult for us to raise funds through borrowings or private or public sales of debt or equity securities. Rainwater Tech cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

Risks Relating to the Environment, Health and Safety

Rainwater Tech’s product at any of the equipment sites could be materially adversely affected by changes to weather conditions generally, as a result of climate change or otherwise.

The revenues expected to be generated by Rainwater Tech’s machines are correlated to weather conditions, and timing and predictability of its operations is subject to environmental conditions that Rainwater Tech cannot ultimately control. The technology does not allow rainfall to be created on a clear day. It enhances rainfall when conditions are appropriate in the atmosphere and when cloud formation is underway, thus this is dependent upon irradiance and weather conditions generally. Weather conditions have natural variations from season to season and from year to year and may also undergo long-term or permanent change because of climate change or other factors. While we may try to reduce such risks through studies of present or historical conditions or modelling of future conditions, projections of rain depend on assumptions about weather patterns, shading and irradiance, which are inherently uncertain and may not be consistent with actual conditions at the site. A sustained decline in weather conditions could lead to a material adverse change in the volume of rain generated, revenues and cash flow.

Additionally, climate change may increase the frequency and severity of adverse weather conditions, such as tropical storms, wildfires, droughts, floods, hurricanes, tornadoes, ice storms or extreme temperature, and may have the long-term effect of changing weather patterns, which could result in more frequent and severe disruptions to our technology. Such disruptions may include, among other things, damage to or destruction of our assets or to assets required for weather generation or the impaired operation or forced shutdown of these assets.

Furthermore, because Rainwater Tech’s platform will rely on appropriate conditions, customer satisfaction might be hindered by the factors such as wind speed, wind direction or lack of wind. If these machines are unable to produce the levels the customer want, demands for our services may decrease and our business may be adversely affected. Customers may experience significant financial inputs from insufficient rain increases hindered by the weather.

Customers and others may hold Rainwater Tech accountable for changing environmental and/or weather conditions, including challenges resulting from excessive rain.

Changes in rainfall patterns may lead to extreme weather conditions and unintended consequences, including, but not limited to, excessive rains, increased hail, natural disasters like mudslides, flooding, changes in rainfall patterns, increased or decreased temperatures, and increased storm frequency and tendency. While Rainwater Tech does not believe that its product could lead to such extreme environmental conditions as Rainwater Tech expects to be able to control when the rain generation systems are turned off and on, changes in environmental conditions in the areas in which we operate could have a material adverse effect on our reputation, which may adversely affect our operations. The system has a large target area coverage which has the potential to generate excess rainfall outside or in extension to desired locations. Timing of targeted rainfall generation is also highly variable, meaning that additional rain may occur at inopportune times, for example during the day in tourism-focused areas.

Customers and others dependent on Rainwater Tech’s services may hold Rainwater Tech accountable for any failures to fulfill increased rainfall expectations.

Rainwater Tech’s future rainfall generation technology may fail to meet Rainwater Tech’s projections for increased rainfall for a variety of reasons, including, but not limited to, technological malfunctioning, regulatory impediments, and operational or financial conditions. Customers whose projects depend on increased rainfall may hold Rainwater Tech accountable for any failures to increase rainfall and the subsequent effect on their respective businesses, such as, a negative return on investments in agricultural projects dependent on increased rainfall. Rainwater Tech may suffer or be exposed to liability or costly litigation from its customers or others whose dependency on increased rainfall is affected. In addition, Rainwater Tech’s reputation may be adversely affected, which may adversely affect Rainwater Tech’s operations and financial condition.

ESG issues, including those related to climate change and sustainability, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.

There is an increasing focus from certain investors, customers, consumers, employees and other stakeholders concerning ESG matters. Additionally, public interest and legislative pressure related to public companies’ ESG practices continue to grow, particularly as the SEC considers new rulemaking related to ESG disclosure. If our ESG practices fail to meet regulatory requirements or investor, customer, consumer, employee or other stakeholders’ evolving expectations and standards for responsible corporate citizenship in areas including environmental stewardship, support for local communities, Board of Director and employee diversity, human capital management, employee health and safety practices, product quality, corporate governance and transparency, our reputation, brand and employee retention may be negatively impacted, and our customers and suppliers may be unwilling to continue to do business with us.

Customers, consumers, investors and other stakeholders are increasingly focusing on environmental issues, including climate change, dams, energy and water use, and other sustainability concerns. Concern over climate change, in particular, may result in new or increased legal and regulatory requirements to reduce or mitigate impacts to the environment.

If we do not adapt to or comply with new regulations, or if we fail to comply with disclosure requirements and consequently fail to meet evolving regulatory, investor, industry or stakeholder expectations and concerns regarding ESG issues, investors may reconsider their capital investment in Rainwater Tech, and customers and consumers may choose to stop purchasing our products, which could have a material adverse effect on our reputation, business or financial condition.

Political, regulatory and social opposition to our activities could adversely impact our business and reputation.

Disputes and protests related to the nature of our business may arise from time to time. In some instances, lobbying by competitive chemical-based cloudseeding and desalination technologies could slow our growth and ability to address target markets. Disagreements or disputes with research group, institutions, and lobbying groups for competing technology could cause delays or interruptions to our operations, adversely affect our reputation or otherwise hamper our ability to conduct our operations.

Certain individuals or groups opposed to ionization rainfall generation technology may take actions to disrupt our operations and projects, and they may continue to do so in the future, which may harm our operations and could adversely affect our business. Given the variety of rainfall generation approaches, competing claims regarding the efficacy of each approach may make it difficult to delineate the relative impact each approach has on rainfall generation. Certain individuals or groups may oppose our operations by accusing us of unsubstantiated claims regarding environmental pollution and/or health risks, as well as point to our shorter operating history to create uncertainty around the statistical significance of our historical results. Social demands and conflicts could have a material adverse effect on our business and results of operations and areas in which we operate.

Risks Relating to Intellectual Property & Technology

Existing ionization rainfall generation technologies may largely be in the public domain and Rainwater Tech’s competitors could develop and commercialize products similar or identical to Rainwater Tech’s, and its ability to successfully commercialize its products may be adversely affected. Therefore, success of Rainwater Tech’s business is dependent on its ability to create and implement new technologies and to obtain and maintain patent protection for such technologies.

As existing ionization rainfall generation technologies are based on approximately 70 years of technological efforts beginning in the 1950s, the current state-of-the-art of this technology may largely be in the public domain. Therefore, Rainwater Tech’s competitors could develop and commercialize products similar or identical to Rainwater Tech’s, and its ability to successfully commercialize its products may be adversely affected, and Rainwater Tech’s success depends on its ability to create and implement new or improved ionization rainfall generation technologies that are proprietary to Rainwater Tech. Rainwater Tech will devote significant resources to developing new technologies and intends to seek patent protection to achieve a competitive advantage. Rainwater Tech’s research and development efforts may require long development cycles and a substantial investment before Rainwater Tech can determine the commercial viability of any resulting technologies. Moreover, there is no assurance that Rainwater Tech can successfully develop and market new or improved technologies in a timely or commercially acceptable fashion or obtain patent protection over such technologies. Even if Rainwater Tech is able to obtain patents covering such technologies, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide Rainwater Tech with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States, particularly in those countries where Rainwater Tech’s solutions are likely to be deployed, resulting in significant harm to Rainwater Tech’s business, financial position, results of operations and cash flows.

If Rainwater Tech fails to protect and enforce its future technology and intellectual property, its business will suffer.

Rainwater Tech believes that its success will depend in large part on its ability to protect its future technology and intellectual property, including its ability to obtain intellectual property protection in a timely manner, its ability to convince third parties of the applicability of its potential intellectual property rights to its products and its ability to enforce its intellectual property rights. Rainwater Tech intends to achieve the foregoing through a combination of license, development and non-disclosure agreements and other contractual provisions and patent, trademark, trade secret and copyright laws However, regardless of Rainwater Tech’s efforts to protect its future technology and intellectual property, third parties may attempt to copy or otherwise obtain and use such technology, including through the compromise of Rainwater Tech’s trade secrets. Monitoring unauthorized use of Rainwater Tech’s future intellectual property may be difficult and costly, and the steps Rainwater Tech will take to prevent misappropriation may not be sufficient. Any enforcement efforts Rainwater Tech undertakes, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm its business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard Rainwater Tech’s potential intellectual property, as patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, Rainwater Tech’s potential intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of Rainwater Tech’s intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. If Rainwater Tech fails to adequately protect its future technology and intellectual property, its licensees and competitors may seek to use its technology and intellectual property without the payment of license fees and royalties, which could weaken its competitive position, reduce its operating results and increase the likelihood of costly litigation.

The intellectual property rights of others may prevent Rainwater Tech from commercializing its products or developing new technology or entering new markets, and Rainwater Tech’s business may suffer or be exposed to liability or costly litigation if third parties assert that Rainwater Tech violates their intellectual property rights.

Rainwater Tech’s success depends in part on its ability to commercialize its products and continually adapt to incorporate new technologies and to expand into markets that may be created by new technologies. However, Rainwater Tech may become subject to intellectual property disputes that prevent it from commercializing its products, introducing new technologies or expanding into new markets. Therefore, Rainwater Tech’s success depends, in part, on its ability to develop and commercialize its products without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, Rainwater Tech may not be aware that its products are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation. For example, there may be issued patents of which Rainwater Tech is unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by Rainwater Tech’s offerings. There also may be pending patent applications of which Rainwater Tech is not aware that may result in issued patents, which could be alleged to be infringed by Rainwater Tech’s offerings. Because patent applications can take years to issue and are often afforded confidentiality for some period of time there may currently be pending applications, unknown to Rainwater Tech, that later result in issued patents that could cover Rainwater Tech’s future technologies. Lawsuits can be time-consuming and expensive to resolve, and they divert management’s time and attention. Rainwater Tech’s platform may not be able to withstand any third-party claims against its use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. In a patent infringement claim against Rainwater Tech, Rainwater Tech may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of Rainwater Tech’s defenses will depend on the patents asserted, the interpretation of these patents, and its ability to invalidate the asserted patents. However, Rainwater Tech could be unsuccessful in advancing non-infringement and/or invalidity arguments in its defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if Rainwater Tech cannot license or develop alternative technology for any infringing aspect of our business, it may be forced to limit or stop sales of its products or cease business activities related to such intellectual property. Rainwater Tech cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on its business, financial condition or results of operations. Any intellectual property litigation to which Rainwater Tech might become a party, or for which it is required to provide indemnification, regardless of the merit of the claim or its defenses, may require Rainwater Tech to do one or more of the following:

•	cease selling or using technology that incorporates the intellectual property rights that allegedly infringes, misappropriates or violates the intellectual property of a third party;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology;

•	redesign the allegedly infringing technology to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible;

•	rebrand Rainwater Tech or pursue a different trademark; or

•	indemnify organizations using Rainwater Tech’s platform or third-party service providers.

Even if the claims do not result in litigation or are resolved in Rainwater Tech’s favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and harm its business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Rainwater Tech’s common stock. The occurrence of infringement claims may grow as the market for our products, services and technologies grows. Accordingly, Rainwater Tech’s exposure to damages resulting from infringement claims could increase and this could further exhaust its financial and management resources.

Risks Related to Regulatory and Legal Matters

Rainwater Tech may be subject to certain federal, state and/or local environmental and governmental regulations and laws that limit the scope of our marketplace and affect our business, results of operations and financial condition. Additionally, failure to comply with applicable laws and regulations could subject us to liability and negatively affect our business, results of operations and financial condition.

Certain jurisdictions have codified regulations around cloudseeding technology that may subject Rainwater Tech to certain licensing and permitting requirements. For instance, the Texas Department of Licensing and Regulation (“TDLR”) regulates the use of cloudseeding through a licensing and permitting procedure codified in the Texas Modification Act. Furthermore, the use of certain materials for seeding purposes may be subject to governmental regulation. Rainwater Tech could be subject to the United Nations Convention on the Prohibition of Military or Any Other Hostile Use of Environmental Modification Techniques. This Convention bans hostile weather modifications. It is yet to be determined whether ionization rainfall generation technology is considered hostile. Rainwater Tech could also face liability with respect to environmental issues occurring at sites on which it operates as a result of indirect consequences of rainfall generation, and may face costs or liabilities as a result of its role on sites. In addition, licensing and permitting requirements, among other potential regulatory restrictions, may not only limit the scope of Rainwater Tech’s marketplace, but make it uneconomical for Rainwater Tech to carry out its business in certain locations, thus negatively affecting Rainwater Tech’s financial condition and results of operations.

Rainwater Tech may also be required to comply with economic and trade sanctions administered by governments in the areas in which we currently operate, and where we may operate in the future, including the U.S. government (including without limitation regulations administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State) and the Council of the European Union. These economic and trade sanctions prohibit or restrict transactions to or from or dealings with certain specified countries, regions, their governments and, in certain circumstances, their nationals, and with individuals and entities that are specially-designated, such as individuals and entities included on OFAC’s List of Specially Designated Nationals. Any future economic and trade sanctions imposed in jurisdictions where we operate could negatively impact our business, financial condition, and results of operations.

Our ability to expand in certain locations is subject to land restriction policies and permits which we may fail to obtain or which may be terminated or not renewed by governmental authorities.

Our business is subject to regulation, including with respect to acquiring and renewing the required authorizations, permits, concessions and/or licenses from the relevant governmental regulatory bodies necessary to perform operations in specific, regulated areas. In order to successfully operate our technology, we will need to obtain, or be in the process of obtaining, all material authorizations, permits, concessions and licenses required to conduct our rainfall generation operations.

It may be difficult to receive the required permits, which may require our management team to divert its attention from other aspects of our business, or it may be more capital intensive or a more time consuming process than expected to receive permits, either of which could increase costs and delay the launch of our products. Furthermore, if we do not comply with the requirements set forth in the permits, Rainwater Tech could lose the granted permits or not receive them at all.

These authorizations, permits, concessions and licenses are also subject to our compliance with conditions imposed and regulations promulgated by the relevant governmental authorities. While we anticipate that all required authorizations, permits, concessions and environmental licenses or their renewals will be granted as and when sought, there is no assurance that these items will be granted as a matter of course, and there is no assurance that new conditions will not be imposed in connection with such renewals. If we were to violate any laws and regulations or the conditions of our concessions, authorizations, licenses and permits, we may be subjected to substantial fines or sanctions, revocations of operating permits or licenses and possible closings of certain of our operations. We may also be subject to the potential risk of confiscation or nationalization of our operating facilities by the governmental authorities of certain countries.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws can subject Rainwater Tech to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could materially adversely affect our reputation, business, financial condition, and results of operations.

Rainwater Tech will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially adversely affect our reputation, business, financial condition, and results of operations.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•

the risk that governmental and regulatory review of the tender offer documents, including the risk that any required regulatory approvals are not obtained, are delayed, or are subject to unanticipated conditions, may result in the inability to complete the Offer by the Expiration Date;

•	the ability of dMY VI to consummate the Business Combination and any initial business combination;

•	the risk that a condition to consummation of the Business Combination may not be satisfied or waived;

•	expected benefits of the Business Combination;

•

the risk that following the consummation of the Business Combination, the combined company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations;

•	future payments of dividends and the availability of cash for payment of dividends;

•	future acquisitions, business strategy and expected capital spending;

•

financial condition and liquidity, including our ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve our capital base;

•	potential lower return on investment;

•	the continued listing of our securities on NYSE and the ability to meet the NYSE listing standards, and the potential delisting of our shares from NYSE;

•	potential volatility in the market price of our Common Stock;

•

if the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities or, following the closing, the combined entity’s securities, may decline;

•	fluctuations in general economic and business conditions;

•	Rainwater Tech can provide no assurance of the effectiveness and success of ionization rainfall generation technology in increasing precipitation;

•	Rainwater Tech has no operating history or revenues, which makes it difficult to forecast its future results of operations;

•	the execution of Rainwater Tech’s business model, including technology or profitability of its products and services, is not yet proven;

•

the rain generation industry is in its early stages and is volatile, and if it does not develop, if it develops slower than Rainwater Tech expects, if it develops in a manner that does not require use of Rainwater Tech’s services, if it encounters negative publicity or if Rainwater Tech’s solution does not drive commercial engagement, the growth of its business will be harmed;

•	Rainwater Tech has not yet proven its ability to develop and implement new technologies, as well as the ability to obtain and maintain intellectual property protections for such technologies;

•	a substantial portion of Rainwater Tech’s technology is derived from public-source intellectual property and as a result Rainwater Tech may face increased competition;

•

even if Rainwater Tech is successful in developing rainfall generation systems/technology and executing its strategy, other competitors in the industry may achieve technological breakthroughs which render Rainwater Tech’s technology obsolete or inferior to other products;

•	if Rainwater Tech’s platform fails to provide a broad, proven advantage in rainfall generation, its business, financial condition and future prospects may be harmed;

•

Rainwater Tech’s operating and financial results relies upon assumptions and analyses developed by third-party trials. If these assumptions or analyses prove to be incorrect, Rainwater Tech’s actual operating results may be materially different from its forecasted results;

•

Rainwater Tech’s estimates of market opportunity and forecasts of revenue generation and market growth, including estimates of market opportunity and the ability to meet the supply and demand needs of Rainwater Tech’s customers, may prove to be inaccurate, and even if the market in which it operates achieves the forecasted growth, Rainwater Tech’s business could fail to grow at similar rates, if at all;

•

Rainwater Tech may be unable to successfully manufacture its products or scale up manufacturing of its products in sufficient quantity and quality, in a timely or cost-effective manner, or at all. Unforeseen issues associated with scaling up and constructing rainfall generation systems at commercially viable levels could negatively impact Rainwater Tech’s financial condition and results of operations;

•	Rainwater Tech could suffer disruptions, outages, defects and other performance and quality problems with its rainfall generation systems or the infrastructure on which it relies;

•	supply chain issues, including a shortage of adequate supply or manufacturing capacity for its systems, could have an adverse impact on Rainwater Tech’s business and operating results;

•

If Rainwater Tech cannot successfully execute on its strategy, including in response to changing customer needs and new technologies and other market requirements, or achieve its objectives in a timely manner, its business, financial condition and results of operations could be harmed;

•

Rainwater Tech’s failure to effectively develop and expand its sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its rain generation technology;

•	the risk of third parties asserting that Rainwater Tech is violating their intellectual property rights;

•	risks relating to the production and manufacturing of Rainwater Tech’s products, including supply chain issues to obtain required materials, supplies and spare parts to build and operate its platform;

•	Rainwater Tech must overcome significant engineering, technology, operations and climatological challenges to deliver consistent results;

•

Rainwater Tech has not to date obtained statistically significant results, and faces risks and uncertainties relating to Rainwater Tech’s ability to obtain statistically significant results and repeat success demonstrating its ability to enhance rainfall;

•	risks relating to the effect of competing technologies, including desalination and chemical-based cloudseeding technology, on Rainwater Tech’s business;

•	risks relating to environmental and weather conditions which are correlated with successful rainfall generation, as well as other ESG-related matters;

•	Rainwater Tech may face liability for changing environmental and/or weather conditions, including challenges resulting from excessive rain;

•

risks relating to the failures of Rainwater Tech’s customers, both private and public, to meet payment obligations, including refusal to pay for rainfall generation services that directly or indirectly benefit other nearby parties;

•	risks of system securities and data protection breaches;

•

Rainwater Tech is highly dependent on its senior technical advisors, and its ability to ability to attract, recruit, and retain senior management, members of its Board of Directors and other key employees, as well as find qualified labor with the particular skills required to manufacture, operate and advance the platform, is critical to its success; if Rainwater Tech is unable to retain talented, highly-qualified senior management, members of its Board of Directors and other key employees or attract them when needed, it could negatively impact its business;

•

risks regarding potential changes in legislative and regulatory environments that may limit the scope of Rainwater Tech’s marketplace, including land restriction policies and its ability to obtain and maintain permits;

•	Rainwater Tech may face political, regulatory and social opposition to its business and activities;

•	assumptions regarding interest rates and inflation;

•	unanticipated changes in effective tax rates;

•	potential third party claims reducing proceeds; and

•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Offer to Purchase. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase. Except as required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this Offer to Purchase.

INFORMATION ABOUT DMY VI

Information about dMY VI

dMY VI is a blank check company, incorporated in Delaware, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 7, 2021, we changed our name from TdMY Technology Group, Inc. to dMY Technology Group, Inc. VI. We are not limited to a particular industry or geographic region for purposes of consummating an initial business combination.

On October 5, 2021, we consummated an IPO of 24,150,00 Units, including 3,150,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $241,500,000, and incurring offering costs of approximately $14.0 million, of which approximately $8.5 million and approximately $440,000 was for deferred underwriting commissions and offering costs allocated to derivative warrant liabilities, respectively. Simultaneously with the closing of the IPO, we consummated the sale of an aggregate of 6,830,000 private placement warrants at a price of $1.00 per warrant in a private placement to dMY Sponsor VI, LLC, generating total gross proceeds of $6.8 million.

Following the closing of our IPO on October 5, 2021, $241,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the private placement warrants was placed in a Trust Account pending our completion of an initial business combination.

Beginning in November 2021, the Common Stock and warrants underlying the Units sold in the IPO began to trade separately.

Overview

We believe that emerging technology and new business models, from app ecosystems, gaming, web and mobile device experiences to weather modification technologies and related products, services and solutions, can create compelling companies driven to enhance human experiences. The impact of emerging technologies, particularly those which are climate-related, have and continue to enjoy impressive global growth. We believe that the true potential in this sector remains very high yet under realized as vibrant innovation continues to unfold.

Despite this tremendous overall market size, the universe of weather modification technologies remains unconsolidated. We believe that numerous technologies are poised for significant growth, yet lack the capital and management to do so. As a result, we anticipate the climate technology space will be fertile ground for consolidation and scaling. Network effects in these growing technologies are strong, and scalability has high potential.

Business Strategy

We initially focused our efforts on identifying business within the mobile app ecosystem or consumer internet companies, although dMY VI was not required to limit its activities to any particular industry. In the evaluation of business combination targets, the Board and management team considered a wide variety of complex factors and dMY VI expanded its search to many other segments worldwide beyond the mobile app ecosystem or consumer internet companies. The Board did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. In evaluating potential businesses and assets to acquire, the Board considered acquisition candidates, utilizing its extensive network of contacts for introductions to potential targets as well as dMY VI’s knowledge of the private company marketplace. dMY VI only evaluated technology companies. The Board and dMY VI management have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the water generation technology sector. As such, the members of the Board and dMY VI management team believe that they are qualified to conduct and analyze the due diligence required for dMY VI to identify a target company and consummate a business combination.

Our Board and management team have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the water generation technology sector, as well as an extensive network to add substantial value to a target company. We believe that the experience of our management team can guide a target company through attracting and retaining users, strategically spending capital on research, development and marketing, and unlocking the potential of a company’s upside. Our management team possesses the following tools necessary to unlock such potential:

Expertise in growing successful companies in the industrial, services and technology sectors: Our management team has demonstrated consistent prowess in building, investing, nurturing and leading companies in the industrial, services and technology sectors. We believe we can also recruit top talent and use that intellectual capital to great competitive advantage. The members of our management team have a network of relationships with key ecosystem partners in both distribution and monetization of water technologies, experience in scaling cutting edge and innovative hardware, services, and industrial and water technologies, a hiring network of market-making talent in each key function, marketing and customer service experience market more efficiently and monetize more aggressively, experience with global sales organizational structures, and experience scaling all aspects of a consumer technology company.

Ability to mentor and support exceptional executives: The members of our management team have served on many public boards of directors in North America. They have consummated dozens of acquisitions, and thrived amid complex governance dilemmas and enhanced their companies’ global growth.

Maximizing the value of becoming a publicly traded entity: As a public entity, we believe we offer a wide range of advantages to stakeholders. These include but are not limited to: working with management and stockholders who aspire to have their company become a public entity and generate substantial growth; leveraging our relationships with investment banks and potential strategic partners, transitioning from a private to a public entity may include broader access to debt and equity providers; provision of liquidity for employees and potential acquisitions; strategy and execution guidance; and expansion of branding in the marketplace.

Following the completion of this offering, we will communicate with our management team’s network of relationships, which includes private equity firms, venture capitalists and entrepreneurs, to articulate the parameters for our search for a target company and a potential business combination and begin the process of pursuing and reviewing potential opportunities.

INFORMATION ABOUT RAINWATER TECH

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to the company, “we,” “us” “our,” “Rainwater Tech,” and other similar terms refer to Rain Enhancement Technologies, Inc. prior to the Business Combination and to Rainwater Tech and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Rainwater Tech was founded to provide the world with reliable access to water, one of life’s most important resources. To achieve this mission, Rainwater Tech aims to develop, manufacture and commercialize ionization rainfall generation technology. This weather modification technology seeks to provide the world with reliable access to water, and transform business, society and the planet for the better.

Today, water scarcity issues are one of the world’s foremost concerns and the need for more water in most nations has rarely been greater. According to the World Wildlife Fund, 1.1 billion people globally lack access to water for basic necessities, and, according to the American Geophysical Union, 80% of global croplands are expected to experience water scarcity by 2050, threatening agricultural yields.

Rainwater Tech expects to combine unique expertise, personnel, and weather data to develop, improve and undertake efforts to commercialize ionization rainfall generation technology that enhances rainfall when conditions are appropriate in the atmosphere. Rainwater Tech plans to build its core platform with software, meteorology, hardware, product design and operations to make rainfall generation more dependable. Rainwater Tech intends to improve on existing rainfall generation technologies by introducing robust measurement tools, including automation technology, rain gauges, and weather stations, to more precisely quantify the positive water benefit it expects to deliver to millions globally.

Rainwater Tech expects to develop, invent, improve, manufacture, commercialize and operate technologies that enhance rainfall and elevate water reserves. We believe that Rainwater Tech’s future technology will yield potable water that can be used for all purposes. The projected cost (not including land costs, which are still being determined) and energy requirements for Rainwater Tech’s future technology are modest on a per gallon basis for communities and ecosystems, estimated by our senior technical advisor to be $0.10 per cubic meter, approximately 10 times less than other alternative technologies. Rainwater Tech intends to enhance agricultural, industrial and household water supplies for all the communities in which it operates by developing technology and services to serve governmental and commercial customers’ needs in creating water resiliency and abundancy.

Rainwater Tech’s business model is based on a unique one-to-many community-centric business model. The numerous customer segments to which Rainwater Tech intends to sell to include: large landowners including agriculture, resorts, energy and transportation companies, insurance and reinsurance companies, decarbonization initiatives of major corporations and philanthropists, supranational governmental organizations, and city, county, state, federal and non-U.S. governments. In addition, Rainwater Tech aims to leverage its offerings and enhance its proprietary position by expanding Rainwater Tech’s water generation products through licensing and acting as a channel partner for additional water generation technologies.

Rainwater Tech does not have any operating history and has not yet generated any revenue, and its ability to generate revenue sufficient to achieve profitability will depend on its ability to successfully build and commercialize rainfall generation technology.

Rainwater Tech’s management and expected Rainwater Tech Board nominees include individuals with extensive experience in the water technology industry, which will offer Rainwater Tech advantages, both in terms of its research and development and the commercial value of its intended product offerings.

Rainwater Tech’s Management Team and Board

Rainwater Tech is a recently-formed company that is building a world-class highly experienced management team and expected Rainwater Tech Board with a strong track record in the industrial, services and water technology sectors in order to accelerate the development, improvement, distribution and monetization of Rainwater Tech’s ionization rainfall generation technology. Its management team combines (i) seasoned public company expertise leading industrial and services firms at tremendous scale with (ii) successful water technology innovation, and (iii) financial leadership for a pioneering science public company. The Rainwater Tech Board is expected to be comprised of leaders in scaling cutting edge innovative, science-led, public companies. The Rainwater Tech Board nominees include luminaries from both the fields of physics, meteorology, globally impactful non-profits, electrical engineering, control systems, and supranational organizations. See “Management—Management of Rainwater Tech After Consummation of the Business Combination.”

Rainwater Tech’s Strategy

Rainwater Tech’s mission is to provide the world with reliable access to water at a time when water scarcity is one of the world’s foremost concerns. Rainwater Tech intends to fulfill its mission by:

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Developing and Leveraging Technology. Rainwater Tech believes that its ionization rainfall generation platform will offer substantial technological advantages compared to other competing and more traditional chemical cloudseeding technologies. Rainwater Tech intends to develop a technological lead and build upon it by leveraging and further developing its offerings, as well as its world-class team.

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Implementing a One-to-Many Community-Centric Business Model. The Company intends to utilize a “one-to-many” business model, whereby each single hardware system it installs can be used for multiple customers going forward. By bearing the risk on manufacturing and installing its own hardware and technology systems, the Company will be able to own the output, allowing it to sell its rainfall generation technology to multiple customers for each installed system. Once the company breaks even on the costs of a single hardware system, operating leverage of any upfront hardware costs means that incremental customers using the same system are expected to rapidly expand gross margin on each hardware system installed. Customers will be able to pay for prioritized use of the system, allowing Rainwater Tech to grow and scale to serve the needs of both small and large customers. According to Scott Morris, one of Rainwater Tech’s senior technical advisors, the considerable projected range of Rainwater Tech’s ionization systems means that customers could potentially be found within an approximately 50-mile radius as a result of naturally occurring updrafts (i.e., small-scale currents of rising air) for each single installed system. As such, rollouts across a county can be efficient and cost effective, particularly because installed systems will be monitored remotely. Based on calculations provided by Mr. Morris, the useful life of Rainwater Tech’s hardware systems is expected to be 10 to 15 years in the field, with opportunities to replace components to extend lifetimes potentially indefinitely, which will allow Rainwater Tech to serve a number of customers with just one operating system over a period of many years. In addition, natural weather conditions will likely contribute to Rainwater Tech’s one-to-many business model by allowing it to leverage certain geographies’ unique environmental features to promote enhanced rainfall production in specific areas and to serve more diverse sets of customers in various locations. Examples of these include strong wind updrafts, humidity and optimal orographic conditions. The one-to-many business model will allow Rainwater Tech to systematically adjust different ionization systems which it has installed based on weather patterns at specific locations, which will permit it to better direct location and timing of the rainfall generation technology.

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Developing and Enhancing Rainwater Tech’s Proprietary Position. Rainwater Tech’s management team and Board nominees have decades of operating experience in water infrastructure. Rainwater Tech intends to drive innovation in ionization rainfall generation technology and seek intellectual property protection where appropriate to enhance its technology position.

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Expanding Rainwater Tech’s Water Generation Technologies and Ancillary Services. Rainwater Tech plans to develop and commercialize other rainfall and water generation ancillary services in addition to ionization rainfall generation. Rainwater Tech also intends to license and act as a channel partner for additional water generation technologies, including desalination, water purification, mineral extraction and/or cloudseeding, among others.

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Developing Rainwater Tech’s Ionization Rainfall Generation Technology Ecosystem. Rainwater Tech seeks to partner with leaders throughout diverse segments to develop, demonstrate, optimize and commercialize its technology and water generation services.

Industry Background: Ionization Rainfall Generation

History and Development of Core Technology

Rainwater Tech’s ionization rainfall generation platform will capitalize on approximately 70 years of technological efforts beginning in the 1950s at one of the largest industrial conglomerates in the United States. Ionization rainfall generation technology has been used for fog dissipation during the cold war, as well as rainfall generation and hail reduction in a number of locales over the decades. Weather forecasting models, computing power plus ground based radar networks have allowed weather forecasting to improve exponentially over the past decade. Cloud condensation nuclei and the water cycle are now broadly accepted science. Water scarcity has unfortunately reached critical levels throughout North America and Europe. Federal and local government, plus Fortune 500 companies all recognize the urgency of action as water becomes a social justice issue.

There is no backup for water in industrial, energy, and agriculture processes and over one billion people are expected to be added to the earth’s population in the next decade.

Traditional cloudseeding involves the use of chemicals dispensed from aircraft at precise moments of raincloud formation, creating potential risks (such as environmental concerns and unintended consequences, for example chemical substances affecting cloudseeding produced rain). Desalination plants offer an alternative technology for increasing the supply of potable water but such process is highly energy intensive, expensive and requires transportation from coast to inland customers.

Ionization rainfall generation technology allows for lower operating costs at scale and provides a method that does not use chemicals in the rainfall generation process. Both chemical and ionic approaches have been utilized for weather modification, including rainfall generation, hail reduction, and cloud dispersal.

Historically, piloted cargo aircraft or drones delivered chemicals or ions into clouds at the right time in order to enhance rainfall. However, ionized rainfall generation technology is ground-based, capitalizing on natural updraft airflow. Based on the expertise of Mr. Morris, the operating range of Rainwater Tech’s ionized rainfall generation equipment is expected to be considerable, as it will be reliant upon natural updrafts to carry the ions into clouds with sufficient water vapor to condense and form rain droplets. According to information provided by Mr. Morris, prior third-party testing (which Mr. Morris participated in, as described below) has demonstrated that the equipment’s reliance on natural updrafts would result in it being powered by a minimal source of energy, approximately 600kWh annually based on 100 hours of operation per month, which is approximately the amount required in one year by an average household oven. Moreover, as the technology is developed, Rainwater Tech intends to continue working on ways to maintain low and efficient energy usage.

Ionized rainfall generation technology does not allow rainfall to be created on a clear day. It may enhance rainfall when conditions are appropriate in the atmosphere and cloud formation is underway in an approximately 50-mile radius, according to third-party testing. The third-party experiments in Oman, using ionizers based on existing rainfall generation technology, indicate that the majority of the rainfall generation occurs approximately 70 miles from the ground-based ionizers. This range allows for placement of the equipment to optimize for the cost of land leases, as well as predominant wind flows.

Mr. Morris participated in the third-party trials in Oman through designing the control and electrical systems that created the ionization, including through his own designs, coding and drawings. He installed and commissioned the electrical and control systems until 2015, when he changed to the role of mechanical designer. For the 2016-2018 trials in Oman, Mr. Morris was the lead technical advisor, installation supervisor, project manager, procurement officer and electrical/controls engineer. He supervised, oversaw and worked directly on the installation and commissioning of the site installations (including by developing installation documents and overseeing engineers), as well as provided training to local counterparts on the mechanical installation of the systems. Mr. Morris also designed and implemented a system for remote control and site weather station data logging, and trained the Omani team on these controls, including how to install and maintain them.

By installing multiple systems at appropriate ranges away from the desired impact area, Rainwater Tech’s approach would allow for enhanced rainfall with high level, broad-based targeting, by synchronizing the ionization on-off with increasingly accurate weather information and forecasting. Rainwater Tech is in the process of partnering with ground-based radars for optimal and powerful real time weather forecasting data access.

In addition, Rainwater Tech expects that its systems will be able to be manufactured and installed in approximately four to six months, which differs from the desalination process that generally takes several years to obtain permits and build associated energy generation. Rainwater Tech believes that the expected rapid time-to-market and anticipated use of off-grid solar and wind power systems will provide an advantage in addressing water scarcity in the coming decades.

Initial install would be more costly than the cloudseeding approaches and requires a small amount of semi-permanent land to operate from. However, Rainwater Tech’s system would be able to operate continually up to 365 days per year, and key post-install costs would be modest, including electricity and monitoring. Once installed, the system is expected to use approximately 600 kwH of energy consumption per year, according to information provided by Mr. Morris, Rainwater Tech’s senior technical advisor, via prior third-party testing. Reliance on natural updrafts would limit targeting but would minimize energy use and avoid using chemicals in the rain generation process. Ultimately, some of the water that condenses due to Rainwater Tech’s operation will come out of nearby oceans per the established ‘water cycle’.

In Oman, over a six-year randomized third-party trial from 2013 to 2018, which Mr. Morris participated in, an ionization rainfall generation system based on existing technology generated an average of approximately 16% of additional rainfall according to results published by the National Institute for Applied Statistics Research Australia (“NIASRA”), a third party research organization, in the International Statistical Review. Three years after this trial occurred, news reporters in Oman continued to report enhanced rainfall as compared to prior years when the hardware was not operating. In addition, trials performed by third-party individuals funded by the National Key Research and Development Plan of China and the National Natural Science Foundation of China in the Wushaoling and Liupan Mountains in China also indicate that an ionization rainfall generation system helped increase rainfall in the area by 20%. Rainwater Tech believes significant improvements from software, synchronization with real-time weather, and broader placement would lead to even greater rainfall generation. Furthermore, Rainwater Tech believes it has created the first ionization rainfall generation team that will be well capitalized, with the full suite of expertise required, to commercialize and scale ionization rainfall generation.

Commercialization and Scale of Ionization Rainfall Generation Technology

Ionization rainfall generation technology has shown promise in third-party trials, and thus commercialization and scale of this technology will require a strong go-to-market and operations infrastructure to show the market the rain enhancement capacities of these systems. The first phase of commercialization is expected to include leveraging Rainwater Tech’s management and expected board of director nominees to develop global sales organizational structures and methodologies, as well as building operations, sales, marketing and customer service functions to accelerate customer traction. Rainwater Tech also expects to create operating momentum by achieving enhanced rainfall in the initial systems that it deploys, in order to demonstrate the viability of this technology to the market. It is anticipated that this will enable Rainwater Tech to expand into existing customer bases, create additional customer verticals, and drive future global expansion. The second phase of commercialization and scale of rainfall generation technology is expected to involve investment in additional technologies to optimize the performance of the systems. This includes investment and development of weather forecasting models, computing power, data collection tools and ground-based radar networks, among other things, in order to improve Rainwater Tech’s weather forecasting abilities. Supporting growth at scale will require manufacturing optimizations, bill of materials value engineering, and enhancing software controls and machine learning to automate the operational and data collecting processes.

For more details regarding the steps that Rainwater Tech’s management team believe are necessary to commercialize and scale ionization rain generation technology, please see “Rainwater Tech Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

Trial Results Based on Existing Third-Party Technology

There is a void for institutionally supported analysis for quantifying rainfall generation from rainfall generation technology. Previous rainfall generation trials by third parties relied on comparisons of trial results with long-term averages of rainfall on a given catchment. However, according to Rainwater Tech’s senior technical advisor Mr. Morris, the high variability of rainfall data has hindered conclusive demonstrations of efficacy using such techniques. Demonstrating efficacy, however, will rely on statistical evaluation of data obtained while operating the technology under real-world scenarios.

In the third-party trials for previously existing rainfall generation technology in Oman, which Mr. Morris participated in, the NIASRA employed statistical estimation methodology estimating the correlation between observations of rainfall at different locations at specific time intervals to make concurrent predictions of rainfall in a target area with both a control model and effects model to assess the ground-based ionization technology performance. The NIASRA concluded in these third-party trials that the methodology used is well instrumented and scientifically rigorous, and that it has the potential to increase precipitation. Third-party trials in Oman have indicated a high probability of rainfall generation if ionization rainfall generation technologies are used.

In 2022, the model-based approach used in these third-party trials was noted in the Journal of Royal Statistical Society and the International Statistical Review. The International Statistical Review stated that there was considerable statistical evidence that ionization lead to increased rainfall during the trials. The results in these third-party trials demonstrate the plausible practical effects of and plausible analysis methods for the technology that Rainwater Tech intends to develop.

Rainwater Tech’s Business Overview

Ionization Rainfall Generation Market Opportunity

The global water crisis has massive economic implications. Global health organizations estimate that water scarcity in some regions could impact GDP by up to 6% with $260 billion lost globally each year due to lack of basic water and sanitation. Morgan Stanley estimates that $1.4 trillion will be invested in expanding and improving global water infrastructure over the next four years. Rainwater Tech’s economic impact is intertwined with the number of people it can help get access to water they would have otherwise not received, allowing it to capture a significant portion of the impending water spend.

Unlike with the price of fossil fuel commodities, where governments can step in to shield consumers from volatility, water cannot easily be manufactured at large scale. For instance, due to droughts there are cities in California’s Central Valley whose access to water is severely limited, with populations relying upon emergency bottled water handouts to survive. Water tables continue to decline across the West, South and Southwest of the United States to near-emergency levels, and the price of water has climbed.

Rainwater Tech’s ionization rainfall generation services is expected to create large new markets due to its low energy consumption, ease of operation, and large area impact. With a low entry price for access, demand from all customer segments is anticipated to grow strongly, indicated by both initial customer data points as well as the past decade of trials in Oman. Rainwater Tech’s planned technological approach of ground-based ionization stations is expected to allow it to implement a one-to-many community-centric business model, as described above under “Rainwater Tech’s Strategy.” Numerous customers can be sold services off of the same hardware platform. Rainwater Tech intends to create new markets to commercialize and scale ionization rainfall generation by bringing down the cost of its technology, reducing friction to access, and continually improving its technology and capabilities.

Rainwater Tech is pioneering and creating a new market for enhanced rainfall. The Company intends to begin its sales focus in the United States before expanding to Canada and Western Europe. By setting up its ionization rainfall generation systems in areas with many constituent potential customers, it expects to be able to sell up to a dozen segments of user benefits from the same hardware array. Small improvements in annual rainfall make significant differences to industries such as insurance, agriculture and resorts.

Rainwater Tech recognizes that increasing the water table, potable water reserves, greening urban and suburban areas are another way to attract customers. We expect that this will allow each site to make a positive operating contribution with as few as one customer per site. Rainwater Tech intends to target commercial customers in each operating area first, and then move on to potential governmental and philanthropic customers.

Rainwater Tech’s Business Model

Rainwater Tech’s strategy consists primarily of a focus on ground-based ionization stations to implement a one-to-many community-centric business model, as described above under “Rainwater Tech’s Strategy”.

For its initial enhanced rainfall business, Rainwater Tech plans to invest in the development and improvement of ground-based ionization stations, hardware platforms and technologies to enable enhanced rainfall. Leveraging its extensive design, simulation and prototyping capability, it intends to set up its ionization rainfall generation systems in areas with many constituent potential customers, allowing it to sell its technology to numerous segments of users who will all benefit from the same hardware array. Small increases in annual rainfall make significant differences to industries such as insurance, agriculture and resorts, and Rainwater Tech expects to partner with leaders throughout these diverse customer segments to develop, demonstrate, optimize, commercialize and license its technologies.

To increase the likelihood that its technologies are adopted, Rainwater Tech intends to lead with the development of its technology and then determine reasonable royalties for its patented inventions. Successful negotiation of these royalties is generally dependent on:

•	Explaining the benefits of Rainwater Tech’s services, including any size, power and performance benefits;

•	Explaining the value proposition over existing or alternative technologies;

•	Explaining the manufacturability of the technologies;

•	Countering bias against externally developed solutions; and

•	Providing technical and market data supporting our products.

Rainfall generation technology integrates several advanced engineering and scientific disciplines, and the resulting products are of interest in a broad variety of application domains. As such, Rainwater Tech continues its ongoing development of strong technical and business relationships with both current and prospective customers across diverse industries. Those customer relationships provide not only a source of ongoing and growing revenue but also insights into industry trends that will help Rainwater Tech build desirable products. For instance, Rainwater Tech plans to pioneer new technologies for image processing and object recognition, while staying apprised of potentially relevant technical advances from elsewhere.

Rainwater Tech’s business model will allow for affordable installation and manufacturing costs, expected to initially be approximately $250,000 per system. We expect these initial administrative, setup and manufacturing costs to include, among other expenses: power systems, control systems, all the fiber-reinforced plastic and steel work, shipping and inspections. This entry level installation price point will allow customers to be ‘laddered up’ with a ‘land and expand’ sales strategy, which will also involve continued involvement with Rainwater Tech as it expects to be the sole operator for its rainfall generation services.

Rainwater Tech intends to develop and improve software and machine learning control systems to provide more specific area targeting, as well as more precise operating timing. We believe that Rainwater Tech’s prospective partnerships for proprietary radar and weather data will give it customer segmentation and pricing opportunities. Wherever possible Rainwater Tech will endeavor to strike multi-year WaaS (“water as a service”)-like customer contracts.

Commercialization of Water Technology

Rainwater Tech has pulled together ingredients to commercialize and scale ionization rainfall generation. Rainwater Tech also intends to acquire and license adjacent technologies that expand its solutions offering to customers. Its management and Board nominees have tremendous experience scaling hardware, services, industrial and water technologies over the prior decades. R&D leadership and technology is important, however the Rainwater Tech team knows that operations, sales, marketing, and customer service are equally vital to drive product-market fit at scale.

Rainwater Tech also has a global hiring and relationships network to tap into to promote the acceleration of its channel and customer traction. It will implement best in class global sales organization structures and methodologies. By adding adjacent technologies over time, Rainwater Tech expects to leverage a unified global sales team in the hundreds to sell multiple solutions to the same customer base, increasing its presence with customers as well as drive bottom-line margin contribution.

Rainwater Tech recognizes that long term success is about customer satisfaction and delivering solution efficacy and reliability. Manufacturing optimization, build-of-material value engineering, and the generation of software controls and machine learning are all expected to play vital roles in driving sustained and profitable growth. Rainwater Tech also is negotiating partnerships with global manufacturing, supply-chain firms to ensure the smooth rollout of its ionization rainfall generation systems worldwide.

As part of its commercial strategy, Rainwater Tech intends to negotiate agreements with various resorts across the Americas and Western Europe to utilize Rainwater Tech’s technology to build up the water tables around these resorts. Success in these initial agreements will allow the Company to leverage its success to a number of different resorts and properties worldwide. Our Rainwater Tech Board nominees also have longstanding relationships with some of the largest hotel chains in the world, which will enable Rainwater Tech to leverage and engage these types of customers in initial trials of its technology.

Manufacturing

Rainwater Tech plans to involve a set of manufacturing partners that have previously manufactured versions of Rainwater Tech’s technology in Australia, along with a list of similar manufacturing partners in the United States.

Rainwater Tech’s apparatus design will be optimized to be modular, resulting in a high level of consistency and predictability with each build. The initial design is projected to weigh about 1,000 kilograms, and be shipped in four large crates. It will require a crane and some in-situ general contractor project management to pour a concrete pad for the footings. The power necessary to operate the system is expected to be generated by off-grid solar and wind power systems, for which a small array will typically suffice (however, batteries may be used depending on daylight and weather conditions). We believe that the apparatus will be capable of being assembled with several people and a crane in only a few days.

The majority of the parts will be fabricated by a steel fabricator and welded or pre-drilled for on-site assembly. The antenna components will largely be made from fiberglass reinforced polyester (“FRP”) by a chemical tank fabricator. The main components to be sourced will be steel and FRP, along with readily available controllers, electronics, metal and nylon fasteners. Rainwater Tech intends to develop and incorporate into the machines advanced technology, including systems integration and artificial intelligence to improve predictability of location and timing of enhanced rainfall.

Rainwater Tech plans to do its own sourcing for the materials required to operate its products and intends to maintain either no inventory or a small inventory in its own leased warehouse. Rainwater Tech expects to work with customers and their general contractor partners for custom installation plans for each device.

Customers

Rainwater Tech’s business model is based on a unique one-to-many community centric business model. We initially intend to focus primarily on geographic areas in North America and Western Europe, before further global expansion. The various customer segments where Rainwater Tech intends to sell to include, among others:

1.	Large landowners, scaled agriculture, wineries, ranches, farmland, golf courses and resorts;

2.	Energy and transportation companies, including hydroelectric, nuclear power, and river cargo;

3.	Entities actively managing and or building water sources (i.e., farmers, ranchers managing active dams or adding more dams);

4.	Fracking industry (due to massive water needs of up to 9.7 million gallons of water for a single well);

5.	Insurance and reinsurance companies (i.e., fire prevention);

6.	Decarbonization initiatives of major corporations and philanthropists, including substantial ESG impacts from growing flora and greening;

7.	Supranational governmental organizations headquartered in the US and EU;

8.	Water agencies and authorities in city, county, state, and federal governments; and

9.	Companies focused on creating drinkable water from sustainable sources of water (i.e., rain-bottled Rainwater Tech companies).

Large landowners have the benefit of controlling the land for ionization rainfall generation equipment deployment and its measurement using automated rain gauges, as well as benefitting from the entire rainfall generation. Large landowners who are willing to provide positive externalities to land adjacent to them are anticipated as early adopters of Rainwater Tech’s services.

We think energy and transportation companies will also benefit in a very binary manner from enhanced rainfall, as they often cannot operate without sufficient water levels. Rainwater Tech’s business plan contemplates that these companies will be willing to pay an annual sum to subscribe to and utilize Rainwater Tech’s services to maximize their operational capacities.

In another segment, we plan to enter into arrangements (which currently do not exist) that will allow insurance premiums to be reduced for homeowners in regions taking active measures to enhance rainfall. The added benefit to such homeowners comes in the form of decarbonization contribution, habitat expansion and greening.

Governments are a typically slower sales cycle, however at all levels are capable of including an annual allowance for rainfall generation, which we expect would be a longstanding budget item once adopted. Supranational organizations such as the World Bank and IFC can commit to sizable programs for improving water reserves, the water table and potable water (although there can be no assurances that they will do so). Both developed and emerging markets are in need of Rainwater Tech’s technology and we anticipate significant traction in this category.

Sales and Marketing

Rainwater Tech’s sales activities will focus primarily on rain generation services to public clients and commercial markets, as well as water conservation consulting and solutions. In the future, Rainwater Tech plans to expand its sales activities to other water generation technologies, such as desalination, wastewater treatment, water purification, mineral extraction and cloudseeding, among others. Product marketing focuses on identifying the needs and product requirements of its customers. Product marketing also manages the development of all of its technologies throughout the development cycle and creates the required marketing materials to assist with the adoption of the technologies to its various customer segments.

Principal Factors Affecting Barriers to Entry & Competitive Landscape

Barriers to Entry

There are a number of barriers to entry in the ionization rainfall generation industry, including, among others: (a) key technical personnel, (b) scientific expertise to drive development and improvements of technology (including software and machine learning automation), (c) customer relationships/contracts, (d) manufacturing and supply chain efficiencies, (e) key sales & marketing personnel, and (f) brand awareness. Another barrier to entry involves market expansion, specifically with respect to expanding our services from initial trials into customers including, among others, commercial customers, land developers and the agricultural sector.

Competitive Position

The operating competitive landscape has minimal to no brand awareness amongst customers, and is comprised of primarily players in the following categories: (i) mature industrial/chemicals/waste water, (ii) cloudseeding startups, (iii) adjacent water startups, and (iv) existing governmental operations. As with every vibrant pioneering technology ecosystem, several startups in the water technology sector have ceased operating over the years, however we also expect to see other competing technologies emerge.

As a result of its combination with dMY VI, Rainwater Tech anticipates being sufficiently capitalized to take advantage of the market opportunity in the rainfall generation sector. This capital will enable the company to drive growth both organically and inorganically. We plan to acquire and/or license adjacent technologies and add them to the product portfolio of Rainwater Tech. We intend to implement best practices for structuring compensation to help retain all key technical and customer-facing talent.

We anticipate that being the first publicly traded rainfall generation firm can facilitate growth in customer momentum, due to the enhanced visibility and higher caliber of employees Rainwater Tech can attract with liquid equity instruments. Rainwater Tech expects that having an acquisition currency will also allow it to outcompete private competitor companies in terms of inorganic growth opportunities.

Rainwater Tech’s capitalization and visibility on the NYSE will be a considerable advantage over smaller private companies in the water technology sphere. Rainwater Tech also aims to retain the advantages of a nimbler startup over long-established industrial players. Moving quickly to capitalize on innovations and unlock new customer demand is expected to be a hallmark of Rainwater Tech’s approach given its team’s track record.

Rainwater Tech plans to begin operations with a clear eye on value engineering, manufacturing scale and optimizations, as well as a world class software and machine learning team. Rainwater Tech is currently negotiating a near-shore supply chain to minimize lead time and shorten turnaround times for new innovation, and it intends to have R&D and manufacturing all in the same building.

While the current iteration of the rain generation systems that Rainwater Tech initially plans to install will not require additional R&D, as they have been proven to work in third-party trials, Rainwater Tech intends to invest in significant research and development in order to commercialize and scale the technology. In particular, the current systems require local support personnel to operate the devices, and require manual reading of rain gauges and manual analysis of the statistics derived from the weather data. Accordingly, in order to scale and commercialize the business, Rainwater Tech plans to engage in R&D to automate these functions, as well as to develop and adopt new ways of delivering the ionization aerosols from the systems to allow the technology to be deployed in the widest possible field conditions. For more information on the steps, technological developments and improvements that Rainwater Tech will need to make to the rain generation technology in order to bring advancements to the systems to market, please see “Rainwater Tech Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in particular the sub-headers “—Investment in Research and Development (R&D), Innovation and Technology”, “—Development and Enhancement of Proprietary Technology”, and “—Plan of Operations”.

Integrating the latest weather forecast techniques and data, along with automated control systems and water gauge measurements will enable continual improvement of any existing generation of hardware in the field. The Company’s scientific and engineering senior technical advisors’ prior experience and expertise will enable the generation of new inventions as well as continual incremental refinements that bolster efficiency, directionality, and volume of rainfall generation.

Rainwater Tech management estimates that each equipment site is expected to break even on approximately $1 million of annual revenue on a cash flow basis (with hardware costs factored in year one), plus operating costs. Multi-year contracts will be sought to make it difficult for new entrants to win market share. Rainwater Tech’s business model will be focused on achieving long term customer lock-in through SaaS-like, multi-annual contracts.

Moreover, there are several approaches to rainfall generation besides Rainwater Tech’s approach. There are companies developing and commercializing chemical-based cloudseeding technologies. These companies utilize traditional cloudseeding technology, which involves the use of chemicals such as silver iodide, potassium iodide and dry ice that are dispensed from aircrafts at precise moments of raincloud formation creating potential risks and unintended consequences. Compared to the traditional chemical cloudseeding approach, Rainwater Tech’s ionization rainfall generation approach does not use chemicals in the rain generation process. Moreover, we think that Rainwater Tech’s ionization rainfall generation could enjoy lower operating costs than traditional chemical cloudseeding. Lastly, the difference between Rainwater Tech and these companies lies in the expertise in operations and leading team of water entrepreneurs that provides Rainwater Tech with a competitive advantage.

Use of Proceeds

Rainwater Tech’s primary use of proceeds will be to support the development and organic growth of its ionization rainfall generation platform. Additional water technologies can be acquired or licensed provided a significant margin of error is maintained on reaching profitability on the ionization rainfall generation.

Approximately equal components of investment are expected in building Rainwater Tech’s sales and marketing infrastructure, as its technical (hardware, software, physics and engineering) and operations (customer, install, maintenance and manufacturing) talent. Attracting and retaining the leading talent in the world, and manufacturing and installing its hardware will be the primary use of capital through breakeven.

Additional rainfall generation technologies, as well as adjacent desalination, wastewater treatment, water purification, mineral extraction, cloudseeding and other water generation services may be considered for inorganic expansion. Rainwater Tech’s expected Board has a strong background in leading consolidation plays in the public markets and views a single global salesforce as a powerful asset for bolting on additional products and services.

Government and Other Regulations

Rainwater Tech expects its technology will be subject to certain environmental and governmental regulations. Certain jurisdictions have codified regulations around cloudseeding that may subject Rainwater Tech’s rainfall generation platforms to certain licensing and permitting requirements. For instance, the TDLR regulates the use of cloudseeding through a licensing and permitting procedure codified in the Texas Weather Modification Act. Furthermore, the use of certain materials for seeding purposes will likely be subject to governmental and other regulations. For more information, see “Risk Factors—Risks Related to Regulatory and Legal Matters”.

Research & Development

Rainwater Tech’s research and development groups will work closely with its sales and marketing groups, as well as its customers and partners, to bring its products to market in a timely, high-quality and cost-efficient manner. Rainwater Tech expects research and development costs to total approximately $2.2 million per year.

Rainwater Tech has a roadmap of technological developments and improvements it plans to undertake, including optimizing the electrical and mechanical components to maximize the number of ions produced, improving the design for cost, installation, and attaining the maximum number of ions aloft and directionally into the cloud layer. Rainwater Tech also intends to develop and improve software and machine learning control systems to provide more specific area targeting, as well as more precise operating timing. We are developing a roadmap of software features to optimize power consumption, improve serviceability and reduce site visits, as well as to integrate with third party weather-data sources.

In its ionization rainfall generation business, Rainwater Tech will invest in world-class R&D supported by strong relationships. Rainwater Tech aims to offer advantages in generation rainfall technology, providing distinctive features, low-energy technology, ease of operation and large area impact to its customers. Rainwater Tech further intends to license and act as a channel partner in additional water generation technologies. Rainwater Tech intends to have relationships with an assortment of water technology partners, whose licensed technologies include cloudseeding, water purification, and mineral extraction, among others. Rainwater Tech intends to license these technologies and introduce them to its already established customers and prospective customers.

Intellectual Property

Rainwater Tech is focused on building a strong scientific roadmap to underpin an analytical understanding with meaningful predictive power of its ionization rainfall generation platform. The principles have been observed for many decades, however Rainwater Tech expects it will be the first company to fully control the plasma and fluid dynamics underpinning rainfall generation. Rainwater Tech’s management team, expected Rainwater Tech Board and senior technical advisors have extensive scientific experience, creating over two dozen patents in related scientific areas. Rainwater Tech’s Chief Product Officer, Keri Waters, has invented or co-invented two water-based patents at her prior company (now owned by NYSE-listed Resideo Technologies). Rainwater Tech has also obtained a worldwide, perpetual, exclusive license under certain patents from Dr. Theodore Anderson, a distinguished plasma physicist and author of Plasma Antennas. Rainwater Tech intends to build its IP portfolio with the hopes of creating robust growth.

Rainwater Tech intends to evaluate intellectual property portfolios for purchase in the fields of water generation technology, scientific validation and causal inference. Its evaluation criteria for patent acquisitions will include, for example: the sales and profitability of the relevant products, its view of the prospects of the market for the relevant products, size of the portfolio, legal criteria and its assessment of the likelihood of obtaining negotiated licenses.

Rainwater Tech has the capital and experience to drive continued innovation and protect its inventions via a patent strategy that will create defensibility around fundamental, proprietary technologies, business processes and methodology. Rainwater Tech will aim to build its patent portfolio in the United States with cross filings in the European Union. Both a defensive and offensive approach will be incorporated to its investment in this arena.

Rainwater Tech intends to protect its future intellectual property rights via a combination of patent, trademark, and trade secret laws in the United States and other jurisdictions, as well as with contractual protections, to establish, maintain and enforce rights in its proprietary technologies.

In addition, Rainwater Tech intends to protect its future intellectual property rights through non-disclosure and invention assignment agreements with its employees and consultants and through non-disclosure agreements with business partners and other third parties.

Employees and Human Capital Resources

Rainwater Tech’s employees are critical to its success. Rainwater Tech is proud of its world-class team and seeks to hire employees dedicated to its focus on developing and commercializing the best ionization rainfall generation technology.

As of January 23, 2023, Rainwater Tech has two employees with another two employees contracted to begin upon the closing of the Business Combination. One of these two additional employees is currently providing support as a contractor until the closing of the Business Combination. Rainwater Tech’s full-time employees are expected to be primarily based in Austin, Texas. Rainwater Tech also plans to engage a small number of consultants and contractors to supplement its permanent workforce. As of January 23, 2023, Rainwater Tech has two contractors, not including the person currently providing contract services who will become an employee upon the closing of the Business Combination. Rainwater Tech’s employees are engaged in research and development, business development and related functions, and hold advanced degrees, including many from the worlds’ top universities.

To date, Rainwater Tech has not experienced any work stoppages and maintains good working relationships with its employees. None of Rainwater Tech’s employees are subject to a collective bargaining agreement or are represented by a labor union at this time.

Senior Technical Advisors

Rainwater Tech is supported by expert senior technical advisors that include Dr. Theodore Anderson, the inventor of the Plasma Antenna and CEO of Haleakala R&D, Inc., and Scott Morris, a leading ionization rainfall generation engineer.

Facilities

Rainwater Tech’s corporate headquarters are expected to be located in Austin, Texas. Rainwater Tech does not currently have any other facilities, however, in order to accommodate anticipated growth and to recruit and retain top talent, Rainwater Tech anticipates seeking additional facilities in various locations. Rainwater Tech anticipates it will be able to obtain additional space as needed under commercially reasonable terms.

Legal

From time to time, Rainwater Tech may become involved in legal proceedings relating to claims arising from the ordinary course of business. Rainwater Tech’s management believes that there are currently no claims or actions pending against it, the ultimate disposition of which could have a material adverse effect on its results of operations and financial condition.

SELECTED HISTORICAL FINANCIAL INFORMATION OF DMY VI

The following table sets forth selected historical financial information derived from dMY VI’s audited financial statements as of and for the year ended December 31, 2022, each of which is included elsewhere in this Offer to Purchase. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this Offer to Purchase.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of dMY VI” and dMY VI’s financial statements and the related notes appearing elsewhere in this Offer to Purchase.

For the Year Ended December 31, 2022
Selected Historical Data:
Statement of Operations
Total operating expenses	$3,906,472

Loss from operations	(3,906,472)
Total other income	34,978,617

Net income before income taxes	31,072,145
Income tax expenses	680,665

Net income	$30,391,480

Basic and diluted net income per share, Class A common stock	$1.01
Weighted average shares outstanding of Class A common stock, basic and diluted	24,150,000
Basic and diluted net income per share, Class B common stock	$1.01
Weighted average shares outstanding of Class B common stock, basic and diluted	6,037,500

Balance Sheet Data
Total assets	$245,178,900
Total liabilities	$6,063,421
Class A shares of common stock subject to possible redemption	$243,922,084
Total stockholders’ equity	$(4,806,605)

SELECTED HISTORICAL FINANCIAL INFORMATION OF RAINWATER TECH

The following table sets forth selected historical financial information derived from the audited financial statements as of and for the period from November 10, 2022 (inception) through December 31, 2022. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this Offer to Purchase.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Information”.

For The Period From November 10, 2022 (inception) through December 31, 2022
Selected Historical Data:
Statement of Operations
Total operating expenses	$1,283,834

Net loss	$(1,283,834)

Basic and diluted net loss per share of common stock	$(1,485.92)
Weighted average shares outstanding of common stock, basic and diluted	864

Balance Sheet Data
Total assets	$320,802
Total liabilities	$534,511
Total stockholders’ deficit	$(213,709)

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined financial information (the “Summary Pro Forma Information”) presents the combination of the financial information of Rainwater Tech and dMY VI after giving effect to the transactions contemplated by the Share Purchase Agreement, including the Business Combination, and related adjustments further described in the section entitled “Unaudited Pro Forma Combined Financial Information.”

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Selected Unaudited Pro Forma Combined
Statement of Operations—Year Ended December 31, 2022
Total expenses	$10,748,453	$10,748,453

Operating loss	(10,748,453)	(10,748,453)

Net income	$20,103,081	$20,103,081

Basic and diluted net income per share	$0.66	$2.47
Basic and diluted weighted average shares outstanding	30,457,500	8,131,247
Selected Unaudited Pro Forma Combined
Balance Sheet Data as of December 31, 2022
Total assets	$239,461,733	$12,998,974
Total liabilities	$4,625,511	$4,625,511
Total stockholders’ equity	$234,836,222	$8,373,463

THE BUSINESS COMBINATION

General Description of the Business Combination; Closing Consideration

On December 22, 2022, dMY VI entered into a Share Purchase Agreement with Rainwater Tech and Sellers. On March 1, 2023, the Share Purchase Agreement was amended to correct certain scrivener’s errors in certain defined terms therein.

Pursuant to the Share Purchase Agreement, (1) in exchange for all of the issued and outstanding capital stock of Rainwater Tech (“Rainwater Tech Shares”), dMY VI will issue to Sellers 100 shares of Class A Common Stock per Rainwater Tech Share (the “Common Stock Consideration”) and $790 in cash per Rainwater Tech Share (the “Seller Cash Consideration”), representing aggregate consideration to the Sellers of 170,000 shares of Class A Common Stock of dMY VI and $1,343,000 in cash, and (2) in exchange for a number of newly issued Rainwater Tech Shares equal to the Company Cash Consideration divided by $10.00, rounded to the nearest whole number, dMY VI will pay to Rainwater Tech an aggregate amount of cash equal to the amount on deposit in the Trust Account immediately following the consummation of this Offer, minus the amount of any transaction costs and expenses incurred by dMY VI and Rainwater Tech in connection with the Share Purchase Agreement and transactions contemplated thereby (which amounts are not permitted to exceed $15 million, in the case of dMY VI, or $5 million, in the case of Rainwater Tech, without the prior written consent of the other party) and the amount of Seller Cash Consideration, plus the amount of any PIPE Investment (the “Company Cash Consideration”). The Sellers will have their Common Stock Consideration be subject to a lock-up as set forth in the Lock-Up Agreements as described below under the heading “Lock-Up Agreement.”

The Share Purchase Agreement is described below in greater detail under “The Share Purchase Agreement.” The description of the Share Purchase Agreement is qualified in its entirety by reference to the full text of the Share Purchase Agreement, as amended by Amendment No. 1 thereto, which are attached hereto as Annex A and Annex B, respectively.

Structure of the Business Combination

At the closing of the Business Combination (the “Closing”) contemplated by the Share Purchase Agreement, the following transactions will occur:

•

Each Rainwater Tech Share that is issued and outstanding immediately prior to the Closing will be acquired by dMY VI. In consideration thereof, dMY VI will issue to the Sellers Common Stock Consideration of 100 shares of Class A Common Stock and $790 in cash per each Rainwater Tech Share, representing aggregate consideration to the Sellers of 170,000 shares of Class A Common Stock of dMY VI and $1,343,000 in cash.

•

In exchange for the Company Cash Consideration (an amount of cash equal to the amount in deposit in the Trust Account immediately following consummation of this Offer, minus the transaction costs and expenses incurred by dMY VI and Rainwater Tech in connection with the Business Combination, plus the amount of any PIPE Investment), Rainwater Tech will issue to dMY VI a number of Rainwater Tech Shares equal to such Company Cash Consideration divided by $10.00, rounded to the nearest whole number.

Conditions to Closing the Business Combination

The obligations of the parties to the Share Purchase Agreement to consummate the Business Combination are subject to the satisfaction (or waiver, as applicable) of specified conditions set forth in the Share Purchase Agreement before consummation of the Business Combination, including, among others, (a) obtaining any required regulatory approvals applicable to the Business Combination; (b) the absence of any injunction or other order, or law (other than any regulatory law) enacted after the date hereof, prohibiting, restraining, enjoining, or making illegal the Business Combination; and (c) the consummation of this Offer.

Please see the section entitled “The Share Purchase Agreement” for a discussion of other conditions to closing of the Business Combination.

The Offer

Under the terms of its Amended and Restated Certificate of Incorporation, dMY VI is conducting the Offer, in connection with the consummation of the Business Combination, to provide the stockholders with the opportunity to redeem their Common Stock for cash equal to the Purchase Price per share of Common Stock, upon and subject to the consummation of the Business Combination. The Sponsor and the initial stockholders of dMY VI have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Business Combination. See “The Offer.”

Stockholder Approvals

dMY VI is not required to hold a stockholder vote to approve a proposed initial business combination and will not do so for the Business Combination. No appraisal rights will be available to dMY VI stockholders in connection with the Offer or the Business Combination.

The Board approved the Business Combination, the Share Purchase Agreement, and the transactions contemplated thereby.

Additional Agreements

At or prior to the closing of the Business Combination, the following Additional Agreements have been or will be executed, as contemplated by the Share Purchase Agreement:

•

Lock-Up Agreement. Sellers have agreed to enter into simultaneously, with the closing of the Business Combination, a Lock-Up Agreement, substantially in the form attached to the Share Purchase Agreement, with dMY VI with respect to their Common Stock Consideration.

•

Sponsor Support Agreement. The Sponsor and Insiders entered into a Sponsor Support Agreement with dMY VI and Rainwater Tech pursuant to which the Sponsor and Insiders have agreed not to participate in this Offer and as dMY VI stockholders to vote against any other business combination.

Background of the Business Combination

The terms of the Share Purchase Agreement are the result of negotiations between the representatives of dMY VI, Rainwater Tech and Sellers. The following is a brief description of the background of these negotiations and the related transactions.

dMY VI is a blank check company incorporated in Delaware on April 16, 2021, whose business is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. dMY VI was not limited to a particular industry or geographic region for purposes of consummating an initial business combination.

On October 5, 2021, dMY VI consummated an IPO of 24,150,000 Units, including 3,150,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $241,500,000, and incurring offering costs of approximately $14.0 million, of which approximately $8.5 million and approximately $440,000 was for deferred underwriting commissions and offering costs allocated to derivative warrant liabilities, respectively. Simultaneously with the closing of the IPO, dMY VI consummated the sale of an aggregate of 6,830,000 private placement warrants at a price of $1.00 per warrant in a private placement to dMY Sponsor VI, LLC, generating total gross proceeds of $6.8 million.

Following the closing of dMY VI’s IPO on October 5, 2021, $241,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the private placement warrants was placed in a Trust Account pending our completion of an initial business combination.

Subsequent to the consummation of the IPO, dMY VI’s officers and directors commenced an active search for prospective business and assets to acquire in its initial business combination. The Board and dMY VI management have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries. As such, the members of the Board and dMY VI management team believe that they are qualified to conduct and analyze the due diligence required for dMY VI to identify a target company and consummate a business combination. See “Management—Current Management” for additional information regarding the experience of the Board and dMY VI management team.

dMY VI initially focused its efforts on identifying business within the mobile app ecosystem or consumer internet companies, although dMY VI was not required to limit its activities to any particular industry. In the evaluation of business combination targets, the Board and management team considered a wide variety of complex factors and dMY VI expanded its search to many other segments worldwide beyond the mobile app ecosystem or consumer internet companies. The Board did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. In evaluating potential businesses and assets to acquire, the Board considered acquisition candidates, utilizing its extensive network of contacts for introductions to potential targets as well as dMY VI’s knowledge of the private company marketplace. dMY VI only evaluated technology companies, and as stated in dMY VI’s IPO prospectus, dMY VI generally focused on targets that fit some or all of the following criteria:

•	had enterprise value between $1 billion and $3 billion;

•	had a proven and accomplished management team;

•	had a requisite compliance, financial controls and reporting processes in place and were ready for the regulatory requirements of a public entity;

•	had a promising growth path, driven by sustainable competitive advantage, with opportunities for acceleration through a partnership with dMY VI;

•	had a management team with the ability to execute on strategic opportunities, including accretive acquisitions of companies that have the potential to enhance stockholder value;

•	had management and stakeholders who aspire to have their company become a public entity and generate substantial growth;

•	had a sizable market share in their segment and the opportunity to achieve market leadership; and/or

•	had defensible proprietary technology and intellectual property rights.

Our management team employed various strategies in an effort to identify an appropriate target company, including:

•

contacting investment bankers, attorneys, accountants, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds, brokers and other members of the financial community and corporate executives;

•	contacting investment banks that might be working with companies looking for exits or funding;

•	contacting private equity and venture capital investment firms that might have portfolio companies they are looking to exit;

•	coordinating with our officers and directors, as well as their affiliates, to identify target business candidates of which they become aware through their contacts;

•	conducting Internet research and following companies that fit our target criteria that might be looking for funding or a sale; and

•	contacting former colleagues and employees of the dMY VI management team and Board.

Since the IPO through October 31, 2022, regularly scheduled meetings in-person and via teleconference were held by the Board to discuss dMY VI’s search for a target to acquire in the initial business combination. dMY VI considered and analyzed potential acquisition targets from a wide range of industry segments including, among others, online gaming, robotics, quantum computing software, biological computing, radio and radio meter weather equipment, wastewater desalination and treatment, including having and conducting meetings and calls with representatives of 30 other potential targets. In addition, dMY VI considered six other potential targets in greater detail. Letters of intent were issued for these six companies, which included companies in the pipe manufacturing, media, rainfall generation, creator economies, anti-counterfeiting and brand protection, brick and mortar realty and mobile gaming sectors. Moreover, one non-disclosure agreement was signed with a potential target in the online entertainment sector, with which dMY VI held further discussions, which contained customary terms regarding protections of confidentiality but did not impose conditions of exclusivity or other similarly restrictive provisions or standstills, but the transaction with this target could not proceed due to extreme business interruption to the company’s operations in Europe. In total dMY VI entered into non-disclosure agreements with 15 potential targets, on terms consistent with those described in the prior sentence.

Water technology companies were first brought to dMY VI’s attention soon after dMY VI’s IPO on October 5, 2021. We began focusing on water technology companies as optimal targets for an initial business combination in light of the changes to the macroeconomic environment and the necessity to increase water reserves around the globe. dMY VI considers that the water technology sector includes subsectors such as waste water treatment, desalination, cloud seeding, and weather and/or rainfall forecasting.

Around March 2022, we began conversations with a company in the rainfall generation technology space. We met with this company on August 3, 2022 and conducted technical due diligence in the following months, but decided not to continue conversations with that company. We also met with the founders of a waste water desalination company on October 7, 2022, but determined that the market size was too limited to make for a successful public company. Throughout August and September 2022, dMY VI met with a number of different waste water treatment companies, but judged the shareholders to be unsupportive of an IPO transaction. In late September and early October 2022, dMY VI also met with a radar weather and radiometer company.

Following our due diligence process with respect to the other potential targets, we determined not to further pursue a transaction with any of the companies with whom we issued a letter of intent or where we countersigned a non-disclosure agreement, because dMY VI determined, in consultation with its industry and academic networks, that other potential targets were better focused on cutting edge technology in need of permanent capital and other advantages of the public markets, which was a critical factor for dMY VI in considering target companies with whom to engage into an initial business combination.

We subsequently initiated conversations with another company in the rainfall generation technology space in early October 2022. Given that both rainfall generation companies were no longer commercially operating, and employees disbanded as much as five years prior, certain of our senior executives began exploring various methods of partnering with the legacy core engineers of this technology to commercialize the underlying technology that these engineers had extensive and unique expertise with.

dMY VI determined early on in its diligence around the water technology space that few founders had the expertise, experience and track record to successfully operate a public company. As such, in the second quarter of 2022 our senior management began identifying certain C-suite executives capable of both running a public water technology company and organizing a company to further commercialize rainfall generation technology.

Throughout the second and third quarters of 2022, dMY VI interviewed a number of potential candidates for the roles of chief executive officer (“CEO”), chief financial officer (“CFO”), chief technology officer (CTO”), chief product officer (“CPO”) and chief strategy officer (“CSO”). dMY VI searched for various water technologies and appropriate leadership for a public water technology company for approximately 12 months prior to entering into a Share Purchase Agreement with Rainwater Tech.

Simultaneously, dMY VI also began a search for strong independent Rainwater Tech Board members to add value to a potential NYSE-listed water technology company. The management team interviewed approximately two dozen candidates for the Rainwater Tech Board. Candidates with intergovernmental, insurance, non-profit, public benefit corporation, water, weather, energy, public industrials, diplomatic and services were all considered thoroughly.

In the third quarter of 2022, dMY VI reached consensus on Mike Nefkens as the strongest candidate for the role of CEO of a public water services technology company, and Keri Waters as the strongest candidate for the role of CPO. Mr. Nefkens and Ms. Waters had worked together previously at public industrial company, Resideo Technologies, the residential spin off from Fortune 100 company Honeywell. Ms. Waters had previously sold her water technology company to Mr. Nefkens while he was CEO of Resideo. Ms. Waters is also the author of multiple patents in the water technology sector and ultimately became head of Resideo’s water division. Mr. Nefkens had previously been the Executive Vice President of HP Enterprise Services and the Executive Vice President of DXC Technology, a public information technology services and consulting company. Earlier in his career, Mr. Nefkens was an executive in the chemical and energy industries.

Niccolo de Masi, CEO of dMY VI, had served on the Board of Resideo from 2018 to 2020, and was also the President of Products and Chief Innovation Officer at Resideo from February 2019 to March 2020, thus he was familiar with the expertise and leadership of both candidates. Previously, Mr. de Masi was the CEO of various public mobile software companies trading on the NASDAQ and NYSE. Harry You, dMY VI’s Chairman, had previously served as CFO of Accenture Ltd. and Oracle Corporation, and served as Executive Vice President in the Officer of the Chairman of EMC Corporation from 2008 to 2016. Mr. de Masi and Mr. You, as senior management of dMY VI, met with Mr. Nefkens and Ms. Waters through the second and third quarters of 2022 to discuss the potential of building a public company with multiple water technologies that could eventually be sold to a similar, overlapping customer base.

Throughout 2022, Ms. Waters had ongoing conversations and dialogue with Mr. de Masi regarding her desire to start up and commercialize another water technology company. Similarly, throughout 2022, Mr. Nefkens discussed with Mr. de Masi his desire to focus his career on positively impacting climate change adaptation. Throughout 2022, dMY VI investigated traditional cloudseeding companies on both sides of the Atlantic. However, dMY VI’s management team ultimately judged that the chemical aerosol approach, combined with the need to constantly maintain aircraft, was unappealing and less feasible from a scalability perspective. Independently, Mr. Nefkens and Ms. Waters reached a similar conclusion as potential leaders of a publicly-traded rainfall generation company.

In the third quarter of 2022, dMY VI also reached consensus on David Chung as the strongest candidate for the role of CSO of Rainwater Tech, a position he is expected to be appointed to upon the effectiveness of the Closing. Mr. Chung currently serves in the role of Vice President at dMY VI, and was involved in dMY VI’s search to identify an appropriate target company, as well as negotiations on behalf of dMY VI with respect to the Share Purchase Agreement, as described in more detail below. Mr. de Masi was familiar with the M&A and Capital Markets expertise that Mr. Chung acquired while a senior investment banking associate at Goldman Sachs, and the management, leadership, business development and sales experience of Mr. Chung through their work together at dMY VI. Given Mr. Chung’s involvement in searching for an appropriate target company, he was knowledgeable about the various technologies in the water technology space, as well as the innovation, development and commercialization required to further commercialize rainfall generation technology.

At the end of the third quarter of 2022, senior management of dMY VI identified Dr. Theodore Anderson as the leading expert on plasma antennas, which could be incorporated into the development of rainfall generation technology. We also identified Scott Morris as the leading engineer on ionization rainfall generation. On September 12, 2022, senior management met with Dr. Anderson, who had certain patents that dMY VI ultimately determined could be useful for or relevant to the commercialization of rainfall generation technology. Following that meeting, dMY VI engaged Dr. Anderson for a diligence report and assessment on ionization rainfall generation, and began to negotiate an exclusive license agreement for these patents. Around that time, dMY VI also engaged the former CTO of Resideo Technologies, Edgar Tu, for a research report on ionization rainfall generation techniques. Mr. Tu submitted his final report to dMY VI on October 8, 2022, and Dr. Anderson submitted his report on November 14, 2022. In the first week of October 2022, Mr. Chung flew to Sydney, Australia to meet with Mr. Morris. In the last week of October 2022, Mr. Morris met with Mr. Nefkens, Ms. Waters, Mr. Chung and senior management of the dMY VI team in Austin, Texas.

Given the inferiority of existing water technology and non-operating status of most rainfall generation companies we encountered, at the request of dMY VI, Paul Dacier, Manager and sole Member of Rainwater, LLC, formed Rain Enhancement Technologies, Inc. on November 10, 2022, with the intent to assemble a unique blend of expertise to develop, improve and commercialize ionization rainfall generation technology with the leadership experience and scientific expertise of Mr, Nefkens, Ms. Waters, Dr. Anderson and Mr. Morris. Mr. Dacier and Mr. You worked together during Mr. You’s tenure at EMC Corporation. Mr. Dacier also previously served on the board of directors of GTY Technology Holdings Inc., a special purpose acquisition company sponsored by an entity controlled by Mr. You, from 2017 to 2019, covering the period prior to, and for a short period following, GTY Technology Holdings Inc.’s business combination.

Ultimately, the Board determined that Rainwater Tech presented the most compelling target for a business combination due to the ongoing and increasing environmental emergencies related to lower water levels worldwide and in light of the expertise and leadership being assembled by Rainwater Tech. The Board was also focused on Rainwater Tech’s prospects for becoming an industry leader in rainfall generation technology, which has the potential to be revolutionary. The Board also believed, following discussions with dMY VI management and reports from their industry research, that Rainwater Tech’s technology has advantages over existing competitors that are expected to allow Rainwater Tech’s technology to outperform the competition in the future.

During the period from October to November, 2022, dMY VI and Rainwater Tech’s then expected CEO Mr. Nefkens, began discussing the PIPE Investment process, including potential investors and a proposed investor presentation. On November 2, 2022, Mr. Nefkens and Mr. Chung began discussing the proposed investor presentation, in particular the go to market approach. On November 17, 2022 and November 18, 2022, Mr. Nefkens met with a top tier consulting firm who helped create the total addressable market (“TAM”) analysis in the proposed investor presentation. Mr. Nefkens then continued to meet with this top tier consulting firm multiple times following their initial conversation to finalize the TAM analysis. Mr. Nefkens also continued discussions with dMY VI regarding the PIPE Investment process and the proposed investor presentation, which was finalized in January 2023.

On November 17, 2022, dMY VI provided Rainwater Tech with a draft of the License Agreement that it had preliminarily negotiated with Dr. Theodore Anderson. From that date forward, Rainwater Tech assumed responsibility for further negotiation of the License Agreement. Rainwater Tech engaged TCF Law Group, PLLC (“TCF”) as its independent legal advisor to assist with the negotiation of the License Agreement and a potential Share Purchase Agreement.

Between November 17, 2022 and November 21, 2022, Rainwater Tech and TCF finalized terms of the License Agreement with Dr. Anderson, substantially as set forth in the draft provided by dMY VI to Dr. Anderson.

On November 21, 2022, Rainwater Tech and Dr. Anderson signed and entered into the License Agreement, pursuant to which Rainwater Tech has been granted an exclusive, worldwide license under certain of

Dr. Anderson’s patents. The amount that Rainwater Tech paid for the exclusive, worldwide license for these patents was immaterial to Rainwater Tech’s business and financial statements in light of the proposed Business Combination.

On November 23, 2022, dMY VI provided Rainwater Tech and TCF with a draft consulting contract for Mr. Morris, as well as the potential employment agreements for Mr. Nefkens, Ms. Waters and Mr. Chung that dMY VI had preliminarily negotiated. From that date forward, Rainwater Tech and TCF assumed responsibility for further negotiation of the agreements with Mr. Morris, Mr. Nefkens, Ms. Waters and Mr. Chung.

During the period from November 23, 2022 and December 21, 2022, Rainwater Tech and TCF negotiated the terms of the contracting agreement and fair competition agreement with Mr. Morris, and each of the employment agreements with Mr. Nefkens, Ms. Waters and Mr. Chung. Key areas of negotiation included compensation incentives to align Mr. Morris, Mr. Nefkens, Ms. Waters and Mr. Chung with the company’s goals. Rainwater Tech also included language in the agreements which would protect the future intellectual property of Rainwater Tech.

On November 22, 2022, Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), counsel to dMY VI, provided TCF, as representative of Rainwater Tech, with an initial draft of the Share Purchase Agreement, which contained principal transaction terms and other terms consistent with market practices for similar transactions. The draft Share Purchase Agreement reflected an acquisition of all of the outstanding shares of Rainwater Tech in exchange for shares of Class A Common Stock in an amount to be determined, followed by an acquisition of additional shares of common stock of Rainwater Tech in exchange for the amount of cash remaining in the Trust Account after giving effect to redemptions and transaction expenses.

On November 25, 2022, the Board of dMY VI met to discuss and evaluate the negotiations and a potential business combination with Rainwater Tech. At this meeting the Board received a report from dMY VI management regarding management’s consideration of approximately 30 potential target companies in numerous sectors and its conducted due diligence on one or more of these potential target companies. Management of dMY VI also reported to the Board on its evolved focus on a potential target company with cutting edge technology and in the water technology sector, and on its assessment that Rainwater Tech was the most promising target company. The committee of independent directors of the Board, comprised of Gabrielle Toledano and Becky Ann Hughes, recommended to the full Board that dMY VI’s management be authorized to negotiate an agreement with Rainwater Tech. The full Board authorized dMY VI’s management to proceed with the negotiations with Rainwater Tech and concluded that a formal fairness opinion was not required.

During the period from November 28, 2022 through the day of this filing, senior management of dMY VI and Needham & Company, LLC (“Needham”), financial advisor to dMY VI, have led a preliminary PIPE Investment process. Needham’s role as financial advisor in this transaction has been to provide general financial and capital markets advice to dMY VI, as well as to assist as a placement agent concerning the potential PIPE Investment. In connection with the PIPE Investment process, representatives of dMY VI and Needham have gone out to investors from their respective networks to raise capital in connection with the proposed Business Combination.

As of the date of this filing, the PIPE Investment process is ongoing, but dMY VI has not entered into any subscription agreements for a PIPE Investment. dMY VI intends to enter into PIPE Subscription Agreements with PIPE Investors in the future.

In connection with the proposed Business Combination, Needham conducted the following diligence: (i) held discussions with members of Rainwater Tech’s management concerning the current status of the development of the business and future business prospects for Rainwater Tech, including potential benefits and opportunities that may be achieved as a result of the transaction; (ii) reviewed Rainwater Tech corporate documents, patents and License Agreement with Dr. Anderson; (iii) reviewed multiple drafts of the dMY VI/

Rainwater Tech investor presentation; (iv) reviewed industry reports; and (v) compared certain publicly available financial data of companies whose securities are traded in the public markets that Needham deemed generally relevant to similar data for Rainwater Tech. In addition, Needham reviewed the Tender Offer Statement and the draft form of PIPE Subscription Agreement in connection with the proposed Business Combination. Needham was also provided by Rainwater Tech certain assumptions underlying an illustrative financial model for Rainwater Tech, as discussed below under the heading “Valuation Analysis”. In its diligence process, Needham did not receive or review financial projections or a draft of the Share Purchase Agreement, nor did Needham assist in the negotiations of the transaction between dMY VI and Rainwater Tech.

On November 29, 2022, TCF returned comments to the initial draft of the Share Purchase Agreement.

On December 2, 2022, Cleary provided TCF with an initial draft of a customary form of PIPE Subscription Agreement.

During the period between December 4, 2022 and December 8, 2022, Rainwater Tech and TCF negotiated the final terms of a consulting agreement and fair competition agreement for the provision of services by Mr. Morris to Rainwater Tech related to ongoing development and support of rain generation technology to be owned by Rainwater Tech. The negotiations included the scope of a non-disclosure, non-solicitation and non-compete agreement to protect Rainwater Tech’s business and technology and to recognize Mr. Morris’ right to provide consulting services outside of the rain generation market. On December 8, 2022, Mr. Morris signed and entered into a contracting agreement and a fair competition agreement with Rainwater Tech.

On December 5, 2022, Cleary provided TCF with an initial draft of the Lock-Up Agreement.

On December 13, 2022, the Board of dMY VI held another meeting, with representatives of Needham and Cleary present, to discuss and evaluate the potential business combination with Rainwater Tech. At this meeting the Board received a report from dMY VI management regarding the progress of discussions with Rainwater Tech and the transaction process, as well as management’s assessment of the value potential from Rainwater Tech’s business as well as the risks inherent in executing on Rainwater Tech’s business plan. Management of dMY VI and Needham also presented to the Board perspectives on the potential TAM of Rainwater Tech’s business as discussed in the proposed investor presentation and implied present valuation assuming Rainwater Tech were to reach one percent of this TAM, as well as potential comparable companies and transactions.

On December 14, 2022, Cleary provided TCF with comments to the Share Purchase Agreement, which also reflected the addition of a cash consideration component for Rainwater Tech sellers. In addition, Cleary provided TCF with a revised draft of the Lock-Up Agreement and an initial draft of the Sponsor Support Agreement. The parties and their respective counsels continued to negotiate, and exchange drafts of, the Share Purchase Agreement, Lock-Up Agreement and Sponsor Support Agreement, and finalized over the ensuing week. During this period, Mr. You, on behalf of dMY VI, and Messrs. Dacier and Nefkens, on behalf of Rainwater Tech, negotiated the final terms of the transaction consideration, among other matters.

On December 21, 2022, Ms. Waters signed and entered into an employment agreement with Rainwater Tech dated December 1, 2022. On December 21, 2022, Mr. Nefkens signed and entered into an employment agreement with Rainwater Tech dated December 1, 2022. On December 21, 2022, Mr. Chung signed and entered into an employment agreement with Rainwater Tech dated December 1, 2022. Each of Ms. Waters’ and Mr. Nefkens’ agreements was effective as of December 1, 2022, and Mr. Chung’s agreement and transition to CSO will be effective pursuant to the Closing. Also on December 21, 2022, Rainwater Tech negotiated and entered into a letter agreement with Mr. Dacier, which provided that, in consideration of and contingent upon his continued service to Rainwater Tech through the closing of the Business Combination, Mr. Dacier will be entitled to receive penny warrants to purchase common stock of Rainwater Tech, which, upon closing of the Business Combination, may be converted into penny warrants to purchase 100,000 shares of dMY VI Common Stock, exercisable beginning on the date that is 2 years from the closing date of the Business Combination. At the option of Mr. Dacier, upon exercise such penny warrants may instead be cash settled for $1,000,000 in cash, in lieu of shares of Common Stock.

On December 21, 2022, dMY VI’s Board approved the Share Purchase Agreement.

During the evening of December 21, 2022, Rainwater Tech’s Board met with representatives of Cleary to consider approval of the Share Purchase Agreement, the ancillary agreements and the transactions contemplated thereby, including the Business Combination. Representatives of Cleary provided a review of the Board’s fiduciary duties in connection with the proposed transaction. Cleary also provided a summary of the transaction agreements and their principal terms, drafts of which had been provided to the Board in advance of the meeting. After consideration, the Board’s committee of independent directors, consisting of Gabrielle Toledano and Becky Ann Hughes, deliberated independently with Cleary present and, following such deliberation, recommended to the full Board that the Board approve the Share Purchase Agreement and ancillary documents and the transactions contemplated thereby, including the Business Combination. Following such recommendation, the Board unanimously (1) approved the Offer, (2) approved the Share Purchase Agreement, and the agreements and the transactions contemplated thereby and (3) determined that the Business Combination was advisable and fair to and in the best interests of dMY VI and its stockholders. The Board also concluded that the fair market value of Rainwater Tech was equal to at least 80% of the funds held in DMY VI’s Trust Account.

On December 22, 2022, dMY VI, Rainwater Tech and Sellers signed the Share Purchase Agreement, and dMY VI, the Sponsor, the Insiders and Rainwater Tech signed the Sponsor Support Agreement. On the same day after execution of the Share Purchase Agreement and Sponsor Support Agreement, dMY VI issued a press release which was filed as an exhibit to a Current Report on Form 8-K along with a transcript of an investor conference call discussing the Business Combination, the Share Purchase Agreement, the form of Lock-Up Agreement and the Sponsor Support Agreement.

dMY VI’s Board of Directors’ Reasons for the Approval of the Business Combination

After a series of discussions, the Board of dMY VI held a formal Board meeting on November 25, 2022 to discuss and evaluate the potential business combination with Rainwater Tech. On December 13, 2022, the Board of dMY VI held another formal board meeting to further discuss the potential business combination. During the December 13, 2022 Board meeting, dMY VI management and its Board considered, in consultation with Needham, various prospects for the business combination, including certain valuation analyses described below under the heading “Valuation Analysis.” As a result of this analysis as well as other factors the Board considered relevant, the Board determined that the fair market value of Rainwater Tech is at least $200 million. A committee of independent directors, comprised of Gabrielle Toledano and Becky Ann Hughes, independently deliberated and reached a recommendation to the full Board of dMY VI to proceed with a business combination with Rainwater Tech. On December 21, 2022, the Board held another formal board meeting at which the Board approved the Share Purchase Agreement and the Business Combination with Rainwater Tech, following the independent deliberation and recommendation of the committee of independent directors. The Board concluded that the Business Combination and the related transactions were advisable and fair to and in the best interests of dMY VI and its stockholders and that the consideration to be paid in the Business Combination was fair to dMY VI.

In considering the proposed Business Combination, dMY VI’s Board and management team reviewed certain analyses prepared by Needham as well as publicly available industry-specific research published by third parties, while simultaneously analyzing data and material provided by Rainwater Tech, including but not limited to, Rainwater Tech’s existing business model, material agreements and other due diligence material. dMY VI’s management team, Mr. You and Mr. de Masi, reviewed a draft of the Offer to Purchase. In addition, the rest of dMY VI’s Board members were informed of the Offer to Purchase and tender offer process during the formal Board meetings on December 13, 2022 and December 21, 2022.

In considering the Business Combination with Rainwater Tech, our management and Board determined that while Rainwater Tech did not meet certain criteria we initially set for our target company screening (in particular regarding present size, industry focus, operational maturity and market share), it met other standards that addressed the focus of the initial screening criteria and overall sufficiently met criteria we set for our target company screening:

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Future Business and Financial Condition and Prospects. The Board and our management had detailed knowledge of, and were familiar with, Rainwater Tech’s future business and growth prospects. The Board considered Rainwater Tech’s current prospects for growth in executing upon and achieving Rainwater Tech’s business plan, and noted its innovative technology, its unique market position, opportunities for sustained growth and commercialization of its technology, which the Board believes provides Rainwater Tech with the opportunity to become an industry leader in rainfall generation technology, which has the potential to be revolutionary in enhancing potable water reserves.

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Visionary and Pioneering Management and Advisory Team. The Board considered the fact that the Combined Company will be led by Mike Nefkens and Keri Waters, who have displayed pioneering and visionary leadership, a strong track record of innovation and who have deep experience in the technology industry. In addition, the Board considered the senior technical advisors of the Combined Company, comprised of Theodore Anderson and Scott Morris, who are pioneers and leaders in their respective fields, within the rainfall generation and water infrastructure industries.

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Rainwater Tech’s Water Infrastructure Advantage. The Board considered Rainwater Tech’s advantages in the field of water infrastructure, including Rainwater Tech’s experienced board and management team, the ground-based ionization technology (compared to alternatives), the patents from Dr. Anderson to innovate on the technology and the possibility of future partnerships with other water enhancement technology partners.

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Significant potential benefits to transition to a public company. Transitioning to a public company provides significant benefits for Rainwater Tech, including additional access to capital as Rainwater Tech continues to scale its business and provides brand awareness associated with being a public company.

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Other Alternatives. The Board believes, after a thorough review of other business combination opportunities reasonably available to dMY VI, that the proposed Business Combination represents the best potential initial business combination for dMY VI based upon the process utilized to evaluate and assess other potential acquisition targets.

In making its consideration, the dMY VI Board also considered the recommendation of its committee of independent directors, consisting of Gabrielle Toledano and Becky Ann Hughes, recommending in favor of the Business Combination. Ms. Hughes and Ms. Toledano do not have any affiliation with the Sponsor and have not previously served on a board of directors of any company affiliated with the Sponsor. Ms. Hughes and Ms. Toledano do not own shares of dMY VI common stock or have any economic interest in the Sponsor, except as described in the following sentence. The Sponsor intends to transfer 25,000 founder shares to each of Ms. Hughes and Ms. Toledano upon the completion of an initial business combination. However, in the event an initial business combination is not completed by the Business Combination Deadline, each of Ms. Hughes and Ms. Toledano will receive $250,000 in cash (which amounts will not be paid from the Trust Account) from dMY VI for their service as independent directors of dMY VI.

In making its consideration, the dMY VI Board also considered, amongst other things, the following potential concerns of the Business Combination:

•	The risks associated with the rainfall generation industry in general;

•	The risks associated with the lack of operating history of Rainwater Tech;

•	The risk of competition in the industry as well as the potential for new entrants;

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The risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, leading to potential liquidation of dMY VI;

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The risk of potential for diversion of management and employee attention during the period prior to completion of the Business Combination, and the potential negative effects on Rainwater Tech’s business;

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The risk that dMY VI does not obtain the proceeds of the PIPE Investment and that redemptions would result in dMY VI having insufficient cash in the Trust Account to meet the requirements of the Business Combination and successful operation of Rainwater Tech following the closing;

•	The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within dMY VI’s control;

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The concern of possible litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•	The fees and expenses associated with completing the Business Combination;

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The other various risks associated with the Business Combination, the business of dMY VI, the business of Rainwater Tech and ownership of the Combined Company’s shares described under the section entitled “Risk Factors.”

In addition to considered the factors descried above, the Board also considered that some officers and directors of dMY VI may have interests in the business combination as individuals that are in addition to, and that may be different from the interests of dMY VI’s Stockholders, see “Interests of Certain Persons in the Business Combination” below.

The dMY VI Board concluded that these risk factors did not diminish or outweigh the benefits of pursuing the Business Combination with Rainwater Tech. dMY VI’s Board did not assign relative weights to the specific factors it considered, but instead evaluated the transaction as a whole and found it to be overall favorable to and in the best interests of its stockholders, including its likeliness to generate a return for its stockholders against the potential liquidation of the trust. dMY VI’s Board approved the Business Combination with Rainwater Tech on December 21, 2022. In approving the Business Combination, the Board did not, and was not required to, obtain a fairness opinion. In this regard the Board considered that the directors and officers of dMY VI were capable of opining on the valuation of Rainwater Tech.

The officers and directors of dMY VI have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the water infrastructure and generation sector, and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination. See the section titled “Management—Current Management” for additional information regarding the experience of the Board and dMY VI management team.

The explanation of dMY VI’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements” and “Risk Factors” of this Offer to Purchase.

Valuation Analysis

In evaluating whether to approve the Business Combination, the Board considered the valuation analysis conducted by dMY VI’s management with the assistance of dMY VI’s financial advisor, Needham, which was based on dMY VI management’s analysis of the operational, financial and valuation data of public comparable companies and selected recent public company and special purchase acquisition company case studies, including dMY VI management’s evaluation of Rainwater Tech.

As part of this valuation assessment, dMY VI’s management also conducted a comprehensive due diligence examination of Rainwater Tech and its business prospects. dMY VI management also discussed and reviewed the valuation analysis with Needham. In addition to the valuation information for Rainwater Tech described below, Needham also reviewed the financial terms of select de-SPAC transactions and public company financial metrics that it deemed generally relevant, as well as such other studies and analyses and matter as it deemed appropriate.

Members of management of Rainwater Tech, in consultation with a top tier consulting firm, determined that a reasonable estimate for the TAM for Rainwater Tech’s business would be approximately $89.8 billion in revenue by 2032, which, based on its due diligence, discussions and analysis, dMY VI management relied upon. dMY VI management also believed it was reasonably achievable for Rainwater Tech to achieve a 1% market share of the TAM by 2032, resulting in revenue of approximately $895.4 million in such year, based on dMY VI’s management’s expectations regarding the ability of Rainwater Tech’s management team to execute on their business plans and the expected demand for Rainwater Tech’s services. dMY VI management’s analysis assumed the rain generation systems Rainwater Tech expects to deploy over such ten year period will follow a similar ramp to adoption for other recent IPOs and de-SPAC transactions for other sectors that are determined to be on the precipice of significant growth (for example, sustainability, quantum computing, and electric vehicles, among others), which, in the case of Rainwater Tech, dMY VI management determined to be reasonable in light of macroeconomic conditions that create inelastic demand for increased potable water and dMY VI’s expectation of low developmental or technological risk in initial deployment given Rainwater Tech will initially install versions of the system with a design that was previously utilized in third-party trials in Oman. dMY VI management also determined that Rainwater Tech would be able to achieve a long-term EBITDA margin target of 30%.

Based on these assumptions, Needham calculated, and reviewed with the Board, a present value of future enterprise value of Rainwater Tech. Needham calculated that a 1% market share of the TAM by 2032 would imply earnings before interest, tax, depreciation and amortization (“EBITDA”) of approximately $269 million for such year (based on dMY VI management’s expectations regarding the ability of Rainwater Tech’s management team to achieve a long-term EBITDA margin target of 30%).

Needham then applied multiples of 13x to 15x for 2032 EBITDA (based on an assessment of reasonably comparable companies as described below), which implied a future enterprise value in 2032 of $3.5 to $4.0 billion. Discounted to present value using a discount rate of 30%, which reflected dMY VI management’s conservative estimate of the cost of capital for such a business, such future enterprise value range implied a present enterprise value of Rainwater Tech’s business of $254 million to $293 million. As a result of this analysis as well as other factors the Board considered relevant, including those referenced below, the Board determined that the fair market value of Rainwater Tech is at least $200 million.

In addition to the assumptions described above, such present value of future enterprise value analysis also reflected the following key assumptions regarding the ability of Rainwater Tech to achieve its projected market penetration:

•	a strong initial sales pipeline for actionable customer targets;

•	manufacturing and supply chain partners delivering system components on required timelines;

•	system performance consistent with scientific research reports;

•	sufficient cash following the Business Combination to support the initial go-to-market and operational plans;

•	that Rainwater Tech would have net cash on its post-closing balance sheet of at least $50 million; and

•	PIPE investments from strategic investors capable of supporting Rainwater Tech’s commercial success.

dMY VI’s management and Needham also reviewed selected recent public company and special purpose acquisition company case studies, as the adoption of Rainwater Tech’s rainfall generation systems may follow a similar ramp to other recent initial public offering and special purpose acquisition company business combinations for other sectors that are perceived to be at the inflection point, including pre-clinical biotechnology companies.

In the process of analyzing the proper valuation of Rainwater Tech, the management of dMY VI considered, based on its expertise, the current status, the momentum, the estimated timeline and the probability of Rainwater Tech accomplishing certain events in connection with the development and commercialization of its products.

For the purpose of the valuation assessment, dMY VI’s management and Needham reviewed certain business and financial assumptions of Rainwater Tech and took into account certain financial information of comparable public companies. Although Rainwater Tech does not have a direct operating comparable in the commercial rainfall generation sector, Company management, with the assistance of Needham, determined that the three following groupings of public companies were most analogous: water utility companies, water process products and infrastructure companies, and desalination companies. While dMY VI’s management noted that Rainwater Tech is a unique company as Rainwater Tech is posed to be a pioneer in the commercial rainfall generation technology industry, dMY VI’s management rationalized using these three comparable industries because (1) water utility companies deploy infrastructure for delivering water to customers under long term, recurring revenue contracts with high profit margins, (2) water process products and infrastructure companies are unregulated providers of differentiated technology and products sold into the drinking water and wastewater treatment space as well as providers of water and wastewater services, and (3) desalination companies address water scarcity issues under long term contracts by deploying fixed infrastructure.

dMY VI’s management team and Needham identified various criteria as significant in determining whether a company was considered to be comparable to Rainwater Tech but mainly focused on companies engaged in the broader water sector. dMY VI’s management and Needham selected 10 public comparable companies in the utilities vertical, 11 public comparable companies in the process product and infrastructure vertical and 3 public comparable companies in the desalination vertical. Set forth below are the comparable companies selected by dMY VI’s management team and Needham as part of the valuation analyses of Rainwater Tech.

1)	Utilities

a.	American Water Works Company

b.	Veolia Environment

c.	Essential Utilities, Inc.

d.	Severn Trent

e.	American States Water Company

f.	SJW Group

g.	Middlesex Water Company

h.	York Water Company

i.	Artesian Resources Corp.

j.	Global Water Resources, Inc.

2)	Process Equipment Process Products and Infrastructure

a.	Ecolab Inc.

b.	Xylem Inc.

c.	Veolia Environment

d.	Pentair

e.	Evoqua Water Technologies Corp.

f.	Watts Water Technologies, Inc.

g.	Flowserve Corp.

h.	Badger Meter, Inc.

i.	Kemira Oyj

j.	Mueller Water Products, Inc.

k.	V A Tech Wabag

3)	Desalination

a.	Energy Recovery, Inc.

b.	Hitachi Zosen Corp.

c.	Consolidated Water Co. Ltd.

The following is the median trading data (as of December 13, 2022) of those selected public companies, based on publicly available information, considered by dMY VI and the Board:

	Enterprise Value / CY22E EBITDA	Enterprise Value / CY23E EBITDA	Enterprise Value / CY24E EBITDA
Utilities	18.4x	17.0x	15.2x
Process Products and Infrastructure	14.0x	11.1x	11.8x
Desalination	27.3x	27.8x	25.1x

The foregoing description of the analyses presented to the Board, including the present value of future stock price analysis, is being presented to stockholders of dMY VI solely because such information was presented to the Board in its consideration of the Transactions. Such information includes forward-looking statements and should be read in light of the factors discussed under “Forward-Looking Statements” and “Risk Factors” of this Offer to Purchase.

Satisfaction of 80% Test

The NYSE rules require that dMY VI’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount). It is also a requirement under dMY VI’s Amended and Restated Certificate of Incorporation that dMY VI’s initial business combination must occur with one or more target businesses that have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). After consideration of the factors identified and discussed in the section entitled “The Business Combination—dMY VI’s Board of Directors’ Reasons for the Approval of the Business Combination,” dMY VI’s Board determined that these requirements were met. In reaching this determination, dMY VI’s Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, industry relationships, and technical skills, as well as quantitative factors such as Rainwater Tech’s potential for future revenue. dMY VI’s Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Rainwater Tech met this requirement.

Interests of dMY VI’s Stockholders in the Business Combination

After the Business Combination, assuming no redemptions of public shares for cash in the Offer, dMY VI’s current public stockholders will own approximately 79.3% of dMY VI and dMY VI’s current directors, officers and affiliates, including the Sponsor will own approximately 19.8% of dMY VI. Assuming redemption by holders of 50% of outstanding public shares in the Offer (representing 50% of the issued and outstanding shares of Class A Common Stock), dMY VI’s public stockholders will own 65.7% of dMY VI and dMY VI’s current directors, officers and affiliates, including the Sponsor, will own approximately 32.8% of dMY VI. Assuming maximum redemption by holders of outstanding public shares in the Offer, dMY VI’s public stockholders will own 22.3% of dMY VI and dMY VI’s current directors, officers and affiliates, including the Sponsor, will own approximately 74.4% of dMY VI.

In addition, dMY VI is not required to hold a stockholder vote to approve a proposed initial business combination and will not do so for the Business Combination.

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to approve the Share Purchase Agreement and the Actions, you should be aware that aside from its interest as a stockholder, our Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, the interests of our Stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating the Share Purchase Agreement and related transaction agreements. These interests include, among other things:

•	the fact that our Sponsor, officers and directors will lose their entire investment if the Business Combination is not consummated by the Business Combination Deadline;

•	the fact that our Sponsor has agreed not to tender any of the founder shares in the Offer;

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the fact that Harry You and Niccolo de Masi were involved in initial efforts to organize Rainwater Tech and negotiate certain intellectual property license agreements (although Mr. You and Mr. de Masi do not retain any pecuniary or ownership interest in Rainwater Tech);

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the continued right of the Sponsor to hold our Class A Common Stock and the shares of Class A Common Stock to be issued to the Sponsor upon exercise of its private placement warrants following the Business Combination, subject to certain lock-up periods;

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if the proposed Business Combination is not completed by the Business Combination Deadline, dMY VI will be required to liquidate. In such event, founder shares and the private placement warrants held by the Initial Stockholders and the Sponsor will expire worthless. The Sponsor purchased the founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share, and the Sponsor purchased 6,830,000 private placement warrants for an aggregate purchase price of $6,830,000, or $1.00 per private placement warrant. Such securities will have a significantly higher value at the Closing, which if unrestricted and freely tradable would be valued at approximately $62,578,325 based on the closing price of our Common Stock of $10.15 and warrants of $0.19, respectively, on the NYSE on March 2, 2023. However, dMY VI believes that such securities have less value given the restrictions on their transferability;

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the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company. The Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to dMY VI stockholders than liquidate. In particular, given the differential in purchase price that the Sponsor paid for the founder shares (i.e., $25,000) as compared to the price of the dMY VI Units sold in the initial public offering and subsequent number of shares of dMY VI Class A Common Stock that the Sponsor will receive upon conversion of the founder shares in connection with the Business Combination, the Sponsor and its affiliates may realize a positive rate of return on such investment even if other dMY VI stockholders experience a negative rate of return following the Business Combination;

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our Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its founder shares if we fail to complete the Business Combination by the Business Combination Deadline. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of dMY VI’s officers and directors, loaned dMY VI funds (“Working Capital Loans”). As of December 31, 2022 and as of the filing date, dMY VI had $295,000 and $381,000 borrowings outstanding under the Working Capital Loans, respectively. If dMY VI completes a Business Combination, dMY VI would repay the Working Capital Loans out of the proceeds of the Trust Account released to dMY VI. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination does not close, dMY VI may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans;

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no compensation of any kind, including finder’s and consulting fees, will be paid by dMY VI to our Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination;

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if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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unless dMY VI consummates the Business Combination, its officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent such expenses exceeded the amount of its working capital. As a result, dMY VI’s Sponsor, certain of dMY VI’s officers and directors or their affiliates who are affiliated with the Sponsor could have a conflict of interest when the directors and officers determine whether the Business Combination is in the best interests of dMY VI;

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our Sponsor intends to transfer 25,000 founder shares to each of Darla Anderson, Gabrielle Toledano, Becky Ann Hughes and Francesca Luthi, dMY VI’s directors, upon the completion of the initial business combination, resulting in the Sponsor holding at that time 5,937,500 founder shares. If we do not complete the proposed Business Combination by the Business Combination Deadline, our independent directors will not receive any compensation for their service as independent directors of dMY VI, except that each of Ms. Hughes and Ms. Toledano will each receive $250,000 in cash (which amounts will not be paid from the Trust Account) for their service as independent directors;

•	Darla Anderson and Francesca Luthi have served as directors for other special purpose acquisition companies (SPACs) in which Harry You and Niccolo de Masi have acted as executives and sponsors;

•	the continued indemnification of our existing directors and officers after the Business Combination;

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the exercise of dMY VI’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the best interests of dMY VI’s stockholders;

•	the fact that at closing of the Business Combination, we expect that the Sponsor will continue to have its registration rights under the Registration Rights Agreement entered into in connection with

dMY VI’s initial public offering, which we expect will be amended and restated at closing of the Business Combination, and which provides for registration rights for the securities of the Sponsor and its permitted transferees.

The existence of financial and personal interests of one or more of dMY VI’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of dMY VI and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, dMY VI’s officers have interests in the Business Combination that may conflict with your interests as a stockholder.

As mentioned above in the section titled “Background of the Business Combination,” the Board also considered certain relationships among current or future Rainwater Tech founders or employees and the Sponsor or its affiliates. In particular, Paul Dacier served as general counsel of EMC Corporation during Harry You’s tenure at EMC Corporation. Mr. Dacier also previously served on the board of directors of GTY Technology Holdings Inc., a special purpose acquisition company sponsored by an entity controlled by Mr. You, from 2017 to 2019, covering the period prior to, and for a short period following, GTY Technology Holdings Inc.’s business combination. Mr. Dacier is the current Executive Chairman of Rainwater Tech and the sole member of Rainwater LLC, a shareholder of Rainwater Tech. As a result of his indirect shareholding in Rainwater Tech, Mr. Dacier will receive, at the closing of the Business Combination, consideration equal to 20,000 shares of dMY VI Common Stock and $158,000 in cash. In consideration of and contingent upon his continued service to Rainwater Tech through the closing of the Business Combination, Mr. Dacier will also be entitled to receive penny warrants to purchase common stock of Rainwater Tech, which, upon closing of the Business Combination, will be converted into penny warrants to purchase 100,000 shares of dMY VI Common Stock, exercisable beginning on the date that is two years from the closing date of the Business Combination. At the option of Mr. Dacier, upon exercise such penny warrants may instead be settled for $1,000,000 in cash, in lieu of shares of Common Stock.

In addition, it is expected that David Chung, who currently serves as Vice President at dMY VI, will serve as Chief Strategy Officer of Rainwater Tech following the consummation of the Business Combination. As Chief Strategy Officer of Rainwater Tech he will be entitled to receive $50,000 of initial base salary (with an annual cash bonus of up to 100% of his base salary) and, contingent upon shareholder approval of an employee equity plan, stock option grants for shares equivalent to 0.5% of Rainwater Tech.

Anticipated Accounting Treatment

The Business Combination will be accounted for under the purchase method of accounting, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

THE SHARE PURCHASE AGREEMENT

This section describes the material provisions of the Share Purchase Agreement but does not purport to describe all of the terms of the Share Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Share Purchase Agreement, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Share Purchase Agreement, a copy of which is attached as Annex A hereto, as amended by Amendment No. 1 thereto, a copy of which is attached as Annex B hereto, in its entirety because it is the primary legal document that governs the Business Combination. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Share Purchase Agreement.

General Description of the Share Purchase Agreement

On December 22, 2022, Rainwater Tech and Sellers entered into the Share Purchase Agreement with dMY VI. On March 1, 2023, the Share Purchase Agreement was amended to correct certain scrivener’s errors in certain defined terms therein. Pursuant to the Share Purchase Agreement, among other things and subject to the terms and conditions contained therein, dMY VI will effect an acquisition of Rainwater Tech by acquiring from Sellers all of the issued and outstanding capital interests of Rainwater Tech (together with the other transactions contemplated by the Share Purchase Agreement, the “Transactions”).

Acquisition of Rainwater Tech

Upon the closing of the Transactions, dMY VI will (i) acquire all the issued and outstanding Rainwater Tech Shares from Sellers, (ii) acquire newly issued Rainwater Tech Shares from Rainwater Tech and (iii) Rainwater Tech will become a wholly owned subsidiary of dMY VI. Upon the closing (or shortly thereafter), dMY VI will change its name to “Rain Enhancement Technologies, Inc.”

Terms of the Share Purchase Agreement

Share Purchase Agreement

General Terms, Effects and Consideration

Pursuant to the Share Purchase Agreement, in exchange for all of the issued and outstanding Rainwater Tech Shares, dMY VI will issue to Sellers 100 shares of Class A Common Stock and $790 in cash per each share of Rainwater Tech. As of March 3, 2023, there were 1,700 Rainwater Tech shares of common stock issued and outstanding.

Additionally, in exchange for the Company Cash Consideration (which shall be an amount of cash equal to the amount in deposit in the Trust Account immediately following the consummation of this Offer, minus the transaction costs and expenses incurred by dMY VI and Rainwater Tech in connection with the Business Combination and the amount of the Seller Cash Consideration, plus the amount of the PIPE Investment), Rainwater Tech will issue to dMY VI a number of Rainwater Tech Shares equal to the Company Cash Consideration divided by $10.00, rounded to the nearest whole number.

Representation and Warranties

The Share Purchase Agreement contains a number of representations and warranties made by dMY VI on the one hand, and Rainwater Tech and the Sellers on the other hand, made solely for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Share Purchase Agreement or in information provided pursuant to certain disclosure schedules to the Share Purchase Agreement. The representations and warranties are customary for transactions similar to the Transactions.

In the Share Purchase Agreement, Rainwater Tech made certain customary representations and warranties to dMY VI, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) capitalization; (3) lack of subsidiaries; (4) authority and binding effect relative to execution and delivery of the Share Purchase Agreement; (5) non-contravention; (6) governmental approvals;

(7) title to newly issued Rainwater Tech Shares; (8) litigation; (9) finders and brokers; (10) financial statements; (11) undisclosed liabilities; (12) absence of certain developments; (13) real property, leased property, and personal property; (14) material contracts; (15) compliance with law; (16) taxes and tax returns; (17) intellectual property; (18) benefit plans; (19) labor matters; and (20) compliance with anti-corruption laws. The Sellers also jointly and severally made certain customary representations and warranties to dMY VI, including representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) title to Rainwater Tech Shares; (3) authority and binding effect relative to execution and delivery of the Share Purchase Agreement; (4) non-contravention; (5) governmental approvals; (6) transfer of Rainwater Tech equity interests; (7) litigation; (8) finders and brokers; (9) accredited investor; and (10) independent investigation.

In the Share Purchase Agreement, dMY VI made certain customary representations and warranties to Rainwater Tech and the Sellers, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) capitalization; (3) SEC Filings and financial statements; (4) the Trust Account; (5) absence of certain changes or events; (6) authority and binding effect relative to execution and delivery of the Share Purchase Agreement; (7) non-contravention; (8) governmental approvals; (9) litigation; (10) finders and brokers; (11) accredited investor; (12) no undisclosed liability; (13) NYSE listing; (14) investment company; and (15) independent investigation.

Certain of the representations and warranties are qualified by materiality or material adverse effect (as defined in the Share Purchase Agreement).

Covenants

Each party agreed in the Share Purchase Agreement to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under the Share Purchase Agreement and applicable laws to consummate the Transactions as promptly as practicable. The Share Purchase Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Share Purchase Agreement and the earlier of the Closing or the termination of the Share Purchase Agreement in accordance with its terms, including covenants regarding: (1) the operation of their respective businesses in the ordinary course of business; (2) the provision of access to Rainwater Tech’s books and personnel; (3) efforts to consummate the Closing and obtain third party and regulatory approvals; (4) further assurances; (5) public announcements; (6) control of operations; (7) this Offer (8) use of trust proceeds; (9) no solicitation of, or entering into, any alternative competing transactions; (10) indemnification of directors and officers; (11) other disclosures; and (12) tax matters. The Share Purchase Agreement also contains certain post-closing covenants by the parties, including covenants regarding (1) litigation support; (2) non-competition and non-solicitation provisions applicable to Sellers; and (3) indemnification of directors and officers.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) obtaining any required regulatory approvals applicable to the Transactions being obtained; (ii) no injunction or other order, or law prohibiting, restraining, enjoining or making illegal the Transactions; and (iii) the consummation of this Offer.

In addition, unless waived by Rainwater Tech, the obligation of Rainwater Tech to consummate the Transactions is subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) certain fundamental representations and warranties of dMY VI being true and correct in all but de minimis respects as of the Closing (other than those representations and warranties that are made of as of a specific date, which shall be true and correct in all but de minimis respects as of such specific date), (ii) all other representations and warranties being true and correct in all material respects as of the

Closing (other than those representations and warranties that are made of as of a specific date, which shall be true and correct in all material respects as of such specific date) and (iii) dMY VI having duly performed in all material respects with its covenants and agreements under the Share Purchase Agreement to be performed by it on or before the Closing Date.

Unless waived by Sellers, the obligation of Sellers to consummate the Transactions is subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) certain fundamental representations and warranties of dMY VI being true and correct in all but de minimis respects as of the Closing (other than those fundamental representations and warranties that are made of as of a specific date, which shall be true and correct in all but de minimis respects as of such specific date), (ii) all other representations and warranties being true and correct in all material respects as of the Closing (other than those representations and warranties that are made of as of a specific date, which shall be true and correct in all material respects as of such specific date), (iii) dMY VI having duly performed in all material respects with its covenants and agreements under the Share Purchase Agreement to be performed by it on or before the Closing Date and (iv) the Common Stock Consideration having been approved for listing on NYSE, subject to official notice of issuance.

Unless waived by dMY VI, the obligations of dMY VI to consummate the Transactions is subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) certain fundamental representations and warranties of Rainwater Tech and the Sellers being true and correct in all but de minimis respects as of the Closing (other than those representations and warranties that are made of as of a specific date, which shall be true and correct in all but de minimis respects as of such specific date), (ii) all other representations and warranties of the Company and the Sellers being true and correct as of the Closing (other than those representations and warranties that are made of as of a specific date, which shall be true and correct as of such specific date) except for breaches or inaccuracies that would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined in the Share Purchase Agreement) and (iii) the Company and the Sellers having duly performed in all material respects with their respective covenants and agreements under the Share Purchase Agreement to be performed by them on or before the Closing Date.

The Share Purchase Agreement contemplates the possibility of PIPE Investors entering into Subscription Agreements with dMY VI prior to the consummation of the Business Combination, but such Subscription Agreements are not a Closing condition, or otherwise necessary, to consummate the Transactions.

Survival and Indemnification

The representations, warranties, covenants and agreements made by Rainwater Tech, Sellers and dMY VI in the Share Purchase Agreement generally terminate at Closing or upon termination of the Share Purchase Agreement, except those covenants and agreements that explicitly contemplate performance after Closing shall survive indefinitely (or until fully performed).

From and after Closing, other than in connection with fraud or as otherwise expressly set forth in the Share Purchase Agreement, none of dMY VI, Rainwater Tech or the Sellers shall be permitted to make (and no such party to the Share Purchase Agreement shall have any liability for) any claim for a breach of any representation, warranty, covenant or agreement that is to be performed on or prior to Closing.

Trust Account Waiver; dMY VI Release

Rainwater Tech and the Sellers agreed that they do not and will not have any right, title, interest or claim of any kind against the Trust Account (including distributions therefrom).

Effective upon and following the Closing, except as set forth in the Share Purchase Agreement, dMY VI, on its own behalf and on behalf of Rainwater Tech and each of their respective affiliates and representatives, also provided a general release of the Sellers related to any pre-Closing actions or failures to act, provided that such release does not release the Sellers from their obligations under the Share Purchase Agreement.

Termination

The Share Purchase Agreement may be terminated under certain customary and limited circumstances at any time prior to Closing, including, among other reasons: (i) by mutual written consents of Rainwater Tech, the Sellers and dMY VI; (ii) by Rainwater Tech or dMY VI if the Closing has not occurred by July 31, 2023 (the “Outside Date”) and the primary cause the failure of the Closing by the Outside Date was not such terminating party’s breach of if its representations, warranties, covenants or agreements under the Share Purchase Agreement; (iii) by Rainwater Tech or dMY VI if any order or law permanently restrains, enjoins, prohibits or makes illegal the consummation of the Transactions becomes effective, final and nonappealable and the cause of such final, non-appealable order or other action is not such terminating party’s breach of if its representations, warranties, covenants or agreements under the Share Purchase Agreement, (iv) by dMY VI for the Company’s or the Sellers’ uncured breach of the Share Purchase Agreement, such that the related closing conditions would not be met, and (v) by the Sellers for dMY VI’s uncured breach of the Share Purchase Agreement, such that the related closing conditions would not be met.

If the Share Purchase Agreement is terminated, the Share Purchase Agreement will become void and have no effect and no party will have any liability, except that certain obligations related to fees and expenses, waiver against trust and general provisions will continue in effect, and no party shall be relieved of liability for any fraud claims or willful breach of the Share Purchase Agreement.

Governing Law and Dispute Resolution

The Share Purchase Agreement is governed by Delaware law. Any disputes under the Share Purchase Agreement will be subject to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, and each party waived its right to a jury trial in connection therewith. The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Share Purchase Agreement in addition to any other remedy to which they are entitled at law or in equity.

A copy of the Share Purchase Agreement is filed with dMY VI’s Current Report on Form 8-K dated December 22, 2022 as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description of the Share Purchase Agreement is qualified in its entirety by reference thereto.

Lock-Up Agreement

Simultaneously with the Closing, the Sellers will enter into a Lock-Up Agreement with respect to the Common Stock Consideration. In such Lock-Up Agreement, each Seller party thereto will agree that such Seller will not, during the period from the Closing and ending on the earlier of (i) two years after the Closing and (y) the date on which the dMY VI completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of dMY VI’s stockholders having the right to exchange their shares for cash, securities or other property, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position any Common Stock Consideration, (b) enter into enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock Consideration or publicly announce any intention to effect any transactions specified in the preceding clauses (a) and (b). However, each Seller party thereto will be allowed to make certain customary transfers of the Common Stock

Consideration during such lock-up period, including by gift, laws of descent and distribution upon death or to affiliates or trust beneficiaries, provided in each of the foregoing cases that the permitted transferees enter into a written agreement, in substantially the form of the Lock-Up Agreement.

The issuance of the Common Stock Consideration has not been registered under the Securities Act and will be issued in reliance upon specific exemptions therefrom. The form of the Lock-Up Agreement is filed with dMY VI’s Current Report on Form 8-K dated December 22, 2022 as Exhibit 10.2, and the foregoing description of the Lock-Up Agreement is qualified in its entirety by reference thereto.

Sponsor Support Agreement

In connection with entering into the Share Purchase Agreement, on December 22, 2022, the Sponsor, the Insiders, Rainwater Tech and dMY VI entered into Sponsor Support Agreement, pursuant to which, among other things, the Sponsor and the Insiders agreed not to participate in this Offer and as dMY VI stockholders to vote against any business combination.

A copy of the Sponsor Support Agreement is filed with dMY VI’s Current Report on Form 8-K dated December 22, 2022 as Exhibit 10.3, and the foregoing description of the Sponsor Support Agreement is qualified entirely by reference thereto.

Fees and Expenses

If the Closing does not occur, each party shall be responsible for its own costs and expenses incurred in connection with the Share Purchase Agreement and the Transactions. If the Closing is consummated, dMY VI shall pay all transaction costs incurred by Rainwater Tech (other than any brokerage, finder’s, investment banker’s, financial advisor’s or other fee, commission or like payment paid or payable by Rainwater Tech, which shall be paid by the Sellers).

THE OFFER

General

Upon the terms and subject to the conditions of the Offer, we will purchase up to 24,150,000 shares of Class A Common Stock (“Common Stock”) validly tendered in the Offer and not properly withdrawn, in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Purchase Price of $10.231888 per share. The amount is equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account initially established to hold the proceeds of the IPO of dMY VI, as of two business days prior to Closing, including interest not previously released to dMY VI to pay its taxes (which will not include, for the avoidance of doubt, the Excise Tax, as defined herein), by (ii) the total number of then outstanding shares of Common Stock, as further described below under the heading “Purchase Price.” Our Sponsor and initial stockholders have agreed not to tender any shares that they own in this Offer.

The Offer is not conditioned on any minimum number of Common Stock being tendered in the Offer. The Offer is, however, subject to certain other conditions, including that the Business Combination, in our reasonable judgment, to be determined immediately prior to the Expiration Date, being capable of being consummated substantially contemporaneously with this Offer, but in no event later than three business days after the Expiration Date. See “The Offer—Conditions of the Offer.” If any of the offer conditions are not met, we may amend, terminate or extend the Offer. If we terminate the Offer, we will NOT: (i) purchase any Common Stock pursuant to the Offer or (ii) consummate the Business Combination in accordance with the terms of the Share Exchange Agreement, and we will promptly return all Common Stock delivered pursuant to the Offer at our expense upon expiration or termination of the Offer.

Only Common Stock validly tendered in the Offer and not properly withdrawn will be purchased pursuant to the Offer. All Common Stock tendered in the Offer and not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

This Offer to Purchase and the related Letter of Transmittal for the Common Stock will be mailed to record holders of the Common Stock and will be furnished to brokers, dealers and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Purchase Price

The Purchase Price is $10.231888 per share. This amount is equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account initially established to hold the proceeds of the IPO of dMY VI, as of two business days prior to the Closing, including interest not previously released to dMY VI to pay its taxes (which will not include, for the avoidance of doubt, the Excise Tax, as defined herein), by (ii) the total number of then outstanding shares of Common Stock. The balance of the Trust Account as of two business days prior to the Closing (as defined herein), including interest not previously released to dMY VI to pay its taxes is expected to be $247,100,000, which we have calculated based on the accrual of interest on the assets in the Trust Account on the balances therein as of today.

Pursuant to our Amended and Restated Certificate of Incorporation, dMY VI is providing public stockholders of Common Stock with the opportunity to redeem, upon the consummation of the Business Combination, shares of Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Business Combination) in the Trust Account.

We are required to conduct the Offer in accordance with the terms of our Amended and Restated Certificate of Incorporation. See “The Offer—Extension of the Offer; Termination; Amendment.”

If we modify the price that may be paid for Common Stock, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer—Extension of the Offer; Termination; Amendment.”

Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer

dMY VI and Rainwater Tech executed the Share Purchase Agreement on December 22, 2022. In connection with the Business Combination, dMY VI is offering to purchase up to 24,150,000 of its outstanding Common Stock as contemplated by the Offer. The Offer provides our stockholder with an opportunity to have dMY VI redeem their Common Stock for a pro rata portion of our Trust Account (net of taxes payable) as required by our Amended and Restated Certificate of Incorporation, and as disclosed in the prospectus for our IPO. Our Sponsor and initial stockholders have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Business Combination.

Our board of directors has (1) approved the Offer, (2) approved the Share Purchase Agreement, and the agreements and the transactions contemplated thereby and (3) determined that the Business Combination is in the best interests of dMY VI and, if consummated, would constitute our initial business combination pursuant to our Amended and Restated Certificate of Incorporation. If you tender your shares of Common Stock pursuant to the Offer, you will not be participating in the Business Combination because you will no longer hold such shares of Common Stock in dMY VI following the consummation of the Business Combination. However, even if you tender your shares of Common Stock pursuant to the Offer, all outstanding warrants of dMY VI to purchase shares of Common Stock will remain outstanding upon the closing of the Business Combination.

Certain members of our board of directors will directly benefit from the Business Combination and have interests in the Business Combination that may be different from, or in addition to, the interests of dMY VI stockholders. See “The Business Combination—Interests of Certain Persons in the Business Combination.” You must make your own decision as to whether to tender your shares of Common Stock pursuant to the Offer and, if so, how many shares of Common Stock to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your shares of Common Stock with your broker, if any, or other financial advisor.

Stockholders who choose not to tender their shares of Common Stock will retain their shares of Common Stock and participate in the Business Combination.

Certain Effects of the Offer

As of the Closing, $247,100,000 will be required to purchase the shares of Common Stock in the Offer at the Purchase Price of $10.231888 per share if the Offer is fully subscribed. In addition, we estimate approximately $8.0 million will be required to pay fees and expenses specifically related to the Offer and Business Combination, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and Depositary for distribution and handling of the Offer materials and other services related to the Offer.

The purchase of shares of Common Stock in the Offer will be funded by dMY VI from amounts held in our Trust Account, which will be released to us upon consummation of the Business Combination. Assuming the Business Combination is successfully completed, we believe that our anticipated financial condition, cash flow and access to capital will provide us with adequate financial resources to meet our working capital requirements and to fund our activities. Our securities are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC.

dMY VI’s units, Common Stock and warrants are currently listed on NYSE; however we can provide no assurance that dMY VI will continue to meet the listing requirements of NYSE after the Business Combination. See “Risk Factors—Risks Relating to the Offer and Business Combination” and “—Risks Related to dMY VI.”

Except as discussed herein, dMY VI currently has no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving dMY VI;

•	any purchase, sale or transfer of a material amount of assets of dMY VI;

•	any material change in dMY VI’s present dividend rate or policy, indebtedness or capitalization;

•	any other material change in dMY VI’s business;

•	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of dMY VI, or the disposition of any material amount of securities of dMY VI; or

•	any changes to dMY VI’s Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Source and Amount of Funds

As of the Closing, $247,100,000 will be required to purchase the shares of Common Stock tendered pursuant to the Offer if the Offer is fully subscribed. The purchase of shares of Common Stock tendered in the Offer will be funded by the Company from the amounts held in our Trust Account, which will be released to us in connection with the consummation of the Business Combination, but the fees and expenses specifically related to the Offer will either be paid with the funds available to us outside of the Trust Account, by loans from our officers and directors or their affiliates or upon the consummation of an initial business combination.

Shares of Common Stock that we acquire pursuant to the Offer will be retired and cancelled.

Scheduled Expiration of the Offer

The Offer is scheduled to expire at 5:00 p.m., New York City time, on March 31, 2023 unless we extend the Offer to allow us time to respond to comments, if any, from the SEC relating to the Offer or otherwise in connection with the effectuation of this Offer (the “Expiration Date”).

Procedures for Tendering Shares of Common Stock

Valid Tender of Common Stock

For a stockholder to make a valid tender of shares of Common Stock under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the shares of Common Stock you wish to tender, or confirmation of receipt of the shares of Common Stock pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Common Stock, you must contact your broker or nominee to tender your Common Stock. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge stockholders who hold shares of Common Stock through nominees to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

Election to Participate in Offer

In the Letter of Transmittal, holders of shares of Common Stock will need to indicate their election to participate in the Offer. An election to participate in the Offer shall be a binding agreement to comply with the terms of the Offer, subject to the Withdrawal Rights. Tendering stockholders must make an election to participate in the Offer, and any Letter of Transmittal that fails to indicate this election will be incomplete and will not be accepted in the Offer.

Separation of Units

Only your shares of Common Stock can be tendered in the Offer. If any or all of your shares of Common Stock are held as part of Units, you will need to separate the Units into shares of Common Stock and warrants prior to tendering such shares of Common Stock pursuant to the Offer and undertake all actions necessary to allow for tender of the separated shares of Common Stock. For specific instructions regarding separation of Units, please see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the Units. The voluntary separation of the Units occurs through the facilities of The Depository Trust Company and is subject to the procedures of DTC and the various broker/nominees who hold their positions through DTC. Accordingly, while we believe that such separation of the Units can typically be accomplished within three business days, no assurance can be given regarding how quickly Units can be separated and Unit holders are urged to promptly contact their broker/nominee if they wish to tender the shares of Common Stock underlying their Units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

•

the registered holder of the shares of Common Stock (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Common Stock) tendered in the Offer and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•

Shares of Common Stock are tendered in the Offer for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal applicable to the Common Stock.

Except as described above, all signatures on any Letter of Transmittal for securities tendered in the Offer must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Common Stock tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including certificates for shares of Common Stock, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholders.

Shares of Common Stock will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the shares of Common Stock at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the DTC participant.

Return of Unpurchased Shares of Common Stock

If any tendered shares of Common Stock are not purchased pursuant to the Offer, or if less than all shares of Common Stock evidenced by a stockholder’s certificates are tendered, certificates representing the unpurchased shares of Common Stock will be returned promptly after the expiration or termination of the Offer or, in the case of shares of Common Stock tendered by book-entry transfer at DTC, the shares of Common Stock will be credited to the appropriate account maintained by the tendering stockholders at DTC, in each case without expense to the stockholders.

Tendering Stockholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering stockholders’ acceptance of the terms and conditions of the Offer, as well as the tendering stockholders’ representation and warranty to us that (i) such stockholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities in the Offer made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the securities so tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right.

Any tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering stockholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such stockholder is voluntarily participating in the Offer; (iii) the future value of the Common Stock is unknown and cannot be predicted with certainty; (iv) such stockholder has been advised to read this entire Offer to Purchase including the Appendix thereto; (v) such stockholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering stockholder’s specific situation; (vi) any foreign exchange obligations triggered by such stockholder’s tender of Common Stock or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income tax, withholding tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Common Stock, such stockholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Common Stock shall authorize us to withhold all applicable Tax Items from any amounts payable to a tendering stockholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Common Stock; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of shares of Common Stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of shares of Common Stock will be determined by us, in our sole discretion, however our stockholders may challenge our determinations in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered shares of Common Stock or waive any defect or irregularity in any tender with respect to any particular shares of Common Stock or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares of Common Stock. None of the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be determined by us, in our sole discretion, however our stockholders may challenge our interpretations in a court of competent jurisdiction. By tendering shares of Common Stock, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing shares of Common Stock has been lost, destroyed or stolen, the stockholder should complete the Letter of Transmittal, indicate the certificate(s) representing the shares of Common Stock is lost and return it to the Depositary. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 5:00 p.m. on March 31, 2023 or the date to which the Offer has been extended. You may also withdraw your previously tendered securities at any time after 5:00 p.m., New York City time, on March 31, 2023 if not accepted prior to such time. Except as this section otherwise provides, tenders of shares of Common Stock are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares of Common Stock in more than one group of Common Stock, the stockholder may withdraw shares of Common Stock using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the stockholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares of Common Stock, an eligible institution must guarantee the signatures on the notice of withdrawal. If shares of Common Stock have been delivered in accordance with the procedures for book-entry transfer described in “—Procedures for Tendering Shares of Common Stock” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, however our stockholders may challenge our determinations in a court of competent jurisdiction. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any stockholder, whether we waive similar defects or irregularities in the case of other stockholders. None of dMY VI, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares of Common Stock on our behalf. Such shares of Common Stock may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for shares of Common Stock which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

Purchase of Shares of Common Stock and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, which conditions shall be satisfied or waived prior to the expiration of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 24,150,000 shares of our Common Stock validity tendered in the Offer and not properly withdrawn on or before the Expiration Date. If the Closing Condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all shares of Common Stock tendered at our expense. Our Sponsor and the members of our management team have agreed not to tender their shares of Common Stock in the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, shares of Common Stock that are validly tendered in the Offer and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares of Common Stock for payment pursuant to the Offer.

In all cases, payment for shares of Common Stock tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of shares of Common Stock into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for shares of Common Stock tendered be made unless the conditions to the Offer, including the Closing Condition, have been satisfied. We will make prompt payment upon satisfaction of the offer conditions, but in no event later than three business days after the Expiration Date.

We will pay for Common Stock purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders.

Certificates for all shares of Common Stock tendered in the Offer and not purchased will be returned or, in the case of shares of Common Stock tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering stockholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares of Common Stock pursuant to the Offer. See “—Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us, of shares of Common Stock purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased shares of Common Stock are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge stockholders who hold shares of Common Stock through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept securities tendered and we may terminate or amend the Offer, or postpone our acceptance of the securities that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the then-scheduled Expiration Date (as it may be extended) if the following event has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event makes it inadvisable for us to proceed with the Offer:

•

the Business Combination, in our reasonable judgment, to be determined immediately prior to the Expiration Date, being capable of being consummated substantially contemporaneously with this Offer, but in no event later than three business days after the Expiration Date (we refer to this condition, which is not waivable, as the “Closing Condition”).

We will not accept for payment, purchase or pay for any securities tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered if the SEC issues a stop order or similar direction to not accept tenders. If applicable, we intend to provide interim amendments to the Offer electronically via filings with the SEC to our stockholders, and we intend to redistribute the Offer, as amended or supplemented, and its related Letter of Transmittal to our stockholders, setting forth a final Expiration Date.

In addition, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of dMY VI to extend, terminate and/or modify the Offers, we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any securities tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered, subject to the rules under the Exchange Act, if any of the following shall have occurred:

•

any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Business Combination illegal or otherwise preventing or prohibiting the Business Combination;

•	a material adverse effect with respect to dMY VI shall have occurred since the date of this Offer to Purchase; or

•

sufficient shares of Common Stock are tendered such that, after giving effect to the PIPE Investment Amount received and the assets acquired in the Business Combination, our net tangible assets will be below $5,000,001.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion, subject to applicable law. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time, subject to applicable law. We will amend this Offer to Purchase to report material changes, such as if a material condition to the Offer is waived, as required by Rule 13e-4(c)(3) under the Exchange Act. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Only a court of competent jurisdiction can make a determination concerning the events described above that will be final and binding on all parties. Stockholders may challenge any determination that we make with respect to such matters.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived (as applicable) and whether the Offer has been extended, terminated or delayed. If such offer conditions are satisfied, promptly after the Expiration Date, and in any event concurrently with the consummation of the Business Combination, we will purchase and pay the Purchase Price for each share of

Common Stock validly tendered and not properly withdrawn. Public stockholders who have redeemed their shares will also be entitled to receive a pro rata portion of the additional accrued interest, if any, remaining in the Trust Account, which we expect to be nominal. In the event the Offer is terminated, we will promptly return any shares of Common Stock, at our expense, that were delivered pursuant to the Offer.

You should evaluate current market quotes of our Common Stock, among other factors, before deciding whether or not to accept the Offer. See “Market Information and Dividends” and “Risk Factors.”

Certain Information Concerning Rainwater Tech and the Business Combination

Set forth elsewhere in this Offer to Purchase is information concerning Rainwater Tech and the Business Combination. Stockholders are urged to review such information, including the information set forth in “Risk Factors,” prior to making a decision whether to tender their Common Stock. See “Summary Term Sheet” and “The Business Combination.”

Interests of Directors and Executive Officers

See “Summary Term Sheet,” “The Business Combination” and “Risk Factors” herein for information related to the interests of our officers and directors in the Offer and the Business Combination and information related to certain transactions and arrangements concerning our securities.

Our Sponsor and the members of our management team have agreed not to participate in the Offer with respect to shares they have acquired. Based on our records and on information provided to us by our directors, executive officers and affiliates, neither we nor any of our directors, executive officers, and affiliates, including our Sponsor, have effected any transactions involving our Common Stock during the 60 days prior to the commencement of the Offer. See “Description of dMY VI’s Securities and Material Differences in the Rights of Stockholders Following the Business Combination—Description of Securities” and “Risk Factors—Certain obligations of our Sponsor are memorialized in agreements between our Sponsor, the underwriters of our IPO and us, and these agreements may be amended to change these obligations or eliminate them entirely.”

Certain Legal Matters; Regulatory Approvals

The Offer and the transaction contemplated by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

In addition, except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our businesses that might be adversely affected by our acquisition of Common Stock pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Common Stock pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Common Stock tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “—Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares of Common Stock. We will affect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for securities upon the occurrence of any of the conditions specified in “—Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “—Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the price to be paid for Common Stock, or if we increase or decrease the number of Common Stock sought in the Offer, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Continental Stock Transfer & Trust Company to act as Depositary and Morrow Sodali LLC to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Common Stock by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by dMY VI for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have not agreed to pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of shares of Common Stock pursuant to the Offer. Stockholders holding securities through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares of Common Stock through the brokers, dealers and other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares of Common Stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services, as well as any reasonably incurred and documented fees or expenses in connection with due diligence and related research reports.

Appraisal Rights

No appraisal rights are available to stockholders in connection with the Offer.

Material U.S. Federal Income Tax Consequences

The receipt of cash for your tendered Common Stock will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or as a distribution. See “Material U.S. Federal Income Tax Consequences.”

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Common Stock pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of shares residing in such jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

DESCRIPTION OF DMY VI’S SECURITIES AND MATERIAL DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS FOLLOWING THE BUSINESS COMBINATION

Description of Securities

The information under the heading “Description of Securities” in dMY VI’s registration statement on Form S-1 (File No. 333-257379), declared effective on September 30, 2021, is hereby incorporated by reference.

Material Differences in the Rights of Stockholders Following the Consummation of the Business Combination

Following the consummation of the Business Combination, the combined company intends to adopt a new Amended and Restated Certificate of Incorporation which shall include standard terms and provisions that are customary for the certificate of incorporation of a Delaware corporation listed on NYSE.

After consummation of the Business Combination, our Board of Directors will initially remain the same as described in “Management—Current Management” hereto, except that dMY VI will take actions reasonably necessary or appropriate to cause, effective as of the closing of the Business Combination, for the Board of Directors to include Mr. Nefkens. We expect that certain members of our Board of Directors will resign at or following the Closing and that the Board will proceed to hold a meeting shortly after the Closing where they nominate and vote to adopt the Rainwater Tech Board, which is expected to consist of eight members who will include Mr. You and Mr. de Masi. Five of such directors must satisfy applicable independent director requirements. Please see “Management of Rainwater Tech After Consummation of the Business Combination” for more information about the expected directors of Rainwater Tech.

DESCRIPTION OF THE COMBINED COMPANY FOLLOWING THE BUSINESS COMBINATION

Following the consummation of the Business Combination, the combined company’s business and operations will be that of Rainwater Tech. Please see “Information about Rainwater Tech.”

MARKET INFORMATION AND DIVIDENDS

Our Common Stock, Units and warrants are traded on the NYSE, under the symbols “DMYS,” “DMYS.U” and “DMYS WS,” respectively. Each of dMY VI’s Units consists of one share of Class A Common Stock and one-half of one redeemable warrant (“warrant”). Our Units commenced trading on NYSE on October 1, 2021. Beginning in November 2021, the Common Stock and warrants underlying the Units sold in the IPO began to trade separately from the Units. As of March 2, 2023, the closing price of the Common Stock was $10.15 per share.

Our Common Stock may be delisted if we fail to maintain certain NYSE listing requirements. There can be no assurance that we will be able to maintain compliance with the NYSE continued listing requirements or that our securities will continue to be listed on NYSE. See “Risk Factors—NYSE could delist our Common Stock, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.”

Dividends

We have not paid any cash dividends on our Common Stock to date and our board of directors does not anticipate declaring any dividends on our Common Stock prior to the completion of an initial business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DMY VI

The following discussion and analysis should be read in conjunction with the “Selected Historical Financial Information of dMY VI” and the accompanying combined financial statements and related notes included elsewhere in this Offer to Purchase. The following discussion contains forward-looking statements that reflect dMY VI’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside dMY VI’s control. DMY VI’s actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

References in this section to “dMY VI,” “us” or “we” refer to dMY Technology Group, Inc. VI.

Overview

Our company, dMY Technology Group, Inc. VI (previously known as TdMY Technology Group, Inc.) is a blank check company incorporated in Delaware on April 16, 2021. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, we had not commenced any operations. All activity for the period from April 16, 2021 (inception) through December 31, 2022 relates to our formation and our initial public offering, described below. We will not generate any operating revenues until after the completion of the initial business combination, at the earliest. We will generate non-operating income in the form investment income from the Trust Account.

Our sponsor is dMY Sponsor VI, LLC, a Delaware limited liability company. The registration statement for our initial public offering was declared effective on September 30, 2021. On October 5, 2021, we consummated our initial public offering of 24,150,000 units, including 3,150,000 additional units to cover over-allotments, at $10.00 per unit, generating gross proceeds of $241,500,000, and incurring offering costs of approximately $15.0 million, of which approximately $8.5 million was for deferred underwriting commissions, which was later entirely waived on November 18, 2022, and approximately $440,000 was for offering costs allocated to derivate warrant liabilities.

Simultaneously with the closing of our initial public offering, we consummated the private placement of 6,830,000 warrants, at a price of $1.00 per private placement warrant to the sponsor, generating proceeds of approximately $6.8 million.

Upon the closing of our initial public offering and the private placement, $241,500,000 ($10.00 per unit) of the net proceeds of our initial public offering and certain of the proceeds of the private placement was placed in a Trust Account located in the United States with American Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of our initial public offering and the sale of private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that we will be able to complete a business combination successfully. We must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account

(net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, we will only complete a business combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

We will have 18 months from the closing of our initial public offering, to consummate an initial business combination. However, if we anticipate that we may not be able to consummate an initial business combination within 18 months, we may, but are not obligated to, extend the period of time to consummate a business combination once by an additional three months (for a total of 21 months to complete an initial business combination), provided that, the only way to extend the time available for us to consummate the initial business combination is for our sponsor or its affiliates or designees, upon five days’ advance notice prior to the deadline, to deposit into the Trust Account an amount of $0.10 per share of Class A Common Stock, or approximately $2.4 million in the aggregate, on or prior to the date of the applicable deadline. Any such payments would be made in the form of a loan. Public Stockholders will not be offered the opportunity to vote on or redeem their shares in connection with any such extension.

If we are unable to complete a business combination within 18 months from the closing of our initial public offering, or April 5, 2023, or 21 months from the closing of our initial public offering, or July 5, 2023, if extended (the “combination period”), we will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest (net of amounts withdrawn to fund working capital requirements, and/or to pay for our tax obligations (“permitted withdrawals”) and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Proposed Business Combination

On December 22, 2022, we entered into the Share Purchase Agreement with Rain Enhancement Technologies, Inc., a Delaware corporation (“Rainwater Tech”) and Rainwater, LLC, Michael Nefkens and Keri Waters (together referred to as the “Sellers”) and Rainwater, LLC, solely in its capacity as Sellers’ Representative, pursuant to which, dMY VI will acquire Rainwater Tech and Rainwater Tech will become a wholly owned subsidiary of dMY VI, and dMY VI will change its name to “Rain Enhancement Technologies, Inc.” (the “Merger”), as fully disclosed in the Current Report on Form 8-K filed with the SEC on December 22, 2022.

Going Concern Consideration

As of December 31, 2022, we had approximately $1,000 in cash, approximately $3.5 million of interest income available in the Trust Account to pay for taxes and a working capital deficit of approximately $3.8 million (including tax obligations of approximately $800,000 that may be paid using investment income earned in Trust Account).

Our liquidity needs prior to the consummation of our initial public offering were satisfied through the payment of $25,000 from our sponsor to purchase the founder Shares and a loan under a promissory note with our sponsor (the “note”) in the amount of approximately $75,000. We fully repaid the note balance on October 4, 2021. Subsequent to the consummation of our initial public offering, our liquidity has been satisfied through the net proceeds from the consummation of our initial public offering and the private placement held outside of the Trust Account.

In addition, in order to finance transaction costs in connection with a business combination, our sponsor or an affiliate of the sponsor, or certain of our officers and directors may, but are not obligated to, provide us funds as needed under working capital loans. The working capital loans would either be repaid upon consummation of a business combination or, at the lender’s discretion, up to $1.5 million of such working capital loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. As of December 31, 2022 and 2021, we borrowed $295,000 and $0 under the Working Capital Loans, respectively. In January 2023, we borrowed an additional amount of $86,000, for an aggregate of $381,000 outstanding under the Working Capital Loans (as defined in “Related Party Transactions—Related Party Loans”.

In connection with our management’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation – Going Concern,” management has determined that the liquidity and mandatory liquidation and subsequent dissolution raise substantial doubt about our ability to continue as a going concern. Our management plans to consummate a Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after April 5, 2023. Our management plans to complete a Business Combination prior to the mandatory liquidation date and expects to receive financing to meet its obligations through the time of liquidation; however no financing is currently committed. The unaudited condensed financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of its unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023, as described above in the section titled “Risk Factors—The Excise Tax included in the Inflation Reduction Act of 2022 is expected to apply with respect to the Offer.”

On December 27, 2022, the Treasury and Internal Revenue Service (“IRS”) issued a Notice 2023-2 (“Notice”), which provided interim guidance regarding the application of the Excise Tax until the issuance of proposed regulations. The Notice excluded the distributions complete liquidation of a corporation from the base of the Excise Tax. The Notice also excludes from the scope of the Excise Tax any distribution made during the taxable year in which a corporation fully liquidates and dissolves, even if a distribution precedes the formal decision to liquidate. The cumulative impact of these and other changes in tax law is uncertain at this time.

Results of Operations

Our entire activity since inception up to December 31, 2022 related to our formation, the preparation for our initial public offering, and since the closing of our initial public offering, the search for a prospective initial business combination. We will not generate any operating revenues until after the completion of our initial business combination.

We generate non-operating income in the form of investment income from the Trust Account. We will continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our derivative liabilities at each reporting period.

For the year ended December 31, 2022, we had net income of approximately $30.4 million, which consisted of approximately $3.4 million of interest income from operating account and investment held in trust account, and non-operating gains of approximately $23.1 million of change in fair value of the derivative liabilities and approximately $8.5 million of gain from extinguishment of deferred underwriting commissions, partially offset by approximately $3.7 million of general and administrative expenses, approximately $204,000 of franchise tax expense, approximately $3,000 of interest expense, and approximately $681,000 of income tax expense.

For the period from April 16, 2021 (inception) through December 31, 2021, we had net loss of approximately $14.4 million, which consisted of approximately $394,000 of general and administrative expenses, approximately $55,000 of franchise tax expense, non-operating losses of approximately $13.6 million from the change in fair value of the derivative warrant liabilities and approximately $441,000 of offering costs associated with derivative warrant liabilities, partially offset by approximately $15,000 of interest income from investments held in the Trust Account.

Contractual Obligations

Administrative Services Agreement

On October 5, 2021, we entered into an agreement with our sponsor, pursuant to which we agreed to pay our sponsor $10,000 per month for office space, administrative and support services. Upon completion of a business combination or our liquidation, we will cease paying these monthly fees. We recorded $120,000 and $30,000 in connection with such fees during the year ended December 31, 2022 and 2021, respectively, in the accompanying statements of operations. We prepaid such fees in full and as of December 31, 2022 and 2021, we had an unused balance of $30,000 and $150,000 in prepaid expenses recorded in the accompanying balance sheets, respectively.

Our sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that are made to our sponsor, executive officers or directors of our sponsor, or our executive officers or directors or their affiliates.

Registration and Stockholder Rights

The holders of founder shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the private placement warrants), or warrants that may be issued upon conversion of the working capital loans and loan made to extend our time period of consummating an initial business combination, are entitled to registration rights pursuant to a registration and stockholder rights agreement signed upon the consummation of our initial public offering and amended and restated at the Closing. These holders are entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $4.8 million in the aggregate, paid upon the closing of our initial public offering. An additional fee of $0.35 per unit, or approximately $8.5 million in the aggregate will be payable to certain of the underwriters for deferred underwriting commissions. The deferred fee will become payable to certain of the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

On November 18, 2022, we received a formal letter from Goldman Sachs & Co. LLC (“Goldman Sachs”), the underwriter in our initial public offering, advising that it had waved any entitlement it may have to the deferred underwriting commissions of approximately $8.5 million in respect of any business combination. During the year ended December 31, 2022, we derecognized the deferred underwriting commission of approximately $8.5 million and recorded such extinguishment of liability as income in the accompanying statements of operations.

On December 20, 2022, we engaged Needham & Company, LLC (“Needham”) as our exclusive financial advisor and as our exclusive placement agent in connection with the possible Merger with Rainwater Tech. We agreed to pay Needham fees to be mutually agreed upon at a later date (“Advisor Fee”), solely in the event that we complete our business combination. As of December 31, 2022, we determined that a business combination is not considered probable. If the fee is determined to be a transaction cost for the business combination then the amount payable to Needham may be accounted for as an expense in the period the liability is recorded.

Critical Accounting Policies and Estimates

The preparation of unaudited condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements, and the reported amounts of income and expenses during the period reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Off-balance sheet financing arrangements

As of December 31, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company”, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the

Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

MANAGEMENT

Current Management

Prior to the Business Combination, our management is comprised of the following:

Name	Age	Position
Niccolo de Masi	42	Chief Executive Officer and Director
Harry You	63	Chairman and Director
Gabrielle Toledano	56	Director
Darla Anderson	63	Director
Becky Ann Hughes	43	Director
Francesca Luthi	47	Director

Niccolo de Masi has been our Chief Executive Officer and a director since April 16, 2021. Mr. de Masi is also the co-chief executive officer and director of dMY Squared Technology Group, Inc. and director of Planet Labs, of IonQ, Inc., of Rush Street Interactive and of Genius Sports Limited. Mr. de Masi is also the non-executive chairman of June UK Topco Jersey Limited, of which Jagex Limited is a wholly-owned indirect subsidiary. Mr. de Masi was a member of the board of directors of Glu, from January 2010 to April 2021, and served as chairman from December 2014 to April 2021, as interim chairman from July 2014 to December 2014 and as president and chief executive officer from January 2010 to November 2016. Mr. de Masi was the chief innovation officer at Resideo Technologies, Inc. (NYSE: REZI) from February 2019 to March 2020, a member of its board of directors from October 2018 until January 2020, and was president of products and solutions from February 2019 until January 2020. Mr. de Masi served as the president of Essential from November 2016 to October 2018. Mr. de Masi served on the board of directors of Xura and its audit committee from November 2015 until August 2016. From 2008 to 2009, Mr. de Masi led Hands-On Mobile as its chief executive officer. From 2004 to 2007, Mr. de Masi was the chief executive officer of Monstermob. Mr. de Masi serves on the Leadership Council of the UCLA Grand Challenges. Mr. de Masi received his B.A. and MSci. degrees in physics from Cambridge University. Mr. de Masi’s qualifications to serve on our board of directors include his extensive leadership experience in the mobile app space, his track record in our target industry and his network of contacts in the technology sector.

Harry You has been our Chairman and a director since April 16, 2021. Mr. You is also the co-chief executive officer and chairman of dMY Squared Technology Group, Inc. and director of IonQ, Inc., of Coupang and of Broadcom. Mr. You served as the executive vice president of EMC (formerly NYSE: EMC) in the office of the chairman from 2008 to 2016. From 2008 to 2016, Mr. You served as the executive vice president of EMC in the office of the chairman. In September 2016, Mr. You founded GTY (Nasdaq: GTYH), in which Mr. You served as its president, chief financial officer and director until February 2019 when GTY consummated its initial business combination, served as its president from February 2019 to May 2019 and as its chief financial officer from February 2019 through August 2019, and has served as its vice chairman since May 2019. Mr. You also served as GTY’s president from May 7, 2019 to May 20, 2019. Mr. You served as a director of Korn/Ferry International from 2004 to October 2016 and has been a trustee of the U.S. Olympic Committee Foundation since August 2016. Mr. You was chief executive officer of BearingPoint from 2005 to 2007. He also served as BearingPoint’s interim chief financial officer from 2005 to 2006. From 2004 to 2005, Mr. You served as executive vice president and chief financial officer of Oracle Corporation (NYSE: ORCL), and was also a member of the board of directors of Oracle Japan. From 2001 to 2004, Mr. You served as chief financial officer of Accenture. Mr. You also previously spent fourteen years on Wall Street, including serving as a managing director in the Investment Banking Division of Morgan Stanley, where he headed the Computer and Business Services Group. Mr. You has served as a member of the board of directors of Broadcom Inc. (Nasdaq: AVGO) since January 2019. Mr. You holds an M.A. in Economics from Yale University and a B.A. in Economics from Harvard College. Mr. You’s qualifications to serve on our board of directors include his extensive and varied deal experience throughout his career, including his experience structuring Dell’s acquisition of EMC as EMC’s executive vice president, his network of contacts in the technology sector, and his prior special purpose acquisition company experience with GTY.

Gabrielle Toledano has served as a member of our Board since April 16, 2021. Since March 2021 and from January 2020 to January 2021, Ms. Toledano has served as Chief Operating Officer at Keystone Strategy LLC, a strategy and economics consulting firm. From January 2021 to March 2021, Ms. Toledano served as Chief Talent Officer of ServiceNow Inc., a software company. Prior to that, Ms. Toledano served as an Executive in Residence for Comcast Ventures LLC, a corporate venture capital firm, from January 2019 to December 2019. From May 2017 to October 2018, Ms. Toledano served as the Chief People Officer of Tesla Inc. (NASDAQ: TSLA), a manufacturer of electric vehicles and energy storage products. From December 2016 to May 2017, Ms. Toledano served as an Advisor to, and from February 2006 to December 2016 as the Chief Talent Officer and Executive Vice President at Electronic Arts Inc. (NASDAQ: EA). From February 2017 to March 2017, she served as a consultant to Slack Technologies, Inc. (NYSE: WORK), a software company. Prior to joining Electronic Arts, from 2002 to 2006, Ms. Toledano served as Chief Human Resources Officer at Siebel Systems, Inc., a supplier of customer software solutions and services. From 1991 to 2002, Ms. Toledano served in various human resources positions at Microsoft Corporation (NASDAQ: MSFT) and Oracle Corporation (NYSE: ORCL). Ms. Toledano has served as a director of Better.com since April 2021, Bose Corporation since June 2020, Namely, Inc. since February 2019. Prior to her current boards, Ms. Toledano served on the boards of Glu from December 2017 to April 2021, Visier Inc. from May 2014 to January 2021, TalentSky Inc. from January 2015 to January 2019, Jhana Software from November 2016 to July 2017, Jive Software, Inc. from November 2015 to June 2017, Big City Mountaineers Inc. from May 2011 to September 2014, and the Society of Human Resource Management (SHRM) from February 2009 to July 2011. In addition, Ms. Toledano has advised several technology companies in the Human Capital Management space, including Opendoor Technologies Inc. (NASDAQ: OPEN), an online company for transacting in residential real estate, Lucid Holdings, LLC, a market research platform company, Collective Health, Inc., a healthcare platform company, Espresa, Inc., an employee culture benefits platform company, and Betterworks Systems, Inc., an enterprise collaboration platform provider. Ms. Toledano holds a B.A. in modern thought and literature and an M.A. in education from Stanford University. Ms. Toledano’s strong background in gaming and technology management, including her extensive experience as an executive in the Human Resources field of various public companies, and her broad experience as a director of technology companies led the Board to conclude that she should serve on our board of directors.

Becky Ann Hughes has served as a member of our Board since September 30, 2021. Ms. Hughes currently serves as Senior Vice President of Growth for Glu within Electronic Arts Inc. Her primary responsibilities include setting strategy for player-centric growth, guiding investment decisions for performance-based marketing, and leading transformation initiatives across Marketing, Analytics & Data Science, Central Technology, Consumer Research, and Customer Care. Prior to her current role, Ms. Hughes served as a public officer and Senior Vice President of Growth for Glu, reporting to the Chief Executive Officer. Prior to this, Ms. Hughes served as Vice President & General Manager of the GluPlay Studio, leading the product vision for new games and live operations including the products Diner DASH, Cooking DASH, and Restaurant DASH with Gordon Ramsay. Prior to Glu, Becky Ann led data-driven transformation in both the gaming and restaurant industries. At PlayFirst, Inc., the originator of the “DASH” franchise, she served as Vice President & Co-Head of Studio, leading a business model change from premium to free-to-play and a platform transition from PC to mobile devices. Ms. Hughes holds a B.S. in Business from San Jose State University and a Master of Business Administration (MBA) from The Wharton School at the University of Pennsylvania. Ms. Hughes’s qualifications to serve on the board of directors include her extensive and varied experience as an accomplished technology executive, with over 17 years of experience leading transformational change across multiple industries, teams, and business models with a special focus on data-driven, customer-centric strategies and building strong connections with consumers and more than 11 years in the free-to-play mobile games industry.

Darla K. Anderson has served as a member of our Board since September 30, 2021. Ms. Anderson is an Academy Award and Golden Globe winning feature film producer. From 1993 to March 2018, Ms. Anderson was a producer at Pixar Animation Studios, where she produced films such as “Coco,” “Toy Story 3,” “Cars,” “A

Bug’s Life,” “Monsters, Inc.” Following her tenure at Pixar, Ms. Anderson joined Netflix as a producer. Ms. Anderson was elected to the Producers Council Board of the Producers Guild of America in July 2008. Prior to joining Pixar, Ms. Anderson worked with Angel Studios as the executive producer of their commercial division. Ms. Anderson served as a member of the board of directors of Glu (Nasdaq: GLUU) from March 2019 to April 2021 and is currently a director of dMY Squared Technology Group, Inc. Ms. Anderson holds a B.A. in Environmental Science from San Diego State University. Ms. Anderson’s qualifications to serve on our board of directors include her substantial leadership experience in the entertainment industry.

Francesca Luthi has served as a member of our Board since September 30, 2021. Ms. Luthi currently serves as the executive vice president and chief administrative officer at Assurant, Inc. since June 2020. After joining Assurant in 2012, Ms. Luthi was the senior vice president of investor relations, marketing and communications from 2014 until 2015, and the chief communications and marketing officer from 2016 to 2020. Prior to joining Assurant, Ms. Luthi served as the senior vice president of corporate communication and investor relations at Accretive Health. Before this, Ms. Luthi held senior-level investor relations and communication roles at BearingPoint and Accenture. Ms. Luthi also helped establish the investor relations department at Omnicom Group after serving as a financial analyst in the Investment Banking Division at Morgan Stanley. Ms. Luthi is currently a director of dMY Squared Technology Group, Inc. Ms. Luthi holds a B.S. in Economics from Georgetown University’s School of Foreign Service. Ms. Luthi’s qualifications to serve on our board of directors include her financial and business strategy expertise.

Management of Rainwater Tech After Consummation of the Business Combination

The following sets forth certain information, as of the date of this Offer to Purchase, concerning the persons who are expected to serve as directors and executive officers of Rainwater Tech following the consummation of the Business Combination:

Name	Age	Position
Executive Officers
Mike Nefkens	53	Chief Executive Officer and Co-Founder; Director
Keri Waters	46	Chief Product Officer and Co-Founder
David Chung	32	Chief Strategy Officer
Directors
Jim Yong Kim	62	Director
Charlie Candy	40	Director
Alexandra Steele	54	Director
Lyman Dickerson	78	Director
J. Eric Smith	65	Director
Harry You	63	Director
Niccolo de Masi	42	Director

Executive Officers

Mike Nefkens is a co-founder and has served as Chief Executive Officer of Rainwater Tech since December 1, 2022. He is responsible for strategy, go-to-market and overall execution of the Company’s business plan. He is also expected to serve as a director of Rainwater Tech. Mr. Nefkens has been a public company CEO and Board Member. He is an expert in transformational growth, large-scale sales and commercial deal development, and has led multiple successful solution-based go-to- market teams and transformations. Mr. Nefkens is a strong climate change advocate and meteorology expert. Prior to Rainwater Tech, Mr. Nefkens served as a Senior Advisor at Boston Consulting Group, focusing on corporate spins and mergers. He is an industry expert in technology, services, industrial manufacturing, downstream energy, smart homes and ESG, and has closed more than $30 billion of deals with enterprise customers and governments. Mr. Nefkens also supports Apax Partners and Apollo Global Management as an advisor and board member for portfolio companies. He served on the Board of Directors of Riverbed Technologies until its sale to a private equity firm in 2015 and is currently on the Board of Directors of Coalfire, a cybersecurity services firm. Mr. Nefkens served as CEO of Honeywell spin-off Resideo Technologies from 2018-2020, as well as on its Board of Directors, and as President of Hewlett Packard Enterprise Services from 2012-2017. He earned his Master of Business Administration (MBA) from Duke University and undergraduate degree from Texas Christian University.

Keri Waters is a co-founder and has served as Chief Product Officer of Rainwater Tech since December 1, 2022. She is a serial founder, inventor, and GM, with particular focus areas strategic marketing and product. As CEO & Co-founder at Buoy Labs (acquired by NYSE:REZI in 2019), she acquired two patents, an Edison Award, CES Best of Show Award and Techcrunch Hardware Battlefield honours for the ground-breaking Buoy IoT device, a smart home product that prevented home water leak damage and reduced everyday water use by 10%. Prior to that, she was CEO at Arqetype, a mobile analytics company acquired by Vivo Technology in 2014. She is currently Executive Chairman at Million on Mars, a leading web3 gaming company. She holds a B.S. in Mechanical Engineering from MIT, and a Master of Business Administration (MBA) from UC Berkeley, Haas School of Business.

David Chung currently serves as Vice President at dMY VI, which he has served as since September 1, 2021, and is expected to serve as Chief Strategy Officer of Rainwater Tech following the consummation of the Business Combination. From July 2019 to September 2021, Mr. Chung was a senior investment banking associate at Goldman Sachs’ Technology, Media and Telecommunications Group. Prior to joining Goldman Sachs, from June 2015 to September 2017, Mr. Chung worked at Bowers & Wilkins as a financial analyst. Mr. Chung earned his Bachelor degree in 2012 from Stanford University and his Master of Business Administration (MBA) from Stanford University Graduate School of Business in 2019.

Directors

Jim Yong Kim is expected to serve as a director of Rainwater Tech. From July 2012 to February 2019, Dr. Kim served as the 12th President of the World Bank Group. During Dr. Kim’s tenure, the World Bank achieved two successive record replenishments of the International Development Association (IDA), the institution’s fund for the poorest countries, which enabled the Bank to greatly expand its work in areas suffering from fragility, conflict and violence. From 2003 to 2005, Dr. Kim served as Director of the World Health Organization’s HIV/AIDS department. He led WHO’s “3 by 5” initiative, the first-ever global goal for AIDS treatment, which greatly expanded access to antiretroviral medication in developing countries. Dr. Kim holds a B.A. from Brown University, and an M.D. and PhD in medical anthropology from Harvard University. While at Harvard, Dr. Kim co-founded Partners In Health, a non-profit medical organization that provides healthcare to poor communities on four continents. He received a MacArthur “Genius” Fellowship, was recognized as one of America’s “25 Best Leaders” by U.S. News & World Report, and was named one of TIME magazine’s “100 Most Influential People in the World.”

Charlie Candy is expected to serve as a director of Rainwater Tech. He currently serves as Chief Revenue Officer at Planet, a company providing daily satellite date to help businesses, governments, researchers and journalists understand the physical world. He is an experienced sales and strategy leader with a demonstrated history of building high performing geographically dispersed teams, driving change, and delivering results. Before operating as Planet’s Chief Revenue Officer, Mr. Candy ran sales for Planet across the EMEA region. Prior to joining Planet, he led Global GTM Strategy for Design at Autodesk, responsible for four major business lines within manufacturing. Mr. Candy has a proven track record in people leadership, sales, strategy, channel development, and Software as a Service (SaaS). He earned his Master of Business Administration (MBA) from Oxford Brookes Business School. We believe Mr. Candy is qualified to serve as a member of the Company’s board of directors because of his integral involvement in the technology industry, generally, and breadth of experience in sales and strategy roles.

Alexandra Steele is expected to serve as a director of Rainwater Tech. Ms. Steele is an Emmy nominated broadcast meteorologist with over 20 years of experience. She is currently an on-air weekend meteorologist for CBS (since 2015) and an on-air freelance meteorologist for The Weather Channel (since 2014). From 2011 to 2014, she was an on-air meteorologist for CNN, from 2003 to 2010, she was the weekday prime time on-air anchor for The Weather Channel, and from 1999-2003, she was the weekday morning on-air meteorologist at WJLA. As a broadcast meteorologist, she has extensive breadth and depth of experience in live network coverage from hurricanes, tornadoes, and blizzards, as well as live weather coverage of major sporting events. In addition, she has traveled and produced weather and climate stories around the world. Ms. Steele has served as a member of The American Meteorological Society since 1998 and was issued The American Meteorological Society Seal of Approval in 1999. She received her Bachelor degree in History of Art and Architecture from Brown University, her Masters in Broadcast Journalism from the Medill School of Journalism at Northwestern University, and completed her Meteorology Studies at Fairfield University and Western Connecticut State University.

Lyman Dickerson is expected to serve as a director of Rainwater Tech. He currently serves as an Operating Partner at Element Partners, helping to support its water investment strategy and provide advice on specific investments in the water sector. Mr. Dickerson is currently a Senior Advisor to Seven Seas Water and Quench. He is a co-founder of Ecolochem, Inc., a provider of outsourced industrial water treatment services for a wide range of industries including power, refining, chemical, pulp and paper, automotive, electronics, and pharmaceuticals, and served as Ecolochem’s President and Chief Executive Officer from 1973 to 2003. In November 2003, Ecolochem was sold to Ionics, Inc., and Mr. Dickerson subsequently became a Vice President of Ionics, with responsibility for Ionics’ Ecolochem and industrial water divisions. In February 2004, Ionics was acquired by General Electric. Mr. Dickerson has previously served on the Board of Directors for Ionics and Ecolochem. He received a B.A. from East Carolina University and a Master in Business Administration (MBA) from the University of Miami. We believe Mr. Dickerson is qualified to serve as a member of the Company’s board of directors because of his more than thirty years of operating experience in the water industry, including as CEO of the largest outsourced water services provider to the U.S. power industry.

J. Eric Smith is expected to serve as a director of Rainwater Tech. From 2012 to 2020, he served as Regional President Americas at Swiss Re Group, one of the leading providers of reinsurance, insurance and other forms of insurance-based risk transfer, and was the Group’s Chief Executive Officer Reinsurance Americas from 2010 to 2012. From 2010 to 2011, Mr. Smith served as President of USAA Life insurance Co. and from 2003 to 2010, Mr. Smith worked at Allstate where he rose to the rank of President of Financial Services. In addition, Mr. Smith worked in various roles in property and casualty insurance with Country Financial for more than 20 years. He currently serves on the Board of Directors of Pine Technology Acquisition Corp. and on the Board of Directors of QBE Insurance Group Ltd. He earned his Bachelor in Finance from the University of Illinois and his Master of Business Administration (MBA) from Northwestern University’s Kellogg School of Management. We believe Mr. Smith is qualified to serve as a member of the Company’s board of directors because of the extensive breadth and depth of his business experience gained as an executive of some of the leading insurance companies in the country.

Harry You is expected to serve as a director of Rainwater Tech. Mr. You is also the co-chief executive officer and chairman of dMY Squared Technology Group, Inc. and director of IonQ, Inc., of Coupang and of Broadcom. Mr. You served as the executive vice president of EMC (formerly NYSE: EMC) in the office of the chairman from 2008 to 2016. From 2008 to 2016, Mr. You served as the executive vice president of EMC in the office of the chairman. In September 2016, Mr. You founded GTY (Nasdaq: GTYH), in which Mr. You served as its president, chief financial officer and director until February 2019 when GTY consummated its initial business combination, served as its president from February 2019 to May 2019 and as its chief financial officer from February 2019 through August 2019, and has served as its vice chairman since May 2019. Mr. You also served as GTY’s president from May 7, 2019 to May 20, 2019. Mr. You served as a director of Korn/Ferry International from 2004 to October 2016 and has been a trustee of the U.S. Olympic Committee Foundation since August 2016. Mr. You was chief executive officer of BearingPoint from 2005 to 2007. He also served as

BearingPoint’s interim chief financial officer from 2005 to 2006. From 2004 to 2005, Mr. You served as executive vice president and chief financial officer of Oracle (NYSE: ORCL), and was also a member of the board of directors of Oracle Japan. From 2001 to 2004, Mr. You served as chief financial officer of Accenture. Mr. You also previously spent fourteen years on Wall Street, including serving as a managing director in the Investment Banking Division of Morgan Stanley, where he headed the Computer and Business Services Group. Mr. You has served as a member of the board of directors of Broadcom Inc. (Nasdaq: AVGO) since January 2019. Mr. You holds an M.A. in Economics from Yale University and a B.A. in Economics from Harvard College. We believe Mr. You is qualified to serve as a member of the Company’s board of directors because of his extensive and varied experience as both a senior executive and board member at a variety of publicly traded technology and software companies.

Niccolo de Masi is expected to serve as a director of Rainwater Tech. Mr. de Masi is also the co-chief executive officer and director of dMY Squared Technology Group, Inc. and director of Planet Labs, of IonQ, Inc., of Rush Street Interactive and of Genius Sports Limited. Mr. de Masi is also the non-executive chairman of June UK Topco Jersey Limited, of which Jagex Limited is a wholly-owned indirect subsidiary. Mr. de Masi was a member of the board of directors of Glu, from January 2010 to April 2021, and served as chairman from December 2014 to April 2021, as interim chairman from July 2014 to December 2014 and as president and chief executive officer from January 2010 to November 2016. Mr. de Masi was the chief innovation officer at Resideo Technologies, Inc. (NYSE: REZI) from February 2019 to March 2020, a member of its board of directors from October 2018 until January 2020, and was president of products and solutions from February 2019 until January 2020. Mr. de Masi served as the president of Essential from November 2016 to October 2018. Mr. de Masi served on the board of directors of Xura and its audit committee from November 2015 until August 2016. From 2008 to 2009, Mr. de Masi led Hands-On Mobile as its chief executive officer. From 2004 to 2007, Mr. de Masi was the chief executive officer of Monstermob. Mr. de Masi serves on the Leadership Council of the UCLA Grand Challenges. Mr. de Masi received his B.A. and MSci. degrees in physics from Cambridge University. We believe Mr. de Masi is qualified to serve as a member of the Company’s board of directors because of his breadth of experience as both an officer and board member at a variety of publicly traded technology companies.

Senior Technical Advisors

Theodore Anderson is expected to serve as a senior technical advisor to Rainwater Tech. Dr. Anderson is a foremost authority and pioneer on plasma antennas. He has over 20 issued patents on plasma antennas, plasma frequency selective surfaces, plasma waveguides, and plasma MRI/PET. He has also presented at many conferences with symposium papers on plasma antennas, and has published peer-reviewed journal articles and other works in the areas of plasma antennas, plasma physics, electrodynamics, fluid dynamics, acoustics, hydroacoustics, atomic physics, foundations of quantum mechanics, nuclear engineering and mathematical scattering theory. In 2002, Dr. Anderson founded Haleakala Research and Development, Inc., a company focused on plasma antenna technology.

Scott Morris is expected to serve as a senior technical advisor to Rainwater Tech. Mr. Morris is a senior fellow at the Center for Global Development, director of the center’s US Development Policy program and co-director of the Sustainable Development Finance program. His research addresses development finance issues, debt policy, governance issues at international financial institutions like the World Bank and IMF, and Chinese development finance. He served as deputy assistant secretary for development finance and debt at the US Treasury Department in the Obama Administration. In that capacity, he led US engagement with the multilateral development banks, as well as US participation in the Paris Club of official creditors. During his time at Treasury, Mr. Morris led negotiations for four general capital increases at the multilateral development banks and replenishments of the International Development Association (IDA), Asian Development Fund, and African Development Fund. He was a senior staff member on the Financial Services Committee in the US House of Representatives, where he was responsible for the Committee’s international policy issues, including the Foreign Investment and National Security Act of 2007 (the landmark reform of the CFIUS process), as well multiple reauthorizations of the US Export-Import Bank charter and approval of a $108 billion financing agreement for the International Monetary Fund in 2009. Previously, Mr. Morris was a vice president at the Committee for Economic Development in Washington, DC. He currently serves on the international advisory panel of the Asian Infrastructure Investment Bank, the eminent group of independent advisors for the International Fund for Agricultural Development, and the executive committee of the Modernizing Foreign Assistance Network. He is also co-chair of the International Financial Institutions working group, a diverse coalition of US-based organizations seeking to promote effective US participation in multilateral institutions.

Director Independence

Based on information provided by each director concerning his background, employment and affiliations, it is expected that the Combined Company Board will determine that none of the directors, other than Harry You and Niccolo de Masi, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the NYSE listing standards. In making these determinations, the Combined Company Board will consider the current and prior relationships that each non-employee director has with the Combined Company and all other facts and circumstances the Combined Company Board deems relevant in determining their independence, including the beneficial ownership of securities of the Combined Company by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.” The Combined Company will re-evaluate the independence of each member of the Combined Company Board following the consummation of the Business Combination.

Role of the Combined Company Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the Combined Company’s board of directors will be informed oversight of the Combined Company’s risk management process. The Combined Company’s board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company board as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors will be responsible for monitoring and assessing strategic risk exposure and the Combined Company’s audit committee will have the responsibility to consider and discuss the Combined Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The Combined Company’s compensation committee will also assess and monitor whether the Combined Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

Upon the consummation of the Business Combination, the Combined Company’s board of directors will reconstitute its audit committee, compensation committee and nominating and corporate governance committee. The board of directors will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and NYSE rules. The Combined Company intends to comply with future requirements to the extent applicable. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of the Combined Company’s website.

Audit Committee

The audit committee will consist of Harry You, J. Eric Smith, Lyman Dickerson, and Charles Candy, each of whom, other than Harry You, the Combined Company’s board of directors has determined satisfies the independence requirements under NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of the audit committee will be J. Eric Smith. dMY VI’s Board has determined that Harry You is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, dMY VI’s Board has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee will be to discharge the responsibilities of the board of directors with respect to the corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee will include:

•	helping the board of directors oversee corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee will consist of Lyman Dickerson and J. Eric Smith. The chair of the compensation committee will be Lyman Dickerson. dMY VI’s Board has determined that each member of the compensation committee is independent under the NYSE listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	administering the equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Governance Committee

The nominating and corporate governance committee will consist of Charles Candy, Lyman Dickerson and Alexandra Steele. The chair of the nominating and corporate governance committee will be Lyman Dickerson. dMY VI’s Board has determined that each member of the nominating and corporate governance committee is independent under the NYSE listing standards.

Specific responsibilities of the nominating and corporate governance committee will include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;

•	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Code of Ethics

Following the consummation of the Business Combination, the board of directors of Rainwater Tech will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of the Company’s employees, executive officers and directors. The Code of Conduct will be available at the investors section of Rainwater Tech’s website at www.rainwatertech.com. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements. The reference to the Company website address does not constitute incorporation by reference of the information contained at or available through the Company’s website, and you should not consider it to be a part of this Offer to Purchase.

Director Compensation

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the members of the Rainwater Tech board.

Executive Compensation

Following the completion of the Business Combination, our compensation committee will determine the annual compensation to be paid to the Executive Officers of Rainwater Tech.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the amended and restated bylaws provide that the Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Company will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

The Company plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RAINWATER TECH MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Rainwater Tech should be read together with Rainwater Tech’s audited financial statements for the year ended December 31, 2022, together with related notes thereto, included elsewhere in this Offer to Purchase (“Rainwater Tech’s financial statements”). The discussion and analysis should also be read together with the section of this Offer to Purchase entitled “Information About Rainwater Tech” and the unaudited pro forma combined financial information as of and for the year ended December 31, 2022 (in the section of this Offer to Purchase entitled “Unaudited Pro Forma Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section titled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors — Risks Related to Rainwater Tech” or elsewhere in this Offer to Purchase.

Unless otherwise indicated or the context otherwise requires, references in this Rainwater Tech Management’s Discussion and Analysis of Financial Condition and Results of Operations to the company, “we,” “us” “our,” “Rainwater Tech,” and other similar terms refer to Rain Enhancement Technologies, Inc.

Overview

Rainwater Tech was founded to provide the world with reliable access to water, one of life’s most important resources. To achieve this mission, Rainwater Tech aims to develop, manufacture and commercialize ionization rainfall generation technology. This weather modification technology seeks to provide the world with reliable access to water, and transform business, society and the planet for the better.

Today, water scarcity issues are one of the world’s foremost concerns and the need for more water in most nations has rarely been greater. According to the World Wildlife Fund, 1.1 billion people globally lack access to water for basic necessities, and, according to the American Geophysical Union, 80% of global croplands are expected to experience water scarcity by 2050, threatening agricultural yields.

Rainwater Tech expects to combine unique expertise, personnel, and weather data to develop, improve and undertake efforts to commercialize ionization rainfall generation technology that enhances rainfall when conditions are appropriate in the atmosphere. Rainwater Tech plans to build its core platform with software, meteorology, hardware, product design and operations to make rainfall generation more dependable. Rainwater Tech intends to improve on existing rainfall generation technologies by introducing robust measurement tools, including automation technology, rain gauges, and weather stations, to more precisely quantify the positive water benefit it expects to deliver to millions globally.

Rainwater Tech expects to develop, invent, improve, manufacture, commercialize and operate technologies that enhance rainfall and elevate water reserves. We believe that Rainwater Tech’s future services will yield potable water that can be used for all purposes. The projected cost (not including land costs, which are still being determined) and energy requirements for Rainwater Tech’s future technology are modest on a per gallon basis for communities and ecosystems, estimated by our senior technical advisor to be $0.10 per cubic meter, approximately 10 times less than other alternative technologies. Rainwater Tech intends to enhance agricultural, industrial and household water supplies for all the communities in which it operates by developing technology and services to serve governmental and commercial customers’ needs in creating water resiliency and abundancy.

Rainwater Tech’s business model is based on a unique one-to-many community-centric business model. The numerous customer segments to which Rainwater Tech intends to sell to include: large landowners including agriculture, resorts, energy and transportation companies, insurance and reinsurance companies, decarbonization initiatives of major corporations and philanthropists, supranational governmental organizations, and city, county, state, federal and non-U.S. governments. In addition, Rainwater Tech aims to leverage its offerings and enhance its potential market position by exploring ways to expand Rainwater Tech’s future water generation products through licensing and acting as a channel partner for additional water generation technologies.

Rainwater Tech does not have any operating history and has not yet generated any revenue, and its ability to generate revenue sufficient to achieve profitability will depend on its ability to successfully build and commercialize rainfall generation technology.

Rainwater Tech’s management and expected Rainwater Tech Board nominees include individuals with extensive experience in the water technology industry, which will offer Rainwater Tech advantages, both in terms of its research and development and the commercial value of its intended product offerings.

Following the Business Combination, dMY VI will change its name to Rain Enhancement Technologies, Inc. and Rainwater Tech will be a wholly owned subsidiary of dMY VI.

The Share Purchase Agreement and Public Company Costs

On December 22, 2022, Rainwater Tech, dMY VI and the Sellers (as defined in this Offer to Purchase) entered into the Share Purchase Agreement. Pursuant to the Share Purchase Agreement, at the consummation of the Business Combination, dMY VI will (i) acquire all the issued and outstanding Rainwater Tech Shares from Sellers, (ii) acquire newly issued Rainwater Tech Shares from Rainwater Tech and (iii) Rainwater Tech will become a wholly owned subsidiary of dMY VI.

In connection with the Business Combination, on December 21, 2022, Rainwater Tech entered into an agreement with Paul Dacier, its Executive Chairman, pursuant to which Rainwater Tech agrees to issue warrants (the “Warrants”) to purchase 1,000 shares of Rainwater Tech’s common stock at an exercise price of $0.01 per share (the “Exercise Price”), immediately prior to the consummation of the Business Combination with dMY VI. The Warrants are exercisable after two years from the closing date of the Transactions and may be cash-settled for an aggregate amount of $1.0 million (the “Cash Settlement Amount”) at the option of the Executive Chairman. Notwithstanding the forgoing, at the closing date of the Transactions, dMY VI shall be entitled to cause the Executive Chairman to exchange the Warrants for dMY VI’s public warrants (the “Public Warrants”) to purchase an aggregate of 100,000 shares of dMY VI’s Class A common stock at a price equal to the Exercise Price; provided that the Executive Chairman may elect that the Public Warrants be cash-settled for an amount equal to the Cash Settlement Amount. The agreement is contingent upon and shall become effective only upon the consummation of the Transactions.

Upon the Closing (or shortly thereafter), dMY VI will remain the SEC registrant and continue to be listed on the NYSE. dMY VI will change its name to “Rain Enhancement Technologies, Inc.” and change its tickers for shares of Class A Common Stock, warrants and units to “RANY”, “RANY.WS” and “RANY.U”, respectively. Rainwater Tech, as a wholly owned subsidiary of dMY VI, will become the operating company, which will require Rainwater Tech to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Rainwater Tech expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Principal Factors Affecting Our Results of Operations and Material Trends

Rainwater Tech’s future results are expected to be impacted by the general economic environment, as well as conditions and trends relating to demand for rain generation services, and other factors including the successful development of the technology, enhancement of our propriety position, seasonality, and the effectiveness of our marketing and sales efforts to develop a robust and diverse customer base. The primary factors that impact our results and present significant opportunities, as well as pose risks and challenges, are described below. Rainwater Tech believes that our performance and future success depend on the factors discussed below, those mentioned in the section titled “Risk Factors” and elsewhere in this document.

Investment in Research & Development (R&D), Innovation and Technology

The continued development of rainfall generation technology requires substantial ongoing investment in resources and technology infrastructure. We intend to capitalize on approximately 70 years of technological efforts beginning in the 1950s at one of the largest industrial conglomerates in the United States. Ionization rainfall generation technology has been used for fog dissipation during the cold war, as well as rainfall generation and hail reduction in a number of locales over the decades. In order to effectively commercialize and scale existing rainfall generation technology, we will need to invest in additional technologies to optimize the performance of the systems. This includes investment and development of weather forecasting models, computing power, data collection tools and potentially ground-based radar networks, among other things, in order to improve Rainwater Tech’s weather forecasting abilities.

Rainwater Tech expects to be able to deploy its systems in the field by the end of Q2 2023. Each system that will be installed includes, among its key components, an antenna, high-voltage generator, high-voltage cable, power generation and rain gauges.

Previous third-party trials of rain generation technology in Oman and Australia included local support personnel to operate the device when the weather conditions were conducive to enhancing rain in the target regions. These trials also included manual reading of rain gauges, and manual calculation of the statistics derived from the rain gauge and weather data. This manual process is time-consuming and difficult to scale given the level of involvement that individuals must have with each installed system.

As the number of systems in the field increases, therefore potentially enhancing rainfall in more regions, Rainwater Tech intends to automate these processes to scale its business, including through externally operating the systems it installs for customers, integrating rain and snow gauge data (both public and third-party private data) and collecting hyperlocal near real-time weather data to better forecast conditions suitable to maximize rain generation. The current design of the rain generation system is well suited for private land with terrain that includes areas with prevailing winds in a favorable direction, and naturally occurring updrafts that help carry the ion plume into the cloud layer, including high-altitude areas, such as hills and cliffs, with strong thermal updrafts. Additional R&D is underway to investigate new delivery mechanisms for ionized aerosols (that attach to cloud nuclei and pass along charges stimulating growth into raindrops) to allow the technology to be deployed in the widest possible field conditions. To expand installations to public land and more rugged terrain, Rainwater Tech is developing a different version of the system, which we expect to be ready for initial trials in Q3 2024.

Our ability to continue to incorporate or develop innovative tools in line with our growth is crucial to ensuring the success of our strategy. We are committed to innovating new products and features. In addition, we intend to explore acquisitions to enhance our rain generation technology platforms and incorporate features that will improve the technology and anticipated rain generation.

Development and Enhancement of Rain Generation Technology

The current technology is designed to incorporate a tower with a plasma antenna mounted at the top (the “antenna”). The antenna and tower are made of certain composite materials, and the antenna is wrapped in certain conductive metal wire. When high voltage is introduced to the wire, ions can escape at each fold in the wire. Those ions are carried into the cloud layer above by naturally occurring thermal updrafts.

The current generation of the rain generation technology, which we expect to deploy in North America this year, uses this basic design. Rainwater Tech relies on the overall design of the system, as well as the operating knowledge around the specific weather and wind conditions to support operation of each individual antenna, and the methodology for measuring the impact of the introduced ion plumes in enhancing the amount of rain in a given region.

Dr. Theodore Anderson, a plasma physicist and one of Rainwater Tech’s Senior Technical Advisors, is a leading expert on plasma antennas. Dr. Anderson has developed a unique body of work in the electromechanical design of antennas that create plasma, including “containerless” designs, which are antennas created in a column of fluid (such as air) by lasers. Containerless antennas may be able to be formed ad hoc by drones or other aerial craft inside a cloud, for direct application of ion plumes. If successful, this would reduce the reliance on thermal updrafts to deliver the ion plumes. Dr Anderson believes containerless designs will be more power efficient than the Company’s current system, and his work is also applicable to potential future designs involving smaller systems flown into the clouds with drones.

In the coming months (as described below under “Plan of Operations”), we intend to incorporate plasma antennas into our ongoing development of rainfall generation technology. The company has exclusively licensed certain patents from Dr. Anderson and is exploring, through ongoing and planned R&D, new designs for ion plume delivery that would not be as dependent on updrafts, which we expect to allow us to extend our rain generation solutions to geographic areas that are mostly flat terrain (such as farms), or that have prevailing winds in an unfavorable direction.

Expanding our Water Generation Technologies

Rain generation technology has shown promise in third-party trials and antennas designed to be modular for rapid deployment in various geographies. Therefore, scaling the Company is primarily a function of building a strong go-to-market and operations infrastructure. The first phase of commercialization is expected to be leveraging the Company’s best-in-class global sales organization structures and methodologies, global hiring, and relationships network to build operations, sales, marketing and customer service functions to accelerate customer traction. Creating operating momentum with live U.S. customers is expected to enable Rainwater Tech to leverage a unified sales team to expand into existing customer bases, develop additional customer verticals, as well as drive global expansion. Supporting growth at scale will involve continual incremental manufacturing optimizations, bill of materials value engineering, and the enhancement of software controls and machine learning.

Investment in Additional Rain Generation Services

We are one of the first companies focused on commercializing rain generation technology. Along with further development and scaling of this technology, Rainwater Tech plans to develop and commercialize other rainfall and water generation ancillary services in addition to ionization rainfall generation. Rainwater Tech also intends to license and act as a channel partner for additional water generation technologies, including desalination, water purification, wastewater purification and/or cloudseeding, among others.

Expertise of Management, Senior Technical Advisors and Expected Board of Director Nominees

Rainwater Tech has assembled a world-class management team and expected Board of Director nominees who it will rely on as it aims to achieve its plan of operations and milestones, as described below beneath “Plan of Operations.” For example, our Rainwater Tech Board nominees have longstanding relationships with some of the largest resort and hospitality companies in the world, which will enable Rainwater Tech to leverage and engage these types of customers in initial trials of the technology. As part of our commercial strategy, Rainwater Tech intends to negotiate agreements with various resorts across the Americas and Western Europe to utilize Rainwater Tech’s technology to build up the water tables around these resorts. Success in these initial agreements will allow Rainwater Tech to leverage its success to several different resorts and properties worldwide. In addition, Rainwater Tech anticipates utilizing the depth and breadth of its expected Board of

Director nominees to establish relationships and partnerships throughout diverse segments, including supranational governmental organizations and philanthropists, to further develop, demonstrate, optimize and commercialize our water generation services.

In addition, as mentioned above in “Development and Enhancement of Proprietary Technology”, Rainwater Tech will leverage the prior experience and expertise of its senior technical advisors, Dr. Anderson and Scott Morris, a leading ionization rainfall generation engineer, to generate new inventions, as well as continual incremental refinements to the existing technology that bolster efficiency, directionality, and volume of rainfall generation.

Investment in New Markets

Initially, we plan to invest in new markets within North America. Our initial focus will be on markets in the United States and Caribbean, before expanding to Canada and Western Europe. We will focus on the agriculture industry, large land owners, forestry, tourism and recreation, river and water authorities, and governments for the initial implementation of the technology. Additional potential partners and customers that we are targeting include hydro power plants, nuclear power plants, rivers, and water authorities, developing nations, the agricultural industry, insurance companies, forest ministries, tourism and recreation, large landowners, cloud data centers, social justice entities and decarbonization organizations. After achieving successful results in the initial rollout of these platforms, we believe that we can further expand in some or all these markets, as well as to new markets within North America, and internationally by carefully targeting locations with a high expected demand for rain enhancement services. We believe there is an opportunity to expand our services outside of our initially targeted geographic locations, into other areas of the U.S. as well as countries and regions where there are water scarcity issues to address. As we invest in new markets and create new offerings, we may increase our marketing and sales strategies in a manner that could extend our marketing payback target in order to accelerate growth in each new market.

Effect of Climate Change

The water supply and demand balance is worsening across the globe. Energy production is also threatened by water scarcity. In the U.S., states including California, Arizona, Texas, Colorado, and Nevada have passed water restrictions limiting use and cutbacks to water supply. Population growth is threatening potable water supplies worldwide. Rainwater Tech believes rationing water is not a long-term solution to the ongoing water crisis, and that it is uniquely positioned to develop and scale its products to support climate change adaption.

Seasonality

Rainwater Tech anticipates that it will experience seasonality in its services, given that the rain generation systems may be impacted by seasonal weather conditions in the areas in which its systems are installed. Rainwater Tech may experience lower demand or use of its services during rainy seasons in the specific geographies where the technology is expected to be used, offset by higher demand or use of the technology during dryer periods.

Plan of Operations

12-Month Plan

The following is an expected Plan of Operations for the next twelve months, including the milestones Rainwater Tech intends to reach, estimated timing, and the steps we expect to take to achieve each milestone.

In December 2022, Rainwater Tech placed an order for two of its ionization antenna systems from existing Australian suppliers. In June 2023, we expect to receive those units in Austin, Texas. The units are planned to be used for initial training and development of newly hired engineering and warehouse personnel. We plan to assemble the units at our new product and engineering center (as described below), evaluated, tested, and documented. Depending on hardware yield, one or both units should be used for initial installations. We plan to examine the bill of materials in detail and reworked for U.S.-based sourcing. In April 2023, we also plan to begin the request for proposal process with candidate U.S. manufacturers.

Rainwater Tech is actively engaged in the hiring process for U.S.-based software, electrical, and mechanical engineers and we expect to hire at least one employee by April 2023, and at least four more by July 2023. In May 2023, Rainwater Tech expects to open its initial product and engineering center and interim headquarters in Austin, Texas. In addition, by June 2023, we intend to hire a warehouse manager, and two field applications engineers to perform engineering testing and to travel to customer installations of the rain generation systems.

In July 2023, we are planning to hold an onsite event for all Rainwater Tech employees, which will include training of U.S. personnel on the installation and operation of the systems. We plan to install one of the systems received from Australia inside our warehouse, for validation testing, and then we expect to re-pack it in crates for delivery to the first customer site. We will soon thereafter set up and validate the second of the two systems received, and in parallel begin value engineering work.

In the second half of 2023, we expect to commence hardware engineering on a new variation of the rain generation system that is designed to conform with local permitting requirements for potential installations on public land.

In July 2023, we expect to plan and prepare for the installation of a rain generation system in our first U.S. location. This will involve securing the services of a general contractor (“GC”) in the area, along with up to three installation workers. We expect to work with that GC to secure all necessary build permits expeditiously and at reasonable cost.

In the third quarter of 2023, Rainwater Tech expects to install a rain generation device in its first U.S. location. In parallel, the Company plans to commence software development focused on automating the operation of that and future systems according to local weather conditions. Rainwater Tech also plans to use customer-facing reporting to automate the systems, which will include reporting on the amount of rain generated in the customer’s region after the system is installed. This software development should be ongoing in the third and fourth quarters of 2023, and we expect to deploy the initial software based on the development of the technology in the third quarter of 2024.

In the second half of 2023, we plan to finalize contracts with initial U.S. manufacturing partners. These partners will produce parts and components for the systems, including composite and metal materials, high voltage generators, solar systems with battery backup, high-voltage cables, communications subsystems, and other ancillary parts. We anticipate that this new supply chain will reduce the time and cost to deploy Rainwater Tech’s systems in North America. We also intend to maintain and further develop the company’s relationship with the Australian supply chain, which we anticipate may be needed for future business prospects in the South Pacific. We initially expect to form one to two supply chain relationships for each critical subassembly part within the bill of materials required for the systems.

In the third quarter of 2023, we will also begin to finalize site selection for each region that we intend to install the systems in the second half of 2023. These regions are expected to contain one or more systems to service one or more customers. We plan to install the systems such that they provide contiguous or overlapping areas of potential rainfall enhancement. Subject to updrafts, humidity and other weather conditions, each system installed is expected to provide rainfall generation within an approximately 50-mile radius. We anticipate capacity to install systems and manually operate devices in approximately three regions in 2023. We will prioritize sites based on customer engagement, estimated returns for the company, plus expected local weather and topology. We anticipate that our supply chain will allow additional systems to be manufactured and installed in four to six months, giving Rainwater Tech the potential capacity to expand more rapidly at short notice, as customer network effects may stimulate additional demand for the systems.

In October 2023, we plan to install the second device in our second U.S. location. We also intend to operationalize the site selection and installation process. At that time, we plan to update and further develop internal documentation that describes the criteria needed for selecting a site to install and operate the systems, including, among other factors, terrain, setbacks, access, prevailing wind direction, and average humidity. We expect to update and further develop the installation manual, including a complete set of drawings needed for permitting, as well as all feedback received to date from the site of our initial installation.

In addition, we expect to commence training of installer partners in each new geographic region where we intend to establish a presence. These installer partners will be general contractors, with a scope of work and business relationship expected to be modeled after the initial GC partnership that we will establish in August 2023. These installer partners will be utilized in the installation of our devices for an ongoing pipeline of customers with whom we expect to sign letters of intent throughout 2023.

In November 2023, we expect to begin receiving various parts required for building, installing and operating the rain generation devices from our initial U.S. manufacturing partners. At that point, we expect to focus on qualifying them, meaning that we will test the parts that come back from the new manufacturers to ensure they conform to the measurements and specifications previously provided. If there are any issues, we plan to work with the manufacturers to fix them and iterate on the systems as needed. Following this process, Rainwater Tech expects that it will be able to reliably produce systems from this supply chain according to an agreed forecast of supplies and parts that we will require to install the systems. We also plan to develop a 12-month manufacturing forecast with these partners. In December 2023, we expect to submit an initial order to our manufacturing partners based on that forecast, with the expectation of installing approximately six systems in Q1 2024 in approximately one to three regions within the U.S.

By the end of 2023, we expect to begin operationalizing the manufacturing, testing, and warehousing of devices for the installation pipeline, and at that point anticipate having well-developed documentation that Rainwater Tech employees can follow to maintain a steady stream of successful system installations.

In December 2023, we plan to review the initial prototype of the public land-focused variant of the rain generation system, with the goal of delivering the first units for public land installations in Q3 2024.

In December 2023, we expect to finalize the installation schedules for any customers with whom we have signed letters of intent to install our devices. We also expect to plan and develop a manufacturing ramp-up that will allow Rainwater Tech to deliver an estimated 24 devices throughout 2024. At the end of Q4 2023, we also intend to internally launch an alpha version of our software service, which will be used to automate the powered state of all systems within one region, as well as to provide daily reporting of rain generation results where the systems are installed.

Our software will operate by automatically turning the installed systems within a region on and off based on overall weather conditions and wind direction, to maximize the probability that the ion plumes will travel into clouds that will be over the target customer region at the time that additional rain is generated. The software development, including the predictive modeling required to correlate the weather data to the location and amount of additional rain generation, and the measurement (and validation) of its predictive accuracy, are expected to be ongoing for many years, with initial deployments for internal use and customer reporting expected after the first year the software is deployed.

As we continue to develop our manufacturing process for rain technology devices, we intend to simultaneously explore research partnerships with various universities across the United States. By the end of 2023, we are aiming to announce any initial university partnerships. Our goal for these partnerships is to launch a multi-year case study to examine the impact that the devices we are installing and the related technology has on rainfall enhancement in the initial locations in the U.S. where we have installed our devices.

In the first quarter of 2024, we expect to install approximately two antennas per month (January, February and March) on our previously installed systems, and expect to ramp up to installing four devices with antennas per month by the end of the second quarter of 2024. At the end of the first quarter of 2024, we also expect to release a beta version of our software service to customers, which will automate the operation of the systems in their region, but may still require Rainwater Tech to complete some manual monthly reporting and interpretation of the rain generation results.

Summary of Milestones and Material Cash Requirements

The summary of the milestones that we are aiming to achieve in the next twelve months, with corresponding estimated quantification of material cash requirements to reach each milestone, is as follows:

Q1 2023: Prepare business and marketing case analysis for five major industries (forestry, insurance, agriculture, municipal water agencies, ski resorts) and hold first customer meetings with potential customers in each industry. Attend and sponsor marketing trade show World Agri-Tech Innovations in San Francisco. Finalize purchase of two systems from Australian supply chain and ship to U.S. Secure lease for product & engineering center and initial warehouse in Austin, Texas.

•	Estimated cash requirements: $600 thousand

Q2 2023: Receive two systems from Australian supply chain. Open initial product and engineering center in Austin, Texas. Onsite event and training for all Rainwater Tech employees. Validate device for installation of first rain generation system in U.S. Host one-to-two marketing events for potential customers.

•	Estimated cash requirements: $5.4 million

Q3 2023: Validate device for installation of second rain generation system in U.S. Begin operationalizing manufacturing, testing, and warehousing of devices for the installation pipeline.

•	Estimated cash requirements: $4.5 million

Q4 2023: Launch university partnerships. Release alpha version of software system (internally). Review prototype of public land-focused rain generation system and order three of such systems from manufacturing partners.

•	Estimated cash requirements: $5.6 million

Q1 2024: Install 6 rain generation systems. Prepare to deliver and install 24 devices throughout 2024; release of beta version of software to customers.

•	Estimated cash requirements: $6.5 million

Impact of Redemptions on Material Cash Requirements

The valuation analysis described under the heading “Valuation Analysis” assumed that Rainwater Tech would have net cash on its post-closing balance sheet of at least $50 million, which management believes will be sufficient to support Rainwater Tech in reaching profitability. Rainwater Tech has projected its capital needs for the next 12 months to be below $50 million (as described above under “Summary of Milestones and Material Cash Requirements”), however the valuation analysis section assumes that any additional funds will supplement Rainwater Tech’s balance sheets. Rainwater Tech intends to deploy any capital cushion to make strategic acquisitions and continue its growth trajectory. If redemptions would result in Rainwater Tech having less than $22.6 million of net cash on its balance sheet as of immediately following Closing, Rainwater Tech may need to rely on additional capital fundraising to meet its material cash requirements for its 12-month plan.

Rainwater Tech intends to raise non-Trust Account capital of approximately $50 million after the Closing of the Business Combination. Total funding is expected to be comprised of capital from five primary categories: (1) non-dilutive grants from family offices, state & local governments; (2) project work for water non-profits, as well as state and local government; (3) an at-the-market facility underwritten by a leading investment bank; (4) a committed-equity facility from a leading public equity investor and underwriter; and (5) traditional PIPE Investment subscriptions.

The above five sources of funding are expected to be in addition to the capital that remains in the dMY VI Trust Account at the Closing. Beyond those funding sources, Rainwater Tech also intends to reserve capacity for bank debt and/or the issuance of a convertible instrument, in order to meet its estimated material cash requirements for its 12-month plan. If redemptions result in Rainwater Tech having net cash of less than $50 million after giving effect to the Business Combination, and Rainwater Tech is unable to raise non-Trust Account capital to meet this shortfall, it may not be able to meet its estimated material cash requirements for its 12-month plan or achieve the growth expected as described under the heading “Valuation Analysis,” including reaching 1% of 2032 TAM.

Risks and Uncertainties

Rainwater Tech’s management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and cash flows, the specific impact is not readily determinable as of the date of Rainwater Tech’s financial statements. Rainwater Tech’s financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of Rainwater Tech’s financial statements. The specific impact on our financial condition, results of operations, and cash flows is also not determinable as of the date of Rainwater Tech’s financial statements.

Results of Operations

From November 10, 2022 (inception) through December 31, 2022, Rainwater Tech does not have any operating history and has not yet generated any revenue, and its ability to generate revenue sufficient to achieve profitability will depend on its ability to successfully build and commercialize ionization rainfall generation technology. Rainwater Tech expects to engage customers through a subscription-based model, where customers sign a contract that will provide them with hardware, ongoing maintenance and analysis of the rain generated by the system. Installation of the hardware is expected to be provided by either the customer or by Rainwater Tech, at additional cost to the customer. These contracts are expected to represent a combined, stand-ready performance obligation to provide access to the rain generation systems and revenue is expected to be recognized based on its customers’ subscription to and usage of the rain generation systems.

For the period from November 10, 2022 (inception) through December 31, 2022, Rainwater Tech had net loss of approximately $1.3 million, which consisted mainly of general and administrative and minimal franchise tax expenses.

Going Concern Consideration

As of December 31, 2022, Rainwater Tech had $100,000 in cash and had a working capital deficit of approximately $435,000.

Rainwater Tech’s liquidity needs through December 31, 2022 were provided from proceeds from issuance of common stock of $100,000 and payments from certain of its officers and dMY VI of approximately $17,000 and approximately $153,000, respectively, to cover for certain expenses and purchases of certain intangible assets and construction in-process equipment on behalf of Rainwater Tech. On February 2, 2023, Rainwater Tech issued a promissory note (the “Note”) to its CEO and certain officers of dMY VI for an aggregate amount of $600,000, of which approximately $153,000 was already lent by one of the officers of dMY VI as mentioned above. The remaining advance amount of $17,000 due to certain of its officers are non-interest bearing, unsecured and due on demand. Rainwater Tech received the remaining cash proceeds of $447,000 under the Note in February 2023. The Note has an annual interest rate of 5% and shall be due and payable on August 1, 2023.

Rainwater Tech’s primary uses of cash are to fund its operations as it continues to grow its business. Rainwater Tech will require a significant amount of cash for expenditures as it invests in ongoing research and development. Until such time as Rainwater Tech can generate significant revenue from sales of its rain generation systems, if ever, it expects to finance its cash needs through public or private equity or debt financings or other capital sources, including potential collaborations and other similar arrangements. However, Rainwater Tech may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. To the extent that Rainwater Tech raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Rainwater Tech raises funds through collaborations, or other similar arrangements with third parties, it may have to relinquish valuable rights to the rain generation technology on terms that may not be favorable to Rainwater Tech and/or may reduce the value of Rainwater Tech common stock. If Rainwater Tech is unable to raise additional funds through equity or debt financings when needed, it may be required to delay, limit, reduce or terminate its rain generation development efforts. Rainwater Tech future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

In connection with Rainwater Tech’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation—Going Concern,” Rainwater Tech’s management has determined that the liquidity condition raises substantial doubt about Rainwater Tech’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities. Rainwater Tech’s management plans to complete the Business Combination with dMY VI and expects to receive financing to meet its obligations through one year from this filing; however, no financing is currently committed. Rainwater Tech’s financial statements do not include any adjustment that might be necessary if Rainwater Tech is unable to continue as a going concern.

Cash Flows

For the period from November 10, 2022 (inception) through December 31, 2022, net cash used in operating activities was $0 and net cash provided by financing activities was $100,000. Net loss of approximately $1.3 million was affected by expenses advanced by related parties of approximately $50,000, cost of issuance of stock for services of approximately $970,000, and changes in operating assets and liabilities used approximately $264,000 of cash for operating activities. Cash provided by financing activities resulted from the proceeds from issuance of common stock for $100,000.

Contractual Obligations and Commitments

Consulting Agreement for Rainfall Ionization Equipment

In November 2022, we entered into a consulting agreement, which was later amended on December 8, 2022, with Scott Morris to engage him as senior technology advisor. We agreed to pay Mr. Morris a one-time fee upon execution of the agreement (“First-time fee”) and a consulting fee of AUD 250,000 per year (equivalent to approximately $170,000 as of December 31, 2022) as well as certain bonuses that will be paid upon reaching certain milestones. As of December 31, 2022, we paid the

First-time fee to Mr. Morris, which was included in the general and administrative expenses in the accompanying statement of operations, and recorded pro-rata amount of his annual salary in accounts payable and accrued expenses in the accompanying balance sheet to Rainwater Tech’s financial statements.

In connection with the consulting agreement, we also agreed to obtain from Mr. Morris an irrevocable, perpetual, non-exclusive license under certain engineering designs in connection with rainfall ionization equipment and systems. We accrued the consideration of the license agreement with Mr. Morris on the accompanying balance sheet to Rainwater Tech’s financial statements as of December 31, 2022 as an intangible asset with a ten-year useful life.

Off-Balance Sheet Arrangements

Rainwater Tech did not have off-balance sheet arrangements during the period presented in Rainwater Tech’s financial statements, and does not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Significant Management Estimates

Rainwater Tech’s financial statements included in this Offer to Purchase have been prepared in accordance with GAAP and pursuant to the rules and regulations of the SEC.

Preparation of Rainwater Tech’s financial statements requires Rainwater Tech to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Rainwater Tech also makes estimates and assumptions on revenue generated and reported expenses incurred during the reporting periods. Its estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While Rainwater Tech’s significant accounting policies are described in the notes to its financial statements included elsewhere in this Offer to Purchase, Rainwater Tech believes the following critical accounting policies are most important to understanding and evaluating its reported financial results.

Construction In-Process Equipment

We capitalized our cost to build the rainfall ionization equipment (the “Equipment”) as incurred, including materials and allocated labor costs. Management anticipated that the Equipment would become operational and placed in service within one year from this filing. As soon as the Equipment is placed in service, we will transfer its capitalized cost to equipment and will begin to depreciate those assets on a straight- line basis over the estimated useful lives of the assets, generally 10 to 15 years. Maintenance and repairs will be charged to expense as incurred. At the time of retirement or other disposition of the Equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

Intangible Assets

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated depreciation and accumulated impairment losses. Intangible assets with finite lives are amortized over the estimated useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The depreciation period and the depreciation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the depreciation period or method, as appropriate, and are treated as changes in accounting estimates. The depreciation expense on intangible assets with finite lives is recognized in the statement of operations and in the expense category that is consistent with the function of the intangible assets.

Intangible assets with indefinite useful lives are not depreciated, but are tested for impairment annually, either individually or at the cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis. An intangible asset is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of operations.

Stock Compensation

Our policy is to account for stock-based compensation expense in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. Forfeitures are recognized as incurred.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on Rainwater Tech’s financial statements.

Emerging Growth Company Status

Rainwater Tech will be an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

Rainwater Tech is likely to elect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earliest of: (i) the last day of the fiscal year in which Rainwater Tech has at least $1.07 billion in annual revenue; (ii) the date Rainwater Tech qualifies as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (iii) the date on which Rainwater Tech has issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; (iv) the last day of the fiscal year ending after the fifth anniversary of the dMY VI IPO no longer an emerging growth company; and (iv) the date that Rainwater Tech affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, Rainwater Tech’s financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of dMY VI’s shares of Common Stock as of March 3, 2023 (pre-Business Combination) and immediately following consummation of the Business Combination:

•	each person known to us to own beneficially more than 5% of our Common Stock, which beneficial ownership may not yet reflect shares redeemed by such person in our Extension Tender Offer;

•	each of our current executive officers and directors; and

•	each of our directors and executive officers as a group.

Pre-Business Combination Beneficial Ownership

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Ownership(2)
dMY Sponsor VI, LLC (our sponsor)(3)	6,037,500	20%
Harry L. You(3)	6,037,500	20%
Niccolo de Masi(3)	—	—
Gabrielle Toledano	—	—
Becky Ann Hughes	—	—
Darla Anderson	—	—
Francesca Luthi	—	—
All executive officers, directors and director nominees as a group (six (6) individuals)	6,037,500	20%

(1)	Unless otherwise indicated, the business address of each of the individuals is 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144.
(2)

Interests shown consist solely of founder shares, classified as Class B Common Stock. Such shares will automatically convert into Class A Common Stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment.

(3)

dMY Sponsor VI, LLC is the record holder of the shares reported herein, and Mr. You is the manager of dMY Sponsor VI, LLC. Mr. You has voting and investment discretion with respect to the common stock held of record by dMY Sponsor VI, LLC. Each of our officers and directors other than Mr. You disclaims any beneficial ownership of any shares held by dMY Sponsor VI, LLC.

Post-Business Combination Beneficial Ownership

Unless otherwise indicated, dMY VI believes that all persons named in the table will have, after the consummation of the Business Combination, sole voting and investment power with respect to all dMY VI securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, dMY VI believes, based on the information furnished to it, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All dMY VI stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

	Assuming No Redemptions(5)		Assuming 50% Redemptions(6)		Assuming Maximum Redemption(7)
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Ownership	Number of Shares Beneficially Owned	Percentage of Ownership	Number of Shares Beneficially Owned	Percentage of Ownership
dMY Sponsor VI, LLC (our sponsor)(2)	6,037,500	19.8%	6,037,500	32.8%	6,037,500	74.4%
Rainwater, LLC(3)	20,000	*	20,000	*	20,000	*
Paul Dacier(4)	100,000	*	100,000	*	100,000	1.3%
Directors and Named Executive Officers of the Combined Company After Consummation of the Business Combination
Harry L. You(2)	6,037,500	19.8%	6,037,500	32.8%	6,037,500	74.4%
Niccolo de Masi	—	—	—	—	—	—
Mike Nefkens	100,000	*	100,000	*	100,000	1.3%
Keri Waters	50,000	*	50,000	*	50,000	*
Jim Yong Kim	—	—	—	—	—	—
Charlie Candy	—	—	—	—	—	—
Alexandra Steele	—	—	—	—	—	—
Lyman Dickerson	—	—	—	—	—	—
J. Eric Smith	—	—	—	—	—	—
All executive officers, directors and director nominees as a group (nine (9) individuals)	6,187,500	19.8%	6,187,500	32.8%	6,187,500	75.7%

*	Less than one percent
(1)	Unless otherwise indicated, the business address of each of the individuals is 838 Walker Road, Suite 21-2, Dover, Delaware 19904.
(2)

dMY Sponsor VI, LLC is the record holder of the shares reported herein, and Mr. You is the manager of dMY Sponsor VI, LLC. Mr. You has voting and investment discretion with respect to the common stock held of record by dMY Sponsor VI, LLC. Each of the officers and directors of dMY VI other than Mr. You disclaims any beneficial ownership of any shares held by dMY Sponsor VI, LLC. The business address of dMY Sponsor VI, LLC is 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144.

(3)

Rainwater, LLC is the record holder of the shares reported herein, and Mr. Dacier is the manager and sole member and equity owner of Rainwater, LLC with sole voting and investment discretion with respect to the common stock held of record by Rainwater, LLC.

(4)

Consists of penny warrants to purchase common stock of Rainwater Tech, which, upon closing of the Business Combination, may be converted into penny warrants to purchase 100,000 shares of Class A Common Stock, exercisable beginning on the date that is two (2) years from the closing date of the Business Combination. Mr. Dacier may elect that the warrants be cash-settled for $1,000,000 in cash, in lieu of shares of Class A Common Stock. Mr. Dacier’s business address is 838 Walker Road, Suite 21-2, Dover, Delaware 19904.

(5)

The post-Business Combination percentage of beneficial ownership in the table above is calculated based on 30,457,500 shares of Common Stock outstanding upon consummation of the Business Combination, consisting of: (i) 24,150,000 shares of Class A Common Stock held by public shareholders, (ii) 6,037,500 shares of Class B Common Stock (founder shares), which will automatically convert into Class A Common Stock upon consummation of the Business Combination on a one-for-one basis, subject to adjustment, (iii) 170,000 shares of Class A Common Stock (consisting of 1,700 shares of Rainwater Tech common stock which will be exchanged for 100 shares of Class A Common Stock as consideration for the Business Combination) and (iv) 100,000 penny warrants, as described in footnote [3] above. This percentage assumes that no public shareholders exercise their redemption rights (No Redemptions scenario).

(6)

The post-Business Combination percentage of beneficial ownership in the table above is calculated based on 18,382,500 shares of Common Stock outstanding upon consummation of the Business Combination consisting of: (i) 12,075,000 shares of Class A Common Stock held by public shareholders, (ii) 6,037,500 shares of Class B Common Stock (founder shares), which will automatically convert into Class A Common Stock upon consummation of the Business Combination on a one-for-one basis, subject to adjustment, (iii) 170,000 shares of Class A Common Stock (consisting of 1,700 shares of Rainwater Tech common stock which will be exchanged for 100 shares of Class A Common Stock as consideration for the Business Combination) and (iv) 100,000 penny warrants, as described in footnote [3] above. This percentage assumes that half of dMY VI’s public shareholders exercise their redemption rights (50% Redemptions scenario).

(7)

The post-Business Combination percentage of beneficial ownership in the table above is calculated based on 8,131,247 shares of Common Stock outstanding upon consummation of the Business Combination consisting of: (i) 1,823,747 shares of Class A Common Stock held by public shareholders, (ii) 6,037,500 shares of Class B Common Stock (founder shares), which will automatically convert into Class A Common Stock upon consummation of the Business Combination on a one-for-one basis, subject to adjustment, (iii) 170,000 shares of Class A Common Stock (consisting of 1,700 shares of Rainwater Tech common stock which will be exchanged for 100 shares of Class A Common Stock as consideration for the Business Combination) and (iv) 100,000 penny warrants, as described in footnote [3] above. This percentage assumes that the maximum number of public shares have been redeemed by dMY VI’s public shareholders (Maximum Redemptions scenario).

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Tender Offer Statement, unless defined below. As used in this unaudited pro forma combined financial information, “dMY VI” refers to dMY Technology Group, Inc. VI and “Rainwater Tech” refers to Rain Enhancement Technologies, Inc., prior to the Business Combination.

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of dMY VI and Rainwater Tech, adjusted to give effect to the Business Combination and the other events contemplated by the Share Purchase Agreement.

The unaudited pro forma combined financial statements are based on the dMY VI’s and Rainwater Tech’s historical financial statements, as adjusted to give effect to the business combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The unaudited pro forma combined statement of operations for the year ended December 31, 2022 gives effect to the business combination as if it had occurred on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet as of December 31, 2022 gives effect to the business combination as if it had been consummated on December 31, 2022. The business combination will be accounted for as an acquisition under ASC 805, pursuant to which dMY VI will be treated as the accounting acquirer and Rainwater Tech as the acquiree. This determination was primarily based on existing dMY VI shareholders maintaining voting control of the Combined Company.

The unaudited pro forma combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•

the historical audited financial statements of dMY VI as of December 31, 2022 and for the year ended December 31, 2022 and the related notes, which are included in dMY VI’s audited annual financial statements on Form 8-K filed with the SEC on March 3, 2023 (the “dMY VI 2022 8-K”), which are included elsewhere in this Tender Offer Statement;

•

the historical audited financial statements of Rainwater Tech as of December 31, 2022 and for the period from November 10, 2022 (inception) through December 31, 2022 and the related notes, which are included elsewhere in this Tender Offer Statement;

•	other information relating to dMY VI and Rainwater Tech contained in this Tender Offer Statement, including the Share Purchase Agreement and the description of certain terms thereof.

The unaudited pro forma combined financial information should also be read together with the sections of the dMY VI audited annual financial statements as of December 31, 2022, the financial statements of Rainwater Tech as of December 31, 2022 and the section of this Tender Offer Statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this Tender Offer Statement.

Share Purchase Agreement

Pursuant to the Share Purchase Agreement, at the closing of the transactions (the “Transactions”) contemplated thereby (i) the Sellers will sell and transfer to the Purchaser 1,700 shares of common stock of Rainwater Tech (the “Transferred Equity Interests”), each share of which is exchanged for 100 shares of Class A Common Stock of dMY VI and $790 in cash per share of common stock of Rainwater Tech and (ii) Rainwater Tech will issue and sell and transfer to the Purchaser additional shares of common stock of Rainwater Tech (the “Issued Equity Interests”, together with the Transferred Equity Interests, the “Purchased Equity Interests”) for an aggregate amount of cash equal to the amount in deposit in dMY VI’s Trust Account after consummation of a redemption tender offer, minus the transaction costs and expenses incurred by dMY VI and Rainwater Tech in connection with the Business Combination, plus the amount of any PIPE Investment (the “Cash Consideration”). The Transaction is fully disclosed in the Current Report on Form 8-K filed with the SEC on December 22, 2022.

Business Combination Consideration

Each of the 1,700 shares of Rainwater Tech common stock will be exchanged for 100 dMY VI shares of Common Stock and $790 in cash per share. dMY VI will issue 170,000 (1,700 Rainwater Tech shares * 100) dMY VI shares of Common Stock, which for purposes of the Share Purchase Agreement was valued at $10.00 per share, or $1.7 million and $1.3 million (1,700 Rainwater Tech shares * $790) in cash.

Accounting for the Business Combination

Under the acquisition method of accounting, the acquired tangible and intangible assets and assumed liabilities are recognized based on their estimated fair values as of the business combination closing date. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of December 31, 2022 and have been prepared to illustrate the estimated effect of the business combination.

dMY VI may recognize a deferred tax benefit as a result of the acquisition. Due to the acquisition, a temporary difference between the book and the tax basis for the intangible assets acquired may be created resulting in a deferred tax liability and additional goodwill. No deferred tax benefit was recorded in the combined pro formas.

The purchase price allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are conducted following the completion of the business combination. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following is the preliminary estimate of the fair value of the assets acquired, liabilities assumed, and ensuing goodwill identified, reconciled to the purchase price transferred:

Cash	$100,000
Construction in-process equipment	104,052
Intangible assets	116,750
Accounts payable	(220,150)
Accrued expenses	(143,750)
Due to related parties	(170,386)
Franchise tax payable	(225)
Goodwill	3,256,709

Consideration	$3,043,000

Consideration:
170,000 dMY VI Common Shares	$1,700,000
Cash	1,343,000

$3,043,000

The following shows the effect of a change in share price on the amount of consideration and goodwill:

Change in Stock Price	Stock Price	Consideration	Goodwill
10% increase	$11.00	$3,213,000	3,426,709
10% decrease	$9.00	$2,873,000	3,086,709
20% increase	$12.00	$3,383,000	3,596,709
20% decrease	$8.00	$2,703,000	2,916,709
30% increase	$13.00	$3,553,000	3,766,709
30% decrease	$7.00	$2,533,000	2,746,709
50% increase	$15.00	$3,893,000	4,106,709
50% decrease	$5.00	$2,193,000	2,406,709

dMY VI has been determined to be the accounting acquirer based on dMY VI’s existing shareholders having a majority of the voting power of the Combined Company.

Basis of Pro Forma Presentation

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Company upon consummation of the Business Combination and the other events contemplated by the Share Purchase Agreement in accordance with GAAP.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma combined financial information are described in the accompanying notes. The unaudited pro forma combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other events contemplated by the Share Purchase Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma combined financial information does not purport to project the future operating results or financial position of the Combined Company following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed. dMY VI and Rainwater Tech have not had any historical relationship prior to the transactions discussed in this Tender Offer Statement. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined financial information contained herein assumes that the dMY VI shareholders approve the Business Combination. Pursuant to dMY VI’s Amended and Restated Certificate of Incorporation, the dMY VI public shareholders may elect to redeem their dMY VI shares of Common Stock upon the closing of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the dMY VI Trust Account. dMY VI cannot predict how many of its public shareholders will exercise their right to redeem their dMY VI shares of Common Stock for cash. Therefore, the unaudited pro forma combined financial information present two redemption scenarios as follows:

•	Scenario 1: Assuming No Redemptions—this scenario assumes that no public shareholders of dMY VI exercise redemption rights with respect to their public shares; and

•

Scenario 2: Assuming Maximum Redemptions—this scenario assumes that 22,326,253 dMY VI shares of Common Stock are redeemed at approximately $10.14 per share for an aggregate payment of approximately $226.5 million (includes market appreciation and interest on the marketable securities and/or balances held in the Trust Account). The maximum redemption amount is derived on the basis that the Combined Company has a minimum net tangible asset of $5,000,001, after giving effect to payments to redeeming stockholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemption.

Assuming no redemptions, the pro forma amount of cash per share of Class A Common Stock, which we calculate as the amount of pro forma cash after giving effect to the Business Combination divided by the number of shares of Class A Common Stock outstanding after giving effect to the Business Combination (but without giving effect to the exercise of any warrants, other than penny warrants on 100,000 shares of Common Stock) is US$7.74 per share. Assuming maximum redemptions, the pro forma amount of cash per share of Class A Common Stock would be US$1.14 per share.

Upon the consummation of the Offer, we plan to use the cash available from the funds held in the Trust Account to purchase the shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer, and the balance will be released to us to fund our working capital and the growth of Rainwater Tech. The trust fund balance at Closing is estimated to be approximately $247,100,000, assuming no redemptions and excluding payment of transaction expenses and Seller Cash Consideration. Assuming all of the 24,150,000 shares are tendered for redemption, the remaining balance will be further reduced to $0. dMY VI intends to enter into Subscription Agreements (as defined in the Share Purchase Agreement) with PIPE Investors, pursuant to which, among other things, the PIPE Investors will agree to purchase from dMY VI, and not in the open market, certain shares of Common Stock immediately prior to the consummation of the Business Combination at a cash purchase price of $10.00 per share. However, there is no guarantee that additional financing will be provided and if the conditions to the Offer are not satisfied and if accepting all properly submitted redemption requests would cause our net tangible assets to be less than $5,000,001, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer.

The two redemption scenarios assumed in the unaudited pro forma combined balance sheet and statement of operations do not include adjustments for the outstanding warrants issued in connection with dMY VI’s initial public offering, as such securities are not exercisable until 30 days after the Closing.

The following summarizes the pro forma shares of Common Stock issued and outstanding immediately after the

Business Combination:

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Number	%
dMY VI Public shareholders	24,150,000	79.3%	1,823,747	22.3%
dMY VI Founders	6,037,500	19.8%	6,037,500	74.4%
Penny warrants	100,000	0.3%	100,000	1.2%
Rainwater Tech equityholders	170,000	0.6%	170,000	2.1%

Shares outstanding	30,457,500	100.0%	8,131,247	100.0%

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022

	December 31, 2022	December 31, 2022	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 2)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 2)		Pro Forma Combined (Assuming Maximum Redemptions)
	dMY VI (Historical)	Rainwater Tech (Historical)
ASSETS
Current assets
Cash	$1,128	$100,000	$244,961,644	(a)	$235,768,094	$(226,462,759)	(g)	$9,305,335
			(7,951,678)	(d)
			(1,343,000)	(f)
Prepaid expenses and other assets	216,128	—	—		216,128	—		216,128

Total current assets	217,256	100,000	235,666,966		235,984,222	(226,462,759)		9,521,463
Marketable securities held in Trust Account	244,961,644	—	(244,961,644)	(a)	—	—		—
Construction in-process equipment	—	104,052	—		104,052	—		104,052
Intangible assets	—	116,750	—		116,750	—		116,750
Goodwill	—	—	3,256,709	(f)	3,256,709	—		3,256,709

Total assets	$245,178,900	$320,802	$(6,037,969)		$239,461,733	$(226,462,759)		$12,998,974

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$683,488	$220,150	$—		$903,638	$—		$903,638
Accounts payable—related party	36,447	—	—		36,447	—		36,447
Accrued expenses	2,083,531	143,750	(2,083,531)	(d)	143,750	—		143,750
Convertible working capital loans—related party	295,284	—	—		295,284	—		295,284
Due to related parties	—	170,386	—		170,386	—		170,386
Franchise tax payable	204,456	225	—		204,681	—		204,681
Income tax payable	680,665	—	—		680,665	—		680,665

Total current liabilities	3,983,871	534,511	(2,083,531)		2,434,851	—		2,434,851
Derivative liabilities	2,079,550	—	111,110	(c)	2,190,660	—		2,190,660
Deferred underwriting commissions	—	—	—		—	—		—

Total liabilities	6,063,421	534,511	(1,972,421)		4,625,511	—		4,625,511

Commitments and contingencies
Class A common shares subject to possible redemption	243,922,084	—	(243,922,084)	(b)	—	—		—
Stockholders’ equity (deficit)
Common stock	—	—	2,415	(b)	3,046	(2,233)	(g)	813
			631	(f)
Common stock—Class A	—	—	—		—	—		—
Common stock—Class B	604	—	(604)	(f)	—	—		—
Additional paid-in capital	—	1,070,125	243,919,669	(b)	245,081,374	(226,460,526)	(g)	18,620,848
			(1,822,102)	(e)
			1,913,682	(f)

Accumulated deficit	(4,807,209)	(1,283,834)	(111,110)	(c)	(10,248,198)	—		(10,248,198)
			(5,868,147)	(d)
			1,822,102	(e)

Total stockholders’ equity (deficit)	(4,806,605)	(213,709)	239,856,536		234,836,222	(226,462,759)		8,373,463

Total liabilities and stockholders’ equity (deficit)	$245,178,900	$320,802	$(6,037,969)		$239,461,733	$(226,462,759)		$12,998,974

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED DECEMBER 31, 2022

	Year Ended December 31, 2022	For the Period From November 10, 2022 (Inception) Through December 31, 2022	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 2)		Year Ended December 31, 2022	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 2)	Year Ended December 31, 2022
					Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	dMY VI (Historical)	Rainwater Tech (Historical)
Expenses
General and administrative	$3,702,578	$1,283,609	$5,558,147	(aa)	$10,544,334	$—	$10,544,334
Franchise tax expenses	203,894	225	—		204,119	—	204,119

Total expenses	3,906,472	1,283,834	5,558,147		10,748,453	—	10,748,453
Operating loss	(3,906,472)	(1,283,834)	(5,558,147)		(10,748,453)	—	(10,748,453)
Other income (expense)
Change in fair value of derivative warrant liabilities	23,079,950	—	—		23,079,950	—	23,079,950
Change in fair value of derivative liabilities -working capital loan option	2,503	—	—		2,503	—	2,503
Gain from extinguishment of deferred underwriting commissions	8,452,500	—	—		8,452,500	—	8,452,500
Interest expense	(2,787)	—	—		(2,787)	—	(2,787)
Interest income on operating account	33	—	—		33	—	33
Interest income from investments held in Trust Account	3,446,418	—	(3,446,418)	(bb)	—	—	—

Total other income (expense)	34,978,617	—	(3,446,418)		31,532,199	—	31,532,199
Net income (loss) before income taxes	31,072,145	(1,283,834)	(9,004,565)		20,783,746	—	20,783,746
Income tax expense	680,665	—	—		680,665	—	680,665

Net income (loss)	$30,391,480	$(1,283,834)	$(9,004,565)		$20,103,081	$—	$20,103,081

Weighted average Class A common shares outstanding, basic and diluted	24,150,000
Basic and diluted net income per Class A common share	$1.01
Weighted average Class B common shares outstanding, basic and diluted	6,037,500
Basic and diluted net income per Class B common share	$1.01
Basic and diluted net loss per common share		$(1,485.92)
Basic and diluted weighted average common shares outstanding		864
Basic and diluted net income per share					$0.66		$2.47

Basic and diluted weighted average shares outstanding					30,457,500		8,131,247

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma combined financial statements are based on the dMY VI’s and Rainwater Tech’s historical financial statements, as adjusted to give effect to the business combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The unaudited pro forma combined statement of operations for the year ended December 31, 2022 gives effect to the business combination as if it had occurred on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet as of December 31, 2022 gives effect to the business combination as if it had been consummated on December 31, 2022. The business combination will be accounted for as an acquisition under ASC 805, pursuant to which dMY VI will be treated as the accounting acquirer and Rainwater Tech as the acquiree. This determination was primarily based on existing dMY VI shareholders maintaining voting control of the Combined Company.

The unaudited pro forma combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•

the historical audited financial statements of dMY VI as of December 31, 2022 and for the year ended December 31, 2022 and the related notes, which are included in dMY VI’s audited annual financial statements on Form 8-K filed with the SEC on March 3, 2023 (the “dMY VI 2022 8-K”), which are included elsewhere in this Tender Offer Statement;

•

the historical audited financial statements of Rainwater Tech as of December 31, 2022 and for the period from November 10, 2022 (inception) through December 31, 2022 and the related notes, which are included elsewhere in this Tender Offer Statement;

•	other information relating to dMY VI and Rainwater Tech contained in this Tender Offer Statement, including the Share Purchase Agreement and the description of certain terms thereof.

The unaudited pro forma combined financial information should also be read together with the sections of the dMY VI audited annual financial statements as of December 31, 2022, the financial statements of Rainwater Tech as of December 31, 2022 and the section of this Tender Offer Statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this Tender Offer Statement.

dMY VI management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this Offer to Purchase and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear in this Offer to Purchase. The unaudited pro forma combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented. dMY VI management considers this basis of presentation to be reasonable under the circumstances.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

2.	Transaction Accounting Adjustments to Unaudited Pro Forma Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma combined balance sheet as of December 31, 2022, are as follows:

(a) Reflects the liquidation and reclassification of cash and investments held in the Trust Account (as defined in this Offer to Purchase) that became available for general corporate use following the Business Combination.

(b) Reflects the transfer of dMY VI’s shares of Class A Common Stock subject to possible redemptions as of December 31, 2022 to permanent equity.

(c) As of December 31, 2022, Rainwater Tech had a total of 1,700 shares of common stock outstanding. Represents fully vested warrants granted on 100,000 shares of common stock with an exercise price of $0.01 per share valued at approximately $111,000 as of December 31, 2022.

(d) Represents preliminary estimated transaction costs to be incurred by dMY VI and Rainwater Tech of approximately $7.9 million and $0.4 million, respectively, (together for an aggregate amount of approximately $8.3 million) for legal, financial advisory and other professional fees. The dMY VI estimated transaction costs include approximately $2.1 million in accrued expenses and approximately $0.3 million in items already paid for and recorded as of December 31, 2022.

For the Rainwater Tech transaction costs:

•	$0.4 million was reflected as a reduction of cash and an increase to accumulated deficit.

For the dMY VI transaction costs:

•	Approximately $7.5 million was reflected as a reduction of cash, approximately $2.1 million as a reduction in accrued expenses and approximately $5.4 million increase in accumulated deficit.

•

The amount of total estimated dMY VI transaction costs recognized by dMY VI prior to January 1, 2022 was not material and the amount recognized in 2022 was approximately $2.7 million (approximately $0.3 million was paid for in 2022). The costs expensed through accumulated deficit are included in the unaudited pro forma combined statement of operations for the period ended December 31, 2022.

(e) Reflects the elimination of Rainwater Tech’s accumulated deficit of approximately $1.8 million to additional paid-in capital.

(f) Reflects the recapitalization of equity as a result of the Business Combination, in which 1,700 Rainwater Tech Shares and 6,037,500 shares of dMY VI’s Class B common stock will be exchange into 170,000 and 6,037,500 shares of dMY VI’s Class A common stock, respectively, and the consideration of 1)170,000 (1,700 Rainwater Tech shares * 100) dMY VI shares of Common Stock, which for purposes of the Share Purchase Agreement was valued at $10.00 per share, or $1.7 million, and $1.3 million (1,700 Rainwater Tech shares * $790) in cash.

(g) Reflects the maximum redemption of 22,326,253 dMY VI shares of Class A Common Stock at a redemption price of approximately $10.14 per share, totaling approximately $226.5 million (includes market appreciation and interest on the marketable securities and/or balances held in the Trust). The maximum redemption amount is derived on the basis that the Combined Company has a minimum net tangible asset of $5,000,001, after giving effect to payments to redeeming stockholders.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Upon the consummation of the Offer, we plan to use the cash available from the funds held in the Trust Account to purchase the shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer, and the balance will be released to us to fund our working capital and the growth of Rainwater Tech. The trust fund balance at Closing is estimated to be approximately $247,100,000, assuming no redemptions and excluding payment of transaction expenses and Seller Cash Consideration. Assuming all of the 24,150,000 shares are tendered for redemption, the remaining balance will be further reduced to $0. dMY VI intends to enter into Subscription Agreements (as defined in the Share Purchase Agreement) with PIPE Investors, pursuant to which, among other things, the PIPE Investors will agree to purchase from dMY VI, and not in the open market, certain shares of Common Stock immediately prior to the consummation of the Business Combination at a cash purchase price of $10.00 per share. However, there is no guarantee that additional financing will be provided and if the conditions to the Offer are not satisfied and if accepting all properly submitted redemption requests would cause our net tangible assets to be less than $5,000,001, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer.

Transaction Accounting Adjustments to Unaudited Pro Forma Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma combined statement of operations for the period ended December 31, 2022 are as follows:

(aa) Reflects an adjustment for the transaction costs as if the Business Combination had been consummated on January 1, 2022. The total transaction costs of approximately $8.3 million were reduced by the following already expensed items; 1) approximately $2.1 million in accrued expenses, and 2) approximately $0.3 million in other items already paid for in 2022. The $5.6 million pro forma adjustment represents the unexpensed transaction costs of approximately $5.1 million for dMY VI and $0.4 million for Rainwater Tech. The following table shows the total unexpensed transaction costs for both dMY VI and Rainwater Tech:

Consulting	$1,558,500
Legal	1,205,127
D&O insurance	1,200,000
Financial advisory	1,000,000
Accounting	514,554
Regulatory fees	79,966

$5,558,147

(bb) Reflects an adjustment to eliminate interest and other investment income related to the dMY VI Trust Account.

3.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares of dMY VI Common Stock outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming the shares were outstanding since January 1, 2022. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

presented. No unexercised warrants (other than penny warrants on 100,000 shares of Common Stock) were included in the earnings per share calculation as they would be anti-dilutive.

	Assuming No Redemptions	Assuming Maximum Redemptions
Year Ended December 31, 2022
Pro forma net income	$20,103,081	$20,103,081
Pro forma weighted average shares outstanding—basic and diluted	30,457,500	8,131,247
Net income per share—basic and diluted	$0.66	$2.47
Pro Forma Weighted Average Shares
dMY VI Public shareholders	24,150,000	1,823,747
dMY VI Founders	6,037,500	6,037,500
Penny warrants	100,000	100,000
Rainwater Tech equityholders	170,000	170,000

Pro forma weighted average shares outstanding, basic and diluted	30,457,500	8,131,247

dMY VI had an aggregate of 18,905,000 warrants outstanding which had no intrinsic value and were anti- dilutive. Additionally, dMY VI had a working capital loan option value at approximately $3,000 as of December 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

dMY VI Related Party Transactions

Founder shares

On April 27, 2021, the Sponsor purchased 7,187,500 shares of the Company’s Class B Common Stock, par value $0.0001 per share, for an aggregate purchase price of $25,000. Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 2,156,250 shares of Class B Common Stock for no consideration on September 24, 2021; and (ii) the 1:1.2 stock split on October 4, 2021, resulting in an aggregate of 6,037,500 shares of Class B Common Stock outstanding. The Initial Stockholders agreed to forfeit up to 787,500 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the founder shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on October 5, 2021; thus, these 787,500 founder shares were no longer subject to forfeiture.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the founder shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the founder shares will be released from the lockup.

The Sponsor intends to transfer 25,000 founder shares to each of Gabrielle Toledano, Darla Anderson, Becky Ann Hughes and Francesca Luthi, our current directors, upon the completion of our initial business combination, resulting in the Sponsor holding at that time 5,937,500 founder shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,830,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $6.8 million.

Each Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. Except as set forth below, the Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

Promissory Note

On April 16, 2021, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $75,000 under the Note and repaid the Note in full on October 4, 2021. As a result, the Note is no longer available as of December 31, 2022 and 2021.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

In July, October and December 2022, certain of the Company’s officers loaned the Company an aggregate of $140,000, $150,000 and $5,000, respectively (for an aggregate outstanding amount of $295,000), to be used for a portion of the expenses of the Company. At the option of the Sponsor, the outstanding principle may be converted into that number of warrants equal to the outstanding principle of the note divided by $1.00. Upon funding of the loans, the Company recognized the initial fair value of the Working Capital Loan Option of approximately $1,400, approximately $4,000 and $50, respectively, as debt discounts, which were classified as a component of the Working Capital Loans and amortized to interest expense over the expected term of the loans. For the year ended December 31, 2022, the Company amortized approximately $2,800 of the debt discounts, classified as interest expense in the accompanying statements of operations.

As of December 31, 2022, the Company had $295,000 borrowings outstanding under the Working Capital Loans. In January 2023, the Company borrowed an additional amount of $86,000 from certain of its officers, for an aggregate of $381,000 outstanding under the Working Capital Loans.

Administrative Services Agreement

On October 5, 2021, the Company entered into an agreement with the Sponsor, pursuant to which it agreed to pay the Sponsor $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. The Company recorded $120,000 and $30,000 in connection with such fees during the year ended December 31, 2022 and 2021, respectively, in the accompanying statements of operations. The Company prepaid such fees in full and as of December 31, 2022 and 2021, the Company had an unused balance of $30,000 and $150,000 in prepaid expenses recorded in the accompanying balance sheets, respectively.

The Sponsor, its executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee will review on a quarterly basis all payments that are made to the Sponsor, the Sponsor’s executive officers or directors, or the Company’s executive officers or directors or their affiliates.

PIPE Subscription Agreements

In connection with entering into the Share Purchase Agreement, as of the date of this filing, dMY VI intends to enter into Subscription Agreements (as defined in the Share Purchase Agreement) with PIPE Investors, pursuant to which, among other things, the PIPE Investors will agree to purchase from dMY VI, and not in the open market, certain shares of Common Stock immediately prior to the consummation of the Business Combination at a cash purchase price of $10.00 per share. Such Subscription Agreements with PIPE Investors are not a Closing condition of, or otherwise necessary to, the Business Combination.

The Subscription Agreements will contain customary representations, warranties, covenants and agreements of dMY VI and the PIPE Investors. The Subscription Agreements will include customary closing conditions which include (i) absence of any amendment or modification to the Share Purchase Agreement that is material and adverse to the PIPE Investors); and (ii) the right to terminate the Subscription Agreements upon the earlier to occur of (a) such date and time as the Share Purchase Agreement is terminated in accordance with its terms, (b) the mutual written agreement of the parties to the Subscription Agreements or (c) if at the Closing of the Business Combination, any of the conditions to closing the Subscription Agreements have not been satisfied, such that the transactions contemplated in the Subscription Agreements have not been consummated by the Closing, other than as a result of breach by the terminating party).

Amended and Restated Registration Rights Agreement

Simultaneously with the Closing, it is expected that the Sellers will enter into an Amended and Restated Registration Rights Agreement with dMY VI, the Sponsor and certain holders of securities and signatories thereto, which would amend and restate the Registration Rights Agreement entered into by dMY VI, the Sponsor and certain holders of securities and signatories, thereto on October 5, 2021. Under the existing Registration Rights Agreement and the Amended and Restated Registration Rights Agreement, holders of dMY VI securities specified thereunder are, or would be, entitled to certain demand and “piggy-back” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor Support Agreement

In connection with entering into the Share Purchase Agreement, on December 22, 2022, the Sponsor, the Insiders, Rainwater Tech and dMY VI entered into Sponsor Support Agreement, pursuant to which, among other things, the Sponsor and the Insiders agreed not to participate in this Offer and as dMY VI stockholders to vote against any business combination.

A copy of the Sponsor Support Agreement is filed with dMY VI’s Current Report on Form 8-K dated December 22, 2022 as Exhibit 10.3, and the foregoing description of the Sponsor Support Agreement is qualified entirely by reference thereto.

Other

No compensation of any kind, including finder’s and consulting fees, will be paid by the Company to our Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates.

Rainwater Tech Related Party Transactions

Due to Related Parties

Certain of the Company’s and dMY VI’s officers paid an aggregate of approximately $17,000 and approximately $153,000, respectively, to cover for certain expenses and purchases of certain intangible assets and construction in-process equipment on the Company’s behalf. As of December 31, 2022, the Company recorded the full outstanding amount of approximately $170,000 owed to the officers in due to related parties in the accompanying balance sheet. The amounts due to related parties are non- interest bearing, unsecured and due on demand.

On February 2, 2023, the Company issued a promissory note (the “Note”) to its CEO and certain officers of dMY VI for an aggregate amount of $600,000, of which approximately $153,000 was already lent by one of the officers of dMY VI as mentioned above. The Company received the remaining cash proceeds of $447,000 under the Note in February 2023. The Note has an annual interest rate of 5% and shall be due and payable on August 1, 2023.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax consequences of the Offer for holders of Common Stock. This discussion does not address the warrants or the Units, and it applies only to holders of Common Stock that hold their stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). Further, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including, banks, insurance companies or other financial institutions, dealers in securities, persons that will hold more than 5% of the Common Stock, certain former citizens or residents of the United States, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” persons holding shares of Common Stock as part of a hedge, straddle, conversion or other integrated financial transaction, persons who acquired their Common Stock through the exercise of an employee option or otherwise as compensation or through a tax-qualified retirement plan, entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein), any holders of founder shares, or that are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as estate or gift taxes, the Medicare tax on net investment income, or the alternative minimum tax) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the Offer in light of your own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of any changes in applicable tax laws.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Common Stock that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from our Common Stock. A “Non-U.S. Holder” means any beneficial owner of shares of Common Stock that is not a U.S. Holder.

This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax considerations discussed below.

Stockholders Not Participating in the Offer

Holders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer. Such holders should their own tax advisors about the tax consequences of the ownership and disposition of Common Stock following the Business Combination.

Stockholders Selling their Common Stock Pursuant to the Offer

Redemption of Common Stock

In the event that a holder’s shares of Common Stock are redeemed pursuant to the Offer, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Common Stock, a U.S. Holder will be treated as described below under the section titled “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock,” and a non-U.S. Holder will be treated as described under the section titled “Non- U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.” If the redemption does not qualify as a sale of shares of Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. Holder described below under the section titled “U.S. Holders—Taxation of Distributions,” and the tax consequences to a non-U.S. Holder described below under the section titled “Non-U.S. Holders—Taxation of Distributions.”

Whether a redemption of shares of Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Common Stock generally will be treated as a sale of Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Common Stock which could be acquired pursuant to the exercise of any warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination should be included in determining the U.S. federal income tax treatment of the redemption. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Common Stock and the Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, and the holder does not constructively own any other stock. The redemption of Common Stock will be not essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. Holder will be as described below under the section titled “U.S. Holders—Taxation of Distributions,” and the tax effects to such non-U.S. Holder will be as described below under the section titled “Non-U.S. Holders—Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in the warrants or possibly in other stock constructively owned by it.

A holder should consult its tax advisors as to the tax consequences of a redemption.

U.S. Holders

Taxation of Distributions. If our redemption of a U.S. Holder’s shares of Common Stock is treated as a distribution, as discussed above under the section titled “Redemption of Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described below under the section titled “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.”

Provided certain holding period requirements are met, dividends received by a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction. Such dividends may be subject to the “extraordinary dividends” provisions of the Code (which could cause a reduction in the tax basis of such corporate U.S. Holder’s shares and cause such corporate U.S. Holder to recognize capital gain). Provided certain holding period requirements are met, and with certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends received by a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate applicable to long-term capital gains. It is unclear whether the redemption rights (including this Offer to Purchase) with respect to the Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. Each U.S. Holder should consult their tax advisors as to the availability of the dividends received deduction or the preferential tax rate on qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. If our redemption of a U.S. Holder’s shares of Common Stock is treated as a sale or other taxable disposition, as discussed above under the section titled “Redemption of Common Stock,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the shares of Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Common Stock described in this Offer to Purchase may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of Common Stock (shares of Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock generally will equal the U.S. Holder’s acquisition cost of the Common Stock less any prior distributions paid to such U.S. Holder with respect to its shares of Common Stock treated as a return of capital.

Allocation of Purchase Price between Common Stock and Warrants. A holder of Common Stock and warrants purchased in the IPO generally was required to allocate the issue price paid for Common Stock and warrants between the Common Stock and warrants based on the relative fair market value of each at the time of purchase. The price allocated to each share of Common Stock and each warrant is the holder’s tax basis in such share of Common Stock or such warrant, as the case may be. A holder’s purchase price allocation is not binding on the IRS or the courts. No assurance can be given that the IRS or the courts will agree with a U.S. Holder’s allocation. Accordingly, each holder of Common Stock is advised to consult such holder’s own tax adviser with respect to its basis in the Common Stock.

Non-U.S. Holders

Taxation of Distributions. If our redemption of a non-U.S. Holder’s shares of Common Stock is treated as distribution, as discussed above under the section titled “Redemption of Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN, W-8BEN-E or other applicable Form W-8). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described below under the section titled “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. If our redemption of a non-U.S. Holder’s shares of Common Stock is treated as a sale or other taxable disposition as discussed above under the section titled “Redemption of Common Stock,” subject to the discussion of the Foreign Account Tax Compliance Act (“FATCA”) below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of Common Stock. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a non-U.S. Holder’s Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.

FATCA Withholding Taxes. FATCA imposes withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN, W-8BEN-E or other applicable Form W-8). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders should consult their tax advisers regarding the effects of FATCA on a redemption of Common Stock.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of distributions on and the proceeds from a sale or other disposition of Common Stock. In addition, certain U.S. Holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not United States persons for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid the application of such information reporting requirements and backup withholding tax. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the filing requirements of the Exchange Act. We are required to file with the SEC an Annual Report on Form 10-K containing financial statements audited by an independent accounting firm. We also furnish to the SEC, on Form 8-K, certain unaudited financials in each quarter of our fiscal year. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.

We have not authorized anyone to provide you with information that differs from that contained in this Offer to Purchase. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to our stockholders nor the decision to tender, or not to tender, Common Stock, shall create any implication to the contrary. We will amend this Offer to Purchase to report material changes and material facts as required by Rules 13e-4(c)(3) and Section 14(e), respectively, under the Exchange Act. If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) under the Exchange Act.

This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

Attn: Compliance Department

1 State Street Plaza, 30th Floor

New York, NY 10004

By Facsimile (for Eligible Institutions only):

(212) 616-7616

Questions and requests for assistance regarding the Offer may be directed to Morrow Sodali LLC, our Information Agent for the Offer, at the telephone numbers and e-mail address set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, CT 06902

Individuals, please call (800) 662-5200

Banks and brokerage firms, please call (203) 658-9400

Email: DMYS.info@investor.morrowsodali.com

Offer to Purchase

March 3, 2023

INDEX TO FINANCIAL INFORMATION

DMY TECHNOLOGY GROUP, INC. VI

AUDITED FINANCIAL STATEMENTS

RAIN ENHANCEMENT TECHNOLOGIES, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

dMY Technology Group, Inc. VI

Opinion on the Financial Statements

We have audited the accompanying balance sheets of dMY Technology Group, Inc. VI (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from April 16, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from April 16, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by April 5, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well asevaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 2, 2023

PCAOB ID Number 100

DMY TECHNOLOGY GROUP, INC. VI

BALANCE SHEETS

	December 31,
	2022	2021
Assets:
Current assets:
Cash	$1,128	$646,608
Prepaid expenses	216,128	551,731

Total current assets	217,256	1,198,339
Investments held in Trust Account	244,961,644	241,515,226

Total Assets	$245,178,900	$242,713,565

Liabilities, Class A common stock subject to possible redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$683,488	$129,982
Accounts payable - related party	36,447	3,106
Accrued expenses	2,083,531	189,477
Convertible working capital loans—related party	295,284	—
Franchise tax payable	204,456	55,001
Income tax payable	680,665	—

Total current liabilities	3,983,871	377,566
Derivative warrant liabilities	2,079,550	25,159,500
Deferred underwriting commissions	—	8,452,500

Total Liabilities	6,063,421	33,989,566
Commitments and Contingencies
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 24,150,000 shares subject to possible redemption at $10.10 and $10.00 per share as of December 31, 2022 and 2021, respectively	243,922,084	241,500,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,037,500 shares issued and outstanding	604	604
Additional paid-in capital	—	—
Accumulated deficit	(4,807,209)	(32,776,605)

Total stockholders’ deficit	(4,806,605)	(32,776,001)

Total Liabilities, Class A common stock subject to possible redemption and Stockholders’ Deficit	$245,178,900	$242,713,565

The accompanying notes are an integral part of these financial statements.

DMY TECHNOLOGY GROUP, INC. VI

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the period from April 16, 2021 (inception) through December 31, 2021
General and administrative expenses	$3,702,578	$394,435
Franchise tax expenses	203,894	55,001

Loss from operations	(3,906,472)	(449,436)

Other income (expenses):
Offering costs associated with derivative warrant liabilities	—	(440,744)
Change in fair value of derivative liabilities - warrants	23,079,950	(13,559,150)
Change in fair value of derivative liabilities - working capital loan option	2,503	—
Gain from extinguishment of deferred underwriting commissions	8,452,500	—
Interest expense	(2,787)	—
Interest income on operating account	33	—
Interest income from investments held in Trust Account	3,446,418	15,226

Total other income (expenses)	34,978,617	(13,984,668)

Net income (loss) before income taxes	31,072,145	(14,434,104)
Income tax expense	680,665	—

Net income (loss)	$30,391,480	$(14,434,104)

Weighted average shares outstanding of Class A common stock, basic and diluted	24,150,000	8,173,846

Basic and diluted net income (loss) per share, Class A common stock	$1.01	$(1.07)

Weighted average shares outstanding of Class B common stock, basic and diluted	6,037,500	5,294,423

Basic and diluted net income (loss) per share, Class B common stock	$1.01	$(1.07)

The accompanying notes are an integral part of these financial statements.

DMY TECHNOLOGY GROUP, INC. VI

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance - April 16, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	6,037,500	604	24,396	—	25,000
Excess of cash received over fair value of private placement warrants	—	—	2,595,400	—	2,595,400
Accretion for Class A common stock to redemption amount	—	—	(2,619,796)	(18,342,501)	(20,962,297)
Net loss	—	—	—	(14,434,104)	(14,434,104)

Balance - December 31, 2021	6,037,500	$604	$—	$(32,776,605)	$(32,776,001)
Accretion of Class A common stock subject to possible redemption amount	—	—	—	(2,422,084)	(2,422,084)
Net income	—	—	—	30,391,480	30,391,480

Balance - December 31, 2022	6,037,500	$604	$—	$(4,807,209)	$(4,806,605)

The accompanying notes are an integral part of these financial statements.

DMY TECHNOLOGY GROUP, INC. VI

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the period from April 16, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$30,391,480	$(14,434,104)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest expense	2,787	—
Change in fair value of derivative liabilities - working capital loan option	(2,503)	—
Change in fair value of derivative liabilities - warrants	(23,079,950)	13,559,150
Offering costs associated with derivative warrant liabilities		440,744
Gain from extinguishment of deferred underwriting commissions	(8,452,500)
Interest income from investments held in Trust Account	(3,446,418)	(15,226)
Changes in operating assets and liabilities:	—
Prepaid expenses	335,603	(551,731)
Accounts payable	553,506	22,458
Accounts payable - related party	33,341	—
Accrued expenses	1,894,054	104,477
Franchise tax payable	149,455	55,001
Income tax payable	680,665	—

Net cash used in operating activities	(940,480)	(819,231)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(241,500,000)

Net cash used in investing activities	—	(241,500,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from convertible working capital loan	295,000	—
Repayment of note payable to related party	—	(74,991)
Proceeds received from initial public offering, gross	—	241,500,000
Proceeds received from private placement	—	6,830,000
Offering costs paid	—	(5,314,170)

Net cash provided by financing activities	295,000	242,965,839

Net change in cash	(645,480)	646,608
Cash - beginning of the period	646,608	—

Cash - end of the period	$1,128	$646,608

Supplemental disclosure of noncash activities:
Offering costs included in accounts payable	$—	$110,630
Offering costs included in accrued expenses	$—	$85,000
Offering costs paid by related party under promissory note	$—	$74,991
Deferred underwriting commissions	$—	$8,452,500

The accompanying notes are an integral part of these financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN CONSIDERATION

dMY Technology Group, Inc. VI (previously known as TdMY Technology Group, Inc.) (the “Company”) is a blank check company incorporated in Delaware on April 16, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from April 16, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), and, since the closing of the Initial Public Offering, the search for and efforts toward completing an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating interest income on investments held in the Trust Account (as defined below).

The Company’s sponsor is dMY Sponsor VI, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 30, 2021. On October 5, 2021, the Company consummated its Initial Public Offering of 24,150,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 3,150,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $241.5 million, and incurring offering costs of approximately $14.0 million, of which approximately $8.5 million was for deferred underwriting commissions, which was later entirely waived on November 18, 2022 (see Note 5), and approximately $440,000 was for offering costs allocated to derivate warrant liabilities.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,830,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $6.8 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $241.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Company’s outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.00 per Public Share plus pro rata interest earned in Trust Account).

The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to certain of the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Company’s amended and restated certificate of incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and any other holders of the Founder Shares immediately prior to the Initial Public Offering (the “Initial Stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have 18 months from the closing of the Initial Public Offering to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate its initial Business Combination within 18 months, the Company may, but is not obligated to, extend the period of time to consummate a Business Combination once by an additional three months (for a total of 21 months to complete an initial Business Combination), provided that the only way to extend the time available for the Company to consummate its initial Business Combination is for the Sponsor or its affiliates or designees, upon five days’ advance notice prior to the deadline, to deposit into the Trust Account an amount of $0.10 per share of Class A common stock, or approximately $2.4 million in the aggregate, on or prior to the date of the applicable deadline. Any such payments would be made in the form of a loan. Public Stockholders will not be offered the opportunity to vote on or redeem their shares in connection with any such extension.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering, or April 5, 2023, or 21 months from the closing of the Initial Public Offering, or July 5, 2023, if extended (the “Combination Period”), the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest (net of amounts withdrawn to fund working capital requirements, subject to an annual limit of $500,000, and/or to pay for the Company’s taxes (“permitted withdrawals”) and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 (or $10.10 per Public Share if the Company elects to extend the time to consummate a Business Combination). In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On December 22, 2022, the Company (the “Purchaser” or “dMY VI”), entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Rain Enhancement Technologies, Inc., a Delaware corporation (“Rainwater Tech”) and Rainwater, LLC, Michael Nefkens and Keri Waters (together referred to as the “Sellers”) and Rainwater, LLC, solely in its capacity as Sellers’ Representative, pursuant to which, dMY VI will acquire Rainwater Tech and Rainwater Tech will become a wholly owned subsidiary of dMY VI, and dMY VI will change its name to “Rain Enhancement Technologies, Inc. (the “Merger”), as fully disclosed in the Current Report on Form 8-K filed with the SEC on December 22, 2022.

Going Concern Consideration

As of December 31, 2022, the Company had approximately $1,000 in cash, approximately $3.5 million of interest income available in the Trust Account to pay for tax obligations only, and a working capital deficit of approximately $3.8 million (including tax obligations of approximately $885,000 that may be paid using interest income from investments held in the Trust Account).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 4) and a loan under the Note (as defined in Note 4) in the amount of approximately $75,000. The Company fully repaid the Note balance on October 4, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or the affiliates of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company funds as needed under Working Capital Loans (see Note 4). The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. As of December 31, 2022 and 2021, the Company borrowed $295,000 and $0 under the Working Capital Loans, respectively. In January 2023, the Company borrowed an additional amount of $86,000, for an aggregate of $381,000 outstanding under the Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation – Going Concern,” management has determined that the liquidity condition, mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 5, 2023. The management plans to complete the Merger with Rainwater Tech prior to the mandatory liquidation date and expects to receive financing from the Sponsor or the affiliates of the Sponsor to meet its obligations through the time of liquidation or the completion of the Merger; however no financing is currently committed. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any private investment in public equity (PIPE) financing or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On December 27, 2022, the Treasury and Internal Revenue Service (“IRS”) issued a Notice 2023-2 (“Notice”), which provided interim guidance regarding the application of the corporate stock repurchase excise tax until the issuance of proposed regulations. The Notice excluded the distributions complete liquidation of a corporation from the base of the excise tax. The Notice also excludes from the scope of the excise tax any distribution made during the taxable year in which a corporation fully liquidates and dissolves, even if a distribution precedes the formal decision to liquidate.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the derivative warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of December 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature, except for derivative liabilities (see Note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

The warrants issued in connection with its Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The fair value of Public Warrants and Private Placement were initially measured at fair value using Black-Scholes option pricing model and Monte-Carlo simulation method. Beginning in November 2021, the fair value of Public Warrants has been measured based on the listed market price of such Public Warrants. The Private Placement Warrants were measured at fair value using a Black Scholes model at December 31, 2022 and 2021.

Working Capital Loan Option

During the year ended December 31, 2022, certain of the Company’s officers loaned the Company an aggregate of $295,000 to be used for a portion of the expenses of the Company. At the option of the Sponsor, the outstanding principal may be converted into that number of warrants equal to the outstanding principal of the note divided by $1.00. The option (“Working Capital Loan Option”) to convert the Working Capital Loans into warrants qualifies as an embedded derivative under ASC 815 and is required to be recognized at fair value with subsequent changes in fair value recognized in the Company’s statements of operations each reporting period until the loan is repaid or converted. As of December 31, 2022, the fair value of the Working Capital Loan Option was approximately $3,000 (see Note 9).

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs allocated to the Public Shares were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Shares of Class A common stock of the Company feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 24,150,000 shares of Class A common stock subject to possible redemption were presented as temporary equity, outside of the stockholders’ deficit section of the accompanying balance sheets.

Under ASC 480, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2022 and 2021, the Company had deferred tax assets of approximately $943,000 and $87,000, respectively, which are presented net of a full valuation allowance.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company’s currently taxable income primarily consists of interest income from investments held in the Trust Account. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share of common stock is calculated by dividing the net income by the weighted average number of common stock outstanding for the respective period. The Company has not considered the effect of the Public Warrants and the Private Placement Warrants to purchase an aggregate of 18,905,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share of common stock for each class of common stock:

	For the Year Ended December 31, 2022		For the period from April 16, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common share:
Numerator:
Allocation of net income (loss)	$24,313,184	$6,078,296	$(8,760,008)	$(5,674,096)
Denominator:
Basic and diluted weighted average common shares outstanding	24,150,000	6,037,500	8,173,846	5,294,423

Basic and diluted net income (loss) per common share	$1.01	$1.01	$(1.07)	$(1.07)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On October 5, 2021, the Company consummated its Initial Public Offering of 24,150,000 Units, including 3,150,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $241.5 million, and incurring offering costs of approximately $14.0 million, of which approximately $8.5 million was for deferred underwriting commissions, which was later entirely waived on November 18, 2022 (see Note 5), and approximately $440,000 was for offering costs allocated to derivative warrant liabilities.

Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

NOTE 4. RELATED PARTY TRANSACTIONS

Founder shares

On April 27, 2021, the Sponsor purchased 7,187,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate purchase price of $25,000. Shares and the associated amounts have been retroactively restated to reflect: (i) the surrender of 2,156,250 shares of Class B common stock for no consideration on September 24, 2021; and (ii) the 1:1.2 stock split on October 4, 2021, resulting in an aggregate of 6,037,500 shares of Class B common stock outstanding. The Initial Stockholders agreed to forfeit up to 787,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on October 5, 2021; thus, these 787,500 Founder Shares were no longer subject to forfeiture.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,830,000 warrants Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $6.8 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. Except as set forth below, the Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

Promissory Note

On April 16, 2021, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $75,000 under the Note and repaid the Note in full on October 4, 2021. As a result, the Note is no longer available as of December 31, 2022 and 2021.

Accounts Payable – Related Parties

As of December 31, 2022 and 2021, the Company recorded approximately $36,000 and $3,000 in accounts payable due to related parties, respectively, which consists mainly of reimbursable expenses.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

In July, October and December 2022, certain of the Company’s officers loaned the Company an aggregate of $140,000, $150,000 and $5,000, respectively (for an aggregate outstanding amount of $295,000), to be used for a portion of the expenses of the Company. At the option of the Sponsor, the outstanding principal may be converted into that number of warrants equal to the outstanding principal of the note divided by $1.00. Upon funding of the loans, the Company recognized the initial fair value of the Working Capital Loan Option of approximately $1,400, approximately $4,000 and $50, respectively, as debt discounts, which were classified as a component of the Working Capital Loans and amortized to interest expense over the expected term of the loans. For the year ended December 31, 2022, the Company amortized approximately $2,700 of the debt discounts, classified as interest expense in the accompanying statements of operations.

As of December 31, 2022, the Company had $295,000 borrowings outstanding under the Working Capital Loans. A reconciliation of the carrying value and the principal value, as of December 31, 2022, follows:

December 31, 2022
Principal value of convertible working capital loan	$295,000
Fair value of embedded derivative—working capital loan	2,950
Debt discount	(2,666)

Carrying value of convertible working capital loan—related party	$295,284

In January 2023, the Company borrowed an additional amount of $86,000 from certain of its officers, for an aggregate of $381,000 outstanding under the Working Capital Loans.

Administrative Services Agreement

On October 5, 2021, the Company entered into an agreement with the Sponsor, pursuant to which it agreed to pay the Sponsor $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. The Company recorded $120,000 and $30,000 in connection with such fees during the year ended December 31, 2022 and for the period from April 16, 2021 (inception) through December 31, 2021, respectively, in the accompanying statements of operations. The Company prepaid such fees in full and as of December 31, 2022 and 2021, the Company had an unused balance of $30,000 and $150,000 in prepaid expenses recorded in the accompanying balance sheets, respectively.

The Sponsor, its executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee will review on a quarterly basis all payments that are made to the Sponsor, the Sponsor’s executive officers or directors, or the Company’s executive officers or directors or their affiliates.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Registration and Stockholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants), or warrants that may be issued upon conversion of the Working Capital Loans and loan made to extend our time period of consummating an initial Business Combination, are entitled to registration rights pursuant to a registration and stockholder rights agreement signed upon the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

In connection with the Initial Public Offering, the underwriters were entitled to (i) an underwriting discount of $0.20 per unit, or approximately $4.8 million in the aggregate, paid upon the closing of the Initial Public Offering, and (ii) an additional fee of $0.35 per unit, or approximately $8.5 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to certain of the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On November 18, 2022, the Company received a formal letter from Goldman Sachs & Co. LLC (“Goldman Sachs”), the underwriter in the Company’s Initial Public Offering, advising that it had waived any entitlement it may have to the deferred underwriting commissions of approximately $8.5 million in respect of any Business Combination. During the year ended December 31, 2022, the Company derecognized the entire deferred underwriting commission of approximately $8.5 million and recorded such extinguishment of liability as income in the accompanying statements of operations.

On December 20, 2022, the Company engaged Needham & Company, LLC (“Needham”) as its exclusive financial advisor to the Company and as its exclusive placement agent in connection with the possible Merger with Rainwater Tech. The Company agreed to pay Needham fees to be mutually agreed upon at a later date (“Advisor Fee”), solely in the event that the Company completes its Business Combination. As of December 31, 2022, the Company determined that a Business Combination is not considered probable. If the fee is determined to be a transaction cost for the Business Combination then the amount payable to Needham may be accounted for as an expense in the period the liability is recorded.

NOTE 6. WARRANTS

As of December 31, 2022 and 2021, the Company has 12,075,000 and 6,830,000 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business

Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until the completion of a Business Combination, subject to certain limited exceptions. Additionally, except as set forth below, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

•

if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock; and

•

if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders.

The “fair market value” of Class A common stock shall mean the volume weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 7. CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 24,150,000 shares of Class A common stock outstanding, which were all subject to possible redemption and classified outside of permanent equity in the accompanying balance sheets.

As of December 31, 2022 and 2021, the Class A common stock subject to possible redemption reflected on the balance sheets are reconciled on the following table:

Gross proceeds	$241,500,000
Less:
Fair value of Public Warrants at issuance	(7,365,750)
Class A shares issuance costs	(13,596,547)
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption	20,962,297

Class A common stock subject to possible redemption—December 31, 2021	$241,500,000
Plus:
Increase in redemption value of Class A ordinary shares subject to redemption	2,422,084

Class A common stock subject to possible redemption—December 31, 2022	$243,922,084

NOTE 8. STOCKHOLDERS’ DEFICIT

Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock - The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 24,150,000 shares of Class A common stock issued and outstanding, all of which were subject to possible redemption and were classified outside of permanent equity on the balance sheets (see Note 7).

Class B Common Stock - The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 6,037,500 shares of Class B common stock issued and outstanding.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class B common stock will have the right to elect all of the Company’s directors prior to the consummation of the initial Business Combination. On any other matter submitted to a vote of the Company’s stockholders, holders of Class B common stock and holders of Class A common stock will vote together as a single class, except as required by applicable law or stock exchange rule.

The Class B common stock will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Class B common stock will never occur on a less than one-for-one basis.

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account - U.S. Treasury Securities (1)	$244,961,644	$—	$—
Liabilities:
Derivative warrant liabilities - Public Warrants	$1,328,250	$—	$—
Derivative warrant liabilities - Private Warrants	$—	$—	$751,300
Derivative liabilities - working capital loan option	$—	$—	$2,950

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account - U.S. Treasury Securities (1)	$241,515,226	$—	$—
Liabilities:
Derivative warrant liabilities - Public Warrants	$15,939,000	$—	$—
Derivative warrant liabilities - Private Warrants	$—	$—	$9,220,500

(1)	Includes $646 and $123 of cash balance held within the Trust Account as of December 31, 2022 and 2021, respectively.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in November 2021, when the Public Warrants were separately listed and traded.

Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants and Private Placement Warrants were initially estimated using Black-Scholes option pricing model and Monte-Carlo simulation method. Beginning in November 2021, the fair value of Public Warrants has been measured based on the listed market price of such Public Warrants. The Private Placement Warrants were measured at fair value using a Black Scholes model at December 31, 2022 and 2021. The Company’s Working Capital Loan Option is valued using a probability-weighted Black Scholes option pricing model. For the year ended December 31, 2022 and 2021, the Company recognized a change to the statements of operations resulting from a decrease and an increase in the fair value of liabilities of approximately $23.1 million and $13.6 million, respectively, presented in the accompanying statements of operations.

The estimated fair value of the Private Placement Warrants and Working Capital Loan Option is determined using Level 3 inputs. Inherent in a Monte Carlo simulation or Black Scholes option pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility for its warrants based on the implied volatilities from traded warrants of select peer companies that matches the expected term of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the issuance date for a maturity similar to the expected remaining term of the warrants. The expected term of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to be zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

Private Warrants

	As of December 31, 2022	As of December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$10.05	$9.82
Volatility	6.80%	19.1%
Expected life (years)	5.25	5.25
Risk-free rate	3.91%	1.27%
Dividend yield	0.0%	0.0%

Working Capital Loan Option

As of December 31, 2022
Strike price of debt conversion	$1.00
Volatility	47.7%
Expected life (years)	0.25
Risk-free rate	4.32%
Dividend yield	0.0%

The changes in the level 3 fair value of the derivative warrant liabilities for the year ended December 31, 2022 and 2021 are summarized as follows:

Balance as of April 16, 2021 (inception) - Level 3	$—
Issuance of Public Warrants and Private Placement Warrants	11,600,350
Transfer of Public Warrants to Level 1	(7,365,750)
Change in fair value of derivative warrant liabilities - Private Warrants	4,985,900

Balance as of December 31, 2021 - Level 3	$9,220,500
Change in fair value of derivative warrant liabilities - Private Warrants	(8,469,200)

Balance as of December 31, 2022 - Level 3	$751,300

The changes in the fair value of the Working Capital Loan Option measured with Level 3 inputs for the year ended December 31, 2022 is summarized as follows:

Balance as of December 31, 2021	$—
Initial fair value of the Working Capital Loan Option	5,453
Change in fair value of the Working Capital Loan Option	(2,503)

Balance as of December 31, 2022	2,950

NOTE 10. INCOME TAXES

The income tax provision consists of the following:

	December 31, 2022	December 31, 2021
Current
Federal	$684,902	$—
State	—	—
Deferred
Federal	(860,432)	(87,068)
State	—	—
Valuation allowance	856,196	87,068

Income tax provision	$680,665	$—

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Start-up/Organization costs	$943,264	$82,831
Net operating loss carryforwards	—	4,237

Total deferred tax assets	943,264	51,392
Valuation allowance	(943,264)	(87,068)

Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and 2021, the valuation allowances were approximately $943,000 and $87,000, respectively. As of December 31, 2022 and 2021, the Company has $0 and approximately $4,000 of U.S. federal net operating loss carryforwards, respectively, which do not expire, and no state net operating loss carryovers available to offset future taxable income.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Gain in fair value of derivatives	(15.6)%	(19.7)%
Financing costs - derivative warrant liabilities	0.0%	(0.7)%
Meals & entertainment	0.0%	(0.0)%
Gain from settlement of deferred underwriting commissions	(5.7)%	0.0%
Change in valuation allowance	2.8%	(0.6)%

Income Taxes Rate (Benefit)	2.5%	0.0%

There were no unrecognized tax benefits as of December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to the date financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment to or disclosure in the financial statements, except as noted below.

In January 2023, the Company borrowed an additional amount of $86,000 from certain of its officers, for an aggregate of $381,000 outstanding under the Working Capital Loans.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Rain Enhancement Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Rain Enhancement Technologies, Inc. (the “Company”) as of December 31, 2022, the related statements of operations, changes in stockholders’ equity and cash flows for the period from November 10, 2022 (inception) through December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period from November 10, 2022 (inception) through December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2022. Irvine, California

March 3, 2023

RAIN ENHANCEMENT TECHNOLOGIES, INC.

BALANCE SHEET

December 31, 2022

Assets:
Current assets:
Cash	$100,000

Total current assets	100,000
Construction in-process equipment	104,052
Intangible assets	116,750

Total Assets	$320,802

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$220,150
Accrued expenses	143,750
Due to related parties	170,386
Franchise tax payable	225

Total current liabilities	534,511

Commitments and Contingencies
Stockholders’ Deficit:
Common stock, $0.0001 par value; 5,000 shares authorized; 1,700 shares issued and outstanding	—
Additional paid-in capital	1,070,125
Accumulated deficit	(1,283,834)

Total stockholders’ deficit	(213,709)

Total Liabilities and Stockholders’ Deficit	$320,802

The accompanying notes are an integral part of these financial statements.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

STATEMENT OF OPERATIONS

For the Period from November 10, 2022 (inception) through December 31, 2022

General and administrative expenses	$1,283,609
Franchise tax expenses	225

Net loss	$(1,283,834)

Weighted average common shares outstanding, basic and diluted	864

Basic and diluted net loss per common share	$(1,486)

The accompanying notes are an integral part of these financial statements.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Period from November 10, 2022 (inception) through December 31, 2022

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance—November 10, 2022 (inception)	—	$—	$—	$—	$—
Issuance of common stock for cash	200	—	100,000	—	100,000
Issuance of common stock for services	1,500	—	970,125	—	970,125
Net loss	—	—	—	(1,283,834)	(1,283,834)

Balance—December 31, 2022	1,700	$—	$1,070,125	$(1,283,834)	$(213,709)

The accompanying notes are an integral part of these financial statements.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

STATEMENT OF CASH FLOWS

For the Period from November 10, 2022 (inception) through December 31, 2022

Cash Flows from Operating Activities:
Net loss	$(1,283,834)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses advanced by related parties	49,520
Issuance of common stock for services	970,125
Changes in operating assets and liabilities:
Accounts payable	203,964
Accrued expenses	60,000
Franchise tax payable	225

Net cash used in operating activities	—

Cash Flows from Financing Activities:
Proceeds from issuance of common stock for cash	100,000

Net cash provided by financing activities	100,000

Net change in cash	100,000
Cash—beginning of the period	—

Cash—end of the period	$100,000

Supplemental disclosure of noncash activities:
Intangible assets paid for by related parties	$33,000
Construction in-process equipment paid for by related parties	$87,866
Intangible assets included in accrued expenses	$83,750
Construction in-process equipment included in accounts payable	$16,186

The accompanying notes are an integral part of these financial statements.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 —Description of Organization and Going Concern Consideration

Rain Enhancement Technologies, Inc. (the “Company” or “Rainwater Tech”) was incorporated in Delaware on November 10, 2022. The Company is a business formed to combine unique expertise, personnel, and weather data to develop, improve and commercialize ionization rainfall generation technology. The Company will develop improvements on existing rainfall generation technologies by introducing robust measurement tools, including software monitoring technology, machine learning, rain gauges, and weather stations.

The Company does not have any operating history and has not yet generated any revenue, and its ability to generate revenue sufficient to achieve profitability will depend on its ability to successfully build and commercialize ionization rainfall generation technology.

Share Purchase Agreement

On December 22, 2022, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with dMY Technology Group, Inc. VI, a Delaware company (the “Purchaser” or “dMY VI”), Michael Nefkens, Keri Waters and Rainwater, LLC (owned by Paul Dacier, the Executive Chairman of Rainwater Tech) (the “Sellers”), pursuant to which, dMY VI will acquire the Company and the Company will become a wholly owned subsidiary of dMY VI (the “Business Combination”). The obligations of the parties to consummate the Business Combination are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) obtaining any required regulatory approvals applicable to the Business Combination being obtained; (ii) no injunction or other order, or law prohibiting, restraining, enjoining or making illegal the Business Combination; and (iii) the consummation of dMY VI’s redemption tender offer. There is no guarantee that the Transaction will close or that there will be no occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction, including due to the failure of any other closing condition. (See Note 7).

Going Concern Consideration

As of December 31, 2022, the Company had $100,000 in cash and had a working capital deficit of approximately $435,000.

The Company’s liquidity needs through December 31, 2022 were provided from proceeds from issuance of common stock of $100,000 and payments from certain officers of the Company and dMY VI of approximately $170,000 to cover for certain expenses and purchases of certain intangible assets and construction in-process equipment on behalf of the Company. In February 2023, the Company received loan proceeds of an aggregate of approximately $447,000 pursuant to the Note (as defined in Note 5) from its CEO and certain officers of dMY VI, increasing the total amount owed to related parties to approximately $617,000.

The Company expects that its operating expenses and investment in development and technologies will continue to increase. There is no assurance that the intellectual property of the Company, or other technologies it may acquire, will be capable of being produced in commercial quantities at reasonable costs, or be successfully marketed.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation—Going Concern,” management has determined that the liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities. Management plans to complete the Business Combination with dMY VI and expects to receive financing to meet its obligations through one year from this filing; however, no financing is currently committed. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and cash flows, the specific impact is not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Significant estimates included stock based compensation for services provided at December 31, 2022.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Construction In-Process Equipment

The Company capitalized its cost to build its rainfall ionization equipment (the “Equipment”) as incurred, including materials and allocated labor costs. As soon as the Equipment is placed in service, the Company will transfer its capitalized cost to equipment and will begin to depreciate those assets on a straight- line basis over the estimated useful lives of the assets, generally 10 to 15 years. At the time of retirement or other disposition of the Equipment, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

Construction in-process equipment as of December 31, 2022 is composed of the following:

December 31, 2022
Construction in-process equipment:
Rainfall ionization equipment and systems, in-process	$104,052

Total	$104,052

Intangible Assets

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated depreciation and accumulated impairment losses.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Intangible assets with finite lives are amortized over the estimated useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The depreciation period and the depreciation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the depreciation period or method, as appropriate, and are treated as changes in accounting estimates. The depreciation expense on intangible assets with finite lives is recognized in the statement of operations and in the expense category that is consistent with the function of the intangible assets.

Intangible assets with indefinite useful lives are not depreciated, but are tested for impairment annually. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis. An intangible asset is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of operations.

Stock Compensation

The Company’s policy is to account for stock-based compensation expense in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity awards is measured at fair value upon the grant date and recognized over the requisite service period. To the extent a stock-based award is subject to a performance condition, the amount of expense recorded in a given period, if any, reflects an assessment of the probability of achieving such performance condition, with compensation recognized once the event is deemed probable to occur. Forfeitures are recognized as incurred.

Net Loss Per Share of Common Stock

Net loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. As of December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed insignificant as of December 31, 2022.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing

RAIN ENHANCEMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

authorities. There were no unrecognized tax benefits as of December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Leases

The Company complies with FASB ASC Topic 842, “Leases”. The Company may enter into leases for facilities and office equipment. The lease liabilities will be recognized as the present value of the future minimum lease payments over the lease term. The lease payments may consist of fixed and in-substance fixed amounts attributable to the use of the underlying asset over the lease term. Variable lease payments that do not depend on an index rate or are not in-substance fixed payments are excluded in the measurement of right-of-use assets and lease liabilities and are expensed in the period incurred. Some of the lease agreements may include options to extend the lease term or terminate the lease. These options would be accounted for in our right-of-use assets and lease liabilities when it is reasonably certain that the Company will extend the lease term or terminate the lease. As of December 31, 2022, there were no lease agreements in place.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3—Intangible Assets

Intangible assets as of December 31, 2022 are composed of licenses under certain patents and designs for weather modification and rainfall ionization equipment.

Management anticipates that Equipment utilizing certain of these patents and designs will become operational and placed in service within one year from this filing. The Company amortizes those assets on a straight-line basis over the estimated useful lives of the assets under full-month convention. The Company plans to continually adapt to incorporate new technologies and to expand into markets that may be created by new technologies for rainfall generation. As a result, the Company anticipates that the licensed patents and designs will have a ten-year useful life before the Company transitions and adopt new technologies.

Note 4—Commitments and Contingencies

Patent License

On November 21, 2022, the Company entered into a license agreement with Dr. Theodore Anderson, a plasma physicist, whereby the Company was granted an exclusive, worldwide license under certain of Dr. Anderson’s patents. The consideration paid for the license, which was fully paid as of December 31, 2022, was recorded as an intangible asset.

Consulting Agreement for Rainfall Ionization Equipment

In November 2022, the Company entered into a consulting agreement, which was later amended on December 8, 2022, with Scott Morris to engage him as Senior Technology Advisor. The Company agreed to pay Mr. Morris a one-time fee upon execution of the agreement (“First-time fee”) and a consulting fee of AUD 250,000 per year

RAIN ENHANCEMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

(equivalent to approximately $170,000 as of December 31, 2022) as well as certain success fees that will be paid upon reaching certain milestones. As of December 31, 2022, the Company paid the First-time fee to Mr. Morris, which was included in the general and administrative expenses in the accompanying statement of operations.

In connection with the consulting agreement, the Company also agreed to obtain from Mr. Morris an irrevocable, perpetual, non-exclusive license under certain engineering designs in connection with rainfall ionization equipment and systems. The Company accrued the consideration of the license agreement with Mr. Morris on the accompanying balance sheet as of December 31, 2022 as an intangible asset with a ten-year useful life.

Note 5—Related Party Transactions

Due to Related Parties

Certain of the Company’s and dMY VI’s officers paid an aggregate of approximately $17,000 and approximately $153,000, respectively, to cover for certain expenses and purchases of certain intangible assets and construction in-process equipment on the Company’s behalf. As of December 31, 2022, the Company recorded the full outstanding amount of approximately $170,000 owed to such officers in due to related parties in the accompanying balance sheet. The amounts due to related parties are non-interest bearing, unsecured and due on demand.

On February 2, 2023, the Company issued a promissory note (the “Note”) to its CEO and certain officers of dMY VI for an aggregate amount of $600,000, of which approximately $153,000 was already lent by one of the officers of dMY VI as mentioned above. The Company received the remaining cash proceeds of $447,000 under the Note in February 2023. The Note has an annual interest rate of 5% and shall be due and payable on August 1, 2023.

Note 6—Stockholders’ Deficit

Common Stock

As of December 31, 2022, the Company is authorized to issue 5,000 shares of common stock with a par value of $0.0001 per share.

On December 1, 2022, the Company issued 1 share of common stock to Rainwater, LLC for a purchase price of $100,000, which was recapitalized for 200 shares on December 6, 2022 and retroactively restated.

On December 9, 2022, the Company issued an aggregate of 1,500 shares of the Company’s common stock to its executive officers for services performed by them for the Company. The Company estimated the fair value of such shares as approximately $970,000 based on probability-weighted discounted cash flow model and recognized stock-based compensation expense for such services to its executive officers within general and administrative expense in the accompanying statement of operations.

As of December 31, 2022, there were 1,700 shares of common stock issued and outstanding.

Note 7—Proposed Business Combination

Share Purchase Agreement

Pursuant to the Share Purchase Agreement that the Company entered into on December 22, 2022, at the closing of the transactions (the “Transactions”) contemplated thereby (i) the Sellers will sell and transfer to the Purchaser

RAIN ENHANCEMENT TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

1,700 shares of common stock of Rainwater Tech (the “Transferred Equity Interests”), each share of which is exchanged for 100 shares of Class A Common Stock of dMY VI and $790 in cash per share of common stock of Rainwater Tech and (ii) the Company will issue and sell and transfer to the Purchaser additional shares of common stock of Rainwater Tech (the “Issued Equity Interests”, together with the Transferred Equity Interests, the “Purchased Equity Interests”) for an aggregate amount of cash equal to the amount in deposit in dMY VI’s Trust Account after consummation of a redemption tender offer, minus the transaction costs and expenses incurred by dMY VI and Rainwater Tech in connection with the Business Combination, plus the amount of any PIPE Investment (the “Cash Consideration”). The obligations of the parties to consummate the Business Combination are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) obtaining any required regulatory approvals applicable to the Business Combination being obtained; (ii) no injunction or other order, or law prohibiting, restraining, enjoining or making illegal the Business Combination; and (iii) the consummation of dMY VI’s redemption tender offer. There is no guarantee that the Transaction will close or that there will be no occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction, including due to the failure of any other closing condition.

Contingency Agreement to Issue Warrants

On December 21, 2022, the Company entered into a contingency agreement with Paul Dacier, the Company’s Executive Chairman, pursuant to which the Company agrees to issue warrants (the “Warrants”) to purchase 1,000 shares of the Company’s common stock at an exercise price of $0.01 per share (the “Exercise Price”), immediately prior to the consummation of the Business Combination with dMY VI. The Warrants are exercisable after two years from the closing date of the Transactions and may be cash-settled for an aggregate amount of $1.0 million (the “Cash Settlement Amount”) at the option of the Executive. Notwithstanding the forgoing, at the closing date of the Transactions, dMY VI shall be entitled to cause the Executive to exchange the Warrants for dMY VI’s public warrants (the “Public Warrants”) to purchase an aggregate of 100,000 shares of dMY VI’s Class A common stock at a price equal to the Exercise Price; provided that the Executive may elect that the Public Warrants be cash-settled for an amount equals to the Cash Settlement Amount. The agreement is contingent upon and shall become effective only upon the consummation of the Transactions.

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date financial statements were available to be issued. Based upon this review, the Company determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements, except as noted below.

On February 2, 2023, the Company issued a promissory note (the Note) to its CEO and certain officers of dMY VI for an aggregate amount of $600,000, of which approximately $153,000 was already lent by one of the officers of dMY VI as mentioned in Note 5. The Company received the remaining cash proceeds of $447,000 under the Note in February 2023. The Note has an annual interest rate of 5% and shall be due and payable on August 1, 2023.

ANNEX A

SHARE PURCHASE AGREEMENT

by and among

RAIN ENHANCEMENT TECHNOLOGIES, INC.,

THE SELLERS PARTY HERETO,

RAINWATER, LLC, AS SELLERS’ REPRESENTATIVE,

AND

DMY TECHNOLOGY GROUP, INC. VI

Dated as of December 22, 2022

A-i

A-ii

SCHEDULES AND EXHIBITS

Schedules

Schedule A	Company Disclosure Schedule

Exhibits

Exhibit I	Lock-Up Agreement

A-iii

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of December 22, 2022, is entered into by and among Rain Enhancement Technologies, Inc., a Delaware corporation (the “Company”), Rainwater, LLC, a Delaware limited liability company, Michael Nefkens and Keri Waters (together, the “Sellers”), Rainwater, LLC, solely in its capacity as Sellers’ Representative (the “Sellers’ Representative”), and dMY Technology Group, Inc. VI, a Delaware corporation (the “Purchaser”). Each of the Company, the Sellers and the Purchaser are herein referred to individually as a “Party” and, collectively, as the “Parties.”

Recitals

WHEREAS, the Sellers collectively own all of the issued and outstanding capital stock (the “Company Shares”) of the Company;

WHEREAS, the Company is engaged and intends to engage in the research and development, manufacture, marketing, sale and other exploitation of products, services or solutions in the field of weather modification (including rainfall generation, snowfall generation, cloud coverage and fog reduction);

WHEREAS, at the Closing, upon the terms and subject to the conditions of this Agreement, (i) the Sellers will sell and transfer to the Purchaser 1,700 Company Shares (the “Transferred Equity Interests”), which represent all of the issued and outstanding Company Shares as of immediately prior to the Closing and (ii) the Company will issue and sell and transfer to the Purchaser the Issued Equity Interests (together with the Transferred Equity Interests, the “Purchased Equity Interests”) and the Purchaser will purchase and acquire from the Sellers and the Company, as applicable, the Purchased Equity Interests and pay and issue, as applicable, to the Sellers and the Company the Purchase Price;

WHEREAS, the Purchaser is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

WHEREAS, prior to or concurrently with the Closing the Purchaser may enter into subscription agreements (the “Subscription Agreements”) with PIPE Investors, pursuant to which, among other things, the PIPE Investors will agree to subscribe for and purchase, and Purchaser will agree to issue and sell to the PIPE Investors, an aggregate number of Purchaser Common Stock (“PIPE Common Stock”) and at a price per share as set forth in the Subscription Agreements, in exchange for an amount of cash equal to such PIPE Common Stock multiplied by such price per share (the “PIPE Investment Amount”) in a private placement or placements to be consummated substantially concurrently with the Closing, on the terms and subject to the conditions set forth in such Subscription Agreements (such issuance and sale, the “PIPE Investment”);

WHEREAS, the board of directors of the Purchaser has (a) determined that it is in the best interests of the Purchaser and its shareholders for the Purchaser to enter into this Agreement and consummate the Transactions in accordance with the terms and conditions hereof and (b) approved the execution and delivery of this Agreement, the Purchaser’s performance of its obligations hereunder and the consummation of the Transactions in accordance with the terms and conditions hereof;

WHEREAS, as a condition to the consummation of the Transactions and in accordance with the Purchaser Organizational Documents, the Purchaser shall provide an opportunity to the Purchaser Shareholders to have all or a portion of their Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Purchaser Organizational Documents;

WHEREAS, concurrently with the execution and delivery of this Agreement, dMY Sponsor VI, LLC, a Delaware limited liability company (“Purchaser Sponsor”), and the Sellers have entered into a sponsor support agreement (the “Sponsor Support Agreement”);

WHEREAS, simultaneously with the Closing, the Purchaser and the Sellers will enter into a Lock-up Agreement, substantially in the form attached hereto as Exhibit I (the “Lock-Up Agreement”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any action, lawsuit, arbitration, litigation, proceeding, complaint, citation, summons, subpoena, charge, claim, demand or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings); provided that, from and after the Closing, the Company shall not be considered an Affiliate of the Sellers or any of their Affiliates (or vice versa) but the Company shall be considered an Affiliate of the Purchaser..

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Sponsor Support Agreement, the Lock-Up Agreement and each other agreement, document, instrument and certificate entered into in connection therewith and any and all schedules thereto.

“Anti-Corruption Laws” means individually or collectively, any anti-bribery Laws that are applicable to the Company, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Balance Sheet” means the consolidated balance sheets of the Company as of December 1, 2022, such date being the “Balance Sheet Date.”

“Benefit Plan” means any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (ii) any other employee benefit plan, program, or arrangement, including any employment, retention, profit-sharing, bonus, share or stock option, stock purchase, restricted share or stock or other equity or equity-based, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, health, welfare, fringe benefit; and (iii) all other plans, employment contracts, directors’ appointment letters and offer letters, schemes, programs, agreements, commitments or arrangements providing money, services, property, or benefits, sponsored, maintained or contributed to by the Sellers, the Company, or any ERISA Affiliate for the benefit of any employee, officer or director, with respect to which the Sellers, the Company, or their ERISA Affiliates have any liability or would reasonably be expected to have liability.

“Company Benefit Plan” means any Benefit Plan solely sponsored (or entered into) by the Company.

“Company Cash Consideration” means (a) the sum of (i) Trust Amount and (ii) the PIPE Investment Amount, minus (b) the sum of (i) the Company’s Transaction Costs, (ii) the Purchaser’s Transaction Costs and (iii) the Redemption Amount.

“Business Combination” has the meaning set forth in the Prospectus.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Cash” means as of any determination time, with respect to any Person, the aggregate amount of the Company’s cash and cash equivalents (including marketable securities, investment assets (including short term investments), bank deposits, deposits with third parties and credit card receivables) as of such time, plus receivables of the Company from the U.S. Department of Treasury for import duty drawbacks. For the avoidance of doubt, “Cash” shall (a) include any checks, drafts, wires and credit transactions deposited or made for the accounts of the Company but not yet reflected as available in the accounts of the Company and (b) shall be reduced by any outstanding checks or debit transactions written or made against the accounts of the Company.

“Class A Common Stock” has the meaning set forth in Section 5.2.

“Class B Common Stock” has the meaning set forth in Section 5.2.

“Close Family Member” means, with respect to any Person, such Person’s (a) such Person’s spouse; (b) such Person and such spouse’s grandparents, parents, siblings, children, nieces, nephews, aunts, uncles and first cousins; (c) the spouse of any Persons listed in subcategories (a) and (b); and (d) any other Person who shares the same household with such Person.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.2.

“Cobra” has the meaning set forth in Section 3.17(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock Consideration” means 100 shares of Class A Common Stock for each Company Share, subject to any adjustment as contemplated by Section 2.7

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Company to the Purchaser in connection with this Agreement, attached hereto as Schedule A.

“Company Employee” means an individual who is, immediately before the Closing, employed by the Company (including those individuals who are on an approved leave of absence).

“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company.

“Confidentiality Agreement” means the letter agreement by and between the Company and the Purchaser.

“Consent” means any consent, waiver, approval, notification, license, permit, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person.

“Contract” means, with respect to any Person, any written agreement, contract, indenture, deed, note, bond, mortgage, lease, license, guarantee, purchase order, commitment, arrangement or undertaking, or other document or instrument, in each case, to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“D&O Indemnified Persons” has the meaning set forth in Section 6.13(a).

“Enforceability Exceptions” has the meaning set forth in Section 3.4(a).

“Environmental Law” means any applicable Law relating to the pollution, contamination or protection of the environment or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, Release or disposal of, Hazardous Materials or public health and safety.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rulings and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executives” means Michael Nefkens and Keri Waters.

“Fraud” means actual fraud (as defined under Delaware common law) by a Person with respect to the making of the representations and warranties set forth in this Agreement or the Transactions.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied throughout the periods involved.

“Government Official” means (a) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity; (b) any candidate for public or political office; (c) any royal or ruling family member; or (d) any agent or representative of any of those Persons listed in subcategories (a) through (c).

“Governmental Entity” means any federal, state, local or foreign government, or any department, agency, or instrumentality of any government; any public international organization, any transnational governmental organization; any court of competent jurisdiction, arbitral, administrative agency, commission, or other governmental regulatory authority or quasi governmental authority, any political party; and any national securities exchange or national quotation system.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic or having a harmful effect on the environment or the health of man or any other living organism under applicable Environmental Laws or the release of which is regulated under applicable Environmental Laws.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Indebtedness” means, as of any time of determination, with respect to the Company, without duplication, all of the following, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise in respect of (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of the Company for which the Company has guaranteed payment; (d) any Liabilities in respect of deferred purchase price for property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures and any trade account payables incurred in the ordinary course of business); (e) reimbursement obligations under any letters of credit (solely to the extent drawn); and (f) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments, in each case calculated in accordance with GAAP.

“Indemnified Taxes” means: (a) U.S. federal Income Taxes of the Company for any Pre-Closing Tax Period; (b) all U.S. state Income Taxes imposed on any of the Company that file an affiliated, combined, consolidated or unified Tax Return for U.S. state Income Tax purposes with any Seller or Affiliate of any Seller and, (c) to the extent not already covered by clauses (a)-(b) if this definition, Taxes of Sellers or any of their Affiliates (other than the Company) imposed on the Company as a result of the Company being (or ceasing to be), on or prior to the Closing Date, a member of an affiliated, combined, consolidated or unified group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law).

“Intellectual Property” means any and all intellectual property and proprietary rights in any and all jurisdictions worldwide, whether registered or unregistered, including rights in and to: (a) all trade names, trademarks and service marks, logos, designs, trade dress, slogans, business names, corporate names, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (“Trademarks”), (b) patents, patent applications, statutory invention registrations, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith (“Patents”) and inventions (whether or not patentable), (c) copyrights, whether domestic or foreign, copyrightable works and all works of authorship (“Copyrights”), (d) designs, (e) domain names and websites, (f) trade secrets, know-how, proprietary information (such as processes, techniques, formulae, compositions, data analytics, models and methodologies) and other non-public or confidential information, (g) software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation) and technology and (h) any other industrial and intellectual property rights.

“IPO” has the meaning set forth in Section 10.12.

“Issued Equity Interests” means a number of Company Shares equal to the Cash Consideration divided by $10.00, rounded to the nearest whole number.

“Knowledge” means: (a) with respect to the Sellers, the actual knowledge, following reasonable inquiry, of the Sellers; (b) with respect to the Company, the actual knowledge, following reasonable inquiry, of any of the Executives and (b) with respect to the Purchaser, the actual knowledge of the Purchaser Executives.

“Law” means any national, federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, code, Order, arbitration award, requirement or approval of, or determination by, or interpretation or administration of, any of the foregoing by, any Governmental Entity, arbitrator or mediator, or any license or permit of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.12(b).

“Liability” means any obligation, commitment, liability, or Indebtedness of any kind, character, description, or nature whatsoever whether known or unknown, absolute, contingent, accrued, matured or unmatured, determined or determinable, or otherwise.

“Liens” means all liens, pledges, charges, claims, security interests, restrictions on transfer, or other similar encumbrances.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon the business, results of operations or financial condition of the Company, taken as a whole; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries, geographic areas or markets in which the Company operates; (ii) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (iii) changes in applicable Law or GAAP or the official interpretation thereof, in each case effected after the date of this Agreement; (iv) any failure of the Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak, or other natural disaster or act of god (including any escalation or general worsening of any of the foregoing); (viii) any national or international political conditions in or affecting any jurisdiction in which the Company conducts business; (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including cyberterrorism); (x) any consequences arising from any action by a Party required by this Agreement or any Ancillary Agreement (other than the Company’s compliance with Section 6.1(a) hereof, except as a result of the failure of Purchaser to consent to an action following request for such consent by such Party in accordance with this Agreement); or (xi) any consequences arising from any action taken (or omitted to be taken) by the Company at the written request of Purchaser; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Company, taken as a whole, relative to other comparable entities operating in the industries and markets in which the Company operates.

“Material Contract” has the meaning set forth in Section 3.13(a).

“Multiemployer Plan” means a “multiemployer plan” (as such term is defined in Section 3(37) and 4001(a)(3) of ERISA).

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued or entered by, with, or under the supervision of, any Governmental Entity.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Outside Date” has the meaning set forth in Section 9.1(b)(i).

“Party” has the meaning set forth in the Preamble.

“Permits” means any and all permits, authorizations, approvals, registrations, franchises, licenses, certificates, waivers, variances or other approvals or similar rights required to be obtained from Governmental Entities.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;(b) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (c) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (f) Liens not created by the Sellers or any of their Subsidiaries that affect the underlying fee interest of any Leased Real Property, including master leases or ground leases, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (g) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; or (h) Liens to be released at Closing.

“Person” means any individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“PIPE Common Stock” has the meaning set forth in the Recitals.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investment Amount” has the meaning set forth in the Recitals..

“PIPE Investors” means Persons that have entered or will enter into Subscription Agreements to purchase for cash shares of Class A Common Stock.

“Pre-Closing Tax Return” has the meaning set forth in Section 7.2(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period beginning before the Closing Date.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Prospectus” has the meaning set forth in Section 10.12.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Purchase Price” means (a) the Company Cash Consideration and (b) the Seller Transaction Consideration.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Executives” means Niccolo de Masi and Harry L. You.

“Purchaser Material Adverse Effect” means any event, change or effect that prevents or materially delays or materially impairs the ability of the Purchaser (a) to satisfy the conditions precedent to the consummation of the Transactions or (b) to perform its obligations under this Agreement and the Ancillary Agreements, including the obligation to pay the Purchase Price.

“Purchaser Private Warrants” has the meaning set forth in Section 5.2(a).

“Purchaser Public Warrants” has the meaning set forth in Section 5.2(a).

“Purchaser SEC Documents” has the meaning set forth in Section 5.3.

“Purchaser Shareholder” means the holder of an issued and outstanding share of the Purchaser.

“Purchaser Shareholder Redemption Right” subject to the terms and conditions set forth in the Purchaser’s Organizational Documents, means the right of holders of the Class A Common Stock to redeem all or a portion of their Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest not previously released to the Purchaser to pay certain Taxes, divided by (b) the number of the then-issued and outstanding Class A Common Stock issued in connection with the IPO.

“Purchaser Sponsor” has the meaning set forth in the Recitals.

“Purchaser Unit” has the meaning set forth in Section 5.2.

“Purchaser Warrants” has the meaning set forth in Section 5.2.

“Redemption Amount” means the aggregate amount paid to Purchaser Shareholders who exercise their Purchaser Shareholder Redemption Right through the Redemption Offer.

“Redemption Offer” means the tender offer to be filed by Purchaser pursuant to Section 6.8 in accordance with U.S. federal securities laws and the rules and regulations of the SEC, to satisfy the Purchaser Shareholder Redemption Right.

“Registered Company Intellectual Property” has the meaning set forth in Section 3.16(a).

“Regulatory Law” means all applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger, acquisition or investment, or to protect the foreign investment, national security or the national economy of any nation.

“Related Party” has the meaning set forth in Section 6.11.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, migrating or leaching into or through the environment, including surface water, soil or groundwater.

“Released Claims” has the meaning set forth in Section 10.12.

“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants, consultants, legal counsel and other advisors and representatives.

“Reviewable Documents” has the meaning set forth in Section 6.16(a).

“SEC” means the Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Section 16” has the meaning set forth in Section 6.12.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Released Party” has the meaning set forth in Section 6.11.

“Seller Cash Consideration” means an amount in cash equal to $790 for each Company Share.

“Seller Transaction Consideration” means (a) the Seller Cash Consideration and (b) the Common Stock Consideration.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Sponsor Support Agreement” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Return” has the meaning set forth in Section 7.2(b).

“Subsidiary” with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in any election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof; (b) if a limited liability company, partnership, association, trust, or other business entity (other than a corporation), a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof; or (c) that is otherwise consolidated with such Person for financial reporting purposes.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Super 8-K” has the meaning set forth in Section 6.16(a).

“Tax” means any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, share capital, transfer, registration, social security (or similar), Medicare, production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value-added, unclaimed property, estimated, stamp, alternative or add-on minimum, environmental, customs or similar duties, withholding and any other tax, assessment, fee, levy or duty together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” means the Tax effect of any Tax Item that decreases Taxes paid or payable or increases Tax basis, including any interest with respect thereto or interest that would have been payable but for such item.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

“Tax Preparer” has the meaning set forth in Section 7.2(a).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Transaction Costs” means all out-of-pocket third-party costs and expenses that were incurred in connection with the negotiation, documentation and execution of this Agreement, the Ancillary Agreements and the consummation of the Transactions, including costs, fees and expense of legal counsel and other Representatives.

“Transactions” means the transactions contemplated by this Agreement.

“Transferred Equity Interests” has the meaning set forth in the Recitals.

“Trust Account” means the trust account established by the Purchaser pursuant to the Trust Agreement.

“Trust Amount” has the meaning set forth in Section 5.4.

“Trust Agreement” means the Investment Management Trust Agreement dated as of October 5, 2021, by and between the Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee of the Trust Account.

“Willful Breach” means, with respect to a Party, a breach of any provision of this Agreement by such Party or any Affiliate of such Party that is the result of a willful or intentional act or failure to act by such Person that would reasonably be expected to result in a material breach hereof or thereof.

“Working Capital Loans” means any loan made to Purchaser by any of the Purchaser Sponsor, any affiliate, officer, manager or member of the Purchaser Sponsor, or Purchaser’s officers or directors, and evidenced by a promissory note, in each for the purpose of financing the ordinary course working capital of the Purchaser or costs incurred as reasonably necessary to facilitate the consummation of the Transactions.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, at the closing of the Transactions (the “Closing”), (i) the Company shall issue, sell, convey, assign, transfer and deliver to the

Purchaser the Issued Equity Interests free and clear of all Liens (other than restrictions arising under the Company’s Organizational Documents made available to the Purchaser or applicable securities Laws or Liens created by the Purchaser), and the Purchaser shall purchase, acquire and accept the Issued Equity Interests, in exchange for an amount per Issued Equity Interest equal to the Company Cash Consideration and (ii) the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser the Transferred Equity Interests free and clear of all Liens (other than restrictions arising under the Company’s Organizational Documents made available to the Purchaser or applicable securities Laws or Liens created by the Purchaser), and the Purchaser shall purchase, acquire and accept the Transferred Equity Interests, in exchange for an amount per Transferred Equity Interest equal to the Seller Transaction Consideration.

Section 2.2 Closing. The Closing shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in no event later than 9:00 a.m. eastern time on the third (3rd) Business Day after the conditions set forth in Article VIII have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or (b) at such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.3 Closing Actions.

(a) At the Closing the Purchaser shall:

(i) consummate the conversion of all issued and outstanding Class B Common Stock held by the Purchaser Sponsor into Class A Common Stock in accordance with the terms of the Purchaser’s Organizational Documents;

(ii) pay to the Company, by wire transfer of immediately available funds to the account(s) specified in writing by the Company delivered to the Purchaser at least two (2) Business Days prior to the Closing, an aggregate amount equal to the Company Cash Consideration;

(iii) pay to the Sellers, by wire transfer of immediately available funds to the account(s) specified in writing by the Sellers delivered to the Purchaser at least two (2) Business Days prior to the Closing, an aggregate amount equal to the Seller Cash Consideration;

(iv) (A) issue to the accounts designated in writing prior to Closing by the Sellers the Common Stock Consideration, free and clear of all Liens (except Liens consisting of any restrictions on transfer generally arising under the applicable securities Laws), and (B) make appropriate book entries by updating the register of members of the Purchaser (in the names designated by the Sellers in writing prior to Closing) evidencing the issuance to the Sellers of the Common Stock Consideration; provided, however, in no instance shall the Purchaser have any obligation to issue any of the Common Stock Consideration to or in the name of any Person not signatory hereto;

(v) (A) deliver to the Sellers the certificate contemplated by Section 8.3(d) and (B) deliver to the Company the certificate contemplated by Section 8.4(c); and

(vi) deliver a certificate from an authorized officer of the Purchaser certifying that the Purchaser has made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to the Purchaser for payment of the Cash Consideration and Transaction Costs.

(b) At the Closing the Company shall:

(i) deliver, or cause to be delivered, to the Purchaser, to the extent that the Issued Equity Interests are certificated, certificates evidencing such Issued Equity Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank and, in any case, other duly executed instruments of transfer as required to validly transfer title in and to all the Issued Equity Interests in book-entry form free and clear of all Liens (other than any restrictions arising under the Company’s Organizational Documents made available to the Purchaser or applicable securities Laws or Liens created by the Purchaser);

(ii) deliver to the Purchaser a copy of the shareholders register of the Company recording the issuance of the Issued Equity Interests to the Purchaser with effect as at the Closing Date; and

(iii) deliver to the Purchaser the certificate contemplated by Section 8.2(c)(i);

(c) At the Closing the Sellers shall:

(i) deliver, or cause to be delivered, to the Purchaser, to the extent that the Transferred Equity Interests are certificated, certificates evidencing such Transferred Equity Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank and, in any case, other duly executed instruments of transfer as required to validly transfer title in and to all the Transferred Equity Interests in book-entry form free and clear of all Liens (other than any restrictions arising under the Company’s Organizational Documents made available to the Purchaser or applicable securities Laws or Liens created by the Purchaser);

(ii) deliver to the Purchaser a copy of the shareholders register of the Company recording the transfer of the Transferred Equity Interests to the Purchaser with effect as at the Closing Date; and

(iii) deliver to the Purchaser the certificate contemplated by Section 8.2(c)(ii).

Section 2.4 Payment of Expenses. No later than two (2) Business Days prior to the Closing Date, the Company shall provide to Purchaser a written report setting forth a list of all of the Company’s Transaction Costs, together with invoices for all such Transaction Costs. On the Closing Date at the Closing, Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all the Company’s Transaction Costs for which such invoices have been delivered.

Section 2.5 Withholding. The Purchaser shall be entitled to deduct and withhold from amounts payable hereunder such amounts as are required to be deducted and withheld under the Code or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment; provided, that the Purchaser (or an Affiliate thereof) shall use commercially reasonable efforts to provide the Sellers (or Person in respect of which such deduction or withholding will be made) with fifteen (15) days’ advance notice of the amount it intends to deduct or withhold and the basis for such deduction or withholding. The Purchaser shall consider in good faith any certificate or other documentation provided by Sellers that establishes a basis to eliminate or reduce any required deduction or withholding under applicable Law. The Purchaser shall cooperate in good faith with the Sellers to the extent commercially reasonable to eliminate or reduce any required deduction or withholding. To the extent that amounts are deducted and withheld and are properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Equitable Adjustments. In the event of any share subdivision, share capitalization, share consolidation, merger, consolidation, recapitalization, restructuring or other change in the Purchaser’s equity securities from and after the date hereof, the amounts of Common Stock Consideration (if such adjustment occurs following the date hereof but prior to Closing) shall be equitably adjusted to reflect such changes.

Section 2.7 Adjustment of Common Stock Consideration. Notwithstanding anything to the contrary in this Agreement, if the sum of (a) the Common Stock Consideration issuable pursuant to Section 2.3(a)(iii) and (b) the PIPE Common Stock, is greater than or equal to 20% of the outstanding Class A Common Stock, the Common Stock Consideration shall be adjusted to a number such that the sum of (i) number of Class A Common Stock issued to the Sellers and (ii) the PIPE Common Stock, shall equal 19.9% of the outstanding Class A Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedule (each of which shall qualify the correspondingly numbered Sections or subsections hereof to which such Company Disclosure Schedule relates, and shall qualify any other provision of this Agreement to which the relevance of the item so disclosed to such other provision is reasonably apparent from the face of such disclosure, with no presumption or inference established by the existence or absence of a reference to such section in the corresponding numbered Sections or subsections hereof), the Company hereby represents and warrants to the Purchaser as follows:

Section 3.1 Organization; Standing and Power.

(a) The Company is a corporation, and is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has requisite corporate or other entity power and authority to own, operate or lease their respective properties and assets now owned, operated or leased by the Company and to carry on the Company’s business as it is presently conducted in all material respects.

(c) The Company is duly licensed or qualified to do business and is in good standing under the Laws of any jurisdiction in which the character of the properties and assets owned or leased by it or in which the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have, and would not reasonably be expected to have, in each case either individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Capitalization of the Company.

(a) Section 3.2(a) of the Company Disclosure Schedule sets forth the capitalization of the Company as of the date hereof, describing in each case (i) the authorized capital stock of the Company, including the number of shares and par value thereof; (ii) the number of shares that are issued and outstanding therein; and (iii) the owners of each such equity interest.

(b) The Transferred Equity Interests (prior to the issuance of the Issued Equity Interests) constitute all of the issued and outstanding equity interests of the Company.

(c) All of the Transferred Equity Interests have been and all of the Issued Equity Interests will be as of Closing duly authorized and validly issued, fully paid and nonassessable and were not issued in violation of (i) any agreement, arrangement, Contract or other commitment to which the Company is a party or is subject to; (ii) any preemptive or similar rights of any Person; or (iii) any Law.

(d) There are no outstanding and authorized (x) options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, Contracts, agreements, arrangements or commitments obligating any of the Company or its Affiliates to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any shares of or other equity interest in the Company’s capital stock or any interest therein, other equity interests or securities convertible into or exchangeable for equity interests in the Company, the Transferred Equity Interests or the Issued Equity Interests or other direct or indirect equity interests of the Company (whether issued or unissued); (y) stock appreciation rights, phantom stock, profit participation or other similar rights or equity equivalents of or with respect to the Company; or (z) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Transferred Equity Interests or the Issued Equity Interests or to which the Company is a party or by which the Company is bound. No claim has been made or, to the Knowledge of the Company, threatened, asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Transferred Equity Interests, any Issued Equity Interests or any other equity interests in the Company, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to a valid claim of such ownership by any Person.

Section 3.3 Subsidiaries. The Company has no subsidiaries. The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in, or any obligations to acquire any equity securities of or make any contribution to or debt or equity investment in, any other Person.

Section 3.4 Authority; No Violation.

(a) The Company has the requisite corporate or other entity power and authority, as applicable, to enter into this Agreement and to carry out and perform its obligations hereunder and to consummate the Transactions. This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly executed and delivered by the Company, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions has been duly authorized, and, assuming due authorization, execution and delivery of this Agreement by the Purchaser and the Sellers, this Agreement constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and general equity principles (regardless of whether enforcement is sought in a proceeding at Law or in equity) (collectively, the “Enforceability Exceptions”).

(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party by the Company and the consummation of the Transactions, do not (and will not, with or without the lapse of time or the giving of notice, or both):

(i) contravene, conflict with or result in a violation or breach of or default under the Company’s Organizational Documents;

(ii) subject to obtaining the consents, approvals, authorizations or making required filings described under Section 3.5, contravene, conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Company;

(iii) contravene, conflict with or result in a violation or breach of, or result in a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than Liens created by the Purchaser or any of its Affiliates and Permitted Liens) upon any of the properties, assets or rights of the Company, under any Contract to which the Company is party; except, in the case of clause (ii) and (iii), where such conflict, violation, default or imposition would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5 Consents and Approvals. Except for compliance with the Securities Act, no notice, approval, report, consent, registration, Permit or other authorization or filing to or with any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the performance of their obligations under this Agreement, or the consummation of the Transactions except for such notices, approvals, reports, consents, registrations, Permits or other authorizations or filings that, if not obtained or made, would not be, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company taken as a whole.

Section 3.6 Title to the Issued Equity Interests. At the Closing, and upon receipt of the consideration provided for hereunder by the Company and the Sellers, good and valid title to all equity interests of the Company (including the Transferred Equity Interests and the Issued Equity Interests) will pass to the Purchaser, either directly or indirectly, free and clear of any Liens (other than created by the Purchaser). Other than this Agreement and the Company’s Organizational Documents or applicable securities Laws, there is no Contract to which any of the Sellers or Company is a party, or by which any of the Sellers or Company are individually or jointly bound, that restricts or otherwise relates to the ownership, rights (including as to voting and distributions), duties or ability to transfer or dispose of the equity interests in the Company.

Section 3.7 Litigation. There is no: (a) Action pending or, to the Knowledge of the Company, threatened (and to the Knowledge of the Company, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Action), against the Company, or any of their respective material properties or material assets (or by or against any of the Sellers or any Affiliate thereof and relating to Company), in each case, that is or would reasonably be expected to materially adversely impact the Company; (b) material settlement agreement currently in effect with respect to the Company; (c) outstanding, pending, or, to the Knowledge of the Company, threatened Orders (and to the Knowledge of the Company, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Order) against, the Company or to which the Company is otherwise a party, in each case, that is or would reasonably be expected to materially adversely impact the Company; or (d) as of the date hereof, Action pending or to the Knowledge of the Company, threatened against the Company, the Sellers or any Affiliate of the Sellers that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

Section 3.8 Brokers. No Person is or will be entitled to any brokerage, finder’s, investment banker’s, financial advisor or other fee, commission or like payment paid or payable by the Company solely as a result of or in connection with the consummation of the Transactions.

Section 3.9 Financial Statements.

(a) The Sellers have delivered or made available to the Purchaser complete and correct copies of the Company’s Balance Sheet and the Company’s income statement and cash flows for the period November 10, 2022 through December 1, 2022 (collectively, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except as may be noted therein. The Financial Statements (including the related notes and schedules) fairly present in all material respects the financial position of the Company as of the respective dates they were prepared and each of the related statements of operations and statement of changes in net parent investment and cash flows (including the related notes and schedules) fairly present in all material respects the results of operations, changes in net parent investment and changes in cash flows, as the case may be, of the Company for the respective period set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(c) The Financial Statements have been prepared from the books and records of the Company and which books and records accurately reflect in all material respects the transactions and dispositions of the Company.

Section 3.10 No Undisclosed Liabilities. The Company does not have any Liabilities required under GAAP to be reflected on a balance sheet except for those Liabilities (a) accurately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) that will be discharged or paid off at or prior to the Closing or (d) that would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.11 Absence of Certain Developments. Since the Balance Sheet Date, except as expressly contemplated herein, (a) the Company has conducted its business in all respects in the ordinary course of business; (b) there has been no Material Adverse Effect; and (c) the Company has not taken any action (or agreed or committed to take any action) which, other than in the ordinary course of business, if taken after the date hereof would require the Purchaser’s consent in accordance with Section 6.1(b).

Section 3.12 Title to Assets; Properties.

(a) The Company does not own, and has never owned, any real property.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule (the “Leased Real Property”), the Company has not entered into, nor is it bound by, any lease, lease guaranty, sublease, agreement for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property.

(c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests (subject to the terms of the respective leases) in, all of its tangible properties and assets, real, personal and mixed, used or held for use in or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except for (i) Liens for Taxes not yet due and payable and (ii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present or anticipated future use of the property subject thereto or affected thereby.

Section 3.13 Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of the following Contracts (excluding any Benefit Plan) in effect as of the date hereof (each a “Material Contract”):

(i) Contracts containing any requirement that the Company makes, directly or indirectly, any advance, loan, extension of credit or capital commitment or contribution to, or other investment in, any Person, or any capital expenditure after the date hereof;

(ii) Contracts containing any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company (or, following the Closing, the Purchaser or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material properties or assets;

(iii) any Contract (1) that limits or purports to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, (2) providing for any material exclusivity obligations, or (3) granting any exclusive rights to products or services;

(iv) Contracts obligating the Company or any counterparty to purchase or obtain a minimum or specified amount of any product or service, or granting any right of first refusal, right of first offer or similar right with respect to any material assets of the Company;

(v) Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that include any earn-out or other similar contingent obligation to be paid by the Company after the date hereof;

(vi) any Contract that requires, during the remaining term of such Contract, payments to or from the Company, except for Contracts meeting the requirement of Section 3.13(a)(iv);

(vii) interest rate, currency or other hedging Contracts;

(viii) any grant of a license (A) by a third party to the Company under any Intellectual Property, or (B) by the Company in favor of any third party under any Company Intellectual Property;

(ix) any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses of payments based on material revenues or profits of the Company;

(x) all Contracts with any Governmental Entity to which the Company is a party;

(xi) all Contracts that (i) are between or among the Company on the one hand and any of the Sellers or any Affiliates (excluding the Company), directors or officers of the Sellers or their Affiliates (excluding the Company), on the other hand and (ii) will survive the Closing;

(xii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(xiii) any Contract relating to the incurrence of Indebtedness for borrowed money (including for the purposes of this Section 3.13(a)(xiii) any letters of credit, performance bonds and surety bonds, whether or not drawn or called); and

(xiv) any other Contract that is material to the business and operations of the Company taken as a whole and not otherwise disclosed pursuant to this Section 3.13(a).

(b) Each Material Contract is in full force and effect and, in accordance with its terms, constitutes a legal, valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, of the other parties thereto, except where such failures to be valid, binding, enforceable or in full force and effect have not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, taken as a whole, and subject to the effect of applicable Enforceability Exceptions. Except as otherwise set forth on Section 3.13(b) of the Company Disclosure Schedule, the Company is not, nor, to the Knowledge of the Company, any other party thereto, is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received as of the date hereof any notice of any intention to terminate any Material Contract. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, be materially adverse to the Company taken as a whole, no event, circumstance or condition has occurred that, to the Knowledge of the Company, with the lapse of time or the giving of notice, or both, other than entering into and performing this Agreement and the agreements and transactions contemplated hereby, would constitute a breach of any Material Contract or result in the right to terminate, or cause or permit the acceleration or other material changes of any right or obligation or the loss of any material benefit thereunder by the Company, or any other party thereto. Correct and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

Section 3.14 Compliance with Legal Requirements; Permits. Except as would not reasonably be expected to, individually or in the aggregate, materially adversely affect the Company: (a) the Company is in compliance with all Laws applicable to the Company or its properties or assets or the Company; (b) the Company has not received any written notice of or been charged with a violation of any such Laws related to or affecting the Company; (c) the Company has all Permits that are required for the operation of the Company as presently conducted, and all Permits obtained by the Company are valid and in full force and effect; (d) the Company is not in default under or violation or breach of, and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a default under or violation or breach of any term, condition or provision of any Permit or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit; (e) none of the Permits has been challenged, suspended or revoked and, to the Knowledge of the Company, no written statement of intention to challenge, suspend or revoke or fail to renew any such Permit has been received by the Company; and (f) all fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 3.15 Taxes.

(a) The Company has duly and timely filed (taking into account any applicable extensions of time to file) all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. The Company has paid all material Taxes due and payable by it (whether or not shown as due on such Tax Returns), except for Taxes being contested in good faith and for which reserves have been established in accordance with GAAP. The unpaid Taxes of the Company (for the absence of doubt, calculated on the basis of a closing of the books as of the Closing Date) will not, as of the Closing Date, exceed the reserves for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the applicable Financial Statements, as adjusted for the passage of time in accordance with the past custom and practice of the Company in filing Tax Returns.

(b) The Company has withheld and paid to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(c) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension has not since expired.

(d) There are no Liens for Taxes upon any of the assets of the Company, other than Permitted Liens.

(e) No Tax audits or administrative or judicial Tax proceedings are pending or being conducted, or threatened in writing, with respect to the Company. The Company has not been audited by any Taxing Authority and no change or adjustment has been required in connection with any such audit. The Company has not applied for a ruling relating to Taxes or entered into a “closing agreement” as described in Section 7121 of the Code (or any comparable provisions of state, local or foreign Law) with any Governmental Entity which could be binding on the Purchaser, Company, or any of their Affiliates after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

(f) The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (or members if a combined, unitary or other group for state, local or foreign Tax purposes (other than an affiliated, combined, consolidated, unitary or other group the common parent of which was any of the Sellers, any of their Subsidiaries or the Company) or (ii) has no liability for the Taxes of any person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) or as a transferee or successor. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract, or any other contractual obligation to pay the Tax obligation of another Person (other than any Tax allocation, indemnity or sharing provision in agreements entered into in the ordinary course of business consistent with past practice and not primarily concerning Taxes).

(g) The Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) The Company has not been a party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(i) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(j) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or are treated as “surrogate foreign corporations” as defined in Section 7874(a)(2)(B) of the Code or domestic corporations as a result of the application of Section 7874(b) of the Code.

(k) The Company is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodologies.

(l) The Company is not, or ever has been, a (i) “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or an entity that has ever made the election provided under section 897(i) of the Code.

(m) The Company is not nor will be liable for any material Tax, in any Post-Closing Tax Period, as a result of (i) a change in method of Tax accounting or period made on or prior to the Closing Date, (ii) an installment sale or “open transaction” disposition occurring on or prior to the Closing Date, (iii) a prepaid amount received, accrued, or paid on or prior to the Closing Date, (iv) an election under Section 108(i) of the Code made on or prior to the Closing Date, (v) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax Laws) with respect to a transaction occurring prior to the Closing Date, or (vi) any other election prior to the Closing Date that has deferred more than an immaterial amount of income (or accelerated more than an immaterial item of loss or deduction) that would otherwise have accrued, including in each case comparable provisions of state, local and non-U.S. Laws.

(n) The Company has timely paid in full any Taxes imposed with respect to amounts that any of the Company are required to include in income as a result of the application of Section 965 of the Code (and any similar or analogous provisions of state or Local Law) and the Company made an election pursuant to Section 965(h) of the Code with respect to any such amounts.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all registered or applied-for (i) Patents, (ii) Trademarks and (iii) Copyrights included in the Company Intellectual Property which are owned or purported to be owned by the Company (collectively, “Registered Company Intellectual Property”), including, for each of (i)-(iii), where applicable, (a) the name of the applicant or registrant of record and the current owner, (b) the registration, issuance and application numbers and (c) the jurisdictions in which each such item of Company Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed. The Company solely owns and possesses all right, title and interest in and to, or has a valid right to use, all of the material Company Intellectual Property. Each item of Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) The operation of the business of the Company is not infringing, misappropriating or violating any Intellectual Property of any Person. There are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company, and the Company has not received any written notice, (i) alleging that such operation is infringing, misappropriating or violating any Intellectual Property of any Person or (ii) challenging the validity, enforceability or ownership of any Company Intellectual Property. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property.

(c) The Company has taken reasonable security measures to protect and maintain the secrecy, confidentiality and value of all trade secrets and other confidential information of the Company or provided to the Company under obligations of confidentiality.

Section 3.17 Employee Benefit Plans.

(a) Except as set forth on Section 3.17(a) of the Company Disclosure Schedule, the Company is neither party to nor has it sponsored any Company Benefit Plan. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Benefit Plan and all related trusts, insurance contracts and funds have at all times been established, maintained, and administered in compliance with its terms and applicable provisions of ERISA and any other applicable Laws. All contributions or payments with respect to Benefit Plans have been timely made.

(b) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened Actions, with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course of business consistent with past practice) or any administrator or fiduciary thereof, and to the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to give rise to any such Action and (ii) no Company Benefit Plan is or, within the last six (6) years has been, the subject of an examination or audit by a Governmental Entity, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(c) Neither the Company nor any ERISA Affiliate has been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a Multiemployer Plan; (ii) a “multiple employer plan” (within the meaning of ERISA or the Code); (iii) a self-funded health or welfare benefit plan; (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (v) any arrangement that provides medical, life insurance or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) other than as required pursuant to, Section 4980B of the Code or the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) (or equivalent state or foreign Law). Any self-funded health or welfare Benefit Plan has complied in all material respects with all applicable accrual obligations and funding requirements.

(d) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no, and the execution of this Agreement will not result in any, non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event): (i) result in any payment or benefit (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, officer, employee or independent contractor of the Company from the Company under any Benefit Plan or otherwise; (ii) increase the amount of any compensation or benefits otherwise payable by the Company under any Company Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company Benefit Plan. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company in connection with the Transactions (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 of the Code.

(f) The Company is not now nor has it ever been party to or sponsored any Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

Section 3.18 Labor Matters.

(a) (i) The Company has been in compliance in all material respects with all applicable Laws and Orders with respect to the employment of Company Employees, including employment practices, employee classification, labor relations, health and safety, wages, hours and terms and conditions of employment and fair labor standards, (ii) except as would not result in material liability to the Company taken as a whole, the Company has declared and paid all applicable social security charges and contributions on due time, (iii) there are no material Actions or disputes pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of the Company Employees relating to any of the foregoing Laws and (iv) except as would not result in material liability to the Company taken as a whole, all Company Employees have been paid all wages, salaries, commissions, bonuses, social insurance, housing fund, overtime payment, benefits and other compensation due to or on behalf of such Person.

(b) The Company has no material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages. Except as would not result in material liability to the Company taken as a whole, the Company has (i) obtained Forms I-9 for each Company Employee working as an employee in the United States and such other verification documentation required for each Company Employees whose primary work location is outside of the United States of America and (ii) retained such forms for the required period pursuant to the United States Immigration Reform and Control Act or similar foreign, state or local Laws.

Section 3.19 Compliance with Anti-Corruption Laws. Except for such matters as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company, nor to the Knowledge of the Company anyone acting on its or their behalf, has not:

(i) violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law;

(ii) used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or

(iii) directly, or indirectly through its agents, Representatives or any other Person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value (including facilitation payments) to any (1) Government Official; (2) Person; or (3) other Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or other Person, in order to unlawfully obtain or retain business for, direct business to, or secure an unlawful advantage for, the Company by (x) influencing any act or decision of such Government Official or such Person in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties; or (y) inducing such Government Official or such Person to use his, her or its influence or position with any Governmental Entity or other Person to influence any act or decision.

(b) The Company:

(i) does not employ any Government Official or a Close Family Member of any Government Official; and

(ii) does not have a personal, business, or other relationship or association with any Government Official or Close Family Member of any Government Official who may have responsibility for or oversight of any business activities of the Company.

(c) The Company has not been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anti-Corruption Law, and no such investigation, inquiry or proceeding is pending or, to the Knowledge of the Company, threatened and there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

(d) The Company is not barred or suspended from doing business with any Governmental Entity or has its export privileges revoked or suspended in connection with a violation or alleged violation of any Anti-Corruption Law.

Section 3.20 No Other Representations or Warranties; No Reliance.

(a) Except for the representations and warranties contained in this Article III, neither the Company nor any other Person or entity on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to the Company, their Affiliates, or any of their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Purchaser, their Affiliates or any of their Representatives by or on behalf of the Company. Neither the Company nor any other Person on behalf of the Company have made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser, their Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Company or its Affiliates, whether or not included in any management presentation.

(b) The Company, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article V, neither the Purchaser nor any other Person or entity on behalf of the Purchaser has made or makes, and the Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Purchaser, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or its Affiliates or any of their Representatives by or on behalf of the Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Purchaser as follows:

Section 4.1 Organization; Standing and Power.

(a) In the case of Sellers that are entities only, such Seller is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) Each of the Sellers is an individual or legal entity, and if a legal entity is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization as set forth therein.

Section 4.2 Transferred Equity Interests.

(a) The Sellers have good and valid title, of record and beneficially, to all of the Transferred Equity Interests, free and clear of all Liens, other than Permitted Liens, and the Transferred Equity Interests (prior to the issuance of the Issued Equity Interests) constitute all of the issued and outstanding equity interests of the Company.

(b) All of the Transferred Equity Interests have been duly authorized and validly issued, fully paid and nonassessable and were not issued in violation of (i) any agreement, arrangement, Contract or other commitment to which any of the Sellers is a party or is subject to; (ii) any preemptive or similar rights of any Person; or (iii) any Law.

(c) There are no outstanding and authorized (x) options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, Contracts, agreements, arrangements or commitments obligating any of the Sellers or their Affiliates to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any shares of or other equity interest in the Company’s capital stock or any interest therein, other equity interests or securities convertible into or exchangeable for equity interests in the Transferred Equity Interests or the Issued Equity Interests or other direct or indirect equity interests of the Company (whether issued or unissued); (y) stock appreciation rights, phantom stock, profit participation or other similar rights or equity equivalents of or with respect to the Company; or (z) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Transferred Equity Interests or the Issued Equity Interests or to which the Company is a party or by which the Company is bound. No claim has been made or, to the Knowledge of the Sellers, threatened, asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Transferred Equity Interests, any Issued Equity Interests or any other equity interests in the Company, and to the Knowledge of the Sellers, no facts or circumstances exist that would reasonably be expected to give rise to a valid claim of such ownership by any Person.

Section 4.3 Authority; No Violation.

(a) Each of the Sellers has all of the requisite corporate or other entity power and authority, as applicable, to enter into this Agreement and to carry out and perform its obligations hereunder and to consummate the Transactions. This Agreement and the Ancillary Agreements to which the Sellers are a party has been duly and validly executed and delivered by the Sellers, and the performance by each of the Sellers of its obligations hereunder and the consummation by the Sellers of the Transactions has been duly authorized, and, assuming due authorization, execution and delivery of this Agreement by the Purchaser and the Company, this Agreement constitutes a valid, legal and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, subject, to the effect of any applicable Law relating to Enforceability Exceptions.

(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Sellers are a party by the Sellers and the consummation of the Transactions, do not (and will not, with or without the lapse of time or the giving of notice, or both):

(i) contravene, conflict with or result in a violation or breach of or default under any of the Organizational Documents of the Company or the Organizational Documents of the Sellers;

(ii) subject to obtaining the consents, approvals, authorizations or making required filings described under Section 4.4, contravene, conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Sellers;

(iii) contravene, conflict with or result in a violation or breach of, or result in a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than Liens created by the Purchaser or any of its Affiliates and Permitted Liens) upon any of the properties, assets or rights of the Company, under any Contract to which the Sellers are a party; except, in the case of clause (ii) and (iii), where such conflict, violation, default or imposition would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.4 Consents and Approvals. Except for compliance with the Securities Act, no notice, approval, report, consent, registration, Permit or other authorization or filing to or with any Governmental Entity is required by or with respect to the Sellers in connection with the execution and delivery of this Agreement by the Sellers or the performance of their obligations under this Agreement, or the consummation of the Transactions except for such notices, approvals, reports, consents, registrations, Permits or other authorizations or filings that, if not obtained or made, would not be, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company taken as a whole.

Section 4.5 Title to the Transferred Equity Interests. At the Closing, and upon receipt of the consideration provided for hereunder by the Sellers and the Company, good and valid title to all equity interests of the Company (including the Transferred Equity Interests and the Issued Equity Interests) will pass to the Purchaser, either directly or indirectly, free and clear of any Liens (other than created by the Purchaser). Other than this Agreement and the Company’s Organizational Documents or applicable securities Laws, there is no Contract to which any of the Sellers or Company is a party, or by which any of the Sellers or Company are individually or jointly bound, that restricts or otherwise relates to the ownership, rights (including as to voting and distributions), duties or ability to transfer or dispose of the equity interests in the Company.

Section 4.6 Litigation. There is no: (a) Action pending or, to the Knowledge of the Sellers, threatened (and to the Knowledge of the Sellers, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Action), against the Sellers, or any of their respective material properties or material assets (or by or against any of the Sellers, the Company or any Affiliate thereof and relating to the Company), in each case, that is or would reasonably be expected to materially adversely impact the Company; (b) material settlement agreement currently in effect with respect to the Company; (c) outstanding, pending, or, to the Knowledge of the Sellers, threatened Orders (and to the Knowledge of the Sellers, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Order) against, the Sellers, the Company or to the Sellers or the Company is otherwise a party, in each case, that is or would reasonably be expected to materially adversely impact the Company; or (d) as of the date hereof, Action pending or to the Knowledge of the Sellers, threatened against the Company, the Sellers or any Affiliate of the Sellers that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

Section 4.7 Brokers. No Person is or will be entitled to any brokerage, finder’s, investment banker’s, financial advisor or other fee, commission or like payment paid or payable by the Company solely as a result of or in connection with the consummation of the Transactions.

Section 4.8 Accredited Investor; Purchase for Investment. The Sellers are accredited investors as defined in Regulation D under the Securities Act. The Sellers (either alone or together with its advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Class A Common Stock issuable hereunder and are capable of bearing the economic risks of such investment. The Sellers acknowledge that the Class A Common Stock issuable hereunder have not been registered under the Securities Act, or any state securities Laws and agree that the Class A Common Stock issuable hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 4.9 Inspection; Sellers’ Representations. The Sellers have such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its purchase of the Common Stock Consideration and is capable of such evaluation. The Sellers acknowledge that the Sellers and their Affiliates have conducted their own independent review, analysis and assessment of the present condition and the future prospects of the Purchaser and are sufficiently experienced to make an informed judgment with respect thereto. The Sellers, on behalf of themselves and their Affiliates, acknowledge and agree that neither the Purchaser nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Purchaser or its profitability for the Seller, or with respect to any forecasts, projections or business plans prepared by or on behalf of the Purchaser or its Affiliates and delivered to the Seller for review of the Purchaser or the negotiation and execution of this Agreement. Except as otherwise expressly set forth in this Agreement, the Seller acknowledges that the Common Stock Consideration will be furnished “AS IS, WHERE IS,” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article V, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND, IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PURPOSE.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as disclosed on the Purchaser SEC Documents filed prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), the Purchaser hereby represents and warrants to the Sellers and to the Company as follows:

Section 5.1 Organization; Standing and Power.

(a) The Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) The Purchaser has all requisite power and authority to own, operate and lease its respective properties and carry on its business as presently being conducted in all material respects.

Section 5.2 Capitalization of Purchaser.

(a) As of the date of this Agreement, the authorized capital stock of the Purchaser consists of 380,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), 20,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof and as of immediately prior to Closing (without giving effect to the PIPE Investment, the Redemption Offer and the issuance of the Common Stock Consideration): (i) 24,150,000 Class A Common Stock are issued and outstanding, (ii) 6,037,500 Class B Common Stock are issued and outstanding, (iii) no preferred stock are issued and outstanding, (iv) 12,075,000 public warrants, each exercisable for one share of Class A Common Stock for $11.50 per share (the “Purchaser Public Warrants”), are issued and outstanding and (v) 6,830,00 private placement warrants, each exercisable for one share of Class A Common Stock for $11.50 per share (the “Purchaser Private Warrants”, and together with the Purchaser Public Warrants, the “Purchaser Warrants”) are issued and outstanding and (vi) 24,150,000 units, each consisting of one share of Class A Common Stock and one-half of one Purchaser Warrant (each, a “Purchaser Unit”), are issued and outstanding. The issued and outstanding shares of Class B Common Stock are convertible on a one-for-one basis, into shares of Class A Common Stock upon consummation of the Transactions. All holders of Class B Common Stock have irrevocably waived any anti-dilution adjustment as to the ratio by which Class B Common Stock convert into Class A Common Stock or any other measure with an anti-dilutive effect, in any case, that results from or is related to the Transactions.

(b) All issued and outstanding shares of Class A Common Stock, shares of Class B Common Stock, Purchaser Warrants and Purchaser Units are validly issued, fully paid and non-assessable and are not subject to preemptive rights.

(c) Except for the Purchaser Warrants and Purchaser Units, there are no outstanding (i) securities of the Purchaser convertible into or exchangeable for shares or other equity interests or voting securities of the Purchaser, (ii) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of the Purchaser to acquire from any Person, and no obligation of the Purchaser to issue, any shares or other equity interests or voting securities of the Purchaser or any securities convertible into or exchangeable for such shares or other equity interest or voting securities, (iii) equity equivalents or other similar rights of or with respect to the Purchaser, or (iv) obligations of the Purchaser to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights.

(d) The Purchaser has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

Section 5.3 Purchaser SEC Documents; Controls.

(a) The Purchaser has timely filed with or furnished to the SEC all forms, reports, schedules and statements required to be filed or furnished by it with the SEC since October 5, 2021 (such forms, reports, schedules and statements, the “Purchaser SEC Documents”). As of their respective filing dates, or, if amended or superseded by subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Purchaser SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained, when filed or, if amended or superseded prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Purchaser, as of the date hereof, none of the Purchaser SEC Documents are the subject of (i) ongoing SEC review or outstanding SEC comment or (ii) outstanding SEC investigation.

(b) The financial statements of the Purchaser contained in the Purchaser SEC Documents, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Purchaser and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of the Purchaser and its consolidated Subsidiaries, for the periods presented therein.

(c) The Purchaser has established and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NYSE. The Purchaser’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by the Purchaser in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Purchaser’s management as appropriate to allow timely decisions.

Section 5.4 Trust Account. As of the date of this Agreement, the Purchaser has at least $241,500,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Class A Common Stock who from and after the date hereof shall have exercised their Purchaser Shareholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem Class A Common Stock pursuant to the Purchaser Shareholder Redemption Right. There are no Actions pending or, to the Knowledge of the Purchaser, threatened with respect to the Trust Account.

Section 5.5 Absence of Certain Changes or Events. Since September 1, 2022, (a) there has not been any Purchaser Material Adverse Effect and (b) the Purchaser has not conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports under the Exchange Act, the search for, and preparation for the execution of, a Business Combination and in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and other activities in each case that are incidental thereto.

Section 5.6 Authority; No Violation.

(a) The Purchaser has all the requisite corporate or other power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. This Agreement and the Ancillary Agreements to which the Purchaser is a party have been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Sellers, constitutes a valid, legal and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject, to the effect of any applicable Law relating to Enforceability Exceptions.

(b) The execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser is a party by the Purchaser, and the consummation of the Transactions, do not (and would not, with the lapse of time or the giving of notice, or both):

(i) contravene, conflict with or result in a violation of any of the provisions of the Purchaser’s Organizational Documents;

(ii) subject to obtaining the Consents and making required filings described under Section 5.7, contravene, conflict with or result in a violation of any applicable Law or Order; or

(iii) contravene, conflict with or result in a violation or breach of, or result in a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the assets or rights of the Purchaser, under any material contract of the Purchaser;

except, in the case of clauses (ii) and (iii), where such conflict, violation, default or imposition would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.7 Consents and Approvals. Except for in connection with or in compliance with (a) the applicable requirements of other Regulatory Laws, (b) the Exchange Act or the Securities Act and (c) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NYSE; or (d) any other such reports, Consents, Permits or other filings that, if not obtained or made would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, no Consent of a Governmental Entity is required to be obtained or made by the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the performance of its obligations under this Agreement or the consummation by the Purchaser of the Transactions.

Section 5.8 Litigation. As of the date hereof, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (a) there are no Actions pending or, to the Knowledge of the Purchaser, threatened, against the Purchaser or its Affiliates, or seeking to prevent the Transactions; and (b) there are no Orders pending or, to the Knowledge of the Purchaser, threatened, against the Purchaser or its Affiliates or to which the Purchaser or its Affiliates is otherwise a party, in each case relating to this Agreement or the Transactions.

Section 5.9 Brokers. No Person, other than Needham & Company, LLC, has acted, directly or indirectly, as a broker, finder, investment banker or financial advisor for the Purchaser in connection with the

Transactions, and no Person is or will be entitled to any brokerage, finder’s or other fee, commission or like payment in respect thereof in connection with the Transactions or based upon arrangements made by or on behalf of the Purchaser.

Section 5.10 Accredited Investor; Purchase for Investment. The Purchaser is an accredited investor as defined in Regulation D under the Securities Act. The Purchaser is purchasing the Transferred Equity Interests for the purpose of investment for its own account and not with a view toward or for resale in connection with, any distribution thereof or with any present intention of distributing or selling the Transferred Equity Interests. The Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Equity Interests and is capable of bearing the economic risks of such investment. The Purchaser acknowledges that the Transferred Equity Interests have not been registered under the Securities Act, or any state securities Laws and agrees that the Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 5.11 No Undisclosed Liabilities. The Purchaser does not have any Liabilities that would be required under GAAP to be reflected on a balance sheet or the notes thereto, except for those Liabilities (a) reflected or reserved against on the balance sheet of the Purchaser dated as of September 30, 2022 (including the notes thereto) contained in the Purchaser’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, (b) arising in the ordinary course of business consistent with past practice since September 30, 2022, (c) that will be discharged or paid off prior to or at the Closing, (d) Liabilities for fees and expenses incurred in connection with the Transaction, or (e) that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.12 Listing. The issued and outstanding Class A Common Stock, Purchaser Warrants and Purchaser Units (the foregoing, collectively, the “Purchaser Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by NYSE or the SEC with respect to any intention by such entity to deregister any Purchaser Public Securities or prohibit or terminate the listing of any Purchaser Public Securities on NYSE. The Purchaser has taken no action that is designed to terminate the registration of the Purchaser Public Securities under the Exchange Act. The Purchaser has not received any written or, to the Purchaser’s Knowledge, oral deficiency notice from NYSE relating to the continued listing requirements of the Purchaser Public Securities.

Section 5.13 Investment Company. The Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14 Inspection; Sellers’ Representations. The Purchaser has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its purchase of the Transferred Equity Interests and the Issued Equity Interests and is capable of such evaluation. The Purchaser acknowledges that the Purchaser and its Affiliates have conducted their own independent review, analysis and assessment of the present condition and the future prospects of the Company and are sufficiently experienced to make an informed judgment with respect thereto. The Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that none of the Sellers, the Company or any of their Affiliates has made any warranty, express or implied, as to the prospects of the Company or its profitability for the Purchaser, or with respect to any forecasts, projections or business plans prepared by or on behalf of the Sellers, the Company or their Affiliates and delivered to the Purchaser for review of the Company or the negotiation and execution of this Agreement. Except as otherwise expressly set forth in this Agreement, the Purchaser acknowledges that the Transferred Equity Interests and Issued Equity Interests will be furnished “AS IS, WHERE IS,” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article III AND ARTICLE IV, WITH ALL FAULTS AND WITHOUT

ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND, IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PURPOSE.

Section 5.15 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article IV, neither the Purchaser nor any other Person or entity on behalf of the Purchaser has made or makes any representation or warranty, whether express or implied, with respect to the Purchaser, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Sellers, their Affiliates or any of their Representatives by or on behalf of the Purchaser. Neither the Purchaser nor any other Person or entity on behalf of the Purchaser has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Sellers, their Affiliates or any of their representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Purchaser or its Affiliates, whether or not included in any management presentation.

(b) The Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article III and Article IV, none of the Sellers, the Company or any other Person or entity on behalf of the Sellers or the Company have made or makes, and the Purchaser and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Sellers, the Company, their respective Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to the Purchaser or any of its officer, directors, employees, agents, representatives, lender, Affiliates or any other Person acting on its behalf by or on behalf of the Sellers’ or the Company’s officers, directors, employees, agents, representatives, lenders or Affiliates.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business.

(a) From the date of this Agreement through the Closing, except (i) as required by Law, (ii) as expressly contemplated by this Agreement or the Ancillary Agreements or as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) as disclosed in Section 6.1 of the Company Disclosure Schedule, the Sellers shall cause the Company to and the Company shall, conduct, and cause to be conducted, and operate its business in all material respects in the ordinary course of business and to use its commercially reasonable efforts to preserve intact its business relationships with its material lessors, licensors, suppliers, distributors and customers, and employees.

(b) In addition (and without limiting the generality of the foregoing), from the date of this Agreement through the Closing: except (i) as required by Law, (ii) as expressly contemplated by this Agreement or the Ancillary Agreements or as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) as disclosed in Section 5.1 of the Company Disclosure

Schedule, the Sellers shall not, and shall cause the Company not to, and the Company shall not (it being agreed that with respect to the matters specifically addressed by any provision of this Section 5.1(b), such specific provisions shall govern over the more general provision of Section 5.1(a)):

(i) amend or propose to amend its Organizational Documents;

(ii) merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, split, combine, subdivide or reclassify any of its capital stock or other ownership interests, or change or agree to change in any manner the rights of its capital stock or other ownership interests or liquidate or dissolve;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property, a combination thereof or otherwise) in respect of, or enter into any Contract with respect to the voting of, any of its capital stock or other equity interests or securities therein;

(iv) amend or modify in any material respect, or waive any rights under or consent to the termination of any Material Contract or enter into any Contract that, if in effect as of the date hereof, would constitute a Material Contract (other than in the ordinary course of business);

(v) (A) abandon, allow to lapse, fail to prosecute or defend any Company Intellectual Property (other than Company Intellectual Property that the Company determines in its reasonable business judgment is immaterial to the business of the Company); or (B) sell, assign, transfer, license, grant any security interest in, or otherwise encumber or dispose of any Company Intellectual Property (other than non-exclusive licenses granted to customers or service providers);

(vi) (A) issue, sell, redeem or acquire any capital stock or other ownership interest in itself; or (B) issue, sell or grant any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its capital stock or any other ownership interests;

(vii) incur any Indebtedness or enter into any other Contract, in each case, for any borrowed money, except for such Indebtedness that does not exceed $200,000 in the aggregate;

(viii) sell, transfer, lease, license or make any other disposition of (whether by way of merger, consolidation, sale of stock or assets or otherwise) or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any of its tangible properties or assets;

(ix) make any capital expenditures other than in accordance with any capital expenditure plan previously approved by the Purchaser;

(x) accelerate any accounts receivable or delay any accounts payable, in each instance, outside of the ordinary course of business;

(xi) settle or compromise or agree to settle or compromise any Action (A) involving any Liability of the Company or its respective directors, officers, employees or agents (in their capacities as such) or (B) involving a conduct remedy or similar injunctive relief that has a restrictive impact on the Company;

(xii) acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of any capital stock or assets, any business or Person or other business organization or division thereof or make any loans, advances, or capital contributions to investments in any Person;

(xiii) except (A) as expressly contemplated by Article VI, or (B) as required by any Company Benefit Plan in effect as of the date of this Agreement, (1) increase the aggregate compensation and benefits payable or that could become payable by the Company to any of the Company Employees, (2) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Benefit Plan,

(3) terminate the employment of any Company Employee, other than for cause, or (4) except as specifically permitted under this clause (xiii), otherwise transfer to the Company any employee-related Liabilities that this Agreement allocates to the Sellers;

(xiv) adopt or change any of their accounting principles or the methods of applying such principles, except as required under GAAP or applicable Law;

(xv) (A) make, change or revoke any material Tax election; (B) change any material method of Tax accounting; (C) file any amended material Tax Return; (D) settle any audit or other proceeding related to a material amount of Taxes; (E) forego any available material refund of Taxes; (G) enter into any Tax allocation, indemnity, sharing or similar agreement or any Closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-US Law); (H) seek any Tax ruling from any Governmental Entity; (I) initiate or enter into any voluntary disclosure agreement or similar agreement with a Taxing Authority; (J) take any action that would change the classification of the Company for US federal (and any applicable state) Tax purposes or liquidate or otherwise dissolve of the Company, in each case, to the extent any such action could be reasonably be expected to adversely affect the Purchaser, any of its Subsidiaries, or the Company; (it being agreed and understood that none of clauses (i) through (xiv) or clause (xx) of this Section 5.1(b) shall apply to Tax compliance matters (other than clause (xx) insofar as it relates to this clause (xv) and that this clause (xv) shall apply solely to Tax Returns, and Taxes in respect of Tax Returns, that include only the Company);

(xvi) enter into any Contract with respect to any joint venture, strategic partnership, or alliance;

(xvii) except to the extent expressly permitted by Article IX, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Transactions;

(xviii) grant, implement or adopt any retention payments that are contingent on the recipient providing continued services following the Closing or experiencing a termination without cause following the Closing;

(xix) amend any lease, sublease, license or concession in a manner that would materially modify the rights or obligations of the parties to such lease, sublease, license or concession;

(xx) incur or otherwise become obligated to pay any amounts that would constitute Transaction Costs of the Company in any amount that would exceed $5,000,000; and

(xxi) agree to or authorize, or commit to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (i) through (xx) above.

(c) Except (i) as required by Law or pursuant to any Contract in existence as of the date of this Agreement or (ii) as expressly contemplated by this Agreement (including for the avoidance of doubt, the PIPE Investment and Redemption Offer) or the Ancillary Agreements or as consented to in writing by the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed and it being understood that in the case of any failure to affirmatively deny consent within five (5) Business Days following receipt of a written request from the Purchaser for such consent, that request shall be deemed to be consented to), the Purchaser shall not:

(i) merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, subdivide or reclassify any of its shares or other ownership interests, or change or agree to change in any manner the rights of its shares or other ownership interests or liquidate or dissolve;

(ii) (A) issue, sell, redeem or acquire any shares or other ownership interest in itself, other than pursuant to the Redemption Offer or the conversion of issued and outstanding Class B Common Stock held by the Purchaser Sponsor into Class A Common Stock in accordance with the terms of the Purchaser’s Organizational Documents; or (B) issue, sell or grant any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its shares or any other ownership interests, other than the issuance of Purchaser Warrants to the provider of any Working Capital Loans in settlement of such Working Capital Loans;

(iii) acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of shares or shares of any capital stock or assets, any business of any Person or other business organization or division thereof;

(iv) adopt or change any of their accounting principles or the methods of applying such principles, except as required under GAAP or applicable Law;

(v) except to the extent expressly permitted by Article IX, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Transactions;

(vi) incur or otherwise become obligated to pay any amounts that would constitute Transaction Costs of the Purchaser or Purchaser Sponsor in any amount that would exceed $15,000,000; and

(vii) agree to or authorize, or commit to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (i) through (vi) above.

Section 6.2 Access.

(a) From the date hereof until the Closing, the Company shall provide the Purchaser and its respective officers, directors, Affiliates, employees and Representatives, upon reasonable notice, at the Purchaser’s expense and in accordance with the procedures reasonably established by the Company, reasonable access during normal business hours to the books and records of or relating to the Company and to the officers, employees and Representatives of the Company; provided, however, that the Company may withhold any document or information where disclosure of such document or information would reasonably be expected to: (i) unreasonably interfere with the operation of the Company; (ii) cause a violation of any Contract with a third party to which the Company or any of its Affiliates is a party; (iii) jeopardize attorney-client privilege; (iv) contravene any Laws; or (v) in the case of personnel records, in the Company’s good faith opinion, be sensitive, or subject the Company to risk of material Liability. If any of the information or material furnished pursuant to this Section 6.2 includes material or information subject to the attorney-client privilege or attorney work-product doctrine or any other applicable privilege concerning pending or threatened Actions or governmental investigations, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters, and it is the desire, intention and mutual understanding of the Parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information, nor its continued protection under the attorney-client protection, attorney work product doctrine, or other applicable privilege, and shall remain entitled to such protection under those privileges, this Agreement, and the joint defense doctrine.

Section 6.3 Efforts.

(a) Each of the Parties agrees to use its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as promptly as practicable, including: (i) the obtaining of all necessary actions or nonactions, licenses, permits, orders, notifications, clearances, waivers, authorizations, expirations or terminations of waiting periods, clearances, Consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action, injunction or proceeding by, any Governmental Entity, including in connection with any Regulatory Law; (ii) the defending of any Actions challenging this Agreement or the consummation of the Transactions; and (iv) the execution and delivery of any notification or additional instruments necessary to consummate this Agreement and the Transactions.

(b) The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall respond as promptly as practicable to any request by any Governmental Entity for information, documentation, other material or testimony, including by responding at the earliest reasonably practicable date to any request under or with respect to any inquiry by any Governmental Entity, and any such other applicable Laws for additional information, documents or other materials received by the Sellers or the Purchaser or any of their respective Affiliates from any Governmental Entity regarding any matter with respect to the Transactions under any Regulatory Law. In furtherance and not in limitation of the foregoing, the Parties shall, and shall cause their Affiliates to, use reasonable best efforts to undertake promptly any and all action required to complete the Transactions as promptly as practicable (but in any event prior to the Outside Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Governmental Entity or the issuance of any Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including to (x) proffer or consent and/or agree to any Order or other agreement providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business or (y) promptly effect the disposition, licensing or holding separate of any assets or lines of business or (z) take any other remedy requested or proposed by any Governmental Entity, in each case, as may be necessary to permit the lawful consummation of the Transaction on or prior to the Outside Date and except as would have or would reasonably be expected to materially and adversely affect the Company, taken as a whole, following Closing. The Sellers and the Purchaser shall only be required to undertake any action contemplated by the immediately preceding sentence in the event that such action is conditioned on the consummation of the Transactions.

(c) Without limiting the generality of the rest of this Section 6.3, each of the Parties shall cooperate, as promptly as practicable, in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall, subject to applicable Law and reasonable confidentiality considerations, as promptly as reasonably practicable (i) furnish to the other such necessary information and reasonable assistance as the other Party may reasonably request in connection with the foregoing; (ii) promptly notify and inform the other Party of any communication received from, or given by such Party or any of their Affiliates to any Governmental Entity, regarding any of the Transactions; and (iii) provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Entity, and any other information supplied by such Party and such Party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the Transactions; provided, however, that materials may be provided on an outside counsel-only basis, and/or may be redacted (A) to remove references concerning competitively sensitive information and the valuation of the Company and the transactions contemplated thereby and (B) as necessary to comply with contractual arrangements. Each Party shall, subject to applicable Law, permit counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication, draft filing, correspondence or submission to any Governmental Entity in connection with the Transactions. Each Party agrees not to participate, or to permit any of its Affiliates or their respective Representatives to participate, in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions, unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate.

(d) Any information provided to any Party or its Representatives to another Party or its Representatives in accordance with this Section 6.3 or otherwise pursuant to this Agreement shall be held by the receiving Party and its Representatives in accordance with, and shall be subject to, the confidentiality obligations set forth in the Confidentiality Agreement.

(e) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Parties shall not, and shall not permit any of their Affiliates to, knowingly take any action that could prevent, materially delay or materially impede the consummation of the Transaction.

Section 6.4 Further Assurances. The Sellers and the Purchaser shall execute and deliver, or cause to be executed or delivered, all additional documents, agreements and other instruments and take all such further action as may be necessary to carry out the purposes and intents of this Agreement and applicable Law and to consummate such further transactions as may be reasonably required hereby or thereby.

Section 6.5 Public Announcements. The Purchaser and the Company have agreed to the text of a press release announcing the execution of this Agreement. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of the Purchaser are listed, including the filing of any Current Report on Form 8-K or other appropriate filings with the SEC, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Transactions without the prior written consent of the Company, in the case of the Purchaser, or the Purchaser, in the case of the Company. Notwithstanding the foregoing, without such prior written consent, the Purchaser shall be permitted to issue a press release or other public announcement containing information relating to this Agreement or the Transactions that is substantially consistent with information included in a press release or other public announcement previously approved pursuant to the preceding sentence.

Section 6.6 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement including Section 6.1, the Parties understand and agree that nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing.

Section 6.7 Restrictive Covenants.

(a) For four (4) years following the Closing, subject to the other terms of this Section 6.7, the Sellers shall not (directly or indirectly through any Affiliate), and shall cause their Affiliates not to, own, hold or control any equity interests in any Person whose primary business is ionization rainfall generation (such business, the “Restricted Business”) or otherwise operate or engage in any Restricted Business.

(b) For four (4) years following the Closing Date, subject to the terms of this Section 6.7, the Sellers shall not (directly or indirectly through any Subsidiary), and shall cause their Affiliates not to solicit for employment or otherwise engage (whether as an employee, consultant or otherwise) or hire any Person that is an employee of the Company, provided, however, that nothing in this Section 6.7(b) shall preclude the Sellers or their Affiliates and their respective officers, directors and employees from (A) soliciting and hiring any such individual who has not been employed by the Company or its Affiliates for a period of at least six (6) months prior to commencement of employment discussions between the Sellers, or their respective officers, directors or employees and such individual, or (B) making any general or public solicitation not targeted at employees of the Company or any of its Affiliates and hiring any Person who responds thereto.

(c) The Parties acknowledge and agree that the covenants and provisions in this Section 6.7 are reasonable in duration, geographic area and scope and separate and divisible and, if any such covenant or provision is determined to be unenforceable or invalid for any reason, it shall be reformed to have the closest possible effect, consistent with applicable Law, to the original covenant or provision and the remaining covenants shall be unaffected. Each of the Sellers acknowledges that the restrictions contained in this Section 6.7 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions.

Section 6.8 Redemption Offer.

(a) Commencement of the Offer. Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Redemption Offer as promptly as reasonably practicable after the date of this Agreement.

(b) Expiration of the Offer. Unless the Redemption Offer is extended by the Purchaser for any period required pursuant to applicable Law (including as necessary or appropriate to respond to any comments from the staff of the SEC) or to allow the Redemption Offer to remain open for ten (10) Business Days after any amendment made to the Offer Documents by Purchaser to comply with article 12.1(d), the Redemption Offer shall expire at one minute after 11:59 p.m. eastern time on the date that is twenty (20) Business Days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the Offer Commencement Date.

(c) Offer Documents.

(i) Schedule TO. On the date of the commencement of the Redemption Offer (the “Offer Commencement Date”) Purchaser shall: (i) file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Redemption Offer, which will contain or incorporate by reference: (A) Purchaser’s offer to purchase all outstanding shares of Class A Common Stock pursuant to the Redemption Offer (the “Offer to Purchase”); and (B) forms of the related letter of transmittal, summary advertisement and other ancillary Offer documents; and (ii) cause the Offer to Purchase and related documents to be disseminated to the holders of Class A Common Stock as and to the extent required by the Exchange Act. Purchaser shall cause the Schedule TO (including the Offer to Purchase and forms of the letter of transmittal, long-form publication and other ancillary Offer documents) (such Schedule TO and the documents included therein pursuant to which the Redemption Offer will be made, together with all amendments and supplements thereto, collectively, the “Offer Documents”) to comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable and the rules and regulations thereunder and, as of the date first filed with the SEC and on the date first published, sent or given to the holders of Class A Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (it being understood that no covenant is made by Purchaser with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents).

(ii) SEC Comments. Purchaser and the Company: (A) shall promptly respond to any comments (including oral comments) of the SEC or its staff with respect to the Offer Documents or the Redemption Offer and (B) to the extent required by the applicable requirements of United States securities Laws and the rules and regulations of the SEC promulgated thereunder, promptly correct any information provided by it for use in the Offer Documents to the extent that such information is or has become false or misleading in any material respect. Purchaser shall take all steps reasonably necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities Laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to the holders of Class A Common Stock.

(iii) Additional Information from the Company. The Company and the Sellers shall promptly furnish to Purchaser all information concerning the Company that may be required or reasonably requested in connection with the Offer Documents or any action contemplated by this Section 6.8.

Section 6.9 Trust. Upon satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee, in accordance with, subject to and pursuant to the Trust Agreement and the Purchaser’s Organizational Documents, at the Closing, the Purchaser (a) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to (i) pay as and when due all amounts payable to the Purchaser Shareholders holding the Class A Common Stock sold in the IPO who shall have previously validly elected to redeem their Class A Common Stock pursuant to the Purchaser’s Organizational Documents, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account to the Purchaser for immediate use, subject to this Agreement and the Trust Agreement.

Section 6.10 Exclusivity. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement:

(a) None of the Sellers nor the Company shall take, nor shall any of them permit any of their respective Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Purchaser and/or any of its Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving the Company, other than assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”). The Sellers shall, and shall cause the Company and any of their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Purchaser and its Affiliates) with respect to any of the foregoing. Notwithstanding the foregoing, any of the Sellers, the Company or their respective Representatives may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that the Sellers and the Company are subject to an exclusivity agreement and are unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction so long as such exclusivity agreement remains in effect. The Sellers shall promptly (but in any event within forty-eight hours) notify the Purchaser if any of the Seller, the Company or any of their Representatives receive any offer for, or any solicitation to discuss or negotiate, an Acquisition Transaction.

(b) The Purchaser shall not take, and shall cause its Affiliates and their respective Representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Sellers and/or any of their Affiliates) concerning any Business Combination (each such transaction, a “Business Combination Transaction”). The Purchaser shall, and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than the Sellers and their Affiliates) with respect to any of the foregoing. The Sellers hereby acknowledge that prior to the date of this Agreement, the Purchaser has provided information relating to the Business Combination and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Business Combination Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for a Business Combination Transaction without any breach by the Purchaser of this Section 6.10(b). Notwithstanding the foregoing, the Purchaser, any of its Affiliates and any of its or their respective Representatives may respond to any unsolicited proposal regarding a Business Combination Transaction by indicating that the Purchaser is subject to an exclusivity agreement and is unable to entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Transaction so long as such exclusivity agreement remains in effect. The Purchaser shall promptly (but in any event within forty-eight hours) notify the Sellers, if the Purchaser or any of its Representatives receives any offer for, or any solicitation to discuss or negotiate, a Business Combination Transaction.

Section 6.11 Release. Effective upon and following the Closing, except as otherwise set forth herein, the Purchaser, on its own behalf and on behalf of the Company and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Sellers, their Affiliates and each of its and its Affiliates’ former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively the “Related Parties”), and each of their respective successors and assigns and each of their respective Related Parties (collectively the “Seller Released Parties”)

from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter occurring prior to the Closing (other than as contemplated by this Agreement), including for controlling equityholder liability, liabilities of the Company, or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Seller Released Parties; provided however, that nothing in this Section 6.11 shall release the Seller Released Parties from their obligations under this Agreement.

Section 6.12 Section 16. Prior to the Closing, the board of directors of the Purchaser, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Class A Common Stock by the Purchaser, in each case, pursuant to this Agreement to any officer, director or shareholder (by reason of “director by deputization”) of the Company who is expected to become a “covered person” of the Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 6.13 Directors’ and Officers’ Indemnification and Insurance.

(a) The Parties acknowledge and agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, employees and agents of any of the Company or their Affiliates or the Purchaser and each Person who served at the request of the Company or the Purchaser as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “D&O Indemnified Persons”), as provided in the Organizational Documents of the Company or their Affiliates in effect on the date of this Agreement and made available to the Purchaser, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement and made available to the Purchaser, in each instance, with respect to matters occurring prior to or at the Closing, shall survive the consummation of the Transactions and shall continue in full force and effect and that the Company or its Affiliates will perform and discharge their respective obligations to provide such indemnity and exculpation from and after the Closing for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. The Purchaser shall cause the Purchaser’s Organizational Documents to contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Organizational Documents of the Company and their Affiliates, as in effect on the date of this Agreement and made available to the Purchaser, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would be reasonably expected to adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law. From and after the Closing, the Purchaser shall cause the Company and their Affiliates to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.13.

(b) From and following the Closing Date, the Purchaser, shall, and shall cause the Company and their Affiliates to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities, losses, penalties, fines, claims, damages, reasonable and documented out-of-pocket costs or expenses in connection with any actual or threatened, in writing, Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director or officer of the Company or their Affiliates, or in such D&O Indemnified Person’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or their Affiliates, in each instance before the Closing Date (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or their Affiliates). In the event of any such Action, the Purchaser and the Company and their Affiliates, as applicable, shall reasonably however cooperate with the D&O Indemnified Person in the defense of any Action; provided, that none of the Purchaser and the Company and their Affiliates shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) If the Purchaser or any of its respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving company, corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser shall assume all of the obligations of the surviving company set forth in this Section 6.13.

(d) The provisions of this Section 5.17 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of the Purchaser and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 6.14 Expenses. All costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid (i) in the case of the Sellers, by the Sellers, (ii) in the case of the Company, by the Company, and (iii) in the case of the Purchaser, by the Purchaser; provided, that, in the event that the Closing is consummated, at the Closing, except as otherwise set forth herein, the Purchaser shall pay all Transaction Costs incurred by the Company or Purchaser. Notwithstanding the preceding sentence, the Sellers shall be responsible for any brokerage, finder’s, investment banker’s, financial advisor or other fee, commission or like payment paid or payable by the Company solely as a result of or in connection with the consummation of the Transactions.

Section 6.15 Transaction Litigation. Each of the Purchaser and the Sellers shall cooperate with the other and use reasonable best efforts in the defense or settlement of any Action relating to the Transactions which is brought or threatened in writing against (a) the Purchaser, any of its Subsidiaries and/or any of their respective directors or officers, or (b) the Sellers or the Company, any of their Subsidiaries and/or any of their respective directors or officers. Such cooperation between the Parties shall include (i) keeping the other Party reasonably and promptly informed of any developments in connection with any such Action, and (ii) utilizing counsel reasonably agreeable to both the Purchaser and the Sellers (such agreement to counsel not to be unreasonably withheld, conditioned or delayed) and (iii) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Action without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.16 Other Disclosure.

(a) Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, in connection with the preparation of any Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, including the Current Report on Form 8-K announcing the Closing (the “Super 8-K”) or any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of the Purchaser, the Sellers and/or the Company to any Governmental Entity in connection with the Transactions (each, a “Reviewable Document”), the Purchaser, the Company and the Sellers shall, upon request by the other, use their reasonable best efforts to furnish the other with all information reasonably necessary or advisable in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Whenever any event occurs which would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Purchaser or the Sellers, as the case may be, shall promptly inform the other party of such occurrence and shall use their reasonable best efforts to furnish to the other party any information reasonably related to such event and any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.

(c) The Sellers and the Company shall cooperate in good faith with respect to the preparation of the Super 8-K, and use their respective reasonable best efforts to provide the Purchaser with all information reasonably requested by the Purchaser and required to be included by SEC Guidance in such filing, including (i) the required financial statements of the Company, (ii) the selected financial data of the Company required by Item 301 of Regulation S-K and (iii) required management’s discussion & analysis for the applicable periods presented. Without limiting the generality of the foregoing, the Sellers shall use their respective commercially reasonable efforts to cooperate with the Purchaser in connection with the preparation for inclusion in the Super 8-K of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X (it being understood that the Purchaser shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein). The Sellers and the Company shall use commercially reasonable efforts to make the managers, directors, officers and employees of the Company available to the Purchaser and its counsel in connection with the drafting of the Super 8-K, as reasonably requested by the Purchaser; provided that doing so does not unreasonably interfere with the ongoing operations of the Company.

Section 6.17 Purchaser Board. Conditioned upon the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of the NYSE, Purchaser shall take all actions reasonably necessary or appropriate to cause, effective as of the Closing, the board of directors of Purchaser to include Michael Nefkens.

Section 6.18 Employee Incentive Compensation. Promptly following the Closing, subject to any necessary approvals and compliance with applicable Law (including with respect to securities and tax Law), Purchaser shall take necessary actions to implement a plan to make up to 500,000 of shares of Class A Common Stock available for new hire, inducement and similar grants of equity-based awards, with the terms and conditions of such grants to be determined by the board of directors of the Purchaser in its sole discretion.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Year. The Parties shall treat the taxable year of the Company as ending on the Closing Date where required or allowable by Law and, shall allocate income to the period ending on the Closing Date based on a closing of the books as of the Closing Date.

Section 7.2 Pre-Closing Tax Returns.

(a) With respect to any Tax Return of the Company for any Pre-Closing Tax Period that is required to be filed after the Closing Date (a “Pre-Closing Tax Return”), the Sellers shall appoint and engage, at the Sellers’ expense, a professional tax preparation firm (“Tax Preparer”) of its choosing to prepare and file any such Tax Return. Without limiting the generality of Section 7.4, the Purchaser shall, and shall cause its Affiliates (including, after the Closing, the Company) to, engage and cooperate with each such Tax Preparer in preparing and filing any Pre-Closing Tax Return. The Parties shall instruct the Tax Preparer to provide each of the Sellers and the Purchaser with a copy of any such Pre-Closing Tax Return at least forty-five (45) days prior to the due date thereof (taking into account any applicable extensions) for review and comment. The Sellers and Tax Preparer shall prepare, or cause to be prepared, and the Company shall timely file, or cause to be timely filed, such Pre-Closing Tax Return in a manner consistent with the past practices, elections, and methods of the Company, except as required by applicable Law. Tax Preparer shall revise such Tax Return to reflect any reasonable comments received from the Sellers not later than ten (10) days before the due date thereof (taking into account any extensions). The Purchaser shall not amend or revoke (or permit any of its Affiliates (including, after the Closing, the Company) to amend or revoke) any Tax Return of the Company for any taxable period ending on or before, or including, the Closing Date (or any notification or election relating thereto) without the prior written consent of the Sellers.

(b) The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for any Straddle Period (each a “Straddle Period Return”) in a manner that is consistent with the past practices, elections, and methods of the Company, except as required by applicable Law. The Purchaser shall deliver to the Sellers for their review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of each such Tax Return at least forty-five (45) days prior to the due date (taking into account any extensions). The Purchaser shall reflect on any such Tax Return any reasonable comments provided by the Sellers not later than ten (10) days before the due date for filing such Tax Returns (taking into account applicable extensions). To the extent not already addressed by Section 7.1 or the first sentence of this Section 7.2(b), for purposes of the allocation of Taxes during a Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company for the portion of the Straddle Period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 7.3 Cooperation.

(a) Each Party shall, and shall cause their Affiliates to, provide to the other Party such cooperation, documentation and information as either of them reasonably may request (including the provision of any necessary powers of attorney) in (a) filing any Tax Return, amended Tax Return or claim for refund; (b) preparing financial accounting statements; (c) cooperating with financial statement auditors (including providing any requested information); (d) determining a liability for Taxes or a right to a refund of Taxes; and (e) conducting any audit, litigation, or Tax proceeding. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Notwithstanding anything to the contrary in this Agreement, in no event shall the Sellers or any of their Affiliates be required to provide any Person with any Tax Return or copy of any Tax Return of (x) the Sellers or any of their Affiliates or (y) a consolidated, combined, or unitary group that includes the Sellers or any of their Affiliates. Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense (provided, that any such notice must in any event be made in writing at least sixty (60)  days prior to such disposition).

Section 7.4 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall pay, when due, and be responsible for, any sales, use, transfer (including any indirect real estate transfer), documentary, stamp, value-added, goods and services or similar Taxes and related fees (“Transfer Taxes”) imposed on or payable with respect to the transactions undertaken pursuant to Article II. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. The Sellers and the Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 7.5 Tax Sharing Agreements. The Sellers shall terminate or cause to be terminated, on or before the Closing Date the rights and obligations of the Company pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Company, on the one hand, and the Sellers or any of their Subsidiaries (other than the Company), on the other hand, are parties, and neither the Sellers nor any of their Affiliates nor any of the Company shall have any rights, obligations or Liabilities thereunder after the Closing in respect of such agreements or arrangements.

Section 7.6 Post-Closing Matters. The Purchaser shall not make (or permit to be made) (a) any election under Sections 336 or 338 of the Code with respect to the acquisition of the Company or (b) any election with respect to the Company (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Date or could affect any transaction occurring on or prior to the Closing Date.

Section 7.7 Tax Indemnity and Procedures.

(a) From and after the Closing, the Sellers agree to jointly and severally indemnify the Purchaser, the Company and their Affiliates for any Indemnified Taxes.

(b) The Purchaser shall promptly notify the Sellers upon receipt of any written notice of any Tax audit or administrative or judicial Tax proceeding for the Company (a “Tax Contest”) for any Indemnified Taxes. Following the Closing, the Sellers shall control the conduct of any Tax Contest or portion thereof related to Indemnified Taxes; provided, however, that (i) the Purchaser, at its own expense, shall have the right to participate in any such Tax Contest controlled by the Sellers pursuant to this Section 7.7(b) and (ii) the Sellers shall not, and shall not allow the Company to, settle, resolve or abandon a Tax Contest that could result in the Purchaser or any of its Affiliates incurring a Tax that is not an Indemnified Tax without the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed, or conditioned).

Section 7.8 Audit Adjustments and Refunds.

(a) If the Purchaser or any of its Affiliates (including, after the Closing Date, the Company) derives a Tax Benefit as a result of any audit adjustment (or adjustment in any other audit or other legal Action) made with respect to any Tax Item by any Taxing Authority with respect to Taxes for which the Sellers are responsible under Section 7.8, then the Purchaser shall pay to the Sellers the amount of such Tax Benefit within fifteen (15) days of filing the Tax Return in which such Tax Benefit is realized or utilized.

(b) The Purchaser shall pay (or cause to be paid) to the Sellers any refunds of Taxes for which the Sellers are liable pursuant to Section 7.8(a) that are received in cash by the Company (or the Purchaser or any Affiliate of the Purchaser on behalf of the Company), and any amounts credited against cash Taxes otherwise payable to which the Company (or the Purchaser or any Affiliate of the Purchaser on behalf of the Company) becomes entitled. Any payments required to be made under this Section 7.8 shall be made in immediately available funds, to an account or accounts as directed by the Sellers, within five (5) days of the receipt of the refund or the application of any such refunds as a credit against Tax. In the event any refunds paid over to the Sellers pursuant to this Section 7.8 are subsequently disallowed, the Sellers shall repay such disallowed amounts to the Purchaser (plus any interest imposed thereon).

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) Regulatory Approvals. Any required regulatory approvals applicable to the Transactions shall have been obtained.

(b) No Injunctions or Illegality. There shall not be in effect any injunction or other Order, or Law (other than any Regulatory Law) enacted after the date hereof, prohibiting, restraining, enjoining, or making illegal the Transactions.

(c) Consummation of the Redemption Offer. The Redemption Offer shall have been consummated and the Purchaser will have irrevocably accepted for payment all Class  A Common Stock validly tendered and not validly withdrawn pursuant to the Redemption Offer.

Section  8.2 Conditions to the Purchaser’s Obligation to Close. The Purchaser’s obligation to effect the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the (A) the Company contained in Section 3.1, Section 3.2, Section 3.4, Section 3.5, Section 3.6 and Section 3.11 and (B) the Sellers contained in Section 4.1, Section 4.2, Section 4.3 and Section 4.4, shall be true and correct in all but de minimis respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all but de minimis respects as of such date); and (ii) the other representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date) except for breaches or inaccuracies that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (ii), no effect shall be given to any “material,” “Material Adverse Effect” or other similar qualifier in such representations and warranties.

(b) Covenants and Agreements. The covenants and agreements of the Company and the Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c) Officer’s Certificate.

(i) The Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of the Company by an authorized officer of the Company, stating that the conditions specified in Section 8.2(a) and Section 8.2(b), as such conditions relate to the Company, have been satisfied.

(ii) The Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of the Sellers by an authorized officer of the Sellers, stating that the conditions specified in Section 8.2(a) and Section 8.2(b), as such conditions relate to the Sellers, have been satisfied.

Section 8.3 Conditions to the Sellers’ Obligation to Close. The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Purchaser contained in Section 5.1, Section 5.2, Section 5.5 and Section 5.6 shall be true and correct in all but de minimis respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all but de minimis respects as of such date) and (ii) the other representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date).

(b) Covenants and Agreements. The covenants and agreements of the Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c) Listing of Share Consideration. The Common Stock Consideration shall have been approved for listing on NYSE, subject to official notice of issuance.

(d) Officer’s Certificate. The Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of the Purchaser by an authorized officer of the Purchaser, stating that the conditions specified in Section 8.3(a) through Section 8.3(c) have been satisfied.

Section 8.4 Conditions to the Company’s Obligation to Close. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained in Section 5.1, Section 5.2, Section 5.5 and Section 5.6 shall be true and correct in all but de minimis respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date) and (ii) the other representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date).

(b) Covenants and Agreements. The covenants and agreements of the Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c) Officer’s Certificate. The Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of the Purchaser by an authorized officer of the Purchaser, stating that the conditions specified in Section 8.4(a) and Section 8.4(b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing (the date of any such termination, the “Termination Date”):

(a) by the mutual written consent of the Company, the Sellers and the Purchaser;

(b) by either the Company or the Purchaser, if:

(i) the Closing shall not have occurred on or before July 31, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) that has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach is the primary cause of or has resulted in the failure of the Closing to be consummated on or before such date; or

(ii) any Order or Law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Transactions becomes effective, final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action.

(c) by the Purchaser, if the representations and warranties of the Company and the Sellers shall have failed to be true and correct, or the Company or the Sellers shall have breached or failed to perform any of their covenants, obligations or other agreements contained in this Agreement, where such failure or breach (A) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (B) cannot be or has not been cured prior to the earlier of (x) noon (eastern time) on the Business Day prior to the Outside Date or

(y) the date that is thirty (30) days after the date that the Purchaser notifies the Company and the Sellers of such failure or breach; provided, however, that the Purchaser’s right to terminate this Agreement under this Section 9.1(c) shall not be available if the representations and warranties of the Purchaser shall have failed to be true and correct, or the Purchaser shall have breached or failed to perform any covenant, obligation or other agreement contained in this Agreement, where such failure or breach would give rise to the failure of a condition set forth in Section 8.3(a), Section 8.3(b), Section 8.4(a) and Section 8.4(b) (and the Purchaser shall not have cured such failure or breach); or

(d) by the Sellers, if the representations and warranties of the Purchaser shall have failed to be true and correct, or the Purchaser shall have breached or failed to perform any of its covenants, obligations or other agreements contained in this Agreement, where such failure or breach (A) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (B) cannot be or has not been cured prior to the earlier of (x) noon (eastern time) on the Business Day prior to the Outside Date or (y) the date that is thirty (30) days after the date that the Sellers notify the Purchaser of such failure or breach; provided, however, that the Sellers’ right to terminate this Agreement under this Section 9.1(d) shall not be available if the representations and warranties of the Sellers shall have failed to be true and correct, or the Sellers shall have breached or failed to perform any covenant, obligation or other agreement contained in this Agreement, where such failure or breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) (and the Sellers shall not have cured such failure or breach).

Section 9.2 Notice of Termination. In the event of termination of this Agreement by either or both of the Sellers and the Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party.

Section 9.3 Effect of Termination. Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by any or all of the Sellers, the Company and the Purchaser pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party, except as set forth in Section 6.14, this Section 9.3 or Article X; provided, however, that no such termination shall relieve any Party hereto from Liability for any Fraud or Willful Breach of this Agreement; provided, further, that Section 6.14 , this Section 9.3 or Article X, and the Confidentiality Agreement, shall survive any termination of this Agreement, in accordance with their respective terms.

ARTICLE X

MISCELLANEOUS

Section 10.1 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Schedule, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Schedule, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 10.1 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 10.2 Counterparts. This Agreement and the Ancillary Agreements may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.3 No Survival of Representations, Warranties, Covenants and Agreements.

(a) The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Article IX, except that the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing indefinitely (or until fully performed in accordance with this Agreement). The Parties acknowledge and agree that, other than in connection with any Fraud or as otherwise expressly set forth herein, from and after the Closing they shall not be permitted to make, and no Party shall have any Liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing. In furtherance of the foregoing, other than in connection with any Fraud or as otherwise expressly set forth herein, from and after the Closing, each Party hereby waives (on behalf of itself, each of its Affiliates and each of its Representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to any of the Purchaser, the Sellers or the Company or the subject matter of this Agreement that such Party may have against the other Parties or any of their Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise.

(b) The Parties hereby acknowledge and agree that, except as expressly provided in Section 6.7, Section 6.13, Section 6.14, Section 7.4, Section 7.8, the foregoing Section 10.3(a) or in connection with any Fraud, from and after Closing none of the Purchaser, the Sellers, the Company, their Representatives or any of their respective Affiliates, officers, managers, employees or agents, shall have any Liability, responsibility or obligation arising under this Agreement or any Exhibit or Schedule hereto, or any certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the Transactions, such provisions and other documents being the sole and exclusive remedy (as between the Purchaser and its Affiliates, on the one hand, and the Sellers and their Affiliates, on the other hand) for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at Law or in equity, or otherwise.

Section 10.4 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each Party submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 10.4, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 10.5 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Schedules and Exhibits to this Agreement) and the Ancillary Agreements constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in this Agreement. This Agreement is not intended to confer in or on behalf of any Person not a Party (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 10.6 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing (a) when delivered, if delivered by hand, courier or overnight delivery service, (b) three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (c) when sent in the form of a facsimile or email, if (x) acknowledged by the recipient (excluding automated responses) or (y) promptly sent by one of the methods specified in clause (a) or (b), and, in each case, shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)	If to the Company:

Rain Enhancement Technologies, Inc.

21 Pleasant Street, Suite 237

Newburyport, MA 01950

Attention: Paul Dacier

E-mail: paul@rainwatertech.com

with a copy (which shall not constitute notice) to:

TCF Law Group, PLLC

21 Pleasant Street, Suite 237

Newburyport, MA 01950

Attention: Stephen J. Doyle

Email: sdoyle@tcflaw.com

(b)	If to a Seller or the Sellers’ Representative:

Rainwater, LLC

21 Pleasant Street, Suite 237

Newburyport, MA 01950

Attention: Paul Dacier

E-mail: paul@rainwatertech.com

with a copy (which shall not constitute notice) to:

TCF Law Group, PLLC

21 Pleasant Street, Suite 237

Newburyport, MA 01950

Attention: Stephen J. Doyle

Email: sdoyle@tcflaw.com

(c)	If to the Purchaser:

dMY Technology Group, Inc. VI

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention: Niccolo de Masi; Harry L. You

Email: niccolo@dmytechnology.com; harry@dmytechnology.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention: Kyle A. Harris; Adam Brenneman

E-mail: kaharris@cgsh.com; abrenneman@cgsh.com

Section 10.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party, except that the Purchaser may assign all or part of its respective rights under this Agreement and delegate all or part of its respective obligations under this Agreement without such written consent to one or more of its Affiliates, in which event all the obligations, liabilities, rights and powers of the Purchaser, and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate(s); provided that no such assignment shall release the Purchaser from any liability or obligation under this Agreement; provided, further, that, if either Party or its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its equity, properties or assets to any Person, then, in each case, such Party, as the case may be, shall cause proper provision to be made so that such successors, assigns or Person assume the obligations set forth in this Agreement of such Party, as applicable. Any attempted assignment in violation of this Section 10.7 shall be void.

Section 10.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing and mutually signed by each of the Parties. Each Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement by another Party shall not be construed as a waiver of any subsequent breach.

Section 10.9 Specific Performance. The Parties hereby acknowledge and agree that irreparable injury for which monetary damages (even if available) would not be an adequate remedy would occur if any Parties hereto does not perform any provision of this Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that, prior to a valid termination, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement, including its failure to take all actions required under the express terms of this Agreement to consummate the Transactions, and that prior to a valid termination of this Agreement, the Parties shall be entitled to specific performance of such agreements and covenants in such event and other equitable relief to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each Party hereby waives any requirement to provide any bond or other security in connection with such order or injunction.

Section 10.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.11 No Admission. Nothing herein shall be deemed an admission by the Sellers or any of their respective Affiliates, in any action or proceeding by or on behalf of a third party, that such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 10.12 Trust Account Waiver. Reference is made to the final prospectus of the Purchaser, filed with the SEC (File No. 333-257379) (the “Prospectus”), and dated as of September 30, 2021. Each of the Sellers acknowledges that it has read the Prospectus, the Trust Agreement and the Purchaser’s Organizational Documents and understands that the Purchaser has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO, and interest accrued from time to time thereon, for the benefit of the public Purchaser Shareholders and certain parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the public Purchaser Shareholders in the event they elect to exercise their Purchaser Shareholder Redemption Right, (b) to the public Purchaser Shareholders if Purchaser fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (c) to pay any franchise and income taxes with any interest earned on the amounts held in the Trust Account or (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement with the Sellers regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Sellers hereby agree on behalf of themselves and their Affiliates notwithstanding anything to the contrary in this Agreement, neither the Sellers nor any of their Affiliates (including the Company) do now and shall at any time hereafter have any right, title, interest or claim of any kind against the Trust Account (including distributions therefrom), or make any claim or bring any Action against, the Trust Account (including distributions therefrom), and regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Purchaser or its Representatives, on the one hand, and the Sellers or any of their Affiliates (including the Company) or respective Representatives, on the other hand, this Agreement, the Transactions or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each of the Sellers, and their Affiliates (including the Company) and Representatives, (i) hereby irrevocably waives any such Released Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Agreement (including the negotiation, execution and performance thereof) any other Contract with the Purchaser, the Transactions or any other negotiations, Contracts or other agreements or arrangements with the Purchaser and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with the Purchaser or its Affiliates), (ii) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser to induce it to enter in this Agreement, and each of the Sellers further intends and understands such waiver to be valid, binding and enforceable under applicable Law and (iii) acknowledges and agrees that, to the extent the Sellers or any of their Affiliates (including the Company) or Representatives commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser, which Action seeks, in whole or in part, monetary relief against the Purchaser, the sole remedy of any such Person shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or their Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, nothing in this Section 10.12 shall serve to limit or prohibit the Sellers’ right to pursue a claim against the Purchaser for legal relief against assets of the Purchaser held outside the Trust Account, for specific performance or other non-monetary relief.

Section 10.13 Sellers’ Representative.

(a) By the execution and delivery of this Agreement, each Seller, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Rainwater, LLC in its capacity as Sellers’ Representative, as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Sellers’ Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Sellers’ Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the Sellers’ Representative is a party, including: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Sellers’ Representative is a party (provided, that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Sellers’ Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Sellers’ Representative is a party; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Sellers’ Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Sellers’ Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; and (v) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Sellers’ Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Sellers’ Representative, including any agreement between the Sellers’ Representative and the Purchaser relating to the defense or settlement of any indemnification claims for which Sellers may be required to indemnify the Purchaser pursuant to Section 7.7, shall be binding upon the Sellers and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same.

The provisions of this Section 10.13 are irrevocable and coupled with an interest. The Sellers’ Representative hereby accepts its appointment and authorization as the Sellers’ Representative under this Agreement

(b) Any other Person, including the Purchaser and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Sellers’ Representative as the acts of the Sellers hereunder or any Ancillary Document to which the Sellers’ Representative is a party. The Purchaser and the Company shall be entitled to rely conclusively on the instructions and decisions of the Sellers’ Representative as to any actions required or permitted to be taken by the Sellers’ Representative hereunder, and no Seller shall have any cause of action against the Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Sellers’ Representative. The Purchaser and the Company shall not have any Liability to any Seller for any allocation or distribution among the Sellers by the Sellers’ Representative of payments made to or at the direction of the Sellers’ Representative. All notices or other communications required to be made or delivered to a Seller under this Agreement or any Ancillary Document to which the Sellers’ Representative is a party shall be made to the Sellers’ Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Sellers’ Representatives (except for a notice under Section 10.13(d) of the replacement of the Sellers’ Representative).

(c) The Sellers’ Representative will act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of the Sellers, but the Sellers’ Representative will not be responsible to the Sellers for any losses that any Seller may suffer by reason of the performance by the Sellers’ Representative of the Sellers’ Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Sellers’ Representative in the performance of its duties under this Agreement. The Sellers do hereby jointly and severally agree to indemnify, defend and hold the Sellers’ Representative harmless from and against any and all losses reasonably incurred or suffered as a result of the performance of the Sellers’ Representative’s duties under this Agreement, except for any such liability arising out of the bad faith, gross negligence or willful misconduct of the Sellers’ Representative. In no event shall the Sellers’ Representative in such capacity be liable to the Sellers hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Sellers’ Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Sellers’ Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers’ Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Sellers’ Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Sellers’ Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Sellers, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Sellers’ Representative may reasonably deem necessary or appropriate from time to time, but the Sellers’ Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder. All of the indemnities, immunities, releases and powers granted to the Sellers’ Representative under this Section 10.13 shall survive the Closing and continue indefinitely.

(d) If the Sellers’ Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Sellers, then the Sellers shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Sellers’ Representative (by vote or written consent of the Sellers holding, or entitled to in the event of Closing, in the aggregate in excess of fifty percent (50%) of the Common Stock Consideration), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Sellers’ Representative” for purposes of this Agreement.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

By:	/s/ Paul T. Dacier
Name: Paul T. Dacier
Title: Executive Chairman

SELLERS:

RAINWATER, LLC

By:	/s/ Paul T. Dacier
Name: Paul T. Dacier
Title: Manager

By:	/s/ Michael Nefkens
Name: Michael Nefkens

By:	/s/ Keri Waters
Name: Keri Waters

RAINWATER, LLC, solely in its capacity as Sellers’ Representative

By:	/s/ Paul T. Dacier
Name: Paul T. Dacier
Title: Manager

DMY TECHNOLOGY GROUP, INC. VI

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: Chief Executive Officer

[Signature Page to the Share Purchase Agreement]

ANNEX B

FIRST AMENDMENT

TO THE

SHARE PURCHASE AGREEMENT

This First Amendment (this “First Amendment”) to the Share Purchase Agreement is made and entered into as of March 1, 2023, by and among Rain Enhancement Technologies, Inc., a Delaware corporation (the “Company”), Rainwater, LLC, a Delaware limited liability company, Rainwater, LLC, solely in its capacity as Sellers’ Representative (the “Sellers’ Representative”) on behalf of Rainwater, LLC, Michael Nefkens and Keri Waters (together, the “Sellers”), and dMY Technology Group, Inc. VI, a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Company, the Sellers, the Sellers’ Representative and Purchaser entered into that certain Share Purchase Agreement dated as of December 22, 2022 (the “Agreement”), pursuant to which the Purchaser wished to purchase from the Sellers, and the Sellers wished to sell to the Purchaser, all of the Transferred Equity Interests, upon the terms and subject to the conditions of the Agreement;

WHEREAS, pursuant to Sections 10.8 and 10.13 of the Agreement, the Agreement may be amended by an instrument in writing and mutually signed by the Purchaser, the Company and the Sellers’ Representative on behalf of the Sellers; and

WHEREAS, to amend the Agreement as set forth herein, the parties wish to enter into this First Amendment in accordance with Sections 10.8 and 10.13 of the Agreement upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Purchaser, the Company and the Sellers’ Representative on behalf of the Sellers, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS.

Unless specifically set forth to the contrary herein, capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Agreement.

2.	AMENDMENTS TO THE AGREEMENT.

A.     The definition of “Company Cash Consideration” in Section 1.1 is hereby deleted and replaced in its entirety with the following:

“Company Cash Consideration” means (a) the sum of (i) Trust Amount and (ii) the PIPE Investment Amount, minus (b) the sum of (i) the Company’s Transaction Costs, (ii) the Purchaser’s Transaction Costs, (iii) the Redemption Amount and (iv) the Seller Cash Consideration.

B.     The definition of “Issued Equity Interests” in Section 1.1 is hereby deleted and replaced in its entirety with the following:

“Issued Equity Interests” means a number of Company Shares equal to the Company Cash Consideration divided by $10.00, rounded to the nearest whole number.

B-1

C.     Clause (vi) of Section 2.3(a) is hereby deleted and replaced in its entirety with the following:

“(vi) deliver a certificate from an authorized officer of the Purchaser certifying that the Purchaser has made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to the Purchaser for payment of the Company Cash Consideration and Transaction Costs.”

3.	GENERAL.

A.     This Amendment shall become effective as of the date hereof.

B.     Except as effected by this First Amendment, the terms and provisions of the Agreement shall remain unchanged and in full force and effect. The terms of this Amendment are deemed to be incorporated in, and made a part of, the Agreement, and the Agreement and this Amendment shall constitute a single integrated agreement. References in the Agreement to “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and words of similar import shall refer to the Agreement as amended hereby.

C.     This First Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that the parties hereto need not sign the same counterpart. This First Amendment may be executed and delivered by facsimile or .pdf transmission.

D.     This First Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

E.     The Agreement, as modified by this First Amendment, (including the Company Disclosure Schedule and the Exhibits thereto, and other documents and instruments referred to therein that are to be delivered at the Closing) and the Ancillary Agreements constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

F.     The provisions of Sections 10.1 (Interpretation), 10.2 (Counterparts), 10.3 (Governing Law; Waiver of Jury Trial; Jurisdiction), 10.5 (Entire Agreement; Third-Party Beneficiaries), 10.6 (Notices), 10.7 (Successors and Assigns), Section 10.8 (Amendments and Waivers), Section 10.9 (Specific Performance), 10.10 (Severability), 10.11 (No Action) and 10.13 (Sellers’ Representative) of the Agreement are incorporated herein by reference, mutatis mutandis and shall be binding upon the parties hereto.

[SIGNATURE PAGES FOLLOW]

B-2

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

RAIN ENHANCEMENT TECHNOLOGIES, INC.

By:	/s/ Paul T. Dacier
Name: Paul T. Dacier
Title: Executive Chairman

RAINWATER, LLC, solely in its capacity as Sellers’ Representative, on behalf of the Sellers

By:	/s/ Paul T. Dacier
Name: Paul T. Dacier
Title: Manager

DMY TECHNOLOGY GROUP, INC. VI

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: Chief Executive Office

[Signature Page to First Amendment]